    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999

                                                      REGISTRATION NO. 333-87427
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              CALPINE CORPORATION
                             CALPINE CAPITAL TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      4911                                     77-0212977
                 DELAWARE                   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION             (TO BE APPLIED FOR)
         (STATE OF INCORPORATION)                          CODE NUMBER)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PETER CARTWRIGHT
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CALPINE CORPORATION
                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                 J. MICHAEL SHEPHERD, ESQ.                                        JOSEPH A. COCO, ESQ.
                    NORA L. GIBSON, ESQ.                                        VINCENT J. PISANO, ESQ.
              BROBECK, PHLEGER & HARRISON LLP                           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         ONE MARKET                                                 919 THIRD AVENUE
                     SPEAR STREET TOWER                                         NEW YORK, NY 10022-3897
                  SAN FRANCISCO, CA 94105                                            (212) 735-3000
                       (415) 442-0900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
                TITLE OF EACH CLASS                         AMOUNT          OFFERING PRICE PER     AGGREGATE OFFERING
           OF SECURITIES TO BE REGISTERED              TO BE REGISTERED          SECURITY                PRICE
----------------------------------------------------------------------------------------------------------------------
Common Stock........................................     6,900,000(1)           $45.094(5)          $311,148,600(5)
Common Stock........................................     1,380,000(2)           $45.344(6)           $62,574,720(6)
  % Convertible Preferred Securities, Remarketable
Term Income Deferrable Equity Securities (HIGH
TIDES(SM))..........................................     4,600,000(3)          $50.00(7)(8)           $230,000,000
  % Convertible Preferred Securities, Remarketable
Term Income Deferrable Equity Securities (HIGH
TIDES(SM))..........................................      920,000(4)           $50.00(7)(8)           $46,000,000
  % Convertible Subordinated Debentures due 2029 of
Calpine Corporation.................................         (10)                  (10)                   (10)
Common Stock, par value of $.001 per share of
Calpine Corporation.................................         (11)                  (11)                   (11)
Preferred Securities Guarantee issued by Calpine
Corporation.........................................         (12)                  (12)                   (12)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------
                TITLE OF EACH CLASS                        AMOUNT OF
           OF SECURITIES TO BE REGISTERED               REGISTRATION FEE
------------------------------------------------------------------------------------------------
Common Stock........................................       $86,499(9)
Common Stock........................................        $17,396
  % Convertible Preferred Securities, Remarketable
Term Income Deferrable Equity Securities (HIGH
TIDES(SM))..........................................       $63,940(9)
  % Convertible Preferred Securities, Remarketable
Term Income Deferrable Equity Securities (HIGH
TIDES(SM))..........................................        $12,788
  % Convertible Subordinated Debentures due 2029 of
Calpine Corporation.................................          (10)
Common Stock, par value of $.001 per share of
Calpine Corporation.................................          (11)
Preferred Securities Guarantee issued by Calpine
Corporation.........................................          (12)
---------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


 (1) Includes 900,000 shares of common stock as to which the underwriters have been granted an option to cover over-allotments, if any.


 (2) Includes 180,000 shares of common stock as to which the underwriters have been granted an option to cover over-allotments, if any.



 (3) Includes 600,000 HIGH TIDES which the underwriters have the option to purchase solely to cover over-allotments, if any.



 (4) Includes 120,000 HIGH TIDES which the underwriters have the option to purchase solely to cover over-allotments, if any.



 (5) The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) based on the average of the high and low prices for the registrant's common stock on September 15, 1999, as listed on the New York Stock Exchange, and adjusted to reflect the registrant's 2 for 1 stock split declared on September 20, 1999.



 (6) The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) based on the average of the high and low prices for the registrant's common stock on October 26, 1999, as listed on the New York Stock Exchange.



 (7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) of the Securities Act of 1933, as amended.



 (8) Exclusive of accrued interest and distributions, if any.



 (9) Previously paid.



(10) Up to $284,536,100 in aggregate principal amount of % Convertible Subordinated Debentures due 2029 of Calpine Corporation may be issued and sold to Calpine Capital Trust in connection with the issuance by the trust of up to 4,600,000 of its HIGH TIDES. The convertible debentures may be distributed, under certain circumstances, to the holders of HIGH TIDES for no additional consideration.



(11) The HIGH TIDES are convertible into the convertible debentures, which are convertible into common stock, par value $.001 per share, of Calpine Corporation. Each HIGH TIDES is estimated to be initially convertible into shares of common stock, subject to adjustment under certain circumstances. The actual number of shares of common stock into which the HIGH TIDES will be convertible will not be determined until the time of pricing of the offering. Shares of common stock will be issued upon the conversion of HIGH TIDES without the payment of additional consideration.

(12) Includes the rights of the holders of the HIGH TIDES under the HIGH TIDES guarantee. No separate consideration will be received for the HIGH TIDES guarantee.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION DATED OCTOBER 27, 1999



                                7,200,000 Shares


LOGO
                              CALPINE CORPORATION

                                  Common Stock
                               ------------------


     Our common stock is listed on The New York Stock Exchange under the symbol "CPN." On October 26, 1999, the last sale price of the common stock was $44.69.



     The underwriters have an option to purchase a maximum of 1,080,000 additional shares to cover over-allotments of shares.



     Concurrently with this offering, we are offering $240 million of convertible preferred securities of a subsidiary trust by means of a separate prospectus. This offering and the convertible trust preferred securities offering are not contingent on each other.



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 9.


                                                                        UNDERWRITING    PROCEEDS TO
                                                          PRICE TO     DISCOUNTS AND      CALPINE
                                                           PUBLIC       COMMISSIONS     CORPORATION
                                                       --------------  --------------  --------------
Per Share............................................        $               $               $
Total................................................        $               $               $

     Delivery of the shares of common stock will be made on or about           ,
1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                      CIBC WORLD MARKETS
                                               DONALDSON, LUFKIN & JENRETTE

GOLDMAN, SACHS & CO.
                          SALOMON SMITH BARNEY
                                                     GERARD KLAUER MATTISON &
CO.

                The date of this prospectus is October 27, 1999.

                      [Depiction of Delta Energy Center.]
  "Delta Energy Center, a proposed 880 megawatt gas-fired facility located in
                            Pittsburg, California."

                      [Depiction of Pasadena Power Plant.]
 "Pasadena Power Plant, a 240 megawatt gas-fired facility located in Pasadena,
                                    Texas."

                               ------------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
PROSPECTUS SUMMARY..................    1
RISK FACTORS........................    9
WHERE YOU CAN FIND MORE
  INFORMATION.......................   18
FORWARD-LOOKING STATEMENTS..........   19
USE OF PROCEEDS.....................   20
PRICE RANGE OF COMMON STOCK.........   21
DIVIDEND POLICY.....................   21
CAPITALIZATION......................   22
SELECTED CONSOLIDATED FINANCIAL
  DATA..............................   23
PRO FORMA CONSOLIDATED FINANCIAL
  DATA..............................   25


                                      Page
                                      ----
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................   27
BUSINESS............................   43
MANAGEMENT..........................   70
PRINCIPAL STOCKHOLDERS..............   73
DESCRIPTION OF CAPITAL STOCK........   75
UNDERWRITING........................   77
NOTICE TO CANADIAN RESIDENTS........   79
LEGAL MATTERS.......................   80
EXPERTS.............................   80


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including the risk factors, the financial statements and the documents incorporated by reference into it. The terms "Calpine," "our company," "our" and "we," as used in this prospectus, refer to Calpine Corporation and its consolidated subsidiaries.

     All information in this prospectus reflects the 2 for 1 stock split declared by us on September 20, 1999.

                                  THE COMPANY


     Calpine is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 38 power plants having an aggregate capacity of 3,694 megawatts and have a transaction pending in which we will acquire 80% of Cogeneration Corporation of America, which owns interests in 6 power plants with an aggregate capacity of 579 megawatts. We also have 8 gas-fired projects and one project expansion under construction having an aggregate capacity of 4,485 megawatts and have announced plans to develop 6 gas-fired power plants with a total capacity of 3,930 megawatts. Upon completion of pending acquisitions and projects under construction, we will have interests in 52 power plants located in 14 states having an aggregate capacity of 8,758 megawatts, of which we will have a net interest in 7,381 megawatts. This represents significant growth from the 342 megawatts of capacity we had at the end of 1993. Of this total generating capacity, 90% will be attributable to gas-fired facilities and 10% will be attributable to geothermal facilities.


     As a result of our expansion program, our revenues, cash flow, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                               COMPOUND ANNUAL
                                        1993         1998        GROWTH RATE
                                      --------    ----------   ---------------
                                      (DOLLARS IN MILLIONS)
Total Revenue.......................   $ 69.9      $  555.9          51%
EBITDA..............................     42.4         255.3          43%
Net Income..........................      3.8          45.7          64%
Total Assets........................    302.3       1,728.9          42%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

                                   THE MARKET

     The power industry represents the third largest industry in the United States, with an estimated end-user market of over $250 billion of electricity sales in 1998 produced by an aggregate base of power generation facilities with a capacity of approximately 750,000 megawatts. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted at both the state and federal level to increase competition in the domestic power generation industry. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand, as well as to replace old and inefficient generating facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

     In addition, as a result of a variety of factors, including deregulation of the power generation market, utilities, independent power producers and industrial companies are disposing of power generation facilities. To date, numerous utilities have sold or announced their intentions to sell their power generation facilities and have focused their resources on the transmission and distribution business segments. Many independent producers operating a limited number of power plants are also seeking to dispose of their plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses.

                                    STRATEGY

     Our strategy is to continue our rapid growth by capitalizing on the significant opportunities in the power market, primarily through our active development and acquisition programs. In pursuing our proven growth strategy, we utilize our extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach uses our expertise in design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which we believe provides us with a competitive advantage. The key elements of our strategy are as follows:

     - Development and expansion of power plants. We are actively pursuing the development and expansion of highly efficient, low-cost, gas-fired power plants to replace old and inefficient generating facilities and meet the demand for new generation.

     - Acquisition of power plants. Our strategy is to acquire power generating facilities that meet our stringent criteria, provide significant potential for revenue, cash flow and earnings growth and provide the opportunity to enhance the operating efficiencies of the plants.

     - Enhancement of existing power plants. We continually seek to maximize the power generation and revenue potential of our operating assets and minimize our operating and maintenance expenses and fuel costs.

                              RECENT DEVELOPMENTS

     Project Development and Construction. In May 1999, we completed a 35 megawatt expansion of our Clear Lake Power Plant to 412 megawatts, and the 169 megawatt Dighton Power Plant commenced commercial operations in August 1999.


     We currently have nine projects under construction representing 4,485 additional megawatts. Of these new projects, we are currently expanding our Pasadena facility by 545 megawatts to 785 megawatts and we have eight new power plants under construction, including the Tiverton Power Plant in Rhode Island; the Rumford Power Plant in Maine; the Westbrook Power Plant in Maine; the Sutter Power Plant in California; the Los Medanos Power Plant in California; the South Point Power Plant in Arizona; and the Magic Valley Power Plant in Texas; and the Lost Pines 1 Power Plant in Texas. We have also announced plans to develop six additional power generation facilities, totaling 3,930 megawatts, in California, Texas, Arizona and Pennsylvania.


     In July 1999, we announced an agreement with Credit Suisse First Boston, New York branch and The Bank of Nova Scotia, as lead arrangers, for a $1.0 billion revolving construction loan facility. The credit facility will be utilized to finance the construction of our development program. We expect to finalize the documentation relating to this facility in the fourth quarter of 1999.

     In August 1999, we announced the purchase of 18 F-class combustion turbines from Siemens Westinghouse Power Corporation that will be capable of producing 4,900 megawatts of electricity in a combined-cycle configuration. Beginning in 2002, Siemens will deliver six turbines per year through 2004. Combined with our existing turbine orders we have 69 turbines under contract, option, letter of intent or other commitment capable of producing 17,745 megawatts.

     Acquisitions. In March 1999, we completed the acquisition of Unocal Corporation's Geysers geothermal steam fields in northern California for approximately $102.1 million. The steam fields fuel our 12 Sonoma County power plants, totaling 544 megawatts, purchased from Pacific Gas and Electric Company in May 1999.

     In May 1999 we completed the acquisition from Pacific Gas and Electric Company of 14 geothermal power plants at The Geysers in northern California, with a combined capacity of approximately 700 megawatts, for $212.8 million. With the acquisition, we now own interests in and operate 18 geothermal power plants that generate more than 800 megawatts of electricity, and we are the nation's largest geothermal and green power producer. The combination of our existing geothermal steam and power plant assets, the acquisition of the Sonoma steam fields from Unocal, and the 14 power plants from Pacific Gas and Electric Company allows us to fully integrate the steam and power plant operations at The Geysers into one efficient, unified system to maximize the renewable natural resource, lower overall production costs and extend the life of The Geysers.

     In August 1999, we completed the acquisition of an additional 50% of the Aidlin Power Plant from Edison Mission Energy (5%) and General Electric Capital Corporation (45%) for a total purchase price of $7.2 million. We now own 55% of the 20 megawatt Aidlin Geothermal Power Plant.

     In August 1999, we announced an agreement with Cogeneration Corporation of America Inc. ("CGCA") to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will own the remaining 20%. The transaction is subject to the approval of CGCA shareholders and we expect to consummate the acquisition by year-end 1999. CGCA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma.

     In October 1999, we completed the acquisition of Sheridan Energy, Inc., a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants.

     In October 1999, we completed the acquisition of the Calistoga geothermal power plant from FPL Energy and Caithness Corporation for approximately $78.0 million. Located in The Geysers region of northern California, Calistoga is a 67 megawatt facility which provides electricity to Pacific Gas and Electric Company under a long term contract.

     Enhancement of Existing Power Plants. In July 1999, we announced a renegotiation of our Gilroy power sales agreement with Pacific Gas and Electric Company. The amendment provides for the termination of the remaining 18 years of the long-term contract in exchange for a fixed long-term payment schedule. The amended agreement is subject to approval by the California Public Utilities Commission, whose decision we expect to receive in the fourth quarter of 1999. We will continue to sell the output from the Gilroy Power Plant through October 2002 to Pacific Gas and Electric Company and thereafter we will market the output in the California wholesale power market.

     Third Quarter 1999 Earnings. On October 22, 1999, we announced earnings for the three and nine months ended September 30, 1999.

     Net income was $42.9 million for the quarter ended September 30, 1999, representing an 86% increase compared to net income of $23.1 million for the third quarter in 1998. Diluted earnings per share after accounting for the recently completed two-for-one stock split rose 37% to $0.74 per share for the quarter, from $0.54 per share for the same period in 1998. Revenue for the quarter increased 42% from $186.2 million a year ago to $263.6 million. Earnings before interest, tax, depreciation and amortization increased 28% to $119.1 million for the quarter compared to $93.4 million a year ago.


     For the nine months ended September 30, 1999, net income was $64.3 million, an increase of 103% compared to $31.6 million for the same period in 1998. Diluted earnings per share rose 61% to $1.21 per share, compared to $0.75 per share for the nine months of 1998. Revenue for the nine months was $600.2 million, a 57% increase from $382.9 million a year ago. Earnings before interest, tax, depreciation and amortization for the nine months rose 43% to $268.2 million, form $187.0 million in 1998. Total assets as of September 30, 1999, were $2.7 billion, up 59% from $1.7 billion at December 31, 1998.


     Financial results for the three and nine months ended September 30, 1999 benefited primarily from the acquisition of 14 geothermal power plants totaling approximately 700 megawatts from Pacific Gas and Electric Company, completed in May 1999. For certain of these facilities, revenue includes amounts received under a Reliability Must Run contract with the California Independent System Operator, which is awaiting final Federal Energy Regulatory Commission approval.

                        OUR PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115, and our internet website address is www.calpine.com. The contents of our website are not part of this prospectus.

                                  THE OFFERING


Common stock offered by
Calpine.........................    7,200,000 shares(1)



Common stock to be outstanding
  after the offering............    61,769,788 shares(1)(2)



Convertible preferred
offering........................    Concurrently with the common stock offering,
                                    our subsidiary trust is offering (by a
                                    separate prospectus) $240.0 million of
                                    convertible preferred securities.


Use of proceeds.................    We expect to use a substantial portion of
                                    the net proceeds from the offerings to
                                    finance power projects under development and construction. In addition, we expect to use
                                    $145.0 million of the net proceeds of this offering to complete the acquisition of 80% of CGCA. The remaining net proceeds, if any, will be used for working capital and general corporate purposes.

New York Stock Exchange
symbol..........................    CPN

-------------------------

(1) Excludes the 1,080,000 shares that may be issued pursuant to the underwriters' over-allotment option.



(2) Based on 54,569,788 shares outstanding as of October 26, 1999. Does not include 3,453,458 shares of common stock subject to issuance upon exercise of options previously granted and outstanding as of August 31, 1999, under our 1996 Stock Incentive Plan.

      SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following table sets forth a summary of our consolidated historical financial and operating information for the periods indicated. Our summary consolidated historical financial information was derived from our consolidated financial statements. The information presented below should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes, incorporated by reference in this prospectus.

                                                                                                     SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                             JUNE 30,
                                   ------------------------------------------------------------   -----------------------
                                     1994        1995         1996         1997         1998         1998         1999
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue..................  $ 94,762   $  132,098   $  214,554   $  276,321   $  555,948   $  196,742   $  336,590
  Cost of revenue................    52,845       77,388      129,200      153,308      375,327      136,125      238,170
  Gross profit...................    41,917       54,710       85,354      123,013      180,621       60,617       98,420
  Project development expenses...     1,784        3,087        3,867        7,537        7,165        3,119        4,248
  General and administrative
    expenses.....................     7,323        8,937       14,696       18,289       26,780       11,043       20,964
  Income from operations.........    31,772       42,686       66,791       97,187      146,676       46,455       73,208
  Interest expense...............    23,886       32,154       45,294       61,466       86,726       40,790       47,171
  Other (income) expense.........    (1,988)      (1,895)      (6,259)     (17,438)     (13,423)      (6,599)     (11,068)
  Extraordinary charge net of tax
    benefit of $--, $--, $--,
    $--, $441, $207 and $793.....        --           --           --           --          641          302        1,150
  Net income.....................  $  6,021   $    7,378   $   18,692   $   34,699   $   45,678   $    8,569   $   21,410
  Diluted earnings per common
    share:
    Weighted average shares of
      common stock outstanding...    21,842       21,913       29,758       42,032       42,328       42,100       50,469
    Income before extraordinary
      charge.....................  $   0.28   $     0.34   $     0.63   $     0.83   $     1.10   $     0.21   $     0.45
    Extraordinary charge.........  $     --   $       --   $       --   $       --   $    (0.02)  $    (0.01)  $    (0.02)
    Net income...................  $   0.28   $     0.34   $     0.63   $     0.83   $     1.08   $     0.20   $     0.43

OTHER FINANCIAL DATA AND RATIOS:
  Depreciation and
    amortization.................  $ 21,580   $   26,896   $   40,551   $   48,935   $   82,913   $   32,104   $   45,449
  EBITDA(1)......................  $ 53,707   $   69,515   $  117,379   $  172,616   $  255,306   $   93,374   $  151,927
  EBITDA to Consolidated Interest
    Expense(2)...................     2.23x        2.11x        2.41x        2.60x        2.74x        2.16x        2.92x
  Total debt to EBITDA...........     6.23x        5.87x        5.12x        4.96x        4.20x           --           --
  Ratio of earnings to fixed
    charges(3)...................     1.52x        1.46x        1.45x        1.64x        1.68x        1.11x        1.43x

SELECTED OPERATING INFORMATION:
  Power plants:
    Electricity revenue(4):
      Energy.....................  $ 45,912   $   54,886   $   93,851   $  110,879   $  252,178   $   93,735   $  177,305
      Capacity...................  $  7,967   $   30,485   $   65,064   $   84,296   $  193,535   $   67,103   $  106,155
    Megawatt hours produced......   447,177    1,033,566    1,985,404    2,158,008    9,864,080    2,217,659    5,516,805
    Average energy price per
      kilowatt hour(5)...........   10.267c       5.310c       4.727c       5.138c       2.557c       4.227c       3.214c

Footnotes appear on the next page.

                                                 AS OF DECEMBER 31,                           AS OF
                            ------------------------------------------------------------    JUNE 30,
                              1994        1995         1996         1997         1998         1999
                            --------   ----------   ----------   ----------   ----------   -----------
                                               (DOLLARS IN THOUSANDS)                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash
    equivalents...........  $ 22,527   $   21,810   $   95,970   $   48,513   $   96,532   $  320,287
  Total assets............   421,372      554,531    1,031,397    1,380,915    1,728,946    2,549,750
  Short-term debt.........    27,300       85,885       37,492      112,966        5,450           --
  Long-term line of
    credit................        --       19,851           --           --           --           --
  Long-term non-recourse
    debt..................   196,806      190,642      278,640      182,893      114,190       79,210
  Notes payable...........     5,296        6,348           --           --           --           --
  Senior notes............   105,000      105,000      285,000      560,000      951,750    1,551,750
  Total debt..............   334,402      407,726      601,132      855,859    1,071,390    1,630,960
  Stockholders' equity....    18,649       25,227      203,127      239,956      286,966      514,127

-------------------------

(1) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. EBITDA is presented not as a measure of operating results but rather as a measure of our ability to service debt. EBITDA should not be construed as an alternative either (a) to income from operations (determined in accordance with generally accepted accounting principles) or (b) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(2) For purposes of calculating the EBITDA to Consolidated Interest Expense ratio, Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase our capital stock.

(3) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of changes in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

(4) Electricity revenue is comprised of fixed capacity payments, which are not related to production volume, and variable energy payments, which are related to production volume.

(5) The average energy price per kilowatt hour represents energy revenue divided by the megawatt hours produced.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     Each of the following factors could have a material adverse effect on our business, financial condition or results of operations, causing the trading price of our common stock to decline and the loss of all or part of your investment.

WE HAVE SUBSTANTIAL INDEBTEDNESS THAT WE MAY BE UNABLE TO SERVICE AND THAT RESTRICTS OUR ACTIVITIES


     We have substantial debt that we incurred to finance the acquisition and development of power generation facilities. As of June 30, 1999, our total consolidated indebtedness was $1.6 billion, our total consolidated assets were $2.5 billion and our stockholders' equity was $514.1 million. On June 30, 1999, on an as adjusted basis after giving effect to the sale of common stock and convertible preferred securities in the offerings and the application of the proceeds from the offerings, our total consolidated indebtedness would have been approximately $1.6 billion, our total consolidated assets would have been approximately $3.1 billion and our as adjusted cash balances would have been approximately $859.6 million. Whether we will be able to meet our debt service obligations and to repay our outstanding indebtedness will be dependent primarily upon the performance of our power generation facilities.


     This high level of indebtedness has important consequences, including:

     - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes,

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt,

     - increasing our vulnerability to general adverse economic and industry conditions, and

     - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

     The operating and financial restrictions and covenants in our existing debt agreements, including the indentures relating to our $1.5 billion aggregate principle amount of senior notes and our $100.0 million revolving credit facility, contain restrictive covenants. Among other things, these restrictions limit or prohibit our ability to:

     - incur indebtedness,

     - make prepayments of indebtedness in whole or in part,

     - pay dividends,

     - make investments,

     - engage in transactions with affiliates,

     - create liens,

     - sell assets, and

     - acquire facilities or other businesses.

     Also, if our management or ownership changes, the indentures governing our senior notes may require us to make an offer to purchase our senior notes. We cannot assure you that we will have the financial resources necessary to purchase our senior notes in this event.

     We believe that our cash flow from operations, together with other available sources of funds, including borrowings under our existing borrowing arrangements, will be adequate to pay principal and interest on our senior notes and other debt and to enable us to comply with the terms of our indentures and other debt agreements. If we are unable to comply with the terms of our indentures and other debt agreements and fail to generate sufficient cash flow from operations in the future, we may be required to refinance all or a portion of our senior notes and other debt or to obtain additional financing. However, we may be unable to refinance or obtain additional financing because of our high levels of debt and the debt incurrence restrictions under our indentures and other debt agreements. If cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our senior notes and other debt obligations. In the event of a default under the terms of any of our indebtedness, the debt holders may accelerate the maturity of our obligations, which could cause defaults under our other obligations.

OUR ABILITY TO REPAY OUR DEBT DEPENDS UPON THE PERFORMANCE OF OUR SUBSIDIARIES

     Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest on and principal of our senior notes. The non-recourse project financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, debt service and reserves.

     Our subsidiaries and other affiliates are separate and distinct legal entities and have no obligation to pay any amounts due on our senior notes, and do not guarantee the payment of interest on or principal of these notes. The right of our senior note holders to receive any assets of any of our subsidiaries or other affiliates upon our liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by our subsidiaries or affiliates). As of June 30, 1999, our subsidiaries had $79.2 million of non-recourse project financing. We intend to utilize non-recourse project financing in the future that will be effectively senior to our senior notes.

     While the indentures impose limitations on our ability and the ability of our subsidiaries to incur additional indebtedness, the indentures do not limit the amount of non-recourse project financing that our subsidiaries may incur to finance the acquisition and development of new power generation facilities.

WE MAY BE UNABLE TO SECURE ADDITIONAL FINANCING IN THE FUTURE

     Each power generation facility that we acquire or develop will require substantial capital investment. Our ability to arrange financing and the cost of the financing are dependent upon numerous factors. These factors include:

     - general economic and capital market conditions,

     - conditions in energy markets,

     - regulatory developments,

     - credit availability from banks or other lenders,

     - investor confidence in the industry and in us,

     - the continued success of our current power generation facilities, and

     - provisions of tax and securities laws that are conducive to raising capital.

Financing for new facilities may not be available to us on acceptable terms in the future.

     We have financed our existing power generation facilities using a variety of leveraged financing structures, primarily consisting of non-recourse project financing and lease obligations. As of June 30, 1999, we had approximately $1.6 billion of total consolidated indebtedness, $79.2 million of which represented non-recourse project financing. Each non-recourse project financing and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities. In the event of a default under a financing agreement which we do not cure, the lenders or lessors would generally have rights to the facility and any related assets. In the event of foreclosure after a default, we might not retain any interest in the facility. While we intend to utilize non-recourse or lease financing when appropriate, market conditions and other factors may prevent similar financing for future facilities. We do not believe the existence of non-recourse or lease financing will significantly affect our ability to continue to borrow funds in the future in order to finance new facilities. However, it is possible that we may be unable to obtain the financing required to develop our power generation facilities on terms satisfactory to us.

     We have from time to time guaranteed certain obligations of our subsidiaries and other affiliates. Our lenders or lessors may also require us to guarantee the indebtedness for future facilities. This would render our general corporate funds vulnerable in the event of a default by the facility or related subsidiary. Additionally, our indentures may restrict our ability to guarantee future debt, which could adversely affect our ability to fund new facilities. Our indentures do not limit the ability of our subsidiaries to incur non-recourse or lease financing for investment in new facilities.

REVENUE UNDER SOME OF OUR POWER SALES AGREEMENTS MAY BE REDUCED SIGNIFICANTLY UPON THEIR EXPIRATION OR TERMINATION

     Most of the electricity we generate from our existing portfolio is sold under long-term power sales agreements that expire at various times. When the terms of each of these power sales agreements expire, it is possible that the price paid to us for the generation of electricity may be reduced significantly, which would substantially reduce our revenue under such agreements. The fixed price periods in some of our long-term power sales agreements have recently expired, and the electricity under those agreements is now sold at a fluctuating market price. For example, the price for electricity for two of our power plants, the Bear Canyon (20 megawatts) and West Ford Flat (27 megawatts) power plants, was approximately 13.83 cents per kilowatt hour under the fixed price periods that recently expired for these facilities, and is now set at the energy clearing price, which averaged 2.66 cents per kilowatt hour during 1998. As a result, our energy revenue under these power sales agreements has been materially reduced. We expect the decline in energy revenues will be partially mitigated by decreased royalties and planned operating cost reductions at these facilities. In addition, we will continue our strategy of offsetting these reductions through our acquisition and development program.

OUR POWER PROJECT DEVELOPMENT AND ACQUISITION ACTIVITIES MAY NOT BE SUCCESSFUL

     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain:

     - necessary power generation equipment,

     - governmental permits and approvals,

     - fuel supply and transportation agreements,

     - sufficient equity capital and debt financing,

     - electrical transmission agreements, and

     - site agreements and construction contracts.

We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. In addition, project development is subject to various environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or financeable. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. We cannot assure you that we will be successful in the development of power generation facilities in the future.

     We have grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields. We believe that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, we are likely to confront significant competition for acquisition opportunities. In addition, we may be unable to continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, we may be unable to complete the acquisitions.

OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED

     The commencement of operation of a newly constructed power generation facility involves many risks, including:

     - start-up problems,

     - the breakdown or failure of equipment or processes, and

     - performance below expected levels of output or efficiency.

     New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The insurance, warranties or performance guarantees, however, may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in losing our interest in a power generation facility.

     In addition, power sales agreements entered into with a utility early in the development phase of a project may enable the utility to terminate the agreement, or to retain security posted as liquidated damages, if a project fails to achieve commercial operation or certain operating levels by specified dates or fails to make specified payments. In the event a termination right is exercised, the default provisions in a financing agreement may be triggered (rendering such debt immediately due and payable). As a result, the project may be rendered insolvent and we may lose our interest in the project.

OUR POWER GENERATION FACILITIES MAY NOT OPERATE AS PLANNED

     Upon completion of our pending acquisitions and projects currently under construction, we will operate 42 of the 52 power plants in which we will have an interest. The continued operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. Although from time to time our power generation facilities have experienced equipment breakdowns or failures, these breakdowns or failures have not had a significant effect on the operation of the facilities or on our results of operations. As of June 30, 1999, our gas-fired and geothermal power generation facilities have operated at an average availability of approximately 96% and 99%, respectively. Although our facilities contain various redundancies and back-up mechanisms, a breakdown or failure may prevent the affected facility from performing under applicable power sales agreements. In addition, although insurance is maintained to protect against operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, we could be unable to service principal and interest payments under our financing obligations which could result in losing our interest in the power generation facility.

OUR GEOTHERMAL ENERGY RESERVES MAY BE INADEQUATE FOR OUR OPERATIONS

     The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon:

     - the heat content of the extractable fluids,

     - the geology of the reservoir,

     - the total amount of recoverable reserves,

     - operating expenses relating to the extraction of fluids,

     - price levels relating to the extraction of fluids, and

     - capital expenditure requirements relating primarily to the drilling of new wells.

     In connection with each geothermal power plant, we estimate the productivity of the geothermal resource and the expected decline in productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by us or an unexpected decline in productivity could lower our results of operations.

     Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from ours. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. While we have extensive experience in the operation and development of geothermal energy resources and in preparing such estimates, we cannot assure you that we will be able to successfully manage the development and operation of our geothermal reservoirs or that we will accurately estimate the quantity or productivity of our steam reserves.

WE DEPEND ON OUR ELECTRICITY AND THERMAL ENERGY CUSTOMERS

     Each of our power generation facilities currently relies on one or more power sales agreements with one or more utility or other customers for all or substantially all of such facility's revenue. In addition, the sales of electricity to two utility customers during 1998 comprised approximately 64% of our total revenue during that year. The loss of any one power sales agreement with any of these customers could have a negative effect on our results of operations. In addition, any material failure by any customer to fulfill its obligations under a power sales agreement could have a negative effect on the cash flow available to us and on our results of operations.

WE ARE SUBJECT TO COMPLEX GOVERNMENT REGULATION WHICH COULD ADVERSELY AFFECT OUR OPERATIONS

     Our activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we have obtained the requisite approvals for our existing operations and that our business is operated in accordance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or new laws and regulations may become applicable to us that may have a negative effect on our business and results of operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects, and completed facilities may not comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits. If a project is unable to function as planned due to changing requirements or local opposition, it may create expensive delays or significant loss of value in a project.

     Our operations are potentially subject to the provisions of various energy laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), the Public Utility Holding Company Act of 1955, as amended ("PUHCA"), and state and local regulations. PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to qualifying facilities ("QFs") (as defined under PURPA) and owners of QFs certain exemptions from certain federal and state regulations, including rate and financial regulations.

     Under present federal law, we are not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which we have an interest (1) qualify as QFs, (2) are subject to another exemption or waiver or (3) qualify as exempt wholesale generators ("EWG") under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by an electric utility company or electric utility holding company. In addition, a QF that is a cogeneration facility, such as the plants in which we currently have interests, must produce electricity as well as thermal energy for use in an industrial or commercial process in specified minimum proportions. The QF also must meet certain minimum energy efficiency standards. Generally, any geothermal power facility which produces up to 80 megawatts of electricity and meets PURPA ownership requirements is considered a QF.

     If any of the plants in which we have an interest lose their QF status or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, we could become a public utility holding company, which could subject us to significant federal, state and local regulation, including rate regulation. If we become a holding company, which could be deemed to occur prospectively or retroactively to the date that any of our plants loses its QF status, all our other power plants could lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. If a power purchaser were to cease taking and paying for electricity or seek to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect our ability to service our indebtedness, including our senior notes. See "Business -- Government Regulation -- Federal Energy Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at prices based on avoided costs of energy. We do not know whether this legislation will be passed or, if passed, what form it may take. We cannot provide assurance that any legislation passed would not adversely affect our existing domestic projects.

     In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities' transmission and distribution systems for independent power producers and electricity consumers. In particular, the state of California has restructured its electric industry by providing for a phased-in competitive power generation industry, with a power pool and an independent system operator, and for direct access to generation for all power purchasers outside the power exchange under certain circumstances. Although existing QF power sales contracts are to be honored under such restructuring, and all of our California operating projects are QFs, until the new system is fully implemented, it is impossible to predict what impact, if any, it may have on the operations of those projects.

WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF NATURAL GAS IN THE FUTURE

     To date, our fuel acquisition strategy has included various combinations of our own gas reserves, gas prepayment contracts and short-, medium- and long-term supply contracts. In our gas supply arrangements, we attempt to match the fuel cost with the fuel component included in the facility's power sales agreements in order to minimize a project's exposure to fuel price risk. We believe that there will be adequate supplies of natural gas available at reasonable prices for each of our facilities when current gas supply agreements expire. However, gas supplies may not be available for the full term of the facilities' power sales agreements, and gas prices may increase significantly. If gas is not available, or if gas prices increase above the fuel component of the facilities' power sales agreements, there could be a negative impact on our results of operations.

COMPETITION COULD ADVERSELY AFFECT OUR PERFORMANCE

     The power generation industry is characterized by intense competition. We encounter competition from utilities, industrial companies and other power producers. In recent years, there has been increasing competition in an effort to obtain power sales agreements. This competition has contributed to a reduction in electricity prices. In addition, many states have implemented or are considering regulatory initiatives designed to increase competition in the domestic power industry. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity.

OUR INTERNATIONAL INVESTMENTS MAY FACE UNCERTAINTIES

     We have one investment in geothermal steam fields located in Mexico and may pursue additional international investments. International investments are subject to unique risks and uncertainties relating to the political, social and economic structures of the countries in which we invest. Risks specifically related to investments in non-United States projects may include:

     - risks of fluctuations in currency valuation,

     - currency inconvertibility,

     - expropriation and confiscatory taxation,

     - increased regulation, and

     - approval requirements and governmental policies limiting returns to foreign investors.

WE DEPEND ON OUR SENIOR MANAGEMENT

     Our success is largely dependent on the skills, experience and efforts of our senior management. The loss of the services of one or more members of our senior management could have a negative effect on our business, financial results and future growth.

SEISMIC DISTURBANCES COULD DAMAGE OUR PROJECTS

     Areas where we operate and are developing many of our geothermal and gas-fired projects are subject to frequent low-level seismic disturbances. More significant seismic disturbances are possible. Our existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and we believe we maintain adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance may not continue to be available to us on commercially reasonable terms.

OUR RESULTS ARE SUBJECT TO QUARTERLY AND SEASONAL FLUCTUATIONS

     Our quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

     - the timing and size of acquisitions,

     - the completion of development projects, and

     - variations in levels of production.

     Additionally, because we receive the majority of capacity payments under some of our power sales agreements during the months of May through October, our revenues and results of operations are, to some extent, seasonal.

THE PRICE OF OUR COMMON STOCK IS VOLATILE

     The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

     - announcements of developments related to our business,

     - fluctuations in our results of operations,

     - sales of substantial amounts of our securities into the marketplace,

     - general conditions in our industry or the worldwide economy,

     - an outbreak of war or hostilities,

     - a shortfall in revenues or earnings compared to securities analysts' expectations,

     - changes in analysts' recommendations or projections, and

     - announcements of new acquisitions or development projects by us.

     The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

WE COULD BE ADVERSELY AFFECTED IF OUR COMPUTER SYSTEMS ARE NOT YEAR 2000
COMPLIANT

     The "Year 2000 problem" refers to the fact that some computer hardware, software and embedded systems were designed to read and store dates using only the last two digits of the year.

     We are coordinating our efforts to address the impact of Year 2000 on our business through an analysis of four separate technology domains:

     - corporate applications, which include core business systems,

     - non-information technology, which includes all operating and control systems,

     - end-user computing systems (that is, systems that are not considered core business systems but may contain date calculations), and

     - business partner and vendor systems.

     We currently expect to complete our Year 2000 efforts with respect to critical systems by November of 1999. This schedule and our cost estimates may be affected by, among other things, the availability of Year 2000 personnel, the readiness of third parties, the timing for testing our embedded systems, the availability of vendor resources to complete embedded system assessments and produce required component upgrades and our ability to implement appropriate contingency plans.

     We produce revenues by selling power we produce to customers. We depend on transmission and distribution facilities that are owned and operated by investor-owned utilities to deliver power to our customers. If either our customers or the providers of transmission and distribution facilities experience significant disruptions as a result of the Year 2000 problem, our ability to sell and deliver power may be hindered, which could result in a loss of revenue.

     The cost or consequences of a materially incomplete or untimely resolution of the Year 2000 problem could adversely affect our future operations, financial results or our financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

     This prospectus is part of a registration statement (Registration No. 333-87427) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K as amended for the year ended December 31, 1998, our Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, our Current Report on Form 8-K dated May 7, 1999, our Current Report on Form 8-K dated October 11, 1999, and our Current Report on Form 8-K dated October 22, 1999, each filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the shares of common stock and convertible preferred securities being registered or until this offering is otherwise terminated.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Investor Relations, Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and incorporated by reference are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS


     The aggregate net proceeds to us from the sale of the 7,200,000 shares of common stock offered by us in the offering (after deducting underwriting discounts and commissions and estimated offering expenses) will be approximately $308.9 million ($355.2 million if the underwriters' over-allotment option in the common stock offering is exercised in full), assuming an offering price of $44.69 per share. We expect to use a substantial portion of the net proceeds from this offering to finance power projects under development and construction. In addition, we expect to use $145.0 million of the net proceeds to complete the acquisition of 80% of CGCA. The remaining net proceeds, if any, will be used for working capital and general corporate purposes. See "Business -- Project Development and Acquisitions." Pending such uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the New York Stock Exchange under the symbol "CPN." Public trading of the common stock commenced on September 20, 1996. Prior to that, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of the common stock on the New York Stock Exchange. The information in the following table reflects the 2 for 1 stock split declared by us on September 20, 1999.


                                                              HIGH        LOW
                                                             -------    -------
1997
First Quarter..............................................  $11.375    $ 8.563
Second Quarter.............................................   10.438      7.875
Third Quarter..............................................   11.469      8.250
Fourth Quarter.............................................   10.625      6.188

1998
First Quarter..............................................  $ 9.250    $ 6.375
Second Quarter.............................................   10.625      8.625
Third Quarter..............................................   10.750      8.563
Fourth Quarter.............................................   13.813      8.906

1999
First Quarter..............................................  $18.688    $12.625
Second Quarter.............................................   29.500     17.563
Third Quarter..............................................   47.875     27.406
Fourth Quarter (through October 26, 1999)..................   51.500     42.531



     As of October 26, 1999, there were approximately 87 holders of record of our common stock. On October 26, 1999, the last sale price reported on the New York Stock Exchange for our common stock was $44.69 per share.


                                DIVIDEND POLICY

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1999 (1) the actual consolidated capitalization of the Company; and (2) the consolidated capitalization of our Company as adjusted for the sale of the shares of our common stock and convertible preferred securities in the offerings. This table should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this prospectus.


                                                              JUNE 30, 1999
                                                        -------------------------
                                                          ACTUAL      AS ADJUSTED
                                                        ----------    -----------
                                                                UNAUDITED
                                                         (DOLLARS IN THOUSANDS,
                                                          EXCEPT SHARE AMOUNTS)
CASH:
  Cash and cash equivalents...........................  $  320,287    $  859,584
                                                        ==========    ==========

LONG-TERM DEBT:
  Non-recourse project financing, net of current
     portion..........................................  $   79,210    $   79,210
  Senior notes........................................   1,551,750     1,551,750
                                                        ----------    ----------
          Total long-term debt........................   1,630,960     1,630,960
                                                        ----------    ----------
Company-obligated convertible preferred securities of
  a subsidiary trust(1)...............................          --       230,400

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value:
     10,000,000 shares authorized; no shares
     outstanding, actual and as adjusted..............          --            --
  Common stock, $0.001 par value:
     100,000,000 shares authorized; 54,348,294 shares
     outstanding, actual; and 61,548,294 shares
     outstanding, as adjusted(2)(3)(4)................          54            62
  Additional paid-in capital..........................     374,591       683,480
  Retained earnings...................................     139,482       139,482
                                                        ----------    ----------
          Total stockholders' equity..................     514,127       823,024
                                                        ----------    ----------
             Total capitalization.....................  $2,145,087    $2,684,384
                                                        ==========    ==========


-------------------------
(1) Proceeds are recorded net of unamortized issuance costs of $8,000.

(2) Excludes the 1,080,000 shares that may be issued upon exercise of the underwriters' over-allotment option.

(3) Does not include 3,202,649 shares of common stock subject to issuance upon exercise of options previously granted and outstanding as of June 30, 1999 under our 1996 Stock Incentive Plan.
(4) Reflects 2 for 1 stock split declared by us on September 20, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data set forth below for the five years ended and as of December 31, 1998 have been derived from the audited consolidated financial statements of our company. The consolidated financial data for the six months ended and as of June 30, 1998 and June 30, 1999 are unaudited, but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated operating results for the six months ended June 30, 1999 should not be considered indicative of the results that may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.

                                                                                              SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                      JUNE 30,
                                       ---------------------------------------------------   -------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                       -------   --------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales........  $90,295   $127,799   $199,464   $237,277   $507,897   $178,798   $304,322
  Service contract revenue from
    related parties..................    7,221      7,153      6,455     10,177     20,249      8,529     13,238
  Income (loss) from unconsolidated
    investments in power projects....   (2,754)    (2,854)     6,537     15,819     25,240      6,853     18,321
  Interest income on loans to power
    projects.........................       --         --      2,098     13,048      2,562      2,562        709
                                       -------   --------   --------   --------   --------   --------   --------
        Total revenue................   94,762    132,098    214,554    276,321    555,948    196,742    336,590
Cost of revenue......................   52,845     77,388    129,200    153,308    375,327    136,125    238,170
                                       -------   --------   --------   --------   --------   --------   --------
Gross profit.........................   41,917     54,710     85,354    123,013    180,621     60,617     98,420
Project development expenses.........    1,784      3,087      3,867      7,537      7,165      3,119      4,248
General and administrative
  expenses...........................    7,323      8,937     14,696     18,289     26,780     11,043     20,964
Provision for write-off of project
  development costs..................    1,038         --         --         --         --         --         --
                                       -------   --------   --------   --------   --------   --------   --------
Income from operations...............   31,772     42,686     66,791     97,187    146,676     46,455     73,208
Interest expense.....................   23,886     32,154     45,294     61,466     86,726     40,790     47,171
Other (income) expense...............   (1,988)    (1,895)    (6,259)   (17,438)   (13,423)    (6,599)   (11,068)
                                       -------   --------   --------   --------   --------   --------   --------
  Income before provision for income
    taxes............................    9,874     12,427     27,756     53,159     73,373     12,264     37,105
Provision for income taxes...........    3,853      5,049      9,064     18,460     27,054      3,393     14,545
                                       -------   --------   --------   --------   --------   --------   --------
  Income before extraordinary
    charge...........................    6,021      7,378     18,692     34,699     46,319      8,871     22,560
Extraordinary charge for retirement
  of debt, net of tax benefit of $--,
  $--, $--, $--, $441, $207 and
  $793...............................       --         --         --         --        641        302      1,150
                                       -------   --------   --------   --------   --------   --------   --------
  Net income.........................  $ 6,021   $  7,378   $ 18,692   $ 34,699   $ 45,678   $  8,569   $ 21,410
                                       =======   ========   ========   ========   ========   ========   ========
Basic earnings per common share:
  Weighted average shares of common
    stock outstanding................   20,776     20,776     25,805     39,892     40,242     40,112     47,518
  Income before extraordinary
    charge...........................  $  0.29   $   0.36   $   0.72   $   0.87   $   1.15   $   0.22   $   0.47
  Extraordinary charge...............  $    --   $     --   $     --   $     --   $  (0.02)  $  (0.01)  $  (0.02)
  Net income.........................  $  0.29   $   0.36   $   0.72   $   0.87   $   1.13   $   0.21   $   0.45
Diluted earnings per common share:
  Weighted average shares of common
    stock outstanding................   21,842     21,913     29,758     42,032     42,328     42,100     50,469
  Income before extraordinary
    charge...........................  $  0.28   $   0.34   $   0.63   $   0.83   $   1.10   $   0.21   $   0.45
  Extraordinary charge...............  $    --   $     --   $     --   $     --   $  (0.02)  $  (0.01)  $  (0.02)
  Net income.........................  $  0.28   $   0.34   $   0.63   $   0.83   $   1.08   $   0.20   $   0.43

                                                                                              SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                            JUNE 30,
                              ----------------------------------------------------------   -----------------------
                                1994       1995        1996         1997         1998         1998         1999
                              --------   --------   ----------   ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT RATIOS)           (UNAUDITED)
OTHER FINANCIAL DATA AND
  RATIOS:
Depreciation and
  amortization..............  $ 21,580   $ 26,896   $   40,551   $   48,935   $   82,913   $   32,104   $   45,449
EBITDA(1)...................  $ 53,707   $ 69,515   $  117,379   $  172,616   $  255,306   $   93,374   $  151,927
EBITDA to Consolidated
  Interest Expense(2).......     2.23x      2.11x        2.41x        2.60x        2.74x        2.16x        2.92x
Total debt to EBITDA........     6.23x      5.87x        5.12x        4.96x        4.20x           --           --
Ratio of earnings to fixed
  charges(3)................     1.52x      1.46x        1.45x        1.64x        1.68x        1.11x        1.43x

                                                           AS OF DECEMBER 31,
                                       ----------------------------------------------------------       AS OF
                                         1994       1995        1996         1997         1998      JUNE 30, 1999
                                       --------   --------   ----------   ----------   ----------   -------------
                                                                     (IN THOUSANDS)                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............  $ 22,527   $ 21,810   $   95,970   $   48,513   $   96,532    $  320,287
Property, plant and equipment, net...   335,453    447,751      648,208      736,339    1,094,303     1,568,882
Investments in power projects........    11,114      8,218       13,936      222,542      221,509       234,584
Notes receivable.....................    16,882     25,785       36,143      117,357       10,899        16,202
Total assets.........................   421,372    554,531    1,031,397    1,380,915    1,728,946     2,549,750
Short-term debt......................    27,300     85,885       37,492      112,966        5,450            --
Long-term line of credit.............        --     19,851           --           --           --            --
Non-recourse debt....................   196,806    190,642      278,640      182,893      114,190        79,210
Notes payable........................     5,296      6,348           --           --           --            --
Senior notes.........................   105,000    105,000      285,000      560,000      951,750     1,551,750
Total debt...........................   334,402    407,726      601,132      855,859    1,071,390     1,630,960
Stockholders' equity.................    18,649     25,227      203,127      239,956      286,966       514,127

-------------------------
(1) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. EBITDA is presented here not as a measure of operating results but rather as a measure of our ability to service debt. EBITDA should not be construed as an alternative either (a) to income from operations (determined in accordance with generally accepted accounting principles) or (b) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(2) For purposes of calculating the EBITDA to Consolidated Interest Expense ratio, Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase our capital stock.

(3) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of change in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 gives effect to the following transactions as if such transactions had occurred on January 1, 1998: (1) our acquisition of the remaining 55% interest in the Bethpage Power Plant on February 5, 1998 (the "Bethpage Transaction"); (2) our acquisition of the remaining 50% interest in the Texas City Power Plant and the Clear Lake Power Plant on April 1, 1998 (the "Texas City/Clear Lake Transaction"); (3) our sale of $300 million of 7 7/8% Senior Notes Due 2008 on March 31, 1998, and the application of the net proceeds therefrom; and (4) our sale of $100 million of 7 7/8% Senior Notes Due 2008 on July 24, 1998 and the application of the net proceeds therefrom (the Bethpage Transaction, the Texas City/Clear Lake Transaction, the sale of $300 million of 7 7/8% Senior Notes Due 2008 and the sale of $100 million of 7 7/8% Senior Notes Due 2008 being collectively referred to as the "Transactions").

     The pro forma consolidated financial data and Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this prospectus. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been had such transactions in fact occurred at such dates, or to project our results of operations for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31, 1998
                                                    -------------------------------------------------
                                                                  ADJUSTMENTS          PRO FORMA
                                                                    FOR THE             FOR THE
                                                     ACTUAL       TRANSACTIONS        TRANSACTIONS
                                                    ---------   ----------------   ------------------
                                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.....................  $507,897       $  74,163            $582,060
  Service contract revenue from related parties...    20,249          (1,613)             18,636
  Income from unconsolidated investments in power
    projects......................................    25,240          (1,765)             23,475
  Interest income on loans to power projects......     2,562          (2,520)                 42
                                                    --------       ---------            --------
         Total revenue............................   555,948          68,265             624,213
                                                    --------       ---------            --------
Cost of revenue:
  Plant operating expenses........................   256,079          48,764             304,843
  Depreciation....................................    73,988           7,612              81,600
  Production royalties............................    10,714              --              10,714
  Operating lease expenses........................    17,129          (1,277)             15,852
  Service contract expenses.......................    17,417              --              17,417
                                                    --------       ---------            --------
         Total cost of revenue....................   375,327          55,099             430,426
                                                    --------       ---------            --------
Gross profit......................................   180,621          13,166             193,787
Project development expenses......................     7,165              --               7,165
General and administrative expenses...............    26,780             (27)             26,753
                                                    --------       ---------            --------
  Income from operations..........................   146,676          13,193             159,869
Interest expense..................................    86,726           8,302              95,028
Interest income...................................   (12,348)             --             (12,348)
Other (income) expense............................    (1,075)           (146)             (1,221)
                                                    --------       ---------            --------
  Income before provision for income taxes........    73,373           5,037              78,410
Provision for income taxes........................    27,054           1,689              28,743
                                                    --------       ---------            --------
Income before extraordinary charge................    46,319           3,348              49,667
Extraordinary charge for retirement of debt, net
  of tax benefit of $441, $-- and $441............       641              --                 641
                                                    --------       ---------            --------
    Net income....................................  $ 45,678       $   3,348            $ 49,026
                                                    ========       =========            ========
Basic earnings per common share:
  Weighted average shares of common stock
    outstanding...................................    40,242                              40,242
  Income before extraordinary charge..............  $   1.15                            $   1.24
  Extraordinary charge............................  $  (0.02)                           $  (0.02)
  Net income......................................  $   1.13                            $   1.22
Diluted earnings per common share:
  Weighted average shares of common stock
    outstanding...................................    42,328                              42,328
  Income before extraordinary charge..............  $   1.10                            $   1.18
  Extraordinary charge............................  $  (0.02)                           $  (0.02)
  Net income......................................  $   1.08                            $   1.16
OTHER OPERATING DATA AND RATIOS:
  Depreciation and amortization...................  $ 82,913                            $ 90,525
  EBITDA..........................................  $255,306                            $278,091
  EBITDA to Consolidated Interest Expense.........     2.74x                               2.74x
  Total debt to EBITDA............................     4.20x                               3.85x
  Ratio of earnings to fixed charges..............     1.68x                               1.69x

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Calpine is engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity and steam principally in the United States. At September 10, 1999, we had interests in 37 power plants predominantly in the United States, having an aggregate capacity of 3,627 megawatts.

     On February 5, 1998, we acquired the remaining 55% interest in, and assumed operations and maintenance of, the Bethpage Power Plant. We purchased the remaining interests for approximately $5.0 million. Additionally, on March 31, 1998 we repaid all outstanding project debt of $37.4 million related to the Bethpage Power Plant.

     On March 31, 1998, we completed the acquisition of the remaining 50% interest in the Texas Cogeneration Company ("TCC"), which is the owner of the Texas City and Clear Lake Power Plants. We paid $52.8 million in cash and agreed to make certain contingent purchase payments that could approximate 2.2% of project revenue beginning in the year 2000, increasing to 2.9% in 2002. As part of this acquisition, we own a 7.5% interest in the Bayonne Power Plant, a 165 megawatt gas-fired cogeneration power plant located in Bayonne, New Jersey. In addition, we paid $105.3 million to restructure certain gas contracts related to this acquisition.

     On July 13, 1998, we signed a letter of intent to enter into a joint venture to develop, own and operate approximately 2,000 megawatts of gas-fired power plants in northern California primarily to serve the San Francisco Bay Area. The gas-fired plants are to be constructed by Bechtel and operated by us. We have announced that the first plant to be developed under the joint venture will be the Delta Energy Center, an 880 megawatt gas-fired plant located at the Dow Chemical facility in Pittsburg, California.

     On July 17, 1998, we completed the purchase of a 60 megawatt geothermal power plant located in Sonoma County, California, from the Sacramento Municipal Utility District ("SMUD") for $13.0 million. We are the owner and operator of the geothermal steam fields that provide steam to this facility. Under the agreement, we paid SMUD $10.6 million at closing, and agreed to pay an additional $2.4 million over the next two years. In connection with the acquisition, SMUD agreed to purchase up to 50 megawatts of electricity from the plant at current market prices plus a renewable power premium through 2001. In addition, SMUD has the option to purchase 10 megawatts of off-peak power production through 2005. We currently market the excess electricity into the California power market.

     On July 21, 1998, we completed the acquisition of a 70 megawatt gas-fired power plant from The Dow Chemical Company for approximately $13.1 million. The power plant is located at Dow's Pittsburg, California chemical facility. We will sell up to 18 megawatts of electricity to Dow under a ten-year power sales agreement, with the balance sold to Pacific Gas and Electric Company ("PG&E") under an existing power sales agreement. In addition, we will sell approximately 200,000 lbs./hr of steam to Dow and to USS-POSCO Industries' nearby steel mill.

     In August 1998, we entered into a sale and leaseback transaction for certain plant and equipment of our Greenleaf 1 & 2 Power Plants, two 49.5 megawatt gas-fired cogeneration facilities located in Sutter County, California, for a net book value of $108.6 million. Under the terms of the agreement, we received approximately $559,000 for the sale of all our rights, title and interest in the stock of Calpine Greenleaf Corporation, and transferred all non-recourse project financing of $71.6 million and deferred taxes of $21.4 million. A loss of $15.6 million was recorded on the balance sheet and is being amortized over the term of the lease through June 2014. Additionally, we have an early purchase option expiring September 30, 2003.

     On September 28, 1998, we entered into a partnership agreement with Energy Management, Inc. ("EMI") to acquire an ownership interest in a 265 megawatt gas-fired plant under construction in Tiverton, Rhode Island. EMI and Calpine will be co-general partners for this project, with EMI acting as the managing general partner. We invested $40.0 million of equity in the power project, which is scheduled to commence commercial operation in May 2000. We will receive 62.8% of all cash and income distributions from the Tiverton project until we receive a 10.5% pre-tax rate of return. Thereafter, we will receive 50% of all distributions.

     On November 18, 1998, we entered into a partnership agreement with EMI to acquire an ownership interest in a 265 megawatt gas-fired plant under construction in Rumford, Maine. EMI and Calpine will be co-general partners for this project, with EMI acting as the managing general partner. We invested $40.0 million of equity in the power project, which is scheduled to commence commercial operation in July 2000. We will receive 66 2/3% of all cash and income distributions from the Rumford project until we receive a 10.5% pre-tax rate of return. Thereafter, we will receive 50% of all distributions.

     On January 4, 1999, we completed the acquisition of a 20% interest in 82 billion cubic feet of proven natural gas reserves located in the Sacramento basin of Northern California. We paid approximately $14.9 million for $13.0 million in redeemable non-voting preferred stock and 20% of the outstanding common stock of Sheridan California Energy, Inc. ("SCEI"). Additionally, we signed a ten year gas contract enabling us to purchase 100% of SCEI's production.

     On February 17, 1999, we announced that the Delta Energy Center met the California Energy Commission's Data Adequacy requirements. This ruling stated that our Application for Certification contained adequate information for the California Energy Commission to begin its analysis of the power plant's environmental impacts and proposed mitigation. The Delta Energy Center, an 880 megawatt gas-fired power plant located at the Dow Chemical facility in Pittsburg, California, is the first power plant that will be developed, owned and operated under a joint venture with Bechtel Enterprises, and will provide power to the Pittsburg, California and the greater San Francisco Bay Area. The gas-fired power plant is to be constructed by Bechtel and operated by us.

     On February 17, 1999, we announced plans to develop, own and operate a 545 megawatt gas-fired power plant in Westbrook, Maine. We acquired the development rights for the Westbrook Power Plant from Genesis Power Corporation. This power plant is scheduled to begin power deliveries in early 2001, and will serve the New England market.

     On February 24, 1999, we announced plans to develop, own and operate a 600 megawatt gas-fired power plant located in San Jose, California. This power plant, called the Metcalf Energy Center, is the second power plant to be developed under the joint venture with Bechtel Enterprises, and will provide electricity to the San Francisco Bay area. We expect the plant to commence operation in mid 2002.

     On March 19, 1999, we completed the acquisition of Unocal Corporation's Geysers geothermal steam fields in northern California for approximately $102.1 million. The steam fields fuel our 12 Sonoma County power plants, totaling 544 megawatts of capacity. We purchased these plants from PG&E on May 7, 1999.

     On April 14, 1999, we received approval from the California Energy Commission to construct a 545 megawatt gas-fired power plant near Yuba City, California. This power plant, called the Sutter Power Plant, was the first new power plant approved in California's deregulated power industry. Electricity produced by the Sutter Power Plant will be sold into California's energy market. We expect the plant to commence operation in early 2001.

     On April 22, 1999, we entered into a joint venture with GenTex Power Corporation to develop, own and operate a 545 megawatt gas-fired power plant in Bastrop County, Texas, called Lost Pines 1. Construction of this power plant is expected to begin in October 1999. Under the definitive agreements we entered in September 1999, we will manage all phases of the plant's development process, with GenTex and ourselves jointly operating the plant. The output from Lost Pines 1 will be divided equally, with GenTex selling its portion to its customer base, while we will sell our portion to the wholesale power market in Texas. We expect the plant to commence operation in mid-2001.

     On April 23, 1999, we entered into a joint agreement with Pinnacle West Capital Corporation to develop, own and operate a 545 megawatt gas-fired power plant located in Phoenix, Arizona. This plant, called the West Phoenix Power Plant, will provide power to the Phoenix metropolitan area, and construction will commence in 2000. We expect the plant to commence operation in 2002.

     On May 7, 1999, we completed the acquisitions from PG&E, of 12 Sonoma County and 2 Lake County power plants for approximately $212.8 million. The acquisitions were financed with a 24 year operating lease. Our geothermal steam fields fuel the facilities, which have a combined capacity of approximately 694 megawatts of electricity. All of the generation from the facilities is sold to the California energy market, with the exception of an agreement entered into on April 29, 1999, to sell to Commonwealth Energy Corporation 75 megawatts of geothermal electricity in 1999, 100 megawatts in 2000, and 125 megawatts in 2001 and through June 2002. Historically, we have served as a steam supplier for these facilities, which had been owned and operated by PG&E. These acquisitions have enabled us to consolidate our operations in The Geysers into a single ownership structure and to integrate the power plant and steam field operations, allowing us to optimize the efficiency and performance of the facilities. We believe that these acquisitions provide us with significant synergies that leverage our expertise in geothermal power generation and position us to benefit from the demand for "green" energy in the competitive market.

     On June 21, 1999, we acquired the rights to build, own and operate a 545 megawatt gas-fired power plant located in Ontelaunee Township, Pennsylvania. The plant, called the Ontelaunee Energy Center, will provide power to residences and businesses throughout the Pennsylvania-New Jersey-Maryland power pool. Construction will commence in 2000 and the plant is scheduled to begin production in 2002.

     On July 26, 1999, we announced plans to enter into a $1.0 billion revolving construction credit facility and expect to enter into definitive agreements in the fall of 1999. The non-recourse credit facility will serve as a key component of our development program and will be utilized to finance the construction of our diversified portfolio of gas-fired power plants currently under development. We currently intend to refinance the construction facility in the longer-term capital markets prior to its four-year maturity.

     On August 20, 1999, we announced the purchase of 18 F-class combustion turbines from Siemens Westinghouse Power Corporation that will be capable of producing 4,900 megawatts of electricity in a combined-cycle configuration. Beginning in 2002, Siemens will deliver six turbines per year through 2004. Combined with our existing turbine order we have 69 turbines under contract, option or letter of intent capable of producing 17,745 megawatts.

     On August 27, 1999, we announced an agreement with CGCA to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will own the remaining 20%. The transaction is subject to the approval of CGCA shareholders and we expect to consummate the acquisition by year-end 1999. CCGA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma.

     On August 31, 1999, we completed the acquisition of an additional 50% of the Aidlin Power Plant from Edison Mission Energy (5%) and General Electric Capital Corporation (45%) for a total purchase price of $7.2 million. We now own 55% of the 20-megawatt Aidlin Power Plant.


     On September 29, 1999 we completed the acquisition of development rights to build, own and operate the Los Medanos Power Plant from Enron North America. The Los Medanos Power Plant is a 500 megawatt gas-fired cogeneration plant located adjacent to USS-POSCO Industries steel mill in Pittsburg, California. Los Medanos will supply USS-POSCO with 60 megawatts of electricity and 75,000 pounds per hour of steam, and market the excess electricity into the California power exchange and under bilateral contracts. Construction commenced in September 1999 and commercial operation is scheduled to occur in 2001.


     On September 30, 1999 we announced plans to build, own and operate an 800 megawatt gas-fired cogeneration power plant at Bayer Corporation's chemical facility in Baytown, Texas. The Baytown Power Plant will supply Bayer with all of its electric and steam requirements for 20 years and market excess electricity into the Texas wholesale power market. Construction is estimated to commence in 2000 and commercial operation in 2001.

     On October 1, 1999, we completed the acquisition of Sheridan Energy, Inc., a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants.

     On October 21, 1999, we completed the acquisition of the Calistoga geothermal power plant from FPL Energy and Caithness Corporation for approximately $78.0 million. Located in The Geysers region of northern California, Calistoga is a 67 megawatt facility which provides electricity to Pacific Gas and Electric Company under a long-term contract.

     On October 25, 1999, we announced that we had executed a letter of intent which give us the exclusive right to negotiate with LYONDELL-CITGO Reting LP to build, own and operate a 560 megawatt gas-fired cogeneration power plant at the LYONDELL-CITGO refinery in Houston, Texas.



     The Channel Energy Center will supply all of the electricity and steam requirements for 20 years to the refinery. Permitting for the facility is currently underway, with construction projected to commence in early 2000 and commercial operation in 2001.


SELECTED OPERATING INFORMATION

     Set forth below is certain selected operating information for the power plants and steam fields for which results are consolidated in our consolidated statements of operations. The information set forth under power plants consists of the results for the West Ford Flat Power Plant, Bear Canyon Power Plant, Greenleaf 1 & 2 Power Plants, Watsonville Power Plant, King City Power Plant, Gilroy Power Plant, the Bethpage Power Plant since its acquisition on February 5, 1998, the Texas City and Clear Lake Power Plants since their acquisition on March 31, 1998, the Pasadena Power Plant since it began commercial operation on July 7, 1998, the Sonoma Power Plant since its acquisition on July 17, 1998 and the Pittsburg Power Plant since its acquisition on July 21, 1998, and the 12 Sonoma County and 2 Lake County power plants purchased from PG&E on May 7, 1999. The information set forth under steam fields consists of the results for the Thermal Power Company Steam Fields prior to the acquisition.

                                                                                               SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                              JUNE 30,
                           --------------------------------------------------------------   -----------------------
                              1994         1995         1996         1997         1998         1998         1999
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS)                             (UNAUDITED)
POWER PLANTS:

  Electricity revenue
    (1):

  Energy.................  $   45,912   $   54,886   $   93,851   $  110,879   $  252,178   $   93,735   $  177,305

  Capacity...............  $    7,967   $   30,485   $   65,064   $   84,296   $  193,535   $   67,103   $  106,155

  Megawatt hours
    produced.............     447,177    1,033,566    1,985,404    2,158,008    9,864,080    2,217,659    5,516,805

  Average energy price
    per kilowatt hour
    (2)..................     10.267c       5.310c       4.727c       5.138c       2.557c       4.227c       3.214c

STEAM FIELDS:

  Steam revenue (3):

  Calpine................  $   32,631   $   39,669   $   40,549   $   42,102   $   36,130   $   17,960   $   20,862

  Other interest.........  $    2,051   $       --   $       --   $       --   $       --   $       --   $       --

  Megawatt hours
    produced.............   2,156,492    2,415,059    2,528,874    2,641,422    2,323,623      981,114    1,192,722

  Average price per
    kilowatt hour........      1.608c       1.643c       1.603c       1.594c       1.555c       1.831c       1.749c

-------------------------
(1) Electricity revenue is composed of fixed capacity payments, which are not related to production, and variable energy payments, which are related to production.

(2) Represents variable energy revenue divided by the kilowatt-hours produced. The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt-hour since 1994 primarily reflects the increase in our megawatt hour production as a result of additional gas-fired power plants.

(3) The decline in steam revenue between 1998 and 1997 reflects the acquisition and consolidation of the Sonoma Power Plant and the related steam fields. We completed several acquisitions of geothermal power plants and steam fields during 1999. Since the steam fields serve power plants owned by us following their acquisitions, our steam fields will no longer recognize steam revenue.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

Revenue -- Total revenue increased 71% to $336.6 million for the six months ended June 30, 1999 compared to $196.7 million for the same period in 1998.

     Electricity and steam sales revenue for the six months ended June 30, 1999 increased 70% to $304.3 million as compared to $178.8 million for the same period a year ago. This increase is primarily due to an increase of $106.3 million for power plants that were acquired during the first half of 1998, and $32.7 million for our Pasadena plant that became operational in the third quarter of 1998, partially offset by a decrease of $21.6 million at the Bear Canyon and West Ford Flat Power Plants relating to the expiration of the fixed priced period of their power sales agreements.

     Service contract revenue increased to $13.2 million for the six months ended June 30, 1999 compared to $8.5 million for the same period in 1998. The increase was primarily attributable to third party excess gas sales, as well as an increase for fuel management fees.

     Income from unconsolidated investments in power projects for the six months ended June 30, 1999 increased 165% to $18.3 million as compared to $6.9 million for the same period a year ago. This increase is primarily attributable to an increase of $11.4 million of equity income from our investment in Sumas, an increase of $1.5 million of equity income from our investment in the Bayonne Power Plant, and an increase of $1.1 million from our Kennedy International Airport Power Plant. These increases were partially offset by a reduction of $2.9 million in equity income from our Texas City and Clear Lake Power Plants, which were consolidated on March 31, 1998.

     Interest income on loans to power projects for the six months ended June 30, 1999 decreased to $709,000 compared to $2.6 million for the same period a year ago. The decrease is primarily related to the acquisition of the remaining 50% interest in Texas Cogeneration Company on March 31, 1998, offset by dividend income received from Sheridan California Energy.

Cost of revenue -- Cost of revenue increased to $238.2 million for the six months ended June 30, 1999 compared to $136.1 million for the same period in 1998. The increase of $102.1 million was primarily attributable to increased plant operating, fuel and depreciation expenses as a result of the acquisition of the remaining interests in the Texas City, Clear Lake Power Plants on March 31, 1998, the acquisition of the remaining interest in the Bethpage Power Plant on February 5, 1998, the acquisition of the Pittsburg Power Plant on July 21, 1998, the consolidation of our Geysers operations on May 7, 1999 and the startup of the Pasadena Power Plant in July of 1998.

General and administrative expenses -- General and administrative expenses for the six months ended June 30, 1999 increased to $21.0 million compared to $11.0 million for the same period in 1998. The increase was attributable to continued growth in personnel and associated overhead costs necessary to support the overall growth in our operations.

Interest expense -- Interest expense for the six months ended June 30, 1999 increased to $47.2 million from $40.8 million for the same period a year ago. The increase was primarily attributable to $21.8 million of interest associated with the issuances of senior notes in 1999 and 1998, partially offset by an increase in capitalized interest of $10.3 million, and a decrease in interest expense of $4.7 million related to the retirement of non-recourse project financing for the Greenleaf Power Plant in 1998 and the Gilroy Power Plant in 1999.

Provision for income taxes -- The effective income tax rate was approximately 39% for the six months ended June 30, 1999. The reductions from the statutory tax rate was primarily due to depletion in excess of tax basis benefits at our geothermal facilities, and a decrease in the California taxes paid due to our expansion into states other than California.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Revenue -- Total revenue increased 101% to $555.9 million in 1998 compared to $276.3 million in 1997.

     Electricity and steam sales revenue increased 114% to $507.9 million in 1998 compared to $237.3 million in 1997. The increase is primarily attributable to the acquisition of the remaining interest in the Texas City, Clear Lake and Bethpage Power Plants and the acquisition of the Pittsburg Power Plant. These power plants accounted for $245.2 million in additional electricity revenues in 1998. We benefited from the startup of our power plant in Pasadena, Texas, which became operational in July 1998. This power plant contributed $30.5 million in revenue during 1998. During 1998, we produced 9,864,080 total electricity megawatt hours, which was 7,706,072 megawatt hours higher than the same period in 1997, as a result of the factors described above. We recently announced three acquisitions, which we expect to complete during 1999, upon government approval. These acquisitions when completed will eliminate steam revenue for The Geysers, reflecting the consolidation of the acquired power plants and related steam fields.

     Service contract revenue increased 98% to $20.2 million in 1998 compared to $10.2 million in 1997. The $10.0 million increase was primarily due to $3.3 million for fuel management fees, and $7.5 million for third party excess gas sales.

     Income from unconsolidated investments in power projects increased 59% to $25.2 million in 1998 compared to $15.8 million in 1997. The increase of $9.4 million is primarily attributable to our investments in the Lockport, Stony Brook and Kennedy International Airport Power Plants, which contributed $5.2 million of equity income during 1998, as well as $2.5 million of equity income from the Bayonne Power Plant. For the year ended December 31, 1998, we also recorded $11.7 million of equity income from the Sumas Power Plant compared to $8.5 million for the same period in 1997. These increases in equity income were partially offset by a $1.1 million decrease from the Auburndale Power Plant.

     Interest income on loans to power projects decreased 80% to $2.6 million in 1998 compared to $13.0 million in 1997. This decrease was attributable to the acquisition of the remaining 50% interest in TCC on March 31, 1998 and the sale of a note receivable in December 1997.

Cost of revenue -- Cost of revenue increased to $375.3 million in 1998 compared to $153.3 million in 1997. The increase of $222.0 million in 1998 was primarily attributable to increased plant operating, fuel and depreciation expenses as a result of the acquisition of the remaining interest in the Texas City, Clear Lake and Bethpage Power Plants, the acquisition of the Pittsburg Power Plant and the startup of the Pasadena Power Plant.

Additionally, service contract expenses increased $8.8 million for the year ended December 31, 1998, of which $6.6 million was related to costs associated with the sale of third party excess gas and a $1.8 million increase for fuel management contracts.

General and administrative expenses -- General and administrative expenses increased 46% to $26.8 million in 1998 compared to $18.3 million in 1997. The increase was attributable to the continued growth in personnel and overhead costs necessary to support the overall growth in our operations.

Interest expense -- Interest expense increased 41% to $86.7 million in 1998 compared to $61.5 million in 1997. The increase was primarily attributable to interest expense of $35.0 million related to the senior notes issued in 1998 and 1997. This increase was partially offset by $3.5 million for the repayment of non-recourse project financing for our Geysers facilities, $2.9 million for reduction of the TCC debt, $2.0 million for reduction of the indebtedness of the Greenleaf 1 & 2 Power Plants and $1.7 million of interest capitalized on the development and construction of power projects.

Interest income -- Interest income decreased 14% to $12.3 million in 1998 compared to $14.3 million in 1997. The decrease was primarily attributable to less interest earned on restricted cash in 1998.

Other income, net -- Other income decreased 66% to $1.1 million in 1998 compared to $3.2 million in 1997. The decrease was primarily attributable to gas refunds received in 1997.

Provision for income taxes -- The effective income tax rate was approximately 37% in 1998 compared to 35% in 1997. The effective rates were lower than the statutory rate (federal and state) primarily due to depletion in excess of tax basis benefits at our geothermal facilities, and a decrease in the California tax liability due to our expansion into states other than California.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED
     DECEMBER 31, 1996

Revenue -- Total revenue increased 29% to $276.3 million in 1997 compared to $214.6 million in 1996.

     Electricity and steam sales revenue increased 19% to $237.3 million in 1997 compared to $199.5 million in 1996. Electricity and steam sales revenue for 1997 reflected a full year of operation at the Gilroy and King City Power Plants, which contributed to increases in electricity and steam sales revenue in 1997 compared to 1996 of $25.4 million, and $4.3 million, respectively. Electricity and steam sales revenue for 1997 compared to 1996 was also $6.0 million higher at the Bear Canyon and West Ford Flat Power Plants as a result of increased production and an increase in fixed energy prices to 13.83c per kilowatt-hour. During 1996, the Bear Canyon and West Ford Flat Power Plants experienced the maximum curtailment allowed under their power sales agreements with PG&E. In May 1997, the power sales agreements for the Bear Canyon and West Ford Flat Power Plants were modified to remove curtailment. Without such curtailment, these plants generated an additional $4.2 million in revenues in 1997 as compared to 1996. In addition, Thermal Power Company ("TPC") also contributed $2.7 million more revenue for 1997 than 1996, primarily due to increased steam sales under the alternative pricing agreement entered into with PG&E in March 1996.

     Service contract revenue increased to $10.2 million in 1997 compared to $6.5 million in 1996. Service contract revenue during 1996 reflected a $2.8 million loss from our electricity trading operations. The increase in service contract revenue for 1997 was also attributable to $2.8 million of revenue from the Texas City and Clear Lake Power Plants, which were acquired in June 1997.

     Income from unconsolidated investments in power projects increased to $15.8 million in 1997 compared to $6.5 million during 1996. The increase in 1997 compared to 1996 was primarily due to equity income of $6.3 million from our June 1997 investment in the Texas City and Clear Lake Power Plants and an increase in equity income of $2.2 million from our investment in Sumas Cogeneration Company ("Sumas"). In accordance with a power sales agreement with Puget Sound Power and Light Company, operations at Sumas were significantly displaced from February to July 1997, and, in exchange, the Sumas Power Plant received a higher price for energy sold and certain other payments. In addition, the partnership agreement governing Sumas was amended in September 1997 to increase our percentage of distributions.

     Interest income on loans to power projects increased to $13.0 million in 1997 compared to $2.1 million in 1996. The increase was primarily related to interest income on the loans made by Calpine Finance Company, a wholly-owned subsidiary of our company, to the Texas City and Clear Lake Power Plants, and to interest income on the loans to the sole shareholder of Sumas Energy, Inc., our partner in Sumas.

Cost of revenue -- Cost of revenue increased 19% to $153.3 million in 1997 compared to $129.2 million in 1996. Plant operating, depreciation, and operating lease expenses at the Gilroy and King City Power Plants for 1997 reflected a full year of operations, which contributed to increases in cost of revenue in 1997 compared to 1996 of $13.0 million and $8.3 million, respectively.

Project development expenses -- Project development expenses increased 92% to $7.5 million in 1997 compared to $3.9 million in 1996, due primarily to expanded acquisition and development activities.

General and administrative expenses -- General and administrative expenses increased 24% to $18.3 million in 1997 compared to $14.7 million in 1996. The increases were primarily due to additional personnel and related expenses necessary to support our expanding operations.

Interest expense -- Interest expense increased 36% to $61.5 million in 1997 from $45.3 million in 1996. The increase was attributable to: (1) $10.8 million of interest expense related to the 8 3/4% Senior Notes Due 2007 issued in July and September 1997, (2) a $7.3 million increase in interest expense related to the 10 1/2% Senior Notes Due 2006 issued May 1996, (3) a $6.4 million increase in interest expense on debt related to the Gilroy Power Plant acquired in August 1996 and (4) $5.4 million of interest expense on debt related to the acquisition of the Texas City and Clear Lake Power Plants. These increases were offset by $6.2 million of interest capitalized for the development and construction of power plants, and a $7.6 million decrease in interest expense at Calpine Geysers Company and TPC due to repayment of debt.

Interest income -- Interest income increased 66% to $14.3 million for 1997 compared with $8.6 million for 1996. Interest income earned on collateral securities purchased in April 1996 in connection with the King City Power Plant contributed to an increase in interest income of $1.2 million in 1997 as compared to 1996. In addition, higher cash and cash equivalent balances resulting from the issuance of the 8 3/4% Senior Notes Due 2007 during 1997 resulted in higher interest income for 1997 as compared to 1996.

Other income, net -- Other income, net, increased to $3.2 million for 1997 compared with expense of $2.3 million for 1996. In 1997, we recorded a $1.1 million gain on the sale of a note receivable and received a refund of $961,000 from PG&E. In 1996, we recorded a $3.7 million loss for uncollectible amounts related to an acquisition project.

Provision for income taxes -- The effective rate for the income tax provision was approximately 35% in 1997 and 33% in 1996. The effective rates were lower than the statutory tax rate (federal and state) primarily due to depletion in excess of tax basis benefits at our geothermal facilities, a decrease in the California taxes paid due to our expansion into states other than California, and a revision of prior years' tax estimates.

LIQUIDITY AND CAPITAL RESOURCES

     To date, we have obtained cash from our operations, borrowings under our credit facilities and other working capital lines, sale of debt and equity, and proceeds from non-recourse project financing. We utilized this cash to fund our operations, service debt obligations, fund the acquisition, development and construction of power generation facilities, finance capital expenditures and meet our other cash and liquidity needs. The following table summarizes our cash flow activities for the periods indicated:

                                                                       SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,              JUNE 30,
                                 ---------------------------------   ---------------------
                                   1996        1997        1998        1998        1999
                                 ---------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS)      (UNAUDITED)
Cash flows from:
  Operating activities.........  $  59,944   $ 108,461   $ 171,233   $  23,073   $  58,555
  Investing activities.........   (330,937)   (402,158)   (406,657)   (174,923)   (590,328)
  Financing activities.........    345,153     246,240     283,443     203,696     755,528
                                 ---------   ---------   ---------   ---------   ---------
         Total.................  $  74,160   $ (47,457)  $  48,019   $  51,846   $ 223,755
                                 =========   =========   =========   =========   =========

     Operating activities for the six months ended June 30, 1999 provided $58.6 million, consisting of approximately $44.1 million of depreciation and amortization, $21.4 million of net income, $25.5 million of distributions from unconsolidated investments in power projects, $13.3 million of deferred income taxes, and a $7.2 million net increase in operating liabilities. This was offset by $34.6 million net increase in operating assets and $18.3 million of income from unconsolidated investments. Operating activities for 1998 provided $171.2 million, consisting of approximately $74.3 million of depreciation and amortization, $45.7 million of net income, $34.4 million of distributions from unconsolidated investments in power projects, $13.6 million of deferred income taxes, $5.2 million net decrease in operating assets, and a $23.4 million net increase in operating liabilities. This was offset by $25.2 million of income from unconsolidated investments.

     Investing activities for the six months ended June 30, 1999 used $590.3 million, primarily due to $102.2 million for the acquisition of steam fields from Unocal, $14.9 million for the acquisition of a 20% interest in SCEI, a $15.8 million increase in restricted cash, $79.3 million of capital expenditures related to the construction of the Pasadena Power Plant Expansion, $344.6 million of other capital expenditures principally for turbine purchases and for the Clear Lake Expansion project, $33.8 million of capitalized project development costs, $14.0 million of interest capitalized on construction projects, $8.4 million of additional loans to principal owners of power plants, $655,000 for the acquisition of additional investments, offset by $1.9 million of maturities of collateral securities in connection with the King City Power Plant, the repayment of $3.1 million of outstanding loans, and $18.4 million from the sale and leaseback transaction of the Geysers Power Company plants. Investing activities for 1998 used $406.7 million, primarily due to $158.1 million for the acquisition of the remaining 50% interest in the Texas City and Clear Lake Power Plants, $42.4 million for the acquisition of the remaining 55% interest in the Bethpage Power Plant, $24.0 million of capital expenditures related to the construction of the Pasadena Power Plant, $13.1 million for the acquisition of the Pittsburg Power Plant, $11.9 million for the acquisition of the Sonoma Power Plant, $74.2 million of other capital expenditures, $16.2 million of capitalized project development costs, $40.0 million for the acquisition of an equity interest in the Tiverton Power Plant, $40.0 million for the acquisition of an equity interest in the Rumford Power Plant, $7.0 million of interest capitalized on construction projects, offset by $559,000 related to the sale and leaseback transaction of the Greenleaf 1 & 2 Power Plants, the receipt of $13.8 million of loan payments, $6.0 million of maturities of collateral securities in connection with the King City Power Plant, and $1.1 million of restricted cash.

     Financing activities for the six months ended June 30, 1999 provided $755.5 million of cash consisting of $79.2 million of borrowings for the construction of the Pasadena Power Plant, $77.6 million of borrowings related to a bridge facility, $794.8 million of net proceeds from additional equity and senior debt financings received in March and April of 1999, and $1.2 million for the issuance of common stock for our Employee Stock Purchase Plan, partially offset by $120.6 million in repayment of non-recourse project financing in April 1999, and $77.6 million of repayments related to a bridge facility. Financing activities for 1998 provided $283.4 million of cash consisting of $52.1 million of borrowings for the construction of the Pasadena Power Plant, $5.8 million of borrowings for contingent consideration in connection with the acquisition of the Gilroy Power Plant, $394.9 million of net proceeds from additional financings, and $1.1 million for the issuance of common stock, partially offset by $162.1 million in repayment of non-recourse project financing, $8.3 million of repurchase of Senior Notes Due 2006 which includes a premium paid and accrued interest to the date of repurchase.

     At June 30, 1999, cash and cash equivalents were $320.3 million and working capital was $346.4 million. For 1999, cash and cash equivalents increased by $223.8 million and working capital increased by $259.5 million as compared to December 31, 1998. At December 31, 1998, cash and cash equivalents were $96.5 million and working capital was $86.9 million. For 1998, cash and cash equivalents increased by $48.0 million and working capital increased by $112.6 million as compared to December 31, 1997.

     As a developer, owner and operator of power generation facilities, we are required to make long-term commitments and investments of substantial capital for our projects. We historically have financed these capital requirements with cash from operations, borrowings under our credit facilities, other lines of credit, non-recourse project financing or long-term debt, and the sale of equity.

     We continue to evaluate current and forecasted cash flow as a basis for financing operating requirements and capital expenditures. We believe that we will have sufficient liquidity from cash flow from operations, borrowings available under the lines of credit and working capital to satisfy all obligations under outstanding indebtedness, to finance anticipated capital expenditures and to fund working capital requirements for the next twelve months.

     On January 4, 1999, we entered into a Credit Agreement with ING to provide up to $265.0 million of non-recourse project financing for the construction of the Pasadena facility expansion. As of June 30, 1999, $79.2 million was outstanding as a construction loan under the agreement. The outstanding loan bears interest at ING's base rate plus an applicable margin or at LIBOR plus an applicable margin and is payable quarterly. The construction loan will convert to a term loan once the project has completed construction. The construction loan will mature on or before July 1, 2000, but is subject to an extension to October 1, 2000 if there are sufficient construction funds available. The term loan will be available for a period not to exceed five years from the construction loan maturity date. In connection with the Credit Agreement, we entered into a $10.0 million letter of credit facility. At June 30, 1999, there were no letters of credit outstanding under the facility.

     On March 26, 1999, we completed a public offering of 12,000,000 shares of our common stock at $15.50 per share. The net proceeds from this public offering were approximately $177.9 million. Additionally, in April 1999, we sold an additional 1,800,000 shares of common stock at $15.50 per share pursuant to the exercise of the underwriters' over-allotment option for net proceeds of approximately $26.7 million.

     On March 29, 1999, we completed a public offering of $250.0 million of our 7 5/8% Senior Notes Due 2006 and of our $350.0 million 7 3/4% Senior Notes Due 2009. After deducting underwriting discounts and expenses of the offering, the aggregate net proceeds from the sale of the Senior Notes were approximately $588.3 million. The Senior Notes Due 2006 bear interest at 7 5/8% per year, payable semi-annually on April 15 and October 15 each year and mature on April 15, 2006. The Senior Notes Due 2006 are not redeemable prior to maturity. The Senior Notes Due 2009 bear interest at 7 3/4% per year, payable semi-annually on April 15 and October 15 each year and mature on April 15, 2009. The Senior Notes Due 2009 are not redeemable prior to maturity.

     The net proceeds from the sale of the common stock, the Senior Notes Due 2006, and the Senior Notes Due 2009 were used as follows: (1) $120.6 million to refinance indebtedness relating to the Gilroy Power Plant, (2) $77.6 million to repay indebtedness under a bridge facility provided by Credit Suisse First Boston to finance a portion of the purchase price to acquire the steam fields that service the Sonoma County power plants, (3) $50.0 million to repay outstanding borrowings under our revolving credit facility, $23.4 million of which was incurred to finance a portion of the steam fields that service the Sonoma Power Plants, (4) $25.0 million to complete the expansion of the Clear Lake Power Plant, (5) approximately $400.0 million to finance a portion of power generation facilities currently under construction and the projects currently under development, and (6) the remaining $119.6 million will be used for general corporate purposes. Transaction costs incurred in connection with the senior notes offered were recorded as deferred charge and are amortized over the respective lives of the Senior Notes Due 2006 and the Senior Notes Due 2009 using the effective interest rate method.

     At June 30, 1999, we had a $100.0 million revolving credit facility available with a consortium of commercial lending institutions. We had no borrowings and $20.9 million of letters of credit outstanding under the credit facility. The credit facility contains certain restrictions that limit or prohibit, among other things, the ability of Calpine or its subsidiaries to incur indebtedness, make payments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations.

     At June 30, 1999, we also had $105.0 million of outstanding 9 1/4% Senior Notes Due 2004, which mature on February 1, 2004, with interest payable semi-annually on February 1 and August 1 of each year. In addition, we had $171.8 million of outstanding 10 1/2% Senior Notes Due 2006, which mature on May 15, 2006, with interest payable semi-annually on May 15 and November 15 of each year. During 1997, we issued $275.0 million of 8 3/4% Senior Notes Due 2007, which mature on July 15, 2007, with interest payable semi-annually on January 15 and July 15 of each year. During 1998, we issued $400.0 million of 7 7/8% Senior Notes due 2008, which mature on April 1, 2008, with interest payable semi-annually on April 1 and October 1 of each year.

     At June 30, 1999, we had a $12.0 million letter of credit outstanding with The Bank of Nova Scotia to secure performance of the Clear Lake Power Plant.

     We have a $1.1 million working capital line with a commercial lender that may be used to fund short-term working capital commitments and letters of credit. At June 30, 1999, we had no borrowings under this working capital line and $74,000 of letters of credit outstanding. Borrowings accrue interest at prime plus 1%.

FINANCIAL MARKET RISKS

     From time to time, we use interest rate swap agreements to mitigate our exposure to interest rate fluctuations. We do not use derivative financial instruments for speculative or trading purposes. The following table summarizes the fair market value of our existing interest rate swap agreements as of June 30, 1999 (in thousands):

                                       WEIGHTED
                     NOTIONAL           AVERAGE
MATURITY DATE    PRINCIPAL AMOUNT    INTEREST RATE    FAIR MARKET VALUE
-------------    ----------------    -------------    -----------------
     2000            $ 21,800            9.9%              $ (571)
    2009              65,000             6.1%               1,156
    2013              75,000             7.2%              (3,480)
    2014              79,970             6.7%              (1,423)
                 ----------------    -------------    -----------------
    Total            $241,770            7.1%             $(4,318)
                 ================    =============    =================

     Short-term investments. As of June 30, 1999, we have short-term investments of $271.3 million. These short-term investments consist of highly liquid investments with maturities between three and twelve months. These investments are subject to interest rate risk and will increase in value if market interest rates increase. We have the ability to hold these investments to maturity, and as a result, we would not expect the value of these investments to be affected to any significant degree by the effect of a sudden change in market interest rates. Declines in interest rates over time will reduce our interest income.

     Outstanding debt. As of June 30, 1999, we have outstanding long-term debt of approximately $1.6 billion primarily made up of $1.5 billion of senior notes and $79.2 million of construction financing. Our construction financing has a floating interest rate which has averaged 6.8%. Our outstanding long-term senior notes as of June 30, 1999 are as follows (in thousands):

MATURITY DATE    CARRYING AMOUNT    INTEREST RATE    FAIR MARKET VALUE
-------------    ---------------    -------------    -----------------
     2004           $ 105,000          9 1/4%            $ 106,050
    2006             171,750           10 1/2%            185,267
    2006             250,000           7 5/8%             243,125
    2007             275,000           8 3/4%             282,219
    2008             400,000           7 7/8%             384,600
    2009             350,000           7 3/4%             330,313
                 ---------------                     -----------------
    Total          $1,551,750                           $1,513,574
                 ===============                     =================

     Gas prices fluctuations. We enter into derivative commodity instruments to hedge our exposure to the impact of price fluctuations on gas purchases. Such instruments include regulated natural gas contracts and over-the-counter swaps and basis hedges with major energy derivative product specialists. All hedge transactions are subject to our risk management policy which does not permit speculative positions. These transactions are accounted for under the hedge method of accounting. Cash flows from derivative instruments are recognized as incurred through changes in working capital.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the FASB issued FASB Statement No. 137 entitled "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." The Statement would amend SFAS No. 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. We have not yet analyzed the impact of adopting SFAS No. 133 on the financial statements and have not determined the timing of or method of the adoption of SFAS No. 133. However, the Statement could increase the volatility of our earnings.

YEAR 2000 COMPLIANCE

     Year 2000 Compliance -- The "Year 2000 problem" refers to the fact that some computer hardware, software and embedded systems were designed to read and store dates using only the last two digits of the year.

     We are coordinating our efforts to address the impact of Year 2000 on our business through a Year 2000 Project Team comprised of representatives from each business unit and our Year 2000 Project Office. The Year 2000 Project Office is charged with addressing additional Year 2000 related issues including, but not limited to, business continuation and other contingency planning. The Year 2000 Project Team meets regularly to monitor the efforts of assigned staff and contractors to identify, remediate and test our technology.

     The Year 2000 Project Team is focusing on four separate technology domains:

     - corporate applications, which include core business systems,

     - non-information technology, which includes all operating and control systems,

     - end-user computing systems (that is, systems that are not considered core business systems but may contain date calculations), and

     - business partner and vendor systems.

     Corporate Applications -- Corporate applications are those major core systems, such as customer information, human resources and general ledger, for which our Management Information Systems department has responsibility. We utilize PeopleSoft for our major core systems. The PeopleSoft applications we utilize are in operation and have been determined to be Year 2000 compliant.

     Non-Information Technology/Embedded Systems -- Non-information technology includes such items as power plant operating and control systems, telecommunications and facilities-based equipment (e.g. telephones and two-way radios) and other embedded systems. Each business unit is responsible for the inventory and remediation of its embedded systems. In addition, we are working with the Electric Power Research Institute, a consortium of power companies, including investor-owned utilities, to coordinate vendor contacts and product evaluation. Because many embedded systems are similar across utilities, this concentrated effort should help to reduce total time expended in this area and help to ensure that our efforts are consistent with the efforts and practices of other power companies and utilities.

     An Inventory phase for non-information technology/embedded systems was completed in October 1998. An Initial Assessment phase was completed in December 1998. We plan to complete remediation of non-compliant systems by the fourth quarter of 1999. To date, all embedded systems that we have identified can be upgraded or modified within our current schedule. The schedule for addressing Year 2000 issues with respect to mission critical embedded systems is as follows:


                        PERCENTAGE
        PHASE           COMPLETED      STATUS      ESTIMATED COMPLETION DATE
----------------------  ----------   -----------   --------------------------
Inventory.............     100%      Complete      September 1998
Initial Assessment....     100%      Complete      November 1998
Detail Assessment.....     100%      Complete      May 1999
Remediation...........      99%      In Progress   November 1999
Contingency                  5%
  Planning............               In Progress   November 1999


     Testing of embedded systems is complex because some of the testing must be completed during power plant scheduled maintenance outages. Much of the testing will be accomplished in the fall of 1999 during regularly scheduled maintenance outage periods. At that time, at least one typical unit of each critical type will be tested by us or in cooperation with other power companies, and the requirement for further testing will be determined.

     End-User Computing Systems -- Some of our business units have developed systems, databases, spreadsheets, etc. that contain date calculations. Compliance of individual workstations is also included in this domain. These systems comprise a relatively small percentage of the required modification in terms of both number and criticality.

     Our end-user computing systems are being inventoried by each business unit and evaluated and remediated by our MIS staff. We expect to complete this process by year-end 1999.

     Business Partner and Vendor Systems -- We have contracts with business partners and vendors who provide products and services to us. We are vigorously seeking to obtain Year 2000 assurances from these third parties. The Year 2000 Project Team and appropriate business units are jointly undertaking this effort. We have sent letters and accompanying Year 2000 surveys to about 800 vendors and suppliers. Over 600 responses have been received as of July 31, 1999. These responses outline to varying degrees the approaches vendors are undertaking to resolve Year 2000 issues within their own systems. Follow-up letters will be sent to those vendors who have not responded or whose responses were inadequate.

     Contingency Planning -- Contingency and business continuation planning are in various stages of development for critical and high-priority systems. Our existing disaster response plan and other contingency plans are currently being evaluated and will be adopted for use in case of any Year 2000-related disruption. We expect to complete our contingency planning by November 1999.

     Costs -- The costs of expected modifications are currently estimated to be approximately $1.7 million which will be charged to expense as incurred. From January 1, 1999 through June 30, 1999, $321,000 was charged to expense. Approximately 9% of the estimated total cost was incurred in 1998, 63% will be incurred in 1999 and the remainder will be incurred in 2000. These costs have been and will be funded through operating cash flow. These estimates may change as additional evaluations are completed and remediation and testing progress.

     Risks -- We currently expect to complete our Year 2000 efforts with respect to critical systems by the fall of 1999. This schedule and our cost estimates may be affected by, among other things, the availability of Year 2000 personnel, the readiness of third parties, the timing for testing our embedded systems, the availability of vendor resources to complete embedded system assessments and produce required component upgrades and our ability to implement appropriate contingency plans.

     We produce revenues by selling power we produce to customers. We depend on transmission and distribution facilities that are owned and operated by investor-owned utilities to deliver power to our customers. If either our customers or the providers of transmission and distribution facilities experience significant disruptions as a result of the Year 2000 problem, our ability to sell and deliver power may be hindered, which could result in a loss of revenue.

     The cost or consequences of a materially incomplete or untimely resolution of the Year 2000 problem could adversely affect our future operations, financial results or our financial condition.

                                    BUSINESS

OVERVIEW


     Calpine is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 38 power plants having an aggregate capacity of 3,694 megawatts and have an acquisition pending in which we will acquire 80% of CGCA which owns interests in 6 power plants with an aggregate capacity of 579 megawatts. We also have 8 gas-fired projects and one project expansion under construction having an aggregate capacity of 4,485 megawatts and have announced plans to develop 6 gas-fired power plants with a total capacity of 3,930 megawatts. Upon completion of pending acquisitions and projects under construction, we will have interests in 52 power plants located in 14 states having an aggregate capacity of 8,758 megawatts, of which we will have a net interest in 7,381 megawatts. This represents significant growth from the 342 megawatts of capacity we had at the end of 1993. Of this total generating capacity, 90% will be attributable to gas-fired facilities and 10% will be attributable to geothermal facilities.


     As a result of our expansion program, our revenues, cash flow, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                              COMPOUND ANNUAL
                                      1993         1998         GROWTH RATE
                                    --------    ----------    ---------------
                                    (DOLLARS IN MILLIONS)
Total Revenue.....................   $ 69.9      $  555.9           51%
EBITDA............................     42.4         255.3           43%
Net Income........................      3.8          45.7           64%
Total Assets......................    302.3       1,728.9           42%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

THE MARKET

     The power industry represents the third largest industry in the United States, with an estimated end-user market of over $250 billion of electricity sales in 1998 produced by an aggregate base of power generation facilities with a capacity of approximately 750,000 megawatts. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted at both the state and federal level to increase competition in the domestic power generation industry. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand, as well as to replace old and inefficient generating facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

     In addition, as a result of a variety of factors, including deregulation of the power generation market, utilities, independent power producers and industrial companies are disposing of power generation facilities. To date, numerous utilities have sold or announced their intentions to sell their power generation facilities and have focused their resources on the transmission and distribution segments. Many independent producers operating a limited number of power plants are also seeking to dispose of their plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses.

STRATEGY

     Our strategy is to continue our rapid growth by capitalizing on the significant opportunities in the power market, primarily through our active development and acquisition programs. In pursuing our proven growth strategy, we utilize our extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach uses our expertise in design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which we believe provides us with a competitive advantage. The key elements of our strategy are as follows:

     - Development and expansion of power plants. We are actively pursuing the development and expansion of highly efficient, low-cost, gas-fired power plants to replace old and inefficient generating facilities and meet the demand for new generation. Our strategy is to develop power plants in strategic geographic locations that enable us to utilize existing power generation assets and operate the power plants as integrated electric generation systems. This allows us to achieve significant operating synergies and efficiencies in fuel procurement, power marketing and operations and maintenance.

       In May 1999, we completed a 35 megawatt expansion of our Clear Lake Power Plant to 412 megawatts, and we commenced commercial operations at our 169 megawatt Dighton Power Plant in August 1999.


       We currently have nine projects under construction representing an additional 4,485 megawatts. Of these new projects, we are currently expanding our Pasadena facility by 545 megawatts to 785 megawatts and we have eight new power plants under construction, including the Tiverton Power Plant in Rhode Island; the Rumford Power Plant in Maine; the Westbrook Power Plant in Maine; the Sutter Power Plant in California; the Los Medanos Power Plant in California; the South Point Power Plant in Arizona; the Magic Valley Power Plant in Texas; and the Lost Pines 1 Power Plant in Texas. We have also announced plans to develop six additional power generation facilities, totaling 3,830 megawatts, in California, Texas, Arizona and Pennsylvania.


       In July 1999, we announced an agreement with Credit Suisse First Boston, New York branch and The Bank of Nova Scotia, as lead arrangers, for a $1.0 billion revolving construction loan facility. The credit facility will be utilized to finance the construction of our development program. We expect to finalize the documentation relating to this facility in the fourth quarter of 1999.

       On August 20, 1999, we announced the purchase of 18 F-class combustion turbines from Siemens Westinghouse Power Corporation that will be capable of producing 4,900 megawatts of electricity. Beginning in 2002, Siemens will deliver six turbines per year through 2004. Combined with our existing turbine order we have 69 turbines under contract, option or letter of intent capable of producing 17,745 megawatts.

     - Acquisition of power plants. Our strategy is to acquire power generating facilities that meet our stringent criteria, provide significant potential for revenue, cash flow and earnings growth and provide the opportunity to enhance the operating efficiencies of the plants. We have significantly expanded and diversified our project portfolio through the acquisition of power generation facilities through the completion of 32 acquisitions to date.

       On March 19, 1999, we completed the acquisition of Unocal Corporation's Geysers geothermal steam fields in northern California for approximately $102.1 million. The steam fields fuel our 12 Sonoma County power plants, totaling 544 megawatts purchased from Pacific Gas and Electric Company.

       On May 7, 1999 we completed the acquisition from Pacific Gas and Electric Company ("PG&E") of 14 geothermal power plants at The Geysers in northern California, with a combined capacity of approximately 700 megawatts, for $212.8 million. With the acquisition, we now own interests in and operate 18 geothermal power plants that generate more than 800 megawatts of electricity, and we are the nation's largest geothermal and green power producer. The combination of our existing geothermal steam and power plant assets, the acquisition of the Sonoma steam fields from Unocal, and the 14 power plants from PG&E allows us to fully integrate the steam and power plant operations at The Geysers into one efficient, unified system to maximize the renewable natural resource, lower overall production costs and extend the life of The Geysers.

       On August 27, 1999, we announced an agreement with CGCA to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will own the remaining 20%. The transaction is subject to the approval of CGCA shareholders and we expect to consummate the acquisition by year-end 1999. CCGA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma.

       On August 31, 1999, we completed the acquisition of an additional 50% of the Aidlin Power Plant from Edison Mission Energy (5%) and General Electric Capital Corporation (45%) for a total purchase price of $7.2 million. We now own 55% of the 20 megawatt Aidlin Power Plant.

       On October 1, 1999, we completed the acquisition of Sheridan Energy, Inc., a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants.

       On October 21, 1999, we completed the acquisition of the Calistoga geothermal power plant from FPL Energy and Caithness Corporation for approximately $78.0 million. Located in The Geysers region of northern California, Calistoga is a 67 megawatt facility which provides electricity to PG&E under a long-term contract.


     - Enhancement of existing power plants. We continually seek to maximize the power generation and revenue potential of our operating assets and minimize our operating and maintenance expenses and fuel costs. This will become even more significant as our portfolio of power generation facilities expands to an aggregate of 52 power plants with an aggregate capacity of 8,758 megawatts, after completion of our pending acquisitions and projects currently under construction. We focus on operating our plants as an integrated system of power generation, which enables us to minimize costs and maximize operating efficiencies. As of June 30, 1999, our gas-fired and geothermal power generation facilities have operated at an average availability of approximately 96% and 99%, respectively. We believe that achieving and maintaining a low-cost of production will be increasingly important to compete effectively in the power generation market.


       On July 8, 1999, we announced a renegotiation of our Gilroy power sales agreement with PG&E. The amendment provides for the termination of the remaining 18 years of the long-term contract in exchange for a fixed long-term payment schedule. The amended agreement is subject to approval by the California Public Utilities Commission, whose decision we expect to receive in the fourth quarter of 1999. We will continue to sell the output from the Gilroy Power Plant through October 2002 to PG&E and thereafter we will market the output in the California wholesale power market.

DESCRIPTION OF FACILITIES


     We currently have interests in 38 power generation facilities with a current aggregate capacity of approximately 3,694 megawatts, consisting of 19 gas-fired power plants with a total capacity of 2,806 megawatts and 19 geothermal power generation facilities with a total capacity of 888 megawatts. We also have an acquisition pending comprising 6 gas-fired facilities with an aggregate capacity of 579 megawatts, 8 gas-fired projects and one project expansion currently under construction with an aggregate capacity of 4,485 megawatts, and have announced the development of 6 additional power plants with an aggregate capacity of 3,930 megawatts. Each of the power generation facilities currently in operation produces electricity for sale to a utility or other third-party end user. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users.


     The gas-fired and geothermal power generation projects in which we have an interest produce electricity and thermal energy that are typically sold pursuant to long-term power sales agreements. Revenue from a power sales agreement usually consists of two components: energy payments and capacity payments. Energy payments are based on a power plant's net electrical output where payment rates may be determined by a schedule of prices covering a fixed number of years under the power sales agreement, after which payment rates are usually indexed to the fuel costs of the contracting utility or to general inflation indices. Capacity payments are based on a power plant's net electrical output and/or its available capacity. Energy payments are made for each kilowatt hour of energy delivered, while capacity payments, under certain circumstances, are made whether or not any electricity is delivered.

     Upon completion of the pending acquisitions and projects under construction, we will provide operating and maintenance services for 42 of the 52 power plants in which we have an interest. Such services include the operation of power plants, geothermal steam fields, wells and well pumps, gathering systems and gas pipelines. We also supervise maintenance, materials purchasing and inventory control, manage cash flow, train staff and prepare operating and maintenance manuals for each power generation facility that we operate. As a facility develops an operating history, we analyze its operation and may modify or upgrade equipment or adjust operating procedures or maintenance measures to enhance the facility's reliability or profitability. These services are performed under the terms of an operating and maintenance agreement pursuant to which we are generally reimbursed for certain costs, paid an annual operating fee and may also be paid an incentive fee based on the performance of the facility. The fees payable to us are generally subordinated to any lease payments or debt service obligations of non-recourse financing for the project.

     In order to provide fuel for the gas-fired power generation facilities in which we have an interest, natural gas reserves are acquired or natural gas is purchased from third parties under supply agreements. We attempt to structure a gas-fired power facility's fuel supply agreement so that gas costs have a direct relationship to the fuel component of revenue energy payments. We currently hold interests in geothermal leaseholds in The Geysers that produce steam that is supplied to the power generation facilities owned by us for use in producing electricity.

     Certain power generation facilities in which we have an interest have been financed primarily with non-recourse project financing that is structured to be serviced out of the cash flows derived from the sale of electricity, thermal energy and/or steam produced by such facilities and provides that the obligations to pay interest and principal on the loans are secured almost solely by the capital stock or partnership interests, physical assets, contracts and/or cash flow attributable to the entities that own the facilities. The lenders under non-recourse project financing generally have no recourse for repayment against us or any of our assets or the assets of any other entity other than foreclosure on pledges of stock or partnership interests and the assets attributable to the entities that own the facilities.

     Substantially all of the power generation facilities in which we have an interest are located on sites which are leased on a long-term basis. See
"-- Properties."

     Set forth below is a map showing the locations of our power plants in operation, pending acquisitions, power plants under construction and announced development projects.

[DEPICTION OF A MAP OF THE UNITED STATES, WITH MARKERS INDICATING THE LOCATION OF OUR FACILITIES]


                                                                   MEGAWATTS
                                                            -----------------------
                                                   # OF      PLANT      CALPINE NET
                                                  PLANTS    CAPACITY     INTEREST
                                                  ------    --------    -----------
In operation....................................    38        3,694        2,955
Pending acquisitions............................     6          579          400
Under construction
  -- New facilities.............................     8        3,940        3,481
  -- Expansion projects.........................    --          545          545
Announced development...........................     6        3,930        2,918
                                                    --       ------        -----
                                                    58       12,688       10,299
                                                    ==       ======        =====

     Set forth below is certain information regarding our operating power plants, plants under construction, pending power plant acquisitions and development projects.


                            POWER                        NAMEPLATE       CALPINE     CALPINE NET
                          GENERATION                      CAPACITY       INTEREST     INTEREST
      POWER PLANT         TECHNOLOGY     LOCATION      (MEGAWATTS)(1)   PERCENTAGE   (MEGAWATTS)
      -----------         ----------   -------------   --------------   ----------   -----------
OPERATING POWER PLANTS
Sonoma County (12 power
  plants)(3)............  Geothermal    California           544.0          100%          544.0
Texas City..............  Gas-Fired        Texas             450.0          100%          450.0
Clear Lake..............  Gas-Fired        Texas             412.0          100%          412.0
Pasadena................  Gas-Fired        Texas             240.0          100%          240.0
Gordonsville............  Gas-Fired      Virginia            240.0           50%          120.0
Lockport................  Gas-Fired      New York            184.0         11.4%           20.9
Dighton(6)..............  Gas-Fired    Massachusetts         169.0           50%           84.5
Bayonne.................  Gas-Fired     New Jersey           165.0          7.5%           12.4
Auburndale..............  Gas-Fired       Florida            150.0           50%           75.0
Lake County (2 power
  plants)(3)............  Geothermal    California           150.0          100%          150.0
Sumas(2)................  Gas-Fired     Washington           125.0           70%           87.5
King City...............  Gas-Fired     California           120.0          100%          120.0
Gilroy..................  Gas-Fired     California           120.0          100%          120.0
Kennedy International
  Airport...............  Gas-Fired      New York            107.0           50%           53.5
Pittsburg...............  Gas-Fired     California            70.0          100%           70.0
Calistoga...............  Geothermal    California            67.0          100%           67.0
Sonoma(3)...............  Geothermal    California            60.0          100%           60.0
Bethpage................  Gas-Fired      New York             57.0          100%           57.0
Greenleaf 1.............  Gas-Fired     California            49.5          100%           49.5
Greenleaf 2.............  Gas-Fired     California            49.5          100%           49.5
Stony Brook.............  Gas-Fired      New York             40.0           50%           20.0
Agnews..................  Gas-Fired     California            29.0           20%            5.8
Watsonville.............  Gas-Fired     California            28.5          100%           28.5
West Ford Flat..........  Geothermal    California            27.0          100%           27.0
Bear Canyon.............  Geothermal    California            20.0          100%           20.0
Aidlin..................  Geothermal    California            20.0           55%           11.0
PENDING ACQUISITIONS
Grays Ferry.............  Gas-Fired    Pennsylvania          150.0           40%           60.0
Parlin..................  Gas-Fired     New Jersey           122.0           80%           97.6
Morris..................  Gas-Fired      Illinois            117.0           80%           93.6
Pryor...................  Gas-Fired      Oklahoma            110.0           80%           88.0
Newark..................  Gas-Fired     New Jersey            58.0           80%           46.4
Philadelphia............  Gas-Fired    Pennsylvania           22.0         66.4%           14.6
PROJECTS UNDER
  CONSTRUCTION
Magic Valley............  Gas-Fired        Texas             730.0          100%          730.0
Los Medanos.............  Gas-Fired     California           500.0          100%          500.0
Westbrook...............  Gas-Fired        Maine             545.0          100%          545.0
Pasadena Expansion......  Gas-Fired        Texas             545.0          100%          545.0
South Point.............  Gas-Fired       Arizona            545.0          100%          545.0
Sutter..................  Gas-Fired     California           545.0          100%          545.0
Lost Pines 1............  Gas-Fired        Texas             545.0           50%          272.5
Tiverton(4).............  Gas-Fired    Rhode Island          265.0         62.8%          166.4
Rumford(5)..............  Gas-Fired        Maine             265.0         66.7%          176.8

                            POWER                        NAMEPLATE       CALPINE     CALPINE NET
                          GENERATION                      CAPACITY       INTEREST     INTEREST
      POWER PLANT         TECHNOLOGY     LOCATION      (MEGAWATTS)(1)   PERCENTAGE   (MEGAWATTS)
      -----------         ----------   -------------   --------------   ----------   -----------
ANNOUNCED DEVELOPMENT
Delta Energy Center.....  Gas-Fired     California           880.0           50%          440.0
Baytown.................  Gas-Fired        Texas             800.0          100%          800.0
Metcalf Energy Center...  Gas-Fired     California           600.0           50%          300.0
West Phoenix............  Gas-Fired       Arizona            545.0           50%          272.5
Ontelaunee..............  Gas-Fired    Pennsylvania          545.0          100%          545.0
Channel Energy Center...  Gas-Fired        Texas             560.0          100%          560.0


-------------------------
(1) Nameplate capacity may not represent the actual output for a facility at any particular time.

(2) See "-- Operating Power Plants -- Sumas Power Plant" for a description of our interest in the Sumas Power Plant. Based on our current estimates, the payments to be received by us represent approximately 70% of distributable cash.

(3) For these geothermal power plants, nameplate capacity refers to the approximate capacity of the power plants. The capacity of these plants is expected to gradually diminish as the production of the related steam fields declines.

(4) See "Project Development and Acquisitions -- Project Development -- Projects Under Construction -- Tiverton Power Plant" for a description of our interest in the Tiverton Power Plant.

(5) See "Project Development and Acquisitions -- Project Development -- Projects Under Construction -- Rumford Power Plant" for a description of our interest in the Rumford Power Plant.

(6) See "Project Development and Acquisitions -- Project Development -- Projects Under Construction -- Dighton Power Plant" for a description of our interest in the Dighton Power Plant. Based on our current estimates, our interest represents our right to receive approximately 50% of project cash flow beginning at the commencement of commercial operation.

OPERATING POWER PLANTS

     Sonoma County Power Plants. The Sonoma County power plants consist of 12 geothermal power plants and associated steam fields having combined capacity of 544 megawatts located at The Geysers in northern California. The power plants were acquired from PG&E on May 7, 1999 and we market the output from these plants into the California power market.

     Texas City Power Plant. The Texas City Power Plant is a 450 megawatt gas-fired cogeneration facility located in Texas City, Texas. Electricity generated by the Texas City Power Plant is sold under two separate long-term agreements to (1) Texas Utilities Electric Company ("TUEC") under a power sales agreement terminating on September 30, 2002, and (2) Union Carbide Corporation ("UCC") under a steam and electricity services agreement terminating on June 30, 1999. Each agreement contains payment provisions for capacity and electric energy payments. Under a steam and electricity services agreement expiring October 19, 2003, the Texas City Power Plant will supply UCC with 300,000 lbs/hr of steam on a monthly average basis, with the required supply of steam not exceeding 600,000 lbs/hr at any given time. During 1998, the Texas City Power Plant generated approximately 2,517,316,000 kilowatt hours of electric energy for sale to TUEC and UCC and approximately $188.3 million of revenue.

     Clear Lake Power Plant. The Clear Lake Power Plant is a 412 megawatt gas/ hydrogen-fired cogeneration facility located in Pasadena, Texas. Electricity generated by the Clear Lake Power Plant is sold under three separate long-term agreements to (1) Texas-New Mexico Power Company ("TNP") under a power sales agreement terminating in 2004, (2) Houston Lighting and Power Company ("HL&P") under a power sales agreement terminating in 2005, and (3) Hoechst Celanese Chemical Group, Inc. ("HCCG") under a power sales agreement terminating in 2004. Each power sales agreement contains payment provisions for capacity and energy payments. Under a steam purchase and sale agreement expiring August 31, 2004, the Clear Lake Power Plant will supply up to 900,000 lbs/hr of steam to HCCG. During 1998, the Clear Lake Power Plant generated approximately 2,912,649,000 kilowatt hours of electric energy for sale to TNP, HL&P and HCCG and approximately $89.3 million of revenue.

     Pasadena Power Plant. The Pasadena Power Plant is a 240 megawatt gas-fired cogeneration facility located in Pasadena, Texas. Electricity generated by the Pasadena Power Plant is sold under contract and into the open market. We entered into an energy sales agreement with Phillips Petroleum Company ("Phillips") terminating in 2018. Under this agreement, we provide 90 megawatts of electricity and 200,000 lbs/hr of steam to Phillips' Houston Chemical Complex. West Texas Utilities purchased 50 megawatts of capacity through the end of 1998. In 1999, LG&E Energy Marketing will purchase up to 150 megawatts of electricity under a one-year agreement. TUEC is also under contract to purchase up to 150 megawatts of electricity under a two-year agreement beginning December 1, 1999. The remaining available electricity output is sold into the competitive market through our power marketing organization. During 1998, the Pasadena Power Plant generated approximately 812,314,000 kilowatt hours of electric energy with approximately $30.5 million of revenue.

     Gordonsville Power Plant. The Gordonsville Power Plant is a 240 megawatt gas-fired cogeneration facility located near Gordonsville, Virginia. Electricity generated by the Gordonsville Power Plant is sold to the Virginia Electric and Power Company under two power sales agreements terminating on June 1, 2024, each of which include payment provisions for capacity and energy. The Gordonsville Power Plant sells steam to Rapidan Service Authority under the terms of a steam purchase and sales agreement, which expires June 1, 2004. During 1998, the Gordonsville Power Plant generated approximately 213,382,000 kilowatt hours of electrical energy and approximately $37.4 million of revenue.

     Lockport Power Plant. The Lockport Power Plant is a 184 megawatt gas-fired, combined-cycle cogeneration facility located in Lockport, New York. The facility is owned and operated by Lockport Energy Associates, L.P. ("LEA"). We own an indirect 11.36% limited partnership interest in LEA. Electricity and steam is sold to General Motors Corporation ("GM") under an energy sales agreement expiring in December 2007 for use at the GM Harrison plant, which is located on a site adjacent to the Lockport Power Plant. Electricity is also sold to New York State Electricity and Gas Company ("NYSEG") under a power purchase agreement expiring October 2007. NYSEG is required to purchase all of the electric power produced by the Lockport Power Plant not required by GM. For 1998, the Lockport Power Plant generated approximately 1,284,830,000 kilowatt hours of electricity and had $118.6 million in revenue.

     Dighton Power Plant. In October 1997, we invested $16.0 million in the development of a 169 megawatt gas-fired combined-cycle power plant to be located in Dighton, Massachusetts. This investment, which is structured as subordinated debt, will provide us with a preferred payment stream at a rate of 12.07% per year for a period of twenty years from the commercial operation date. The Dighton Power Plant was developed by EMI and cost approximately $120.0 million. Commercial operation commenced in August 1999. The Dighton Power Plant is operated by EMI and sells its output into the New England power market and to wholesale and retail customers in the northeastern United States.

     Bayonne Power Plant. The Bayonne Power Plant is a 165 megawatt gas-fired cogeneration facility located in Bayonne, New Jersey. The facility is primarily owned by an affiliate of Cogen Technologies, Inc. We own an indirect 7.5% limited partnership interest in the facility. Electricity generated by the Bayonne Power Plant is sold under various power sales agreements to Jersey Central Power & Light Company and Public Service Electric and Gas Company of New Jersey. The Bayonne Power Plant also sells steam to two industrial entities. During 1998, the Bayonne Power Plant generated approximately 1,399,860,000 kilowatt hours of electrical energy and approximately $116.6 million in revenue.

     Auburndale Power Plant. The Auburndale Power Plant is a 150 megawatt gas-fired cogeneration facility located near the city of Auburndale, Florida. Electricity generated by the Auburndale Power Plant is sold under various power sales agreements to Florida Power Corporation ("FPC"), Enron Power Marketing and Sonat Power Marketing. Auburndale sells 131.18 megawatts of capacity and energy to FPC under three power sales agreements, each terminating at the end of 2013. The Auburndale Power Plant sells steam under two steam purchase and sale agreements. One agreement is with Cutrale Citrus Juices, USA, an affiliate of Sucocitro Cutrale LTDA, expiring on July 1, 2014. The second agreement is with Todhunter International, Inc., doing business as Florida Distillers Company, expiring on July 1, 2009. During 1998, the Auburndale Power Plant generated approximately 1,022,146,000 kilowatt hours of electrical energy and approximately $49.6 million in revenue.

     Lake County Power Plants. The Lake County power plants consist of two geothermal power plants and associated steam fields having a combined capacity of 150 megawatts located at The Geysers in northern California. We acquired these power plants from PG&E on May 7, 1999, and we market the output from these plants into the California power market.

     Sumas Power Plant. The Sumas Power Plant is a 125 megawatt gas-fired, combined cycle cogeneration facility located in Sumas, Washington. We currently hold an ownership interest in the Sumas Power Plant, which entitles us to receive certain scheduled distributions during the next two years. Upon receipt of the scheduled distributions, we will no longer have any ownership interest in the Sumas Power Plant. Electrical energy generated by the Sumas Power Plant is sold to Puget Sound Power & Light Company ("Puget") under the terms of a power sales agreement terminating in 2013. Under the power sales agreement, Puget has agreed to purchase an annual average of 123 megawatts of electrical energy. In addition to the sale of electricity to Puget, pursuant to a long-term steam supply and dry kiln lease agreement, the Sumas Power Plant produces and sells approximately 23,000 lbs/hr of low pressure steam to an adjacent lumber-drying facility owned by Sumas, which has been leased to and is operated by Socco, Inc. During 1998, the Sumas Power Plant generated approximately 915,227,280 kilowatt hours of electrical energy and approximately $49.6 million of total revenue.

     King City Power Plant. The King City Power Plant is a 120 megawatt gas-fired, combined-cycle cogeneration facility located in King City, California. We operate the King City Power Plant under a long-term operating lease for this facility with BAF Energy ("BAF"), terminating in 2018. Electricity generated by the King City Power Plant is sold to PG&E under a power sales agreement terminating in 2019. The power sales agreement contains payment provisions for capacity and energy. In addition to the sale of electricity to PG&E, the King City Power Plant produces and sells thermal energy to a thermal host, Basic Vegetable Products, Inc., an affiliate of BAF, under a long-term contract coterminous with the power sales agreement. During 1998, the King City Power Plant generated approximately 428,825,000 kilowatt hours of electrical energy and approximately $45.6 million of total revenue.

     Gilroy Power Plant. The Gilroy Power Plant is a 120 megawatt gas-fired cogeneration facility located in Gilroy, California. Electricity generated by the Gilroy Power Plant is sold to PG&E under a power sales agreement terminating in 2018. In July 1999 we announced a renegotiation of our Gilroy power sales agreement with PG&E. The amendment provides for the termination of the remaining 18 years of the long-term contract in exchange for a fixed long-term payment schedule. The amended agreement is subject to approval by the California Public Utilities Commission, whose decision we expect to receive in the fourth quarter of 1999. We will continue to sell the output from the Gilroy Power Plant through October 2002 to PG&E and thereafter we will market the output in the California wholesale power market. In addition, the Gilroy Power Plant produces and sells thermal energy to a thermal host, Gilroy Foods, Inc., under a long-term contract that is coterminous with the power sales agreement. During 1998, the Gilroy Power Plant generated approximately 477,628,000 kilowatt hours of electrical energy for sale to PG&E and approximately $39.3 million in revenue.

     Kennedy International Airport Power Plant. The Kennedy International Airport Power Plant is a 107 megawatt gas-fired cogeneration facility located at John F. Kennedy International Airport in Queens, New York. The facility is owned and operated by KIAC Partners. We own an indirect 50% general partnership interest in KIAC. Electricity and thermal energy generated by the Kennedy International Airport Power Plant is sold to the Port Authority, and incremental electric power is sold to Consolidated Edison Company of New York, the New York Power Authority and other utility customers. Electric power and chilled and hot water generated by the Kennedy International Airport Power Plant is sold to the Port Authority under an energy purchase agreement that expires November 2015. For 1998, the Kennedy International Airport Power Plant generated approximately 533,755,000 kilowatt hours of electrical energy, 266,252 mmbtu of chilled water and 178,405 mmbtu of hot water for sale to the Port Authority, and generated approximately $56.1 million in revenue.

     Pittsburg Power Plant. The Pittsburg Power Plant is a 70 megawatt gas-fired cogeneration facility, located at The Dow Chemical Company's ("Dow") Pittsburg, California chemical facility. We sell up to 18 megawatts of electricity to Dow under a power sales agreement expiring in 2008. Surplus energy is sold to PG&E under an existing power sales agreement. In addition, we sell approximately 200,000 lbs/hr of steam to Dow under an energy sales agreement expiring in 2003 and to USS-POSCO Industries' nearby steel mill under a process steam contract expiring in 2001. From its acquisition, in July 1998, through the end of 1998, the Pittsburg Power Plant generated approximately 92,358,000 kilowatt hours of electrical energy to Dow and PG&E and approximately $9.4 million in revenue.

     Sonoma Power Plant. The Sonoma Power Plant consists of a 60 megawatt geothermal power plant and associated steam fields located in Sonoma County, California. Electricity generated by the Sonoma Power Plant is sold to the Sacramento Municipal Utility District ("SMUD") under a power sales agreement for up to 50 megawatts of off-peak power production, terminating in 2001. In addition, SMUD has the option to purchase up to an additional 10 megawatts of peak power production through 2005. We market the excess electricity into the California power market. From its acquisition, in June 1998, through the end of 1998, the Sonoma Power Plant generated approximately 215,433,000 kilowatt hours of electrical energy and approximately $6.2 million in revenue.

     Bethpage Power Plant. The Bethpage Power Plant is a 57 megawatt gas-fired, combined cycle cogeneration facility located adjacent to a Northrup Grumman Corporation ("Grumman") facility in Bethpage, New York. Electricity and steam generated by the Bethpage Power Plant are sold to Grumman under an energy purchase agreement expiring August 2004. Electric power not sold to Grumman is sold to Long Island Power Authority ("LIPA") under a generation agreement also expiring August 2004. Grumman is also obligated to purchase a minimum of 158,000 klbs of steam per year from the Bethpage Power Plant. For 1998, the Bethpage Power Plant generated approximately 474,991,000 kilowatt hours of electrical energy for sale to Grumman and LIPA and approximately $32.9 million in revenue.

     Greenleaf 1 Power Plant. The Greenleaf 1 Power Plant is a 49.5 megawatt gas-fired cogeneration facility located near Yuba City, California. We operate this facility under an operating lease with Union Bank of California, terminating in 2014 (the "Greenleaf Lease"). Electricity generated by the Greenleaf 1 Power Plant is sold to PG&E under a power sales agreement terminating in 2019 which contains payment provisions for capacity and energy. In addition, the Greenleaf 1 Power Plant sells thermal energy, in the form of hot exhaust to dry wood waste, to a thermal host which is owned and operated by us. For 1998, the Greenleaf 1 Power Plant generated approximately 326,543,000 kilowatt hours of electrical energy for sale to PG&E and approximately $17.8 million in revenue.

     Greenleaf 2 Power Plant. The Greenleaf 2 Power Plant is a 49.5 megawatt gas-fired cogeneration facility located near Yuba City, California. This facility is also operated by us under the Greenleaf Lease. Electricity generated by the Greenleaf 2 Power Plant is sold to PG&E under a power sales agreement terminating in 2019 which includes payment provisions for capacity and energy. In addition to the sale of electricity to PG&E, the Greenleaf 2 Power Plant sells thermal energy to Sunsweet Growers, Inc. pursuant to a 30-year contract. For 1998, the Greenleaf 2 Power Plant generated approximately 377,101,000 kilowatt hours of electrical energy for sale to PG&E and approximately $20.3 million in revenue.

     Stony Brook Power Plant. The Stony Brook Power Plant is a 40 megawatt gas-fired cogeneration facility located on the campus of the State University of New York at Stony Brook, New York ("SUNY"). The facility is owned by Nissequogue Cogen Partners ("NCP"). We own an indirect 50% general partner interest in NCP. Steam and electric power is sold to SUNY under an energy supply agreement expiring in 2023. Under the energy supply agreement, SUNY is required to purchase, and the Stony Brook Power Plant is required to provide, all of SUNY's electric power and steam requirements up to 36.125 megawatts of electricity and 280,000 lbs/hr of process steam. The remaining electricity is sold to LIPA under a long-term agreement. LIPA is obligated to purchase electric power generated by the facility not required by SUNY. SUNY is required to purchase a minimum of 402,000 klbs per year of steam. For 1998, the Stony Brook Power Plant generated approximately 326,584,000 kilowatt hours of electrical energy and 1,185,000 klbs of steam for sale to SUNY and LIPA and approximately $31.1 million in revenue.

     Agnews Power Plant. The Agnews Power Plant is a 29 megawatt gas-fired, combined-cycle cogeneration facility located on the East Campus of the state-owned

Agnews Developmental Center in San Jose, California. We hold a 20% ownership interest in GATX Calpine-Agnews, Inc., which is the sole stockholder of O.L.S. Energy-Agnews, Inc. ("O.L.S. Energy-Agnews"). O.L.S. Energy-Agnews leases the Agnews Power Plant under a sale leaseback arrangement. Electricity generated by the Agnews Power Plant is sold to PG&E under a power sales agreement terminating in 2021 which contains payment provisions for capacity and energy. In addition, the Agnews Power Plant produces and sells electricity and approximately 7,000 lbs/hr of steam to the Agnews Developmental Center pursuant to a 30-year energy service agreement. During 1998, the Agnews Power Plant generated approximately 215,180,000 kilowatt hours of electrical energy and total revenue of $11.7 million.

     Watsonville Power Plant. The Watsonville Power Plant is a 28.5 megawatt gas-fired, combined cycle cogeneration facility located in Watsonville, California. We operate the Watsonville Power Plant under an operating lease with the Ford Motor Credit Company, terminating in 2009. Electricity generated by the Watsonville Power Plant is sold to PG&E under a power sales agreement terminating in 2009 which contains payment provisions for capacity and energy. During 1998, the Watsonville Power Plant produced and sold steam to Farmers Processing, a food processor. In addition, the Watsonville Power Plant sold process water produced from its water distillation facility to Farmer's Cold Storage, Farmer's Processing and Cascade Properties. For 1998, the Watsonville Power Plant generated approximately 206,007,000 kilowatt hours of electrical energy for sale to PG&E and approximately $11.4 million in revenue.

     West Ford Flat Power Plant. The West Ford Flat Power Plant consists of a 27 megawatt geothermal power plant and associated steam fields located in northern California. Electricity generated by the West Ford Flat Power Plant is sold to PG&E under a power sales agreement terminating in 2008 which contains payment provisions for capacity and energy. During 1998, the West Ford Flat Power Plant generated approximately 235,529,000 kilowatt hours of electrical energy for sale to PG&E and approximately $34.6 million of revenue.

     Bear Canyon Power Plant. The Bear Canyon Power Plant consists of a 20 megawatt geothermal power plant and associated steam fields located in northern California, two miles south of the West Ford Flat Power Plant. Electricity generated by the Bear Canyon Power Plant is sold to PG&E under two 10 megawatt power sales agreements terminating in 2008 which contain payment provisions for capacity and energy. During 1998, the Bear Canyon Power Plant generated approximately 176,508,000 kilowatt hours of electrical energy and approximately $20.4 million of revenue.

     Aidlin Power Plant. The Aidlin Power Plant consists of a 20 megawatt geothermal power plant and associated steam fields located in northern California. We hold an indirect 55% ownership interest in the Aidlin Power Plant. Electricity generated by the Aidlin Power Plant is sold to PG&E under two 10 megawatt power sales agreements terminating in 2009 which contain payment provisions for capacity and energy. During 1998, the Aidlin Power Plant generated approximately 170,046,000 kilowatt hours of electrical energy and revenue of $24.4 million.

     Calistoga Power Plant. The Calistoga Power Plant consists of a 67 megawatt geothermal power plant and associated steam fields located in northern California. Electricity generated by the Calistoga Power Plant is sold to PG&E under a power sales agreement terminating in 2014 which contains payment provisions for capacity and energy.

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During 1998, the Calistoga Power Plant generated approximately 614,073,000 kilowatt hours of electrical energy for sale to PG&E and approximately $27.9 million in revenue.

PROJECT DEVELOPMENT AND ACQUISITIONS

     We are actively engaged in the development and acquisition of power generation projects. We have historically focused principally on the development and acquisition of interests in gas-fired and geothermal power projects, although we also consider projects that utilize other power generation technologies. We have significant expertise in a variety of power generation technologies and have substantial capabilities in each aspect of the development and acquisition process, including design, engineering, procurement, construction management, fuel and resource acquisition and management, financing and operations.

ACQUISITIONS

     We will consider the acquisition of an interest in operating projects as well as projects under development where we would assume responsibility for completing the development of the project. In the acquisition of power generation facilities, we generally seek to acquire an ownership interest in facilities that offer us attractive opportunities for revenue and earnings growth, and that permit us to assume sole responsibility for the operation and maintenance of the facility. In evaluating and selecting a project for acquisition, we consider a variety of factors, including the type of power generation technology utilized, the location of the project, the terms of any existing power or thermal energy sales agreements, gas supply and transportation agreements and wheeling agreements, the quantity and quality of any geothermal or other natural resource involved, and the actual condition of the physical plant. In addition, we assess the past performance of an operating project and prepare financial projections to determine the profitability of the project. We generally seek to obtain a significant equity interest in a project and to obtain the operation and maintenance contract for that project. See
"-- Strategy" and "Risk Factors -- Our power project development and acquisition activities may not be successful."

     We have grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields. We believe that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, we are likely to confront significant competition for acquisition opportunities. In addition, there can be no assurance that we will continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, that we will be able to consummate such acquisitions.

PENDING ACQUISITIONS

     COGENERATION CORPORATION OF AMERICA. On August 27, 1999 we announced an agreement with CGCA to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power will own the remaining 20%. The transaction is subject to shareholder approval and we expect to consummate the acquisition by year-end 1999. CGCA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma. As of June 30, 1999 CGCA had approximately $296.6 million of indebtedness, including $216.1 million of non-recourse project debt.

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    Grays Ferry Power Plant. The Grays Ferry Power Plant is a 150 megawatt, natural gas-fired cogeneration project located in Philadelphia, Pennsylvania. CGCA owns 50% of the project and 50% is owned by Trigen Energy Corporation. The facility is operated by Trigen. Electricity generated by the Grays Ferry Power Plant is sold under two long-term power sales agreements to PECO Energy Company, expiring in 2017. An affiliate of Trigen purchases the steam produced by the project pursuant to a 25-year contract expiring in 2022.

    Parlin Power Plant. The Parlin Power Plant consists of a 122 megawatt natural gas-fired cogeneration power plant located in Parlin, New Jersey. The facility is operated by NRG Energy, Inc. Electricity generated by the Parlin Power Plant is sold pursuant to a long-term contract expiring in 2011 to Jersey Central Power and Light Company ("JCP&L"), and steam produced is sold to E.I. Dupont de Nemours and Company under a long-term agreement expiring in 2021.

    Morris Power Plant. The Morris Power Plant consists of a 117 megawatt natural gas-fired cogeneration facility located in Morris, Illinois. The facility is operated by NRG Energy, Inc. Electricity and steam produced by the facility is sold to Equistar Chemicals, L.P. pursuant to a long-term contract expiring in 2023. Any surplus electricity is marketed to the Illinois power market.

    Pryor Power Plant. The Pryor Power Plant is a 110 megawatt natural gas-fired cogeneration power plant located in Pryor, Oklahoma. The facility is operated by NRG Energy, Inc. The Pryor Power Plant sells 100-megawatts of capacity and varying amounts of electrical energy to Oklahoma Gas and Electric under a contract expiring in 2007. Steam produced from the Pryor facility is sold to a number of industrial users under contracts with various termination dates ranging from 1998 to 2007. Surplus electricity is also sold to the Public Service of Oklahoma at its avoided cost.

    Newark Power Plant. The Newark Power Plant consists of a 58 megawatt natural gas-fired cogeneration power plant located in Newark, New Jersey. The facility is operated by NRG Energy, Inc. Electricity produced by the facility is sold pursuant to a long-term contract expiring in 2015 to JCP&L. Steam produced is sold to Newark Boxboard under a long-term contract expiring in 2015.

    Philadelphia Water Project. The Philadelphia Water Project consists of two standby peak shaving facilities located at the Philadelphia Water Department's Northeast and Southwest wastewater treatment plants. CGCA owns 83% of the project and the project is operated by O'Brien Energy Services Company. The project sells capacity and energy on demand to the Philadelphia Municipal Authority pursuant to two long-term contracts expiring in 2013.

     SHERIDAN ENERGY, INC. On October 1, 1999 we completed the acquisition of Sheridan Energy, a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants. As of June 30, 1999, Sheridan Energy had indebtedness of $71.5 million.

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PROJECT DEVELOPMENT

     The development of power generation projects involves numerous elements, including evaluating and selecting development opportunities, designing and engineering the project, obtaining power sales agreements, acquiring necessary land rights, permits and fuel resources, obtaining financing and managing construction. We intend to focus primarily on development opportunities where we are able to capitalize on our expertise in implementing an innovative and fully integrated approach to project development in which we control the entire development process. Utilizing this approach, we believe that we are able to enhance the value of our projects throughout each stage of development in an effort to maximize our return on investment.

     We are pursuing the development of highly efficient, low-cost power plants that seek to take advantage of inefficiencies in the electricity market. We intend to sell all or a portion of the power generated by such plants into the competitive market through a portfolio of short-, medium-and long-term power sales agreements. We expect that these projects will represent a prototype for our future plant developments. See "-- Strategy" and "Risk Factors -- Our power project development and acquisition activities may not be successful."

     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain power sales agreements, governmental permits and approvals, fuel supply and transportation agreements, sufficient equity capital and debt financing, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that we will be successful in doing so. In addition, project development is subject to certain environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable long-term power sales agreement, entering into power marketing transactions, and obtaining all required governmental permits and approvals, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before it can be determined whether a project is feasible, economically attractive or financeable. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in such a facility. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. As a result of competition, it may be difficult to obtain a power sales agreement for a proposed project, and the prices offered in new power sales agreements for both electric capacity and energy may be less than the prices in prior agreements. We cannot assure that we will be successful in the development of power generation facilities in the future.

     Projects Under Construction

     Magic Valley Power Plant. In May 1998, we announced that we had signed a 20-year power sales agreement to provide electricity to the Magic Valley Electric Cooperative, Inc. of Mercedes, Texas beginning in 2001. The power will be supplied by our Magic Valley Generating Station, a 730 megawatt natural gas-fired power plant under development in Edinburg, Texas. Magic Valley Electric Cooperative Inc., a 51,000 member non-profit electric cooperative, initially will purchase from 250 to 400 megawatts of capacity, with an option to purchase additional capacity. We are marketing additional capacity to other

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wholesale customers, initially targeting south Texas. Construction commenced in
April 1999 with commercial operations scheduled to begin in February 2001.


     Los Medanos Power Plant. In September 1999, we finalized an agreement with Enron North America for the development rights of a 500 megawatt gas-fired plant in Pittsburg, California. Construction commenced in September 1999 and commercial operations will begin in 2001. The facility will provide electricity and industrial steam totaling approximately 55 megawatts to USS-POSCO Industries under a long-term agreement. The balance of the plant's output will be sold into the California power market.


     Westbrook Power Plant. In February 1999, we acquired from Genesis Power Corporation ("Genesis"), a New England based power developer, the development rights to a 545 megawatt gas-fired combined-cycle power plant to be located in Westbrook, Maine. It is estimated that the development of the Westbrook Power Plant will cost approximately $300.0 million. Construction commenced in February 1999 and commercial operation is scheduled for early 2001. Upon completion, the Westbrook Power Plant will be operated by our company. It is anticipated that the output generated by the Westbrook Power Plant will be sold into the New England power market and to wholesale and retail customers in the northeastern United States.

     Pasadena Expansion. We are currently expanding the Pasadena Power Plant by an additional 545 megawatts. Construction began in November 1998 and commercial operation is expected to begin in June 2000. The electricity output from this expansion will be sold into the competitive market through our power sales activities.

     South Point Power Plant. In May 1998, we announced that we had entered into a long-term lease agreement with the Fort Mojave Indian Tribe to develop a 545 megawatt gas-fired power plant on the tribe's reservation in Mojave County, Arizona. The electricity generated will be sold to the Arizona, Nevada and California power markets. Construction commenced in August 1999 and we anticipate that the South Point Power Plant will begin operation in March 2001.

     Sutter Power Plant. In February 1997, we announced plans to develop a 545 megawatt gas-fired combined cycle project in Sutter County, in northern California. The Sutter Power Plant would be northern California's first newly constructed power plant since deregulation of the California power market in 1998. Construction commenced in August 1999 and the Sutter Power Plant is expected to provide electricity to the deregulated California power market commencing in the year 2001. We are currently pursuing regulatory agency permits for this project. In January 1998, we announced that the Sutter Power Plant has met the California Energy Commission's Data Adequacy requirements in its Application for Certification.

     Lost Pines 1 Power Plant. In September 1999, we entered into definitive agreements with Austin, Texas-based GenTex Power Corporation, the power generation affiliate of the Lower Colorado River Authority, to build a 545 megawatt gas-fired facility in Bastrop County, Texas. Construction of this facility is scheduled to began in October 1999 and commercial operation in June 2001. Upon commercial operation, GenTex will take half of the electrical output for sale to its customers and we will market the remaining energy to the Texas power market.

     Tiverton Power Plant. In September 1998, we invested $40.0 million of equity in the development of a 265 megawatt gas-fired power plant to be located in Tiverton, Rhode Island. The Tiverton Power Plant is being developed by Energy Management Inc.

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("EMI"). It is estimated that the development of the Tiverton Power Plant will cost approximately $172.5 million. For our investment in the Tiverton Power Plant, we will earn 62.8% of the Tiverton Power Plant project cash flow until a specified pre-tax return is reached, whereupon our company and EMI will share projected cash flows equally through the remaining life of the project. Construction commenced in late 1998 and commercial operation is currently scheduled for 2000. Upon completion, the Tiverton Power Plant will be operated by EMI and will sell its output in the New England power market and to wholesale and retail customers in the northeastern United States.

     Rumford Power Plant. In November 1998, we invested $40.0 million of equity in the development of a 265 megawatt gas-fired power plant to be located in Rumford, Maine. The Rumford Power Plant is being developed by EMI. It is estimated that the development of the Rumford Power Plant will cost approximately $160.0 million. For our investment in the Rumford Power Plant, we will earn 66.7% of the Rumford Power Plant project cash flow until a specified pre-tax return is reached, whereupon our company and EMI will share projected cash flows equally through the remaining life of the project. Construction commenced in late 1998 and commercial operation is currently scheduled for 2000. Upon completion, the Rumford Power Plant will be operated by EMI and will sell its output in the New England power market and to wholesale and retail customers in the northeastern United States.

     Announced Development Projects

     Delta Energy Center. In February 1999, we, together with Bechtel Enterprises, announced plans to develop an 880 megawatt gas-fired cogeneration project in Pittsburg, California (the "Delta Energy Center"). The Delta Energy Center will provide steam and electricity to the nearby Dow Chemical Company facility and market the excess electricity into the California power market. We anticipate that construction will commence in early 2000 and that operation of the facility will commence in 2002. We are currently pursuing regulatory agency permits for this project. On February 3, 1999, our company and Bechtel announced that the Delta Energy Center has met the California Energy Commission's Data Adequacy requirements in its Application for Certification.

     Baytown Power Plant. In October 1999 we announced plans to build, own and operate an 800 megawatt gas-fired cogeneration power plant at Bayer Corporation's chemical facility in Baytown, Texas. The Baytown Power Plant will supply Bayer with all of its electric and steam requirements for 20 years and market excess electricity into the Texas wholesale power market. Construction is estimated to commence in 2000 and commercial operation in 2001.

     Metcalf Energy Center. In February 1999, we, together with Bechtel Enterprises, announced plans to develop a 600 megawatt gas-fired cogeneration project in San Jose, California (the "Metcalf Energy Center"). We expect the California Energy Commission review, licensing and public hearing process will be completed by mid-2000. We anticipate that construction will commence following this approval and that commercial operation of the facility will commence in mid-2002. Electricity generated by the Metcalf Energy Center will be sold into the California power market.

     West Phoenix Power Plant. In April 1999, we announced an agreement with Pinnacle West Capital Corporation to develop a 545 megawatt gas-fired facility at Arizona Public Services West Phoenix Power Station in Phoenix, Arizona. Construction is scheduled to

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begin in mid-2000 with final completion in late 2002. The facility is estimated to cost $220 million and the electricity will be sold into the Arizona power market.

     Ontelaunee Energy Center. In June 1999, we announced that we had acquired the rights to develop a 545 megawatt gas-fired power plant in Ontelaunee Township in eastern Pennsylvania. Permitting for the proposed $255 million facility is underway and construction is scheduled to begin in early 2000. Commercial operation is estimated for late 2002. Output from the plant will be sold into the Pennsylvania/New Jersey/Maryland (PJM) power pool and pursuant to bilateral contracts.


     In October, 1999, we announced that we had executed a letter of intent which give us the exclusive right to negotiate with LYONDELL-CITGO Reting LP to build, own and operate a 560 megawatt gas-fired cogeneration power plant at the LYONDELL-CITGO refinery in Houston, Texas.



     The Channel Energy Center will supply all of the electricity and steam requirements for 20 years to the refinery. Permitting for the facility is currently underway, with construction projected to commence in early 2000 and commercial operation in 2001.


GAS FIELDS

     Montis Niger. In January 1997, we purchased Montis Niger, Inc., a gas production and pipeline company operating primarily in the Sacramento Basin in northern California. On July 25, 1997, Montis Niger, Inc. was renamed Calpine Gas Company. As of January 1, 1998, Calpine Gas Company had approximately 8.1 billion cubic feet of proven natural gas reserves and approximately 13,837 gross acres and 13,738 net acres under lease in the Sacramento Basin. In addition, Calpine Gas Company owns and operates an 80-mile pipeline delivering gas to the Greenleaf 1 and 2 Power Plants which had been either produced by Calpine Gas Company or purchased from third parties. Calpine Gas Company currently supplies approximately 79% of the fuel requirements for the Greenleaf 1 and 2 Power Plants.

     Sheridan. In January 1999, we announced that we had acquired a 20% interest in 82 billion cubic feet of proven natural gas reserves located in the Sacramento Basin in northern California. Sheridan Energy owns the remaining 80% interest in these reserves. In addition, we signed a 10-year agreement with Sheridan under which we will purchase all of Sheridan's Sacramento Basin production, which currently approximates 20,000 mmbtu per day.

GOVERNMENT REGULATION

     We are subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership of a plant. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and

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local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

FEDERAL ENERGY REGULATION

     PURPA

     The enactment of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities (those utilizing renewable fuels and having a capacity of less than 80 megawatts).

     A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to us and our competitors. We believe that each of the electricity generating projects in which we own an interest and which operates as a QF power producer currently meets the requirements under PURPA necessary for QF status.

     PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Second, the FERC's regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "avoided cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. The FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's avoided costs. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it has been common for long-term agreements to be negotiated.

     In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain proportions to the facility's total energy output and must meet certain energy efficiency standards. A geothermal facility may qualify as a QF if it produces less than 80 megawatts of electricity. Finally, a QF (including a geothermal or hydroelectric QF or other qualifying small power producer) must not be controlled or more than 50% owned by an electric utility or by most electric utility holding companies, or a subsidiary of such a utility or holding company or any combination thereof.

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     We endeavor to develop our projects, monitor compliance by the projects with applicable regulations and choose our customers in a manner which minimizes the risks of any project losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside our control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, we would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.

     If one of the facilities in which we have an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could also trigger certain rights of termination under the facility's power sales agreement, could subject the facility to rate regulation as a public utility under the FPA and state law and could result in us inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. This could cause all of our remaining projects to lose their qualifying status, because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the projects' power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis.

     Under the Energy Policy Act of 1992, if a facility can be qualified as an exempt wholesale generator ("EWG"), it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the project qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC would be required. In addition, the facility would be required to cease selling electricity to any retail customers (such as the thermal energy customer) to retain its EWG status and could become subject to state regulation of sales of thermal energy. See
"-- Public Utility Holding Company Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. We do not know whether such legislation will be passed or what form it may take. We believe that if any such legislation is passed, it would apply only to new projects. As a result, although such legislation may adversely affect our ability to develop new projects, we believe it would not affect our existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact our existing projects.

     Public Utility Holding Company Regulation

     Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any

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other operations not functionally related to the operation of that utility system. Approval by the SEC is required for nearly all important financial and business dealings of a registered holding company. Under PURPA, most QFs are not public utility companies under PUHCA.

     The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QF electric generating facilities without subjecting those producers to registration or regulation under PUHCA. The effect of such amendments has been to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. We believe that these amendments benefit us by expanding our ability to own and operate facilities that do not qualify for QF status. However, they have also resulted in increased competition by allowing utilities to develop such facilities which are not subject to the constraints of PUHCA.

     Federal Natural Gas Transportation Regulation

     We have an ownership interest in 19 gas-fired cogeneration projects. The cost of natural gas is ordinarily the largest expense of a gas-fired project and is critical to the project's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the project, the financial and operating strength of the gas supplier, whether firm or non-firm transportation is purchased and the operating of the gas pipeline); and obligations to take a minimum quantity of gas and pay for it (i.e., take-and-pay obligations).

     Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates and terms and conditions for such services are subject to continuing FERC oversight.

STATE REGULATION

     State public utility commissions ("PUCs") have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities operating in their states and to promulgate regulation for implementation of PURPA. Since a power sales agreement becomes a part of a utility's cost structure (generally reflected in its retail rates), power sales agreements with independent electricity producers, such as EWGs, are potentially under the regulatory purview of PUCs and in particular the process by which the utility has entered into the power sales agreements. If a PUC has approved the process by which a utility secures its power supply, a PUC is generally inclined to "pass through" the expense associated with power purchase agreement with an independent power producer to the utility's retail customer. However, a regulatory commission under certain circumstances may disallow the full reimbursement to a utility for the cost to purchase power from a QF or an EWG. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. Independent power producers which are not QFs under PURPA, or EWGs pursuant to the Energy Policy Act of 1992, are considered to be public utilities in many states and are

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subject to broad regulation by a PUC, ranging from requirement of certificate of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. States may assert jurisdiction over the siting and construction of electric generating facilities including QFs and EWGs and, with the exception of QFs, over the issuance of securities and the sale or other transfer of assets by these facilities.

     In the State of California, restructuring legislation was enacted in September 1996 and was implemented in 1998. This legislation established an Independent Systems Operator ("ISO") responsible for centralized control and efficient and reliable operation of the state-wide electric transmission grid, and a Power Exchange responsible for an efficient competitive electric energy auction open on a non-discriminatory basis to all electric services providers. Other provisions include the quantification and qualification of utility stranded costs to be eligible for recovery through competitive transition charges ("CTC"), market power mitigation through utility divestiture of fossil generation plants, the unbundling and establishment of rate structure for historical utility functions, the continuation of public purpose programs and issues related to issuance of rate reduction bonds.

     The California Energy Commission ("CEC") and Legislature have responsibility for development of a competitive market mechanism for allocation and distribution of funds made available by the legislation for enhancement of in-state renewable resource technologies and public interest research and development programs. Funds are to be available through the four-year transition period to a fully competitive electric services industry.

     In addition to the significant opportunity provided for power producers such as us through implementation of customer choice (direct access), the California restructuring legislation both recognizes the sanctity of existing contracts (including QF power sales contracts), provides for mitigation of utility horizontal market power through divestiture of fossil generation by California public utilities and provides funds for continuation of public services programs including fuel diversity through enhancement for in-state renewable technologies (includes geothermal) for the four-year transition period to a fully competitive electric services industry.

     Other states in which we conduct operations either have implemented or are actively considering similar restructuring legislation.

     State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

REGULATION OF CANADIAN GAS

     The Canadian natural gas industry is subject to extensive regulation by governmental authorities. At the federal level, a party exporting gas from Canada must obtain an export license from the Canadian National Energy Board ("NEB"). The NEB also regulates Canadian pipeline transportation rates and the construction of pipeline facilities. Gas producers also must obtain a removal permit or license from provincial authorities before natural gas may be removed from the province, and provincial authorities may regulate intra-provincial pipeline and gathering systems. In addition, a party importing natural gas into the United States first must obtain an import authorization from the U.S. Department of Energy.

ENVIRONMENTAL REGULATIONS

     The exploration for and development of geothermal resources and the construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to us primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

     Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The following federal laws are among the more significant environmental laws as they apply to us. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on us as those discussed below.

     Clean Air Act

     The Federal Clean Air Act of 1970 (the "Clean Air Act") provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act sets guidelines for emissions standards for major pollutants (i.e., sulfur dioxide and nitrogen oxide) from newly built sources. In late 1990, Congress passed the Clean Air Act Amendments (the "1990 Amendments"). The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. We believe that all of our operating plants are in compliance with federal performance standards mandated for such plants under the Clean Air Act and the 1990 Amendments. With respect to its Aidlin geothermal plant and one of its steam field pipelines, our operations have, in certain instances, necessitated variances under applicable California air pollution control laws. However, we believe that we are in material compliance with such laws with respect to such facilities.

     Clean Water Act

     The Federal Clean Water Act (the "Clean Water Act") establishes rules regulating the discharge of pollutants into waters of the United States. We are required to obtain a wastewater and storm water discharge permit for wastewater and runoff, respectively, from certain of our facilities. We believe that, with respect to our geothermal operations, we are exempt from newly promulgated federal storm water requirements. We believe that we are in material compliance with applicable discharge requirements under the Clean Water Act.

     Resource Conservation and Recovery Act

     The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. We believe that we are exempt from solid waste requirements under RCRA. However, particularly with respect to its solid waste disposal practices at the power generation facilities and steam fields located at The Geysers, we are subject to certain solid waste requirements under applicable California laws. We believe that our operations are in material compliance with such laws.

     Comprehensive Environmental Response, Compensation, and Liability Act

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. As of the present time, we are not subject to liability for any Superfund matters. However, we generate certain wastes, including hazardous wastes, and sends certain of our wastes to third-party waste disposal sites. As a result, there can be no assurance that we will not incur liability under CERCLA in the future.

COMPETITION

     The power generation industry is characterized by intense competition, and we encounter competition from utilities, industrial companies and other independent power producers. In recent years, there has been increasing competition in an effort to obtain power sales agreements, and this competition has contributed to a reduction in electricity prices. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. In California, the CPUC issued decisions which provide for direct access for all customers as of April 1, 1998. In Texas, recently enacted legislation will phase-in a deregulated power market commencing January 1, 2001. Regulatory initiatives are also being considered in other states, including New York and states in New England. See
"Business -- Government Regulation -- State Regulation." This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future will increase this pressure.

EMPLOYEES


     As of September 30, 1999, we had 698 employees. None of our employees are covered by collective bargaining agreements, and we have never experienced a work stoppage, strike or labor dispute. We consider relations with our employees to be good.


PROPERTIES

     Our principal executive office is located in San Jose, California, under a lease that expires in June 2001.

     We have leasehold interests in 105 leases comprising 19,813 acres of federal, state and private geothermal resource lands in The Geysers area in northern California. These leases comprise our West Ford Flat Power Plant, Bear Canyon Power Plant and certain steam fields. In the Glass Mountain and Medicine Lake areas in northern California, we hold leasehold interests in 20 leases comprising approximately 23,598 acres of federal geothermal resource lands.

     In general, under the leases, we have the exclusive right to drill for, produce and sell geothermal resources from these properties and the right to use the surface for all related purposes. Each lease requires the payment of annual rent until commercial quantities of geothermal resources are established. After such time, the leases require the payment of minimum advance royalties or other payments until production commences, at which time production royalties are payable. Such royalties and other payments are payable to landowners, state and federal agencies and others, and vary widely as to the particular lease. The leases are generally for initial terms varying from 10 to 20 years or for so long as geothermal resources are produced and sold. Certain of the leases contain drilling or other exploratory work requirements. In certain cases, if a requirement is not fulfilled, the lease may be terminated and in other cases additional payments may be required. We believe that our leases are valid and that we have complied with all the requirements and conditions material to the continued effectiveness of the leases. A number of our leases for undeveloped properties may expire in any given year. Before leases expire, we perform geological evaluations in an effort to determine the resource potential of the underlying properties. We cannot assure that we will decide to renew any expiring leases.

     We own 77 acres in Sutter County, California, on which the Greenleaf 1 Power Plant is located.

     We own Calpine Gas Company, which leases property covering approximately 13,837 gross acres and 13,738 net acres.

     See "-- Description of Facilities" for a description of the other material leased or owned properties in which we have an interest. We believe that our properties are adequate for our current operations.

LEGAL PROCEEDINGS

     On September 30, 1997, a lawsuit was filed by Indeck North American Power Fund ("Indeck") in the Circuit Court of Cook County, Illinois against Norweb plc. and certain other parties, including us. Some of Indeck's claims relate to Calpine Gordonsville, Inc.'s acquisition of a 50% interest in Gordonsville Energy from Northern Hydro Limited and Calpine Auburndale, Inc.'s acquisition of a 50% interest in Auburndale Power Plant Partners Limited Partnership from Norweb Power Services (No. 1) Limited. Indeck is claiming that Calpine Gordonsville, Inc., Calpine Auburndale, Inc. and Calpine Corporation tortiously interfered with Indeck's contractual rights to purchase such interests and conspired with other parties to do so. Indeck is seeking $25.0 million in compensatory damages, $25.0 million in punitive damages, and the recovery of attorneys' fees and costs. In July 1998, the court granted motions to dismiss, without prejudice, the claims against Calpine Gordonsville, Inc. and Calpine Auburndale, Inc. In August 1998, Indeck filed an amended complaint and the defendants filed motions to dismiss. We expect a hearing on the motions to be held in the near future. We are unable to predict the outcome of these proceedings but we do not believe that these proceedings will have a materially adverse effect on our financial results.

     An action was filed against Lockport Energy Associates ("LERA") and the New York Public Service Commission ("NYPSC") in August 1997 by New York State Electricity and Gas Company ("NYSEG") in the Federal District Court for the Northern District of New York. NYSEG has requested the Court to direct NYPSC and the Federal Energy Regulatory Commission (the "FERC") to modify contract rates to be paid to the Lockport Power Plant. In October 1997, NYPSC filed a cross-claim alleging that the FERC violated PURPA and the Federal Power Act by failing to reform the NYSEG contract that was previously approved by the NYPSC. Although we are unable to predict the outcome of this case, in any event, we retain the right to require The Brooklyn Union Gas Company to purchase our interest in the Lockport Power Plant for $18.9 million, less equity distributions received by us, at any time before December 19, 2001.

     We and our affiliates are involved in various other claims and legal actions arising out of the normal course of business. We do not expect that the outcome of these proceedings will have a material adverse effect on our financial position or results of operations, although we cannot assure you in this regard.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors and executive officers.


                NAME                  AGE                 POSITION
                ----                  ---                 --------
Peter Cartwright....................  69    Chairman of the Board, President,
                                            Chief Executive Officer and Director
Ann B. Curtis.......................  48    Executive Vice President, Chief
                                              Financial Officer, Corporate
                                              Secretary and Director
Jeffrey E. Garten...................  52    Director
Susan C. Schwab.....................  44    Director
George J. Stathakis.................  69    Director
John O. Wilson......................  61    Director
V. Orville Wright...................  79    Director
Thomas R. Mason.....................  55    Executive Vice President
Robert D. Kelly.....................  42    Senior Vice President-Finance


     Set forth below is certain information with respect to each director and executive officer.

     Peter Cartwright founded our company in 1984 and has served as a Director and as our President and Chief Executive Officer since inception. Mr. Cartwright became Chairman of our board of directors in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of the Western Regional Office of Gibbs & Hill, Inc. ("Gibbs & Hill"), an architect-engineering firm that specialized in power engineering projects. From 1960 to 1979, Mr. Cartwright worked for General Electric's Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the board of directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric's technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952.

     Ann B. Curtis has served as Executive Vice President of our company since August 1998, and before that was our Senior Vice President since September 1992, and has been employed by us since our inception in 1984. Ms. Curtis became a Director of our company in September 1996. She is responsible for our financial and administrative functions, including the functions of general counsel, corporate and project finance, accounting, human resources, public relations and investor relations. Ms. Curtis also serves as our Chief Financial Officer and Corporate Secretary. From our inception in 1984 through 1992, she served as our Vice President for Management and Financial Services. Prior to joining our company, Ms. Curtis was Manager of Administration for the Western Regional Office of Gibbs & Hill.

     Jeffrey E. Garten became a Director of our company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and William S. Beinecke Professor in the Practice of International Trade and Finance since November 1995. Mr. Garten served as Undersecretary of Commerce of International Trade in the United States Department of Commerce from November 1993 to October 1995. From October 1990 to October 1992, Mr. Garten was a managing director of The Blackstone Group, an investment banking firm. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers from January 1979 to November 1987.

     Susan C. Schwab became a Director of our company in January 1997. Dr. Schwab has served as Dean of the School of Public Affairs at the University of Maryland since August 1995. Dr. Schwab served as Director, Corporate Business Development at Motorola, Inc. from July 1993 to August 1995. She also served as Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993.

     George J. Stathakis became a Director of our company in September 1996 and has served as a Senior Advisor to us since December 1994. Mr. Stathakis has been providing financial, business and management advisory services to numerous corporations since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served thirty-two years with General Electric Corporation in various management and executive positions. During his service with General Electric Corporation, Mr. Stathakis founded the General Electric Trading Company and was appointed its first President and Chief Executive.

     John O. Wilson became a Director of our company in January 1997. Mr. Wilson has served as a Senior Research Fellow at the Berkeley Roundtable on the International Economy and as Executive Vice President and Chief Economist of SDR Capital Management, Inc. since January 1999. Mr. Wilson served as Executive Vice President and Chief Economist at Bank of America from August 1984 to January 1999. He joined Bank of America in June 1975 as Director of Economics-Policy Research. He served as a faculty member at the University of California at Berkeley from September 1979 to June 1991, at the University of Connecticut from September 1974 to June 1975, and at Yale University from January 1967 to September 1970. Mr. Wilson also served as Director of Regulatory Analysis of the U.S. Atomic Energy Commission from April 1972 to October 1972, as Director of Welfare Reform of the Department of Health, Education and Welfare from April 1971 to April 1972, and as Assistant Director of the U.S. Office of Economic Opportunity from August 1969 to April 1971.

     V. Orville Wright became a Director of our company in January 1997. Mr. Wright served in various positions with MCI Communications Corp., including Vice Chairman and Co-Chief Executive Officer from 1988 to 1991, Vice Chairman and Chief Executive Officer from 1985 to 1987, and President and Chief Operating Officer from 1975 to 1985. Prior to 1975, Mr. Wright served in senior positions at Xerox Corp. from 1973 to 1975, at Amdahl Corporation from 1971 to 1973, at RCA from 1969 to 1971, and at IBM from 1949 to 1969.

     Thomas R. Mason has served as our Executive Vice President since August 1999 and Senior Vice President since March 1999 until August 1999. Mr. Mason is responsible for managing our power plant construction and operations activities. Prior to joining us, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly owned subsidiary of MidAmerica Energy Holdings Company from 1995 to

February 1999. He obtained a Masters of Business Administration Degree from the University of Chicago in 1970 and a Bachelor of Science Degree in Electrical Engineering from Purdue University in 1966.

     Robert D. Kelly has served as our Senior Vice President-Finance since January 1998 and Vice President, Finance from April 1994 to January 1998. Mr. Kelly's responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as our Director-Project Finance, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining us, he was the Marketing Manager of Westinghouse Credit Corporation from 1990 to 1991. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of August 31, 1999 by (1) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) certain of our executive officers and (4) all of our officers and directors as a group. All figures reflect the 2 for 1 stock split declared by us on September 20, 1999.

            NAME AND ADDRESS                 NUMBER OF SHARES      PERCENTAGE OF SHARES
           OF BENEFICIAL OWNER             BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)
           -------------------             ---------------------   ---------------------
Putnam Investments, Inc..................        5,698,912                 10.4%
  One Post Office Square
  Boston, MA 02109
Fidelity Management & Research Co........        5,274,960                  9.7%
  82 Devonshire Street, E34E
  Boston, MA 02109
Ohio Public Employee Retirement System...        4,200,000                  7.7%
  277 East Town Street
  Columbus, OH 43215
Wellington Management Company, LLP.......        4,024,600                  7.4%
  75 State Street
  Boston, MA 02109
Peter Cartwright(2)......................        2,011,604                  3.6%
Ann B. Curtis(3).........................          534,008                    *
Thomas R. Mason..........................            2,000                    *
Robert D. Kelly(4).......................          243,320                    *
Jeffrey E. Garten(5).....................           31,122                    *
Susan C. Schwab(5).......................           29,848                    *
George J. Stathakis(6)...................           95,562                    *
John O. Wilson(5)........................           37,348                    *
V. Orville Wright(7).....................           45,960                    *
All executive officers and directors as a
  group (9 persons)(8)...................        3,030,772                  5.3%

-------------------------
  *  Less than one percent

 (1) This table is based in part upon information supplied by Schedules 13F filed by principal stockholders with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after a specified date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding as of October 22, 1999 was 54,569,788.

 (2) Includes options to purchase 1,999,704 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (3) Includes options to purchase 533,382 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (4) Includes options to purchase 240,720 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (5) Represents shares of our common stock issuable upon exercise of options that are exercisable as of August 31, 1999 or will become exercisable within 60 days thereafter.

 (6) Includes options to purchase 89,562 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (7) Includes options to purchase 35,960 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (8) Includes options to purchase 3,184,270 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to the Registration Statement of which this prospectus constitutes a part. The information provided below reflects the 2 for 1 stock split declared by us on September 20, 1999.

COMMON STOCK


     There will be 60,569,788 shares of common stock outstanding upon the completion of this offering, based on the 61,769,788 shares outstanding as of October 26, 1999. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of the common stock offering will be fully paid and non-assessable.


PREFERRED STOCK

     The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company, or could delay or prevent a transaction that might otherwise give our stockholders an opportunity to realize a premium over the then prevailing market price of the common stock. There will be no shares of preferred stock outstanding upon the completion of the common stock offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation and bylaws provide that our board of directors is classified into three classes of Directors serving staggered, three-year terms. The certificate of incorporation also provides that Directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of Directors then in office. Further, the certificate of incorporation provides that any "Business Combination"

(as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1999, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, CIBC World Markets Corp., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Salomon Smith Barney Inc. and Gerard Klauer Mattison & Co., Inc. are acting as representatives, the following respective numbers of shares of common stock:


                                                               Number
                        Underwriter                           of Shares
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
CIBC World Markets Corp.....................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Goldman, Sachs & Co.........................................
Salomon Smith Barney Inc....................................
Gerard Klauer Mattison & Co., Inc...........................
                                                              ---------
          Total.............................................  7,200,000
                                                              =========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 900,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                          Per Share                             Total
                              ---------------------------------   ---------------------------------
                                  Without            With             Without            With
                              Over-Allotment    Over-Allotment    Over-Allotment    Over-Allotment
                              ---------------   ---------------   ---------------   ---------------
Underwriting Discounts and
  Commissions paid by us....
Expenses payable by us......

     We and each of our officers and directors have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make an offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston

Corporation for a period of 90 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee stock options outstanding on the date hereof and the concurrent offering HIGH TIDES.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Credit Suisse First Boston, New York branch expects to be the lead arranger and a lender for our proposed $1.0 billion revolving construction loan facility and, in such capacity, expects to receive customary fees for such services. The decision of Credit Suisse First Boston Corporation to distribute the common stock offered hereby and the HIGH TIDES being offered concurrently was made independent of Credit Suisse First Boston, New York branch which lender had no involvement in determining whether or when to distribute the common stock or the HIGH TIDES under the offerings or the terms of the offerings. Credit Suisse First Boston Corporation will not receive any benefit from the offerings other than its portion of the underwriting fees as paid by us.

     From time to time, certain of the underwriters have provided advisory and investment banking services to us, for which customary compensation has been received. It is expected that such underwriters will continue to provide such services to us in the future. In addition, Credit Suisse First Boston Corporation, CIBC World Markets Corp. and ING Barings LLC are acting as underwriters in the concurrent offering of HIGH TIDES.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities law which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Francisco, California. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules as of December 31, 1998, 1997 and 1996 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to Sumas Cogeneration Company, L.P. its opinion is based on the reports of other independent public accountants, namely Moss Adams LLP. The consolidated financial statements and supporting schedules referred to above have been included herein in reliance upon the authority of that firm as experts in giving said reports.

     The consolidated financial statements of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1998 and 1997 and for each of the years ended December 31, 1998, 1997 and 1996 included in our Annual Report on Form 10-K as amended filed with the Securities and Exchange Commission on February 18, 1999 and incorporated by reference in this prospectus have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

                                 [CALPINE LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1999



                            4,800,000 HIGH TIDES(SM)


                             CALPINE CAPITAL TRUST

                          % Convertible Preferred Securities
    Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)(SM*)
                    (liquidation amount $50 per HIGH TIDES)
                 guaranteed, to the extent described herein by,
                     and convertible into common stock of,

LOGO                          CALPINE CORPORATION
                               ------------------

     The      % Convertible Preferred Securities, Remarketable Term Income
Deferrable Equity Securities (HIGH TIDES)(SM) represent undivided preferred beneficial ownership interests in the assets of Calpine Capital Trust. Subject to the deferral provisions described in this prospectus, the trust will pay
distributions on the HIGH TIDES on each              ,              ,
             and              . The trust will make the first distribution on
             , 2000. Calpine Corporation may redeem the HIGH TIDES at any time
after              , 2002.

     Calpine Corporation will own all the common securities issued by the trust. The trust exists for the sole purpose of issuing the common securities and the
HIGH TIDES and using the proceeds to purchase      % Convertible Subordinated
Debentures due 2029 from Calpine.


     Each HIGH TIDES is initially convertible into shares of Calpine's common
stock at the rate of              shares of common stock for each of the HIGH
TIDES (equivalent to an initial conversion price of $     per share of common
stock). Your HIGH TIDES may be remarketed no earlier than              , 2004
and no later than             , 2004. At our option and subject to the results
of remarketing, the HIGH TIDES may become nonconvertible or convertible into a different number of shares of common stock. The remarketing agent will attempt to obtain a price of 101% of the liquidation amount of the HIGH TIDES. Calpine's common stock is traded on The New York Stock Exchange under the symbol "CPN." On October 26, 1999, the last reported sales price of the common stock was $44.69.



     The underwriters have an option to purchase a maximum of 720,000 additional HIGH TIDES to cover over-allotments.


     We do not intend to list the HIGH TIDES on a national securities exchange or automated interdealer quotation system.


     Concurrently with this offering, we are offering 7,200,000 shares of our common stock by means of a separate prospectus. The underwriters of the common stock offering have an option to purchase up to 1,080,000 additional shares of common stock to cover over-allotments of shares. This offering and the common stock offering are not contingent on each other.


     INVESTING IN THE HIGH TIDES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 16.


                                                                                            PROCEEDS
                                                        PRICE TO         UNDERWRITING        TO THE
                                                       PUBLIC(1)         COMMISSIONS        TRUST(1)
                                                   ------------------    ------------    ---------------
Per HIGH TIDES...................................        $50                 (2)              $50
Total............................................   $240,000,000             (2)         $240,000,000


(1) Plus accrued distributions, if any, from                , 1999.

(2) Calpine had agreed to pay a commission to the underwriters of $     per each
    of the HIGH TIDES, or $          in the aggregate.

     Delivery of the HIGH TIDES will be made on or about           , 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

* The terms Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)(SM) or HIGH TIDES(SM) are registered service marks of Credit Suisse First Boston Corporation.

CREDIT SUISSE FIRST BOSTON
                                  CIBC WORLD MARKETS
                                                                     ING BARINGS


                The date of this prospectus is October 27, 1999.

                      [Depiction of Delta Energy Center.]
  "Delta Energy Center, a proposed 880 megawatt gas-fired facility located in
                            Pittsburg, California."

                      [Depiction of Pasadena Power Plant.]
 "Pasadena Power Plant, a 240 megawatt gas-fired facility located in Pasadena,
                                    Texas."

                               ------------------

                               TABLE OF CONTENTS


                                          Page
                                          ----
PROSPECTUS SUMMARY......................    1
RISK FACTORS............................   16
WHERE YOU CAN FIND MORE INFORMATION.....   30
FORWARD-LOOKING STATEMENTS..............   31
USE OF PROCEEDS.........................   32
PRICE RANGE OF COMMON STOCK.............   32
DIVIDEND POLICY.........................   33
ACCOUNTING TREATMENT....................   33
CAPITALIZATION..........................   34
SELECTED CONSOLIDATED FINANCIAL DATA....   35
PRO FORMA CONSOLIDATED FINANCIAL DATA...   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS............................   39
BUSINESS................................   55
MANAGEMENT..............................   82
PRINCIPAL STOCKHOLDERS..................   85



                                          Page
                                          ----
CALPINE CAPITAL TRUST...................   86
THE REMARKETING.........................   87
THE REMARKETING AGENT...................   93
DESCRIPTION OF HIGH TIDES...............   95
DESCRIPTION OF CONVERTIBLE SUBORDINATED
  DEBENTURES............................  118
DESCRIPTION OF THE GUARANTEE............  129
RELATIONSHIP AMONG THE HIGH TIDES, THE
  CONVERTIBLE SUBORDINATED DEBENTURES
  AND THE GUARANTEE.....................  133
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES..........................  135
DESCRIPTION OF CAPITAL STOCK............  144
CERTAIN ERISA CONSIDERATIONS............  146
UNDERWRITING............................  149
NOTICE TO CANADIAN RESIDENTS............  151
LEGAL MATTERS...........................  152
EXPERTS.................................  152


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the HIGH TIDES. You should carefully read the entire prospectus, including the risk factors, the financial statements and the documents incorporated by reference into it. Unless we indicate otherwise, information in this prospectus assumes the underwriters will not exercise their over-allotment option. Unless the context requires otherwise, "Calpine," "our company," "our," "we," "us," or similar terms refer to Calpine Corporation and its consolidated subsidiaries, excluding Calpine Capital Trust. However, in the descriptions of the HIGH TIDES, the debentures, the guarantee, the trust and related matters, these terms refer solely to Calpine Corporation and not the trust or any of our other consolidated subsidiaries.

     All information in this prospectus reflects the 2 for 1 stock split declared by us on September 20, 1999.

                                  THE COMPANY


     Calpine is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 38 power plants having an aggregate capacity of 3,694 megawatts and have a transaction pending in which we will acquire 80% of Cogeneration Corporation of America, which owns interests in 6 power plants with an aggregate capacity of 579 megawatts. We also have 8 gas-fired projects and one project expansion under construction having an aggregate capacity of 4,485 megawatts and have announced plans to develop 6 gas-fired power plants with a total capacity of 3,930 megawatts. Upon completion of pending acquisitions and projects under construction, we will have interests in 52 power plants located in 14 states having an aggregate capacity of 8,758 megawatts, of which we will have a net interest in 7,381 megawatts. This represents significant growth from the 342 megawatts of capacity we had at the end of 1993. Of this total generating capacity, 90% will be attributable to gas-fired facilities and 10% will be attributable to geothermal facilities.


     As a result of our expansion program, our revenues, cash flow, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                               COMPOUND ANNUAL
                                        1993         1998        GROWTH RATE
                                      --------    ----------   ---------------
                                      (DOLLARS IN MILLIONS)
Total Revenue.......................   $ 69.9      $  555.9          51%
EBITDA..............................     42.4         255.3          43%
Net Income..........................      3.8          45.7          64%
Total Assets........................    302.3       1,728.9          42%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

                                   THE MARKET

     The power industry represents the third largest industry in the United States, with an estimated end-user market of over $250 billion of electricity sales in 1998 produced by an aggregate base of power generation facilities with a capacity of approximately 750,000 megawatts. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted at both the state and federal level to increase competition in the domestic power generation industry. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end-users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand, as well as to replace old and inefficient generating facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

     In addition, as a result of a variety of factors, including deregulation of the power generation market, utilities, independent power producers and industrial companies are disposing of power generation facilities. To date, numerous utilities have sold or announced their intentions to sell their power generation facilities and have focused their resources on the transmission and distribution business segments. Many independent producers operating a limited number of power plants are also seeking to dispose of their plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses.

                                    STRATEGY

     Our strategy is to continue our rapid growth by capitalizing on the significant opportunities in the power market, primarily through our active development and acquisition programs. In pursuing our proven growth strategy, we utilize our extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach uses our expertise in design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which we believe provides us with a competitive advantage. The key elements of our strategy are as follows:

     - Development and expansion of power plants. We are actively pursuing the development and expansion of highly efficient, low-cost, gas-fired power plants to replace old and inefficient generating facilities and meet the demand for new generation.

     - Acquisition of power plants. Our strategy is to acquire power generating facilities that meet our stringent criteria, provide significant potential for revenue, cash flow and earnings growth and provide the opportunity to enhance the operating efficiencies of the plants.

     - Enhancement of existing power plants. We continually seek to maximize the power generation and revenue potential of our operating assets and minimize our operating and maintenance expenses and fuel costs.

                              RECENT DEVELOPMENTS

     Project Development and Construction. In May 1999, we completed a 35 megawatt expansion of our Clear Lake Power Plant to 412 megawatts, and the 169 megawatt Dighton Power Plant commenced commercial operations in August 1999.


     We currently have nine projects under construction representing 4,485 additional megawatts. Of these new projects, we are currently expanding our Pasadena facility by 545 megawatts to 785 megawatts and we have eight new power plants under construction, including the Tiverton Power Plant in Rhode Island; the Rumford Power Plant in Maine; the Westbrook Power Plant in Maine; the Sutter Power Plant in California; the South Point Power Plant in Arizona; the Lost Pines 1 Power Plant in Texas; the Los Medanos Power Plant in California; and the Magic Valley Power Plant in Texas. We have also announced plans to develop six additional power generation facilities, totaling 3,930 megawatts, in California, Texas, Arizona and Pennsylvania.


     In July 1999, we announced an agreement with Credit Suisse First Boston, New York branch and The Bank of Nova Scotia, as lead arrangers, for a $1.0 billion revolving construction loan facility. The credit facility will be utilized to finance the construction of our development program. We expect to finalize the documentation relating to this facility in the fourth quarter of 1999.

     In August 1999, we announced the purchase of 18 F-class combustion turbines from Siemens Westinghouse Power Corporation that will be capable of producing 4,900 megawatts of electricity in a combined-cycle configuration. Beginning in 2002, Siemens will deliver six turbines per year through 2004. Combined with our existing turbine orders we have 69 turbines under contract, option, letter of intent or other commitment capable of producing 17,745 megawatts.

     Acquisitions. In March 1999, we completed the acquisition of Unocal Corporation's Geysers geothermal steam fields in northern California for approximately $102.1 million. The steam fields fuel our 12 Sonoma County power plants, totaling 544 megawatts, purchased from Pacific Gas and Electric Company in May 1999.

     In May 1999, we completed the acquisition from Pacific Gas and Electric Company of 14 geothermal power plants at The Geysers in northern California, with a combined capacity of approximately 700 megawatts, for $212.8 million. With the acquisition, we now own interests in and operate 18 geothermal power plants that generate more than 800 megawatts of electricity, and we are the nation's largest geothermal and green power producer. The combination of our existing geothermal steam and power plant assets, the acquisition of the Sonoma steam fields from Unocal, and the 14 power plants from Pacific Gas and Electric Company allows us to fully integrate the steam and power plant operations at The Geysers into one efficient, unified system to maximize the renewable natural resource, lower overall production costs and extend the life of The Geysers.

     In August 1999, we completed the acquisition of an additional 50% of the Aidlin Power Plant from Edison Mission Energy (5%) and General Electric Capital Corporation (45%) for a total purchase price of $7.2 million. We now own 55% of the 20 megawatt Aidlin Geothermal Power Plant.

     In August 1999, we announced an agreement with Cogeneration Corporation of America Inc. ("CGCA") to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will own the remaining 20%. The transaction is subject to the approval of CGCA shareholders and we expect to consummate the acquisition by year-end 1999. CGCA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma.

     In October 1999, we completed the acquisition of Sheridan Energy, Inc., a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased all of the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants.

     In October 1999, we completed the acquisition of the Calistoga geothermal power plant from FPL Energy and Caithness Corporation for approximately $78.0 million. Located in The Geysers region of northern California, Calistoga is a 67 megawatt facility which provides electricity to Pacific Gas and Electric Company under a long term contract.

     Enhancement of Existing Power Plants. In July 1999, we announced a renegotiation of our Gilroy power sales agreement with Pacific Gas and Electric Company. The amendment provides for the termination of the remaining 18 years of the long-term contract in exchange for a fixed long-term payment schedule. The amended agreement is subject to approval by the California Public Utilities Commission, whose decision we expect to receive in the fourth quarter of 1999. We will continue to sell the output from the Gilroy Power Plant through October 2002 to Pacific Gas and Electric Company and thereafter we will market the output in the California wholesale power market.

     Third Quarter 1999 Earnings. On October 22, 1999, we announced earnings for the three and nine months ended September 30, 1999.

     Net income was $42.9 million for the quarter ended September 30, 1999, representing an 86% increase compared to net income of $23.1 million for the third quarter in 1998. Diluted earnings per share after accounting for the recently completed two-for-one stock split rose 37% to $0.74 per share for the quarter, from $0.54 per share for the same period in 1998. Revenue for the quarter increased 42% from $186.2 million a year ago to $263.6 million. Earnings before interest, tax, depreciation and amortization increased 28% to $119.1 million for the quarter compared to $93.4 million a year ago.

     For the nine months ended September 30, 1999, net income was $64.3 million, an increase of 103% compared to $31.6 million for the same period in 1998. Diluted earnings per share rose 61% to $1.21 per share, compared to $0.75 per share for the nine months of 1998. Revenue for the nine months was $600.2 million, a 57% increase from $382.9 million a year ago. Earnings before interest, tax, depreciation and amortization for the nine months rose 43% to $268.2 million, form $187.0 million in 1998. Total assets as of September 30, 1999, were $2.7 billion, up 59% from $1.7 billion at December 31, 1998.


     Financial results for the three and nine months ended September 30, 1999 benefited primarily from the acquisition of 14 geothermal power plants totaling approximately 700 megawatts from Pacific Gas and Electric Company, completed in May 1999. For certain of these facilities, revenue includes amounts received under a Reliability Must Run contract with the California Independent System Operator, which is awaiting final Federal Energy Regulatory Commission approval.

                                   THE TRUST

     Calpine Capital Trust is a recently created Delaware business trust. The trust will issue HIGH TIDES to the public and common securities to us. The trust
will use the proceeds of those issuances to buy Calpine's      % Convertible
Subordinated Debentures due 2029. We will, on a subordinated basis, fully and unconditionally guarantee all of the trust's obligations under the HIGH TIDES.

     For financial reporting purposes, we will treat the trust as one of our subsidiaries. Accordingly, we will include the accounts of the trust in our consolidated financial statements. We will present the HIGH TIDES as a separate line item in our consolidated balance sheet entitled "Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust," and we will include appropriate disclosures about the HIGH TIDES in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the HIGH TIDES as a minority interest in our consolidated statement of income.

                        OUR PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115, and our internet website address is www.calpine.com. The contents of our website are not part of this prospectus.

     The trust's place of business and telephone number are the principal executive offices and telephone number of Calpine.

                                  THE OFFERING

Issuer.......................   Calpine Capital Trust. Substantially all of the
                                assets of the trust will consist of Calpine's
                                     % Convertible Subordinated Debentures due
                                2029. We will own 100% of the outstanding common securities of the trust.


Securities Offered...........   4,800,000 HIGH TIDES. Additionally, we and the
                                trust have granted the underwriters an option for 30 days after the date of this prospectus to purchase up to an additional 720,000 HIGH TIDES at the initial offering price plus accrued distributions.


Distributions................   Distributions will accrue on the HIGH TIDES from
                                the date of original issuance at the applicable
                                rate applied to the stated liquidation amount of
                                $50 per HIGH TIDES. The applicable rate will be
                                     % per annum from the date of original
                                issuance to, but excluding the reset date. The
                                reset date is any date (1) not later than
                                October   , 2004, or the final reset date, or,
                                if the day is not a business day, the next
                                succeeding business day, and (2) not earlier
                                than 70 business days prior to October   , 2004,
                                as may be determined by the remarketing agent,
                                in its sole discretion, for settlement of a
                                successful remarketing. On or after the reset
                                date, the applicable rate will be the term rate
                                established by the remarketing agent based on
                                the outcome of the remarketing. Subject to the
                                distribution deferral provisions described
                                below, the trust will pay those distributions
                                quarterly in arrears on each        ,        ,
                                       and        , commencing        , 2000.
                                Because distributions on the HIGH TIDES
                                constitute interest for United States federal income tax purposes, corporate holders of the HIGH TIDES will not be entitled to a dividends-received deduction.

Distribution Deferral
  Provisions.................   The trust's ability to pay distributions on the
                                HIGH TIDES is solely dependent on its receipt of
                                interest payments from us on the debentures. We
                                can, on one or more occasions, defer the
                                interest payments due on the debentures for up
                                to 20 consecutive quarters unless an event of
                                default under the debentures has occurred and is
                                continuing. However, we cannot defer interest
                                payments beyond the (1) maturity of the
                                debentures, and (2) in the case of a deferral
                                period that begins prior to the reset date, the
                                reset date. If we defer interest payments on the
                                debentures, the trust will also defer
                                distributions on the HIGH TIDES. The trust will
                                be able to pay distributions on the HIGH TIDES
                                only if and to the extent it receives interest
                                payments from us on the debentures. During any
                                deferral period prior to the reset date,
                                distributions will
                                continue to accumulate quarterly at an annual
                                rate of      % of the liquidation amount of $50
                                per HIGH TIDES. Also, the deferred distributions
                                will themselves accrue additional distributions
                                at an annual rate of      %, to the extent
                                permitted by law. The trust will send you written notice of a deferral of distributions on the HIGH TIDES not later than ten days prior to the record date for the related HIGH TIDES distribution. During any period in which we defer interest payments on the debentures, we cannot:

                                - declare or pay any dividend on our capital
                                  stock;

                                - redeem, purchase, acquire or make a
                                  liquidation payment on any of our capital stock; or

                                - make any interest, principal or premium
                                  payment on, or repurchase or redeem, any of our debt securities that rank equally with or junior to the debentures.

                                If an interest payment deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution.

                                If you convert your HIGH TIDES during any interest payment deferral period, you will not receive any cash payment for any deferred distributions.


Conversion Into Common
  Stock......................   On or prior to the tender notification date, you
                                may convert each HIGH TIDES into shares of
                                common stock of Calpine at the initial rate of
                                       shares of common stock for each HIGH
                                TIDES (equivalent to an initial conversion price
                                of $     per share of common stock). The last
                                reported sale price of Calpine's common stock on the NYSE on October 26, 1999 was $44.69 per share. On and after the reset date, each HIGH
                                TIDES may, at the trust's option and subject to the results of remarketing, become nonconvertible or convertible into a different number of shares of common stock. The conversion price and conversion ratio in effect at any time shall hereafter be referred to as the applicable conversion price and the applicable conversion ratio, respectively, each of which will be subject to adjustment in certain circumstances.


                                In connection with any conversion of the HIGH TIDES, the property trustee of the trust will exchange those HIGH TIDES for debentures having a principal amount equal to the stated liquidation amount of HIGH TIDES exchanged. The conversion agent will then immediately convert the debentures into Calpine's common stock.

                                We will not issue any fractional shares of common stock as a result of the conversion. Instead, we will pay the fractional interest in cash based on the then current market value of our common stock. Also, we will not issue any additional shares of our common stock upon conversion of the HIGH TIDES to pay for any accrued but unpaid distributions on the HIGH TIDES at the time of conversion.

Maturity.....................   The HIGH TIDES do not have a stated maturity.
                                However, the trust must redeem the HIGH TIDES
                                upon the repayment or redemption, in whole or in
                                part, of the debentures. The debentures will
                                mature on October   , 2029, unless earlier
                                redeemed. Upon redemption of the debentures on
                                October   , 2029, the trust will redeem the HIGH
                                TIDES at their liquidation amounts plus accrued and unpaid distributions.

Remarketing..................   The remarketing agent has agreed to use its
                                reasonable best efforts to remarket all HIGH
                                TIDES tendered for remarketing. The remarketing agent will establish the following, all of which will be effective as of the reset date:

                                - the term rate per annum at which distributions
                                  will accrue on the HIGH TIDES,

                                - the number of shares of common stock, if any,
                                  into which HIGH TIDES may be converted, and

                                - the price, manner and time, if any, at which
                                  the HIGH TIDES may be redeemed at our option, prior to the stated maturity date of the debentures.

                                The reset date is any date (1) not later than
                                October   , 2004, or the final reset date, or,
                                if the day is not a business day, the next
                                succeeding business day, and (2) not earlier
                                than 70 business days prior to October   , 2004,
                                as may be determined by the remarketing agent, in its sole discretion, for settlement of a successful remarketing.

                                The remarketing agent will use its best efforts to establish the term rate, term conversion price and ratio and term call provisions most favorable to us consistent with the remarketing of all HIGH TIDES tendered at a reset price equal to 101% of the liquidation amount of the HIGH TIDES.

                                At least 30 business days but not more than 90 business days prior to the final reset date, the trust will send a remarketing notice to you stating whether it intends to remarket the HIGH TIDES as securities that either will be convertible into common stock or nonconvertible. All HIGH TIDES you own will be deemed tendered for remarketing unless you deliver an irrevocable notice to the contrary to the tender agent prior to the tender notification date. The tender agent will promptly remit the irrevocable notice to the remarketing agent prior to the tender notification date. The tender notification date is a date no earlier than 10 business days following the remarketing notice date, or a shorter period as shall be agreed to by the remarketing agent.

                                If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, and the remarketing agent will set the term rate, term conversion price and ratio and term call provisions in a manner consistent with the remarketing notice in the manner that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount of the HIGH TIDES were a remarketing actually to occur.

                                If any HIGH TIDES are tendered for remarketing, the remarketing agent will commence a convertible remarketing or a nonconvertible remarketing. In either case, an initial remarketing will proceed according to instructions set forth in the remarketing notice. The initial remarketing will fail if:

                                - despite using its best efforts, the
                                  remarketing agent is unable to establish a term rate less than or equal to the maximum rate, which is a rate equal to the treasury rate plus 6%, during the initial remarketing period,

                                - the remarketing agent is excused from its
                                  obligations because of the failure by us or the trust to satisfy certain conditions or the occurrence of certain market events specified in the remarketing agreement, or

                                - there is no remarketing agent on the first day
                                  of the initial remarketing period.

                                In the event of an initial failed remarketing, the remarketing agent will commence a final remarketing. This final remarketing will be a convertible remarketing if the initial remarketing was a nonconvertible remarketing and vice versa. If the remarketing agent is still not able to establish a term rate less than or equal to the maximum rate during the final remarketing period or upon the failure by us or the trust to satisfy certain conditions or the occurrence of certain market events specified in the remarketing agreement, the final remarketing will fail. In the event of a failed final remarketing, the HIGH TIDES will remain outstanding as convertible securities at a term rate equal to the treasury rate plus 6% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid distributions thereon.

                                If the remarketing agent is able to establish a term rate less than or equal to the maximum rate during the initial remarketing period or the final remarketing period, as the case may be, new holders will deliver the reset price for the remarketed HIGH TIDES, and the term provisions will become effective on the reset date.

                                If for any reason term provisions are
                                established by the remarketing agent but on the reset date the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing, the remarketing agent will be obligated, subject to some conditions, to purchase the HIGH TIDES for the reset price on the reset date.

Remarketing Agent............   Credit Suisse First Boston Corporation has
                                agreed to act as the initial remarketing agent,
                                but may resign or be replaced by us prior to the
                                remarketing in accordance with the remarketing
                                agreement. The remarketing will be done without
                                charge to the holders of HIGH TIDES, but we will
                                pay the remarketing agent a fee equal to      %
                                of the aggregate liquidation amount of the HIGH
                                TIDES outstanding on the reset date upon settlement of the transactions contemplated by the remarketing.

Optional Redemption..........   We may redeem the debentures:

                                - in whole or in part, at any time on or after
                                  October   , 2002 until but excluding the
                                  tender notification date, at a redemption
                                  price equal to    % of the principal amount of
                                  the debentures, declining ratably to 100% of the principal amount of the debentures after
                                            , plus any accrued and unpaid
                                  interest; and

                                - after the reset date, in accordance with the
                                  term call protections established in the remarketing or upon a failed final remarketing.

                                Upon the redemption in whole or in part of the debentures, the proceeds of the redemption shall be concurrently applied to redeem, at the applicable redemption price, the related HIGH TIDES having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed.

Tax Event or Investment
  Company Event Redemption or
  Distribution...............   Upon the occurrence of specified tax changes
                                affecting the trust's taxable status or the deductibility of interest on the debentures or changes in the law causing the trust to be considered an investment company, we will cause the trustees to dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, distribute the debentures to you. In limited circumstances, we may redeem the debentures in whole, but not in part, at a price equal to the principal amount of the debentures plus accrued and unpaid interest, in lieu of distributing the debentures. Upon the occurrence of certain changes in the tax laws, we may also cause the HIGH TIDES to remain outstanding and pay additional amounts due on the debentures as a result of the change.

Effect of Redemption.........   Each of the terms, "stated maturity price,"
                                "initial redemption price," "term redemption price," if applicable, and "tax event redemption price" are referred to as a redemption price.
                                Upon the repayment or redemption of the
                                debentures, the trust will concurrently redeem, on a pro rata basis, at the applicable redemption price, the HIGH TIDES and common securities having a liquidation amount equal to the principal amount of the repaid or redeemed debentures. If an event of default exists under the debentures or the declaration of trust that governs the trust, the HIGH TIDES will receive a preference over the trust's common securities.

Guarantee....................   We will irrevocably guarantee, on a subordinated
                                basis and to the extent set forth in this prospectus, the payment of the following:

                                - distributions on the HIGH TIDES to the extent
                                  of available trust funds;

                                - the amount payable upon redemption of the HIGH
                                  TIDES to the extent of available trust funds; and

                                - generally, the liquidation amount of the HIGH
                                  TIDES to the extent of trust funds available for distribution to you.

                                The guarantee will be unsecured and subordinate to all of our senior debt. Our guarantee is effectively junior to the debt and other liabilities of our subsidiaries, and as a result, funds may not be available for payment under the guarantee.

                                Effectively, we have, through the guarantee, the debentures, the indenture governing the debentures and the trust's declaration of trust, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the HIGH TIDES. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the HIGH TIDES.

Liquidation of the Trust.....   We, as holder of the trust's common securities,
                                have the right at any time to dissolve the trust, subject to specified conditions. If we dissolve the trust, after satisfaction of liabilities to creditors of the trust, we will distribute to you debentures having a principal amount equal to the liquidation amount of the HIGH TIDES you hold or, in limited circumstances, an amount equal to the liquidation amount per HIGH TIDES plus accumulated and unpaid distributions to the date of payment.

Voting Rights................   Except in limited circumstances or as required
                                by law, you do not have any voting rights, unless an event of default with respect to the debentures occurs and is continuing or we default under the guarantee with respect to the HIGH TIDES, in which case, you will be entitled, by majority vote, to appoint an additional trustee of the trust or remove the Delaware trustee or the property trustee.

Ranking......................   Generally, the trust will make payments on the
                                HIGH TIDES pro rata with its common securities.
                                The debentures will be unsecured and subordinate and junior in right of payment to all of our senior debt. At June 30, 1999, we had $1.5 billion of senior debt on a consolidated basis.
                                Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amount due on the debentures, the HIGH TIDES or the guarantee.

Form of HIGH TIDES...........   The HIGH TIDES will be represented by a global
certificate registered in the name of Cede & Co., as nominee for The Depository
                                Trust Company.

Use of Proceeds..............   The trust will use the gross proceeds from this
                                offering and from the issuance of the trust's common securities to purchase the debentures. We expect to use a substantial portion of the net proceeds from the sale of the debentures to the trust and our concurrent common stock offering to finance power projects under development and construction. The remaining net proceeds, if any, will be used for working capital and general corporate purposes.

Absence of Market for the
  HIGH TIDES.................   The HIGH TIDES will be a new issue of securities
                                for which there is currently no market. We do not intend to list the HIGH TIDES on a national securities exchange or automated interdealer quotation system. Although the underwriters have informed the trust and us that they currently intend to make a market in the HIGH TIDES, the underwriters are not obligated to do so, and they may discontinue any such market making at any time without notice.

                                Accordingly, we cannot assure you as to the development or liquidity of any market for the HIGH TIDES.


Concurrent Common Stock
  Offering...................   Concurrently with this offering of HIGH TIDES,
                                we are offering by a separate prospectus, 7,200,000 shares of our common stock. The underwriters of the common stock offering have an option to purchase up to 1,080,000 additional shares of common stock to cover over-allotments.

      SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING INFORMATION

     The following table sets forth a summary of our consolidated historical financial and operating information for the periods indicated. Our summary consolidated historical financial information was derived from our consolidated financial statements. The information presented below should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes, incorporated by reference in this prospectus.

                                                                                                     SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                             JUNE 30,
                                   ------------------------------------------------------------   -----------------------
                                     1994        1995         1996         1997         1998         1998         1999
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue..................  $ 94,762   $  132,098   $  214,554   $  276,321   $  555,948   $  196,742   $  336,590
  Cost of revenue................    52,845       77,388      129,200      153,308      375,327      136,125      238,170
  Gross profit...................    41,917       54,710       85,354      123,013      180,621       60,617       98,420
  Project development expenses...     1,784        3,087        3,867        7,537        7,165        3,119        4,248
  General and administrative
    expenses.....................     7,323        8,937       14,696       18,289       26,780       11,043       20,964
  Income from operations.........    31,772       42,686       66,791       97,187      146,676       46,455       73,208
  Interest expense...............    23,886       32,154       45,294       61,466       86,726       40,790       47,171
  Other (income) expense.........    (1,988)      (1,895)      (6,259)     (17,438)     (13,423)      (6,599)     (11,068)
  Extraordinary charge net of tax
    benefit of $--, $--, $--,
    $--, $441, $207 and $793.....        --           --           --           --          641          302        1,150
  Net income.....................  $  6,021   $    7,378   $   18,692   $   34,699   $   45,678   $    8,569   $   21,410
  Diluted earnings per common
    share:
    Weighted average shares of
      common stock outstanding...    21,842       21,913       29,758       42,032       42,328       42,100       50,469
    Income before extraordinary
      charge.....................  $   0.28   $     0.34   $     0.63   $     0.83   $     1.10   $     0.21   $     0.45
    Extraordinary charge.........  $     --   $       --   $       --   $       --   $    (0.02)  $    (0.01)  $    (0.02)
    Net income...................  $   0.28   $     0.34   $     0.63   $     0.83   $     1.08   $     0.20   $     0.43

OTHER FINANCIAL DATA AND RATIOS:
  Depreciation and
    amortization.................  $ 21,580   $   26,896   $   40,551   $   48,935   $   82,913   $   32,104   $   45,449
  EBITDA(1)......................  $ 53,707   $   69,515   $  117,379   $  172,616   $  255,306   $   93,374   $  151,927
  EBITDA to Consolidated Interest
    Expense(2)...................     2.23x        2.11x        2.41x        2.60x        2.74x        2.16x        2.92x
  Total debt to EBITDA...........     6.23x        5.87x        5.12x        4.96x        4.20x           --           --
  Ratio of earnings to fixed
    charges(3)...................     1.52x        1.46x        1.45x        1.64x        1.68x        1.11x        1.43x

SELECTED OPERATING INFORMATION:
  Power plants:
    Electricity revenue(4):
      Energy.....................  $ 45,912   $   54,886   $   93,851   $  110,879   $  252,178   $   93,735   $  177,305
      Capacity...................  $  7,967   $   30,485   $   65,064   $   84,296   $  193,535   $   67,103   $  106,155
    Megawatt hours produced......   447,177    1,033,566    1,985,404    2,158,008    9,864,080    2,217,659    5,516,805
    Average energy price per
      kilowatt hour(5)...........   10.267c       5.310c       4.727c       5.138c       2.557c       4.227c       3.214c

Footnotes appear on the next page.

                                                                 AS OF DECEMBER 31,                           AS OF
                                            ------------------------------------------------------------    JUNE 30,
                                              1994        1995         1996         1997         1998         1999
                                            --------   ----------   ----------   ----------   ----------   -----------
                                                               (DOLLARS IN THOUSANDS)                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents...............  $ 22,527   $   21,810   $   95,970   $   48,513   $   96,532   $  320,287
  Total assets............................   421,372      554,531    1,031,397    1,380,915    1,728,946    2,549,750
  Short-term debt.........................    27,300       85,885       37,492      112,966        5,450           --
  Long-term line of credit................        --       19,851           --           --           --           --
  Long-term non-recourse debt.............   196,806      190,642      278,640      182,893      114,190       79,210
  Notes payable...........................     5,296        6,348           --           --           --           --
  Senior notes............................   105,000      105,000      285,000      560,000      951,750    1,551,750
  Total debt..............................   334,402      407,726      601,132      855,859    1,071,390    1,630,960
  Stockholders' equity....................    18,649       25,227      203,127      239,956      286,966      514,127

-------------------------

(1) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. EBITDA is presented not as a measure of operating results but rather as a measure of our ability to service debt. EBITDA should not be construed as an alternative either (a) to income from operations (determined in accordance with generally accepted accounting principles) or (b) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(2) For purposes of calculating the EBITDA to Consolidated Interest Expense ratio, Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase our capital stock.

(3) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of changes in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

(4) Electricity revenue is comprised of fixed capacity payments, which are not related to production volume, and variable energy payments, which are related to production volume.

(5) The average energy price per kilowatt hour represents energy revenue divided by the megawatt hours produced.

                                    RISK FACTORS

     Investing in the HIGH TIDES involves risk. You should carefully consider the risk factors described below, in addition to the other information contained in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our business operations.

     Each of the following factors could have a material adverse effect on our business, financial condition or results of operations, causing the trading price of the HIGH TIDES and our common stock to decline and the loss of all or part of your investment.

                           RISKS RELATING TO CALPINE

WE HAVE SUBSTANTIAL INDEBTEDNESS THAT WE MAY BE UNABLE TO SERVICE AND THAT RESTRICTS OUR ACTIVITIES


     We have substantial debt that we incurred to finance the acquisition and development of power generation facilities. As of June 30, 1999, our total consolidated indebtedness was $1.6 billion, our total consolidated assets were $2.5 billion and our stockholders' equity was $514.1 million. On June 30, 1999, on an as adjusted basis after giving effect to the sale of common stock and convertible preferred securities in the offerings and the application of the proceeds from the offerings, our total consolidated indebtedness would have been approximately $1.6 billion, our total consolidated assets would have been approximately $3.1 billion and our as adjusted cash balances would have been approximately $859.6 million. Whether we will be able to meet our debt service obligations and to repay our outstanding indebtedness will be dependent primarily upon the performance of our power generation facilities.


     This high level of indebtedness has important consequences, including:

     - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes,

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt,

     - increasing our vulnerability to general adverse economic and industry conditions, and

     - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

     The operating and financial restrictions and covenants in our existing debt agreements, including the indentures relating to our $1.5 billion aggregate principle amount of senior notes and our $100.0 million revolving credit facility, contain restrictive covenants. Among other things, these restrictions limit or prohibit our ability to:

     - incur indebtedness,

     - make prepayments of indebtedness in whole or in part,

     - pay dividends,

     - make investments,

     - engage in transactions with affiliates,

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

     - create liens,

     - sell assets, and

     - acquire facilities or other businesses.

     Also, if our management or ownership changes, the indentures governing our senior notes may require us to make an offer to purchase our senior notes. We cannot assure you that we will have the financial resources necessary to purchase our senior notes in this event.

     We believe that our cash flow from operations, together with other available sources of funds, including borrowings under our existing borrowing arrangements, will be adequate to pay principal and interest on our senior notes and other debt and to enable us to comply with the terms of our indentures and other debt agreements. If we are unable to comply with the terms of our indentures and other debt agreements and fail to generate sufficient cash flow from operations in the future, we may be required to refinance all or a portion of our senior notes and other debt or to obtain additional financing. However, we may be unable to refinance or obtain additional financing because of our high levels of debt and the debt incurrence restrictions under our indentures and other debt agreements. If cash flow is insufficient and refinancing or additional financing is unavailable, we may be forced to default on our senior notes and other debt obligations. In the event of a default under the terms of any of our indebtedness, the debt holders may accelerate the maturity of our obligations, which could cause defaults under our other obligations.

OUR ABILITY TO REPAY OUR DEBT DEPENDS UPON THE PERFORMANCE OF OUR SUBSIDIARIES

     Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest on and principal of our senior notes. The non-recourse project financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, debt service and reserves.

     Our subsidiaries and other affiliates are separate and distinct legal entities and have no obligation to pay any amounts due on our senior notes, and do not guarantee the payment of interest on or principal of these notes. The right of our senior note holders to receive any assets of any of our subsidiaries or other affiliates upon our liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by our subsidiaries or affiliates). As of June 30, 1999, our subsidiaries had $79.2 million of non-recourse project financing. We intend to utilize non-recourse project financing in the future that will be effectively senior to our senior notes.

     While the indentures impose limitations on our ability and the ability of our subsidiaries to incur additional indebtedness, the indentures do not limit the amount of non-recourse project financing that our subsidiaries may incur to finance the acquisition and development of new power generation facilities.

WE MAY BE UNABLE TO SECURE ADDITIONAL FINANCING IN THE FUTURE

     Each power generation facility that we acquire or develop will require substantial capital investment. Our ability to arrange financing and the cost of the financing are dependent upon numerous factors. These factors include:

     - general economic and capital market conditions,

     - conditions in energy markets,

     - regulatory developments,

     - credit availability from banks or other lenders,

     - investor confidence in the industry and in us,

     - the continued success of our current power generation facilities, and

     - provisions of tax and securities laws that are conducive to raising capital.

Financing for new facilities may not be available to us on acceptable terms in the future.

     We have financed our existing power generation facilities using a variety of leveraged financing structures, primarily consisting of non-recourse project financing and lease obligations. As of June 30, 1999, we had approximately $1.6 billion of total consolidated indebtedness, $79.2 million of which represented non-recourse project financing. Each non-recourse project financing and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities. In the event of a default under a financing agreement which we do not cure, the lenders or lessors would generally have rights to the facility and any related assets. In the event of foreclosure after a default, we might not retain any interest in the facility. While we intend to utilize non-recourse or lease financing when appropriate, market conditions and other factors may prevent similar financing for future facilities. We do not believe the existence of non-recourse or lease financing will significantly affect our ability to continue to borrow funds in the future in order to finance new facilities. However, it is possible that we may be unable to obtain the financing required to develop our power generation facilities on terms satisfactory to us.

     We have from time to time guaranteed certain obligations of our subsidiaries and other affiliates. Our lenders or lessors may also require us to guarantee the indebtedness for future facilities. This would render our general corporate funds vulnerable in the event of a default by the facility or related subsidiary. Additionally, our indentures may restrict our ability to guarantee future debt, which could adversely affect our ability to fund new facilities. Our indentures do not limit the ability of our subsidiaries to incur non-recourse or lease financing for investment in new facilities.

REVENUE UNDER SOME OF OUR POWER SALES AGREEMENTS MAY BE REDUCED SIGNIFICANTLY UPON THEIR EXPIRATION OR TERMINATION

     Most of the electricity we generate from our existing portfolio is sold under long-term power sales agreements that expire at various times. When the terms of each of these power sales agreements expire, it is possible that the price paid to us for the generation of electricity may be reduced significantly, which would substantially reduce our revenue under such agreements. The fixed price periods in some of our long-term power sales agreements have recently expired, and the electricity under those agreements is now sold at a fluctuating market price. For example, the price for electricity for two of our power plants, the Bear Canyon (20 megawatts) and West Ford Flat (27 megawatts) power plants, was approximately 13.83 cents per kilowatt hour under the fixed price periods that

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

recently expired for these facilities, and is now set at the energy clearing price, which averaged 2.66 cents per kilowatt hour during 1998. As a result, our energy revenue under these power sales agreements has been materially reduced. We expect the decline in energy revenues will be partially mitigated by decreased royalties and planned operating cost reductions at these facilities. In addition, we will continue our strategy of offsetting these reductions through our acquisition and development program.

OUR POWER PROJECT DEVELOPMENT AND ACQUISITION ACTIVITIES MAY NOT BE SUCCESSFUL

     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain:

     - necessary power generation equipment,

     - governmental permits and approvals,

     - fuel supply and transportation agreements,

     - sufficient equity capital and debt financing,

     - electrical transmission agreements, and

     - site agreements and construction contracts.

We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. In addition, project development is subject to various environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or financeable. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. We cannot assure you that we will be successful in the development of power generation facilities in the future.

     We have grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields. We believe that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, we are likely to confront significant competition for acquisition opportunities. In addition, we may be unable to continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, we may be unable to complete the acquisitions.

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

OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED

     The commencement of operation of a newly constructed power generation facility involves many risks, including:

     - start-up problems,

     - the breakdown or failure of equipment or processes, and

     - performance below expected levels of output or efficiency.

     New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The insurance, warranties or performance guarantees, however, may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in losing our interest in a power generation facility.

     In addition, power sales agreements entered into with a utility early in the development phase of a project may enable the utility to terminate the agreement, or to retain security posted as liquidated damages, if a project fails to achieve commercial operation or certain operating levels by specified dates or fails to make specified payments. In the event a termination right is exercised, the default provisions in a financing agreement may be triggered (rendering such debt immediately due and payable). As a result, the project may be rendered insolvent and we may lose our interest in the project.

OUR POWER GENERATION FACILITIES MAY NOT OPERATE AS PLANNED

     Upon completion of our pending acquisitions and projects currently under construction, we will operate 42 of the 52 power plants in which we will have an interest. The continued operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. Although from time to time our power generation facilities have experienced equipment breakdowns or failures, these breakdowns or failures have not had a significant effect on the operation of the facilities or on our results of operations. As of June 30, 1999, our gas-fired and geothermal power generation facilities have operated at an average availability of approximately 96% and 99%, respectively. Although our facilities contain various redundancies and back-up mechanisms, a breakdown or failure may prevent the affected facility from performing under applicable power sales agreements. In addition, although insurance is maintained to protect against operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, we could be unable to service principal and interest payments under our financing obligations which could result in losing our interest in the power generation facility.

OUR GEOTHERMAL ENERGY RESERVES MAY BE INADEQUATE FOR OUR OPERATIONS

     The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon:

     - the heat content of the extractable fluids,

     - the geology of the reservoir,

     - the total amount of recoverable reserves,

     - operating expenses relating to the extraction of fluids,

     - price levels relating to the extraction of fluids, and

     - capital expenditure requirements relating primarily to the drilling of new wells.

     In connection with each geothermal power plant, we estimate the productivity of the geothermal resource and the expected decline in productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by us or an unexpected decline in productivity could lower our results of operations.

     Geothermal reservoirs are highly complex. As a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from ours. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. While we have extensive experience in the operation and development of geothermal energy resources and in preparing such estimates, we cannot assure you that we will be able to successfully manage the development and operation of our geothermal reservoirs or that we will accurately estimate the quantity or productivity of our steam reserves.

WE DEPEND ON OUR ELECTRICITY AND THERMAL ENERGY CUSTOMERS

     Each of our power generation facilities currently relies on one or more power sales agreements with one or more utility or other customers for all or substantially all of such facility's revenue. In addition, the sales of electricity to two utility customers during 1998 comprised approximately 64% of our total revenue during that year. The loss of any one power sales agreement with any of these customers could have a negative effect on our results of operations. In addition, any material failure by any customer to fulfill its obligations under a power sales agreement could have a negative effect on the cash flow available to us and on our results of operations.

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

WE ARE SUBJECT TO COMPLEX GOVERNMENT REGULATION WHICH COULD ADVERSELY AFFECT OUR OPERATIONS

     Our activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we have obtained the requisite approvals for our existing operations and that our business is operated in accordance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or new laws and regulations may become applicable to us that may have a negative effect on our business and results of operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects, and completed facilities may not comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits. If a project is unable to function as planned due to changing requirements or local opposition, it may create expensive delays or significant loss of value in a project.

     Our operations are potentially subject to the provisions of various energy laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), the Public Utility Holding Company Act of 1955, as amended ("PUHCA"), and state and local regulations. PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to qualifying facilities ("QFs") (as defined under PURPA) and owners of QFs certain exemptions from certain federal and state regulations, including rate and financial regulations.

     Under present federal law, we are not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which we have an interest (1) qualify as QFs, (2) are subject to another exemption or waiver or (3) qualify as exempt wholesale generators ("EWG") under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by an electric utility company or electric utility holding company. In addition, a QF that is a cogeneration facility, such as the plants in which we currently have interests, must produce electricity as well as thermal energy for use in an industrial or commercial process in specified minimum proportions. The QF also must meet certain minimum energy efficiency standards. Generally, any geothermal power facility which produces up to 80 megawatts of electricity and meets PURPA ownership requirements is considered a QF.

     If any of the plants in which we have an interest lose their QF status or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, we could become a public utility holding company, which could subject us to significant federal, state and local regulation, including rate regulation. If we become a holding company, which could be deemed to occur prospectively or retroactively to the date that any of our plants loses its QF status, all our other power plants could lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. If a power purchaser were to cease taking and paying for electricity or seek to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect our ability to service our indebtedness, including our senior notes. See "Business -- Government Regulation -- Federal Energy Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at prices based on avoided costs of energy. We do not know whether this legislation will be passed or, if passed, what form it may take. We cannot provide assurance that any legislation passed would not adversely affect our existing domestic projects.

     In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities' transmission and distribution systems for independent power producers and electricity consumers. In particular, the state of California has restructured its electric industry by providing for a phased-in competitive power generation industry, with a power pool and an independent system operator, and for direct access to generation for all power purchasers outside the power exchange under certain circumstances. Although existing QF power sales contracts are to be honored under such restructuring, and all of our California operating projects are QFs, until the new system is fully implemented, it is impossible to predict what impact, if any, it may have on the operations of those projects.

WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF NATURAL GAS IN THE FUTURE

     To date, our fuel acquisition strategy has included various combinations of our own gas reserves, gas prepayment contracts and short-, medium- and long-term supply contracts. In our gas supply arrangements, we attempt to match the fuel cost with the fuel component included in the facility's power sales agreements in order to minimize a project's exposure to fuel price risk. We believe that there will be adequate supplies of natural gas available at reasonable prices for each of our facilities when current gas supply agreements expire. However, gas supplies may not be available for the full term of the facilities' power sales agreements, and gas prices may increase significantly. If gas is not available, or if gas prices increase above the fuel component of the facilities' power sales agreements, there could be a negative impact on our results of operations.

COMPETITION COULD ADVERSELY AFFECT OUR PERFORMANCE

     The power generation industry is characterized by intense competition. We encounter competition from utilities, industrial companies and other power producers. In recent years, there has been increasing competition in an effort to obtain power sales agreements. This competition has contributed to a reduction in electricity prices. In addition, many states have implemented or are considering regulatory initiatives designed to increase competition in the domestic power industry. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity.

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

OUR INTERNATIONAL INVESTMENTS MAY FACE UNCERTAINTIES

     We have one investment in geothermal steam fields located in Mexico and may pursue additional international investments. International investments are subject to unique risks and uncertainties relating to the political, social and economic structures of the countries in which we invest. Risks specifically related to investments in non-United States projects may include:

     - risks of fluctuations in currency valuation,

     - currency inconvertibility,

     - expropriation and confiscatory taxation,

     - increased regulation, and

     - approval requirements and governmental policies limiting returns to foreign investors.

WE DEPEND ON OUR SENIOR MANAGEMENT

     Our success is largely dependent on the skills, experience and efforts of our senior management. The loss of the services of one or more members of our senior management could have a negative effect on our business, financial results and future growth.

SEISMIC DISTURBANCES COULD DAMAGE OUR PROJECTS

     Areas where we operate and are developing many of our geothermal and gas-fired projects are subject to frequent low-level seismic disturbances. More significant seismic disturbances are possible. Our existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and we believe we maintain adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance may not continue to be available to us on commercially reasonable terms.

OUR RESULTS ARE SUBJECT TO QUARTERLY AND SEASONAL FLUCTUATIONS

     Our quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

     - the timing and size of acquisitions,

     - the completion of development projects, and

     - variations in levels of production.

     Additionally, because we receive the majority of capacity payments under some of our power sales agreements during the months of May through October, our revenues and results of operations are, to some extent, seasonal.

THE PRICE OF OUR COMMON STOCK IS VOLATILE

     The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

     - announcements of developments related to our business,

     - fluctuations in our results of operations,

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

     - sales of substantial amounts of our securities into the marketplace,

     - general conditions in our industry or the worldwide economy,

     - an outbreak of war or hostilities,

     - a shortfall in revenues or earnings compared to securities analysts' expectations,

     - changes in analysts' recommendations or projections, and

     - announcements of new acquisitions or development projects by us.

     The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

WE COULD BE ADVERSELY AFFECTED IF OUR COMPUTER SYSTEMS ARE NOT YEAR 2000
COMPLIANT

     The "Year 2000 problem" refers to the fact that some computer hardware, software and embedded systems were designed to read and store dates using only the last two digits of the year.

     We are coordinating our efforts to address the impact of Year 2000 on our business through an analysis of four separate technology domains:

     - corporate applications, which include core business systems,

     - non-information technology, which includes all operating and control systems,

     - end-user computing systems (that is, systems that are not considered core business systems but may contain date calculations), and

     - business partner and vendor systems.

     We currently expect to complete our Year 2000 efforts with respect to critical systems by November of 1999. This schedule and our cost estimates may be affected by, among other things, the availability of Year 2000 personnel, the readiness of third parties, the timing for testing our embedded systems, the availability of vendor resources to complete embedded system assessments and produce required component upgrades and our ability to implement appropriate contingency plans.

     We produce revenues by selling power we produce to customers. We depend on transmission and distribution facilities that are owned and operated by investor-owned utilities to deliver power to our customers. If either our customers or the providers of transmission and distribution facilities experience significant disruptions as a result of the Year 2000 problem, our ability to sell and deliver power may be hindered, which could result in a loss of revenue.

     The cost or consequences of a materially incomplete or untimely resolution of the Year 2000 problem could adversely affect our future operations, financial results or our financial condition.

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

                        RISKS RELATING TO THE HIGH TIDES

THE TRUST MAY NOT BE ABLE TO MAKE DISTRIBUTIONS ON THE HIGH TIDES IF WE DEFAULT ON OUR SENIOR DEBT BECAUSE OUR OBLIGATIONS TO PAY ON THE DEBENTURES AND THE GUARANTEE ARE SUBORDINATED TO OUR PAYMENT OBLIGATIONS UNDER OUR SENIOR DEBT

     Because of the subordinated nature of the guarantee and the debentures, we:

     - will not be permitted to make any payments of principal, including redemption payments, or interest on the debentures if we default on our senior debt;

     - will not be permitted to make payments on the guarantee if we default on any of our senior debt; and

     - must pay all our senior debt before we make payments on the guarantee or the debentures if we become bankrupt, liquidate or dissolve.

     The HIGH TIDES, the guarantee and the debentures do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the debentures and the guarantee. At June 30, 1999, we had $1.5 billion of senior debt on a consolidated basis. Because the trust will be able to pay amounts due on the HIGH TIDES only if we make payments on the debentures, your ability to receive distributions may be affected by our indebtedness.

THE DEBENTURES WILL BE EFFECTIVELY SUBORDINATED TO OBLIGATIONS OF OUR
SUBSIDIARIES

     Our right to participate in any distribution of assets of any of our subsidiaries upon that subsidiary's dissolution, winding-up, liquidation or reorganization or otherwise (and thus the ability of the holders of the HIGH TIDES to benefit indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the debentures will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the debentures, the HIGH TIDES or the guarantee.

THE DEFERRAL OF INTEREST PAYMENTS MAY HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF THE HIGH TIDES

     If no event of default under the debentures has occurred and is continuing, we may defer the payment of interest on the debentures for a period not exceeding 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer quarterly distributions on the HIGH TIDES. However, distributions will still accumulate quarterly and the deferred distributions will themselves accrue additional distributions at the annual rate
of      %, to the extent permitted by law. There is no limitation on the number of times that we may elect to defer interest payments. However, no deferral period may extend beyond (1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise or (2) in the case of a deferral period beginning prior to the reset date, the reset date.

     We have no current intention of deferring interest payments on the debentures. However, if we exercise our right in the future, you will include original issue discount on the HIGH TIDES in taxable income for federal income tax purposes, prior to the receipt of cash. In addition, the HIGH TIDES may trade at prices that do not fully reflect the value of deferred interest on the debentures. If you sell your HIGH TIDES during an interest deferral period, you may not receive the same return on your investment as a holder who continues to hold HIGH TIDES. In addition, our right to defer interest payments on the debentures may mean that the market price of the HIGH TIDES may be more volatile than the market prices of other securities that do not have these rights.

IF YOU DO NOT ELECT TO KEEP YOUR HIGH TIDES UPON A REMARKETING NOTICE, YOUR HIGH TIDES WILL NO LONGER BE OUTSTANDING AFTER A SUCCESSFUL REMARKETING

     If you do not notify the remarketing agent, your HIGH TIDES will no longer be outstanding after the successful remarketing, and you will have no further rights thereunder except to receive an amount equal to:

     - from the proceeds of the remarketing, 101% of the aggregate liquidation amount of the HIGH TIDES, plus

     - from us, accrued and unpaid distributions on the HIGH TIDES up until, but excluding, the reset date.

     The remarketing agent agrees to use its best efforts to remarket all HIGH TIDES tendered for remarketing. All HIGH TIDES will be considered tendered unless the holder of HIGH TIDES gives irrevocable notice to the contrary to the tender agent, which the tender agent will promptly remit to the remarketing agent, before the tender notification date.

THE REMARKETING OF THE HIGH TIDES MAY NOT BE SUCCESSFUL AND THE TERMS OF THE HIGH TIDES AFTER ANY REMARKETING ARE SUBJECT TO CHANGE

     The remarketing will have failed if:

     - despite using its best efforts, the remarketing agent cannot establish a term rate less than or equal to the maximum rate,

     - the remarketing agent is excused from remarketing the HIGH TIDES because of (a) the failure by us to satisfy a condition in the remarketing agreement or (b) the occurrence of certain market events specified in the remarketing agreement; or

     - there is no remarketing agent on the first day of the initial remarketing period.

     If the initial remarketing fails, the remarketing agent will commence a final remarketing during the final remarketing period. If the final remarketing fails, then the HIGH TIDES will remain outstanding at a term rate equal to the treasury rate plus 6% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid distributions thereon. If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, although the remarketing will not be deemed to have failed. The remarketing agent will set the term provisions according to the instructions contained in the remarketing notice in the manner that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount if a remarketing were actually to occur.

AFTER THE RESET DATE, THE HIGH TIDES MAY NO LONGER BE CONVERTIBLE OR MAY BE CONVERTIBLE INTO A FEWER NUMBER OF SHARES OF OUR COMMON STOCK

     Each HIGH TIDES is initially convertible, at the option of the holder, into shares of common stock, which may be adjusted in certain circumstances. See "Description of HIGH TIDES -- Conversion Rights" We may choose to remarket the HIGH TIDES so that after the reset date the HIGH TIDES will not be convertible into shares of common stock, or, each HIGH TIDES will be convertible into a different number of shares of common stock. See "The Remarketing."

THE TRUST MAY REDEEM THE HIGH TIDES WITHOUT YOUR CONSENT IF SPECIFIED TAX CHANGES OCCUR OR IF THE TRUST WOULD BE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY

     Upon the occurrence of specified tax changes affecting the trust's taxable status or the deductibility of interest on the debentures or changes in the law causing the trust to be considered an investment company, we may either dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, distribute the debentures to you and to us, as the holder of the trust's common securities, on a pro rata basis or we may redeem all of the debentures. If we redeem the debentures, the trust will use the cash it receives from that redemption to redeem the HIGH TIDES and the trust's common securities.

WE MAY CAUSE THE HIGH TIDES TO BE REDEEMED ON OR AFTER OCTOBER   , 2002 WITHOUT
YOUR CONSENT

     We may redeem all or some of the debentures at our option at any time on or
after October   , 2002. The redemption price initially includes a premium
declining over time to 100% of the principal amount to be redeemed plus any accrued and unpaid interest. You should assume that we will exercise our redemption option if we are able to refinance the debentures at a lower interest rate or if we conclude it is otherwise in our interest to redeem the debentures. The trust will use the cash it receives from the redemption of the debentures to redeem an equivalent amount of HIGH TIDES and its common securities on a pro rata basis.

DISTRIBUTION OF THE DEBENTURES TO YOU MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU

     We may dissolve and liquidate the trust at any time. If that happens, the trust will redeem the HIGH TIDES and its common securities by distributing, after satisfaction of liabilities of creditors of the trust, the debentures to you and to us, as the holder of the trust's common securities, on a pro rata basis.

     Under current United States federal income tax laws, a distribution of debentures on the dissolution of the trust would not be a taxable event to you. However, if there is a change in the law and, for example, the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of debentures would likely constitute a taxable event to you.

     Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the HIGH TIDES. You should carefully review all the information regarding the debentures contained in this prospectus.

THE DISTRIBUTION OF DEBENTURES UPON LIQUIDATION OF THE TRUST MAY HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF THE HIGH TIDES

     We have the right to dissolve and liquidate the trust. Although we have no current intention of doing so, we anticipate that we would consider exercising this right if the expenses associated with maintaining the trust are substantially greater than we expect or for other business reasons. If we exercise our right to dissolve and liquidate the trust, the trust will redeem the HIGH TIDES and its common securities by distributing, after satisfaction of liabilities of creditors of the trust, the debentures to you and to us on a pro rata basis, unless an event of default under the debentures has occurred and is continuing, in which case you will have priority over us.

     We cannot predict the market prices for the debentures that the trust may distribute to you. Accordingly the debentures that you receive on a distribution, or the HIGH TIDES you hold pending a distribution, may trade at a discount to the price that you paid to purchase the HIGH TIDES.

WE GUARANTEE PAYMENTS ON THE HIGH TIDES ONLY IF THE TRUST HAS CASH AVAILABLE

     If we fail to make payments on the debentures, the trust will not be able to pay distributions, the redemption price or the liquidation amount of each HIGH TIDES. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, if we are in default under the debentures, you may:

     - rely on the property trustee for the trust to enforce the trust's rights under the debentures; or

     - directly sue us or seek other remedies to collect your share of payments owed.

YOU HAVE LIMITED VOTING RIGHTS

     You will have limited voting rights relating generally to:

     - the modification of the HIGH TIDES and our guarantee of the HIGH TIDES;
       and

     - the exercise of the trust's rights as holder of debentures.

     You are not entitled to appoint, remove or replace the property trustee of the trust or the statutory trustee of the trust except upon the occurrence of certain events. The property trustee, and the holders of all of the trust's common securities may, subject to certain conditions, amend the declaration of trust without your consent to:

     - cure any ambiguity;

     - make provisions of the declaration of trust not inconsistent with other provisions of the declaration of trust;

     - ensure that the trust will not be classified for United States federal income tax purposes as an association subject to taxation as a corporation;

     - ensure that the trust will be classified as a grantor trust; or

     - ensure that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940.

THE HIGH TIDES AND THE DEBENTURES DO NOT HAVE AN ESTABLISHED MARKET

     Prior to this offering, there has been no public market for the HIGH TIDES. The underwriters currently plan to make a market in the HIGH TIDES. However, the underwriters may suspend their market making activities at any time and for any reason. Accordingly, we cannot assure you that an active trading market for the HIGH TIDES will develop or be sustained. If a market were to develop, the HIGH TIDES could trade at prices that may be higher or lower than their offering price depending upon many factors, including:

     - prevailing interest rates;

     - Calpine's operating results; and

     - the market for similar securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the world wide web at http://www.sec.gov.

     This prospectus is part of a registration statement (Registration No. 333-87427) we and the trust filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K as amended for the year ended December 31, 1998, our Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, our Current Report on Form 8-K dated May 7, 1999, our Current Report on Form 8-K dated October 11, 1999, and our Current Report on Form 8-K dated October 22, 1999, each filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), (14) or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the shares of HIGH TIDES and common stock being registered or until this offering is otherwise terminated.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Investor Relations, Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and incorporated by reference are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS


     We estimate that the gross proceeds from the sale of the HIGH TIDES will be $240.0 million. The trust will use these proceeds, together with the proceeds from the issuance of the trust's common securities, to purchase debentures from us. After deducting the underwriting commissions which we have agreed to pay on behalf of the trust, and the other offering expenses we will pay, we estimate that we will receive net proceeds of $230.4 million from the sale of the debentures to the trust, or $265.0 million if the underwriters' over-allotment option is exercised in full. We expect to use a substantial portion of the net proceeds from this offering and the concurrent common stock offering to finance power projects under development and construction. The remaining proceeds, if any, will be used for working capital and general corporate purposes. See "Business -- Project Development and Acquisitions." Pending such uses, we expect to invest the net proceeds in short-term, interest-bearing securities.


                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the New York Stock Exchange under the symbol "CPN." Public trading of the common stock commenced on September 20, 1996. Prior to that, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of the common stock on the New York Stock Exchange. The information in the following table reflects the 2 for 1 stock split declared by us on September 20, 1999.


                                                              HIGH        LOW
                                                             -------    -------
1997
First Quarter..............................................  $11.375    $ 8.563
Second Quarter.............................................   10.438      7.875
Third Quarter..............................................   11.469      8.250
Fourth Quarter.............................................   10.625      6.188

1998
First Quarter..............................................  $ 9.250    $ 6.375
Second Quarter.............................................   10.625      8.625
Third Quarter..............................................   10.750      8.563
Fourth Quarter.............................................   13.813      8.906

1999
First Quarter..............................................  $18.688    $12.625
Second Quarter.............................................   29.500     17.563
Third Quarter..............................................   47.875     27.406
Fourth Quarter (through October 26, 1999)..................   51.500     42.531



     As of October 26, 1999, there were approximately 87 holders of record of our common stock. On October 26, 1999, the last sale price reported on the New York Stock Exchange for our common stock was $44.69 per share.

                                DIVIDEND POLICY

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, we will treat the trust as one of our subsidiaries. Accordingly, we will include the accounts of the trust in our consolidated financial statements. We will present the HIGH TIDES as a separate line item in our consolidated balance sheet entitled "Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust," and we will include appropriate disclosures about the HIGH TIDES in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the HIGH TIDES as a minority interest in our consolidated statement of income.

     We have not included separate financial statements of the trust because we do not consider those financial statements material to you because:

     - Calpine, a reporting company under the Securities Exchange Act of 1934, will own, directly or indirectly all of the voting securities of the trust;

     - the trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the trust's assets and investing the proceeds in the debentures; and

     - we will fully and unconditionally guarantee the obligations of the trust under the HIGH TIDES and the common securities to the extent that the trust has assets available to meet such obligations.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1999 (1) the actual consolidated capitalization of the Company; and (2) the consolidated capitalization of our Company as adjusted for the sale of the shares of our common stock and convertible preferred securities in the offerings. This table should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this prospectus.


                                                              JUNE 30, 1999
                                                        -------------------------
                                                          ACTUAL      AS ADJUSTED
                                                        ----------    -----------
                                                                UNAUDITED
                                                         (DOLLARS IN THOUSANDS,
                                                          EXCEPT SHARE AMOUNTS)
CASH:
  Cash and cash equivalents...........................  $  320,287    $  859,584
                                                        ==========    ==========

LONG-TERM DEBT:
  Non-recourse project financing, net of current
     portion..........................................  $   79,210    $   79,210
  Senior notes........................................   1,551,750     1,551,750
                                                        ----------    ----------
          Total long-term debt........................   1,630,960     1,630,960
                                                        ----------    ----------
Company-obligated convertible preferred securities of
  a subsidiary trust(1)...............................          --       230,400

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value:
     10,000,000 shares authorized; no shares
     outstanding, actual and as adjusted..............          --            --
  Common stock, $0.001 par value:
     100,000,000 shares authorized; 54,348,294 shares
     outstanding, actual; and 61,548,294 shares
     outstanding, as adjusted(2)(3)(4)................          54            62
  Additional paid-in capital..........................     374,591       683,480
  Retained earnings...................................     139,482       139,482
                                                        ----------    ----------
          Total stockholders' equity..................     514,127       823,024
                                                        ----------    ----------
             Total capitalization.....................  $2,145,087    $2,684,384
                                                        ==========    ==========


-------------------------
(1) Proceeds are recorded net of unamortized issuance costs of $8,000.

(2) Excludes the 1,080,000 shares that may be issued upon exercise of the underwriters' over-allotment option.

(3) Does not include 3,202,649 shares of common stock subject to issuance upon exercise of options previously granted and outstanding as of June 30, 1999 under our 1996 Stock Incentive Plan.
(4) Reflects 2 for 1 stock split declared by us on September 20, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data set forth below for the five years ended and as of December 31, 1998 have been derived from the audited consolidated financial statements of our company. The consolidated financial data for the six months ended and as of June 30, 1998 and June 30, 1999 are unaudited, but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated operating results for the six months ended June 30, 1999 should not be considered indicative of the results that may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.

                                                                                              SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                      JUNE 30,
                                       ---------------------------------------------------   -------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                       -------   --------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales........  $90,295   $127,799   $199,464   $237,277   $507,897   $178,798   $304,322
  Service contract revenue from
    related parties..................    7,221      7,153      6,455     10,177     20,249      8,529     13,238
  Income (loss) from unconsolidated
    investments in power projects....   (2,754)    (2,854)     6,537     15,819     25,240      6,853     18,321
  Interest income on loans to power
    projects.........................       --         --      2,098     13,048      2,562      2,562        709
                                       -------   --------   --------   --------   --------   --------   --------
        Total revenue................   94,762    132,098    214,554    276,321    555,948    196,742    336,590
Cost of revenue......................   52,845     77,388    129,200    153,308    375,327    136,125    238,170
                                       -------   --------   --------   --------   --------   --------   --------
Gross profit.........................   41,917     54,710     85,354    123,013    180,621     60,617     98,420
Project development expenses.........    1,784      3,087      3,867      7,537      7,165      3,119      4,248
General and administrative
  expenses...........................    7,323      8,937     14,696     18,289     26,780     11,043     20,964
Provision for write-off of project
  development costs..................    1,038         --         --         --         --         --         --
                                       -------   --------   --------   --------   --------   --------   --------
Income from operations...............   31,772     42,686     66,791     97,187    146,676     46,455     73,208
Interest expense.....................   23,886     32,154     45,294     61,466     86,726     40,790     47,171
Other (income) expense...............   (1,988)    (1,895)    (6,259)   (17,438)   (13,423)    (6,599)   (11,068)
                                       -------   --------   --------   --------   --------   --------   --------
  Income before provision for income
    taxes............................    9,874     12,427     27,756     53,159     73,373     12,264     37,105
Provision for income taxes...........    3,853      5,049      9,064     18,460     27,054      3,393     14,545
                                       -------   --------   --------   --------   --------   --------   --------
  Income before extraordinary
    charge...........................    6,021      7,378     18,692     34,699     46,319      8,871     22,560
Extraordinary charge for retirement
  of debt, net of tax benefit of $--,
  $--, $--, $--, $441, $207 and
  $793...............................       --         --         --         --        641        302      1,150
                                       -------   --------   --------   --------   --------   --------   --------
  Net income.........................  $ 6,021   $  7,378   $ 18,692   $ 34,699   $ 45,678   $  8,569   $ 21,410
                                       =======   ========   ========   ========   ========   ========   ========
Basic earnings per common share:
  Weighted average shares of common
    stock outstanding................   20,776     20,776     25,805     39,892     40,242     40,112     47,518
  Income before extraordinary
    charge...........................  $  0.29   $   0.36   $   0.72   $   0.87   $   1.15   $   0.22   $   0.47
  Extraordinary charge...............  $    --   $     --   $     --   $     --   $  (0.02)  $  (0.01)  $  (0.02)
  Net income.........................  $  0.29   $   0.36   $   0.72   $   0.87   $   1.13   $   0.21   $   0.45
Diluted earnings per common share:
  Weighted average shares of common
    stock outstanding................   21,842     21,913     29,758     42,032     42,328     42,100     50,469
  Income before extraordinary
    charge...........................  $  0.28   $   0.34   $   0.63   $   0.83   $   1.10   $   0.21   $   0.45
  Extraordinary charge...............  $    --   $     --   $     --   $     --   $  (0.02)  $  (0.01)  $  (0.02)
  Net income.........................  $  0.28   $   0.34   $   0.63   $   0.83   $   1.08   $   0.20   $   0.43

                                                                                              SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                            JUNE 30,
                              ----------------------------------------------------------   -----------------------
                                1994       1995        1996         1997         1998         1998         1999
                              --------   --------   ----------   ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT RATIOS)           (UNAUDITED)
OTHER FINANCIAL DATA AND
  RATIOS:
Depreciation and
  amortization..............  $ 21,580   $ 26,896   $   40,551   $   48,935   $   82,913   $   32,104   $   45,449
EBITDA(1)...................  $ 53,707   $ 69,515   $  117,379   $  172,616   $  255,306   $   93,374   $  151,927
EBITDA to Consolidated
  Interest Expense(2).......     2.23x      2.11x        2.41x        2.60x        2.74x        2.16x        2.92x
Total debt to EBITDA........     6.23x      5.87x        5.12x        4.96x        4.20x           --           --
Ratio of earnings to fixed
  charges(3)................     1.52x      1.46x        1.45x        1.64x        1.68x        1.11x        1.43x

                                                           AS OF DECEMBER 31,
                                       ----------------------------------------------------------       AS OF
                                         1994       1995        1996         1997         1998      JUNE 30, 1999
                                       --------   --------   ----------   ----------   ----------   -------------
                                                                     (IN THOUSANDS)                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............  $ 22,527   $ 21,810   $   95,970   $   48,513   $   96,532    $  320,287
Property, plant and equipment, net...   335,453    447,751      648,208      736,339    1,094,303     1,568,882
Investments in power projects........    11,114      8,218       13,936      222,542      221,509       234,584
Notes receivable.....................    16,882     25,785       36,143      117,357       10,899        16,202
Total assets.........................   421,372    554,531    1,031,397    1,380,915    1,728,946     2,549,750
Short-term debt......................    27,300     85,885       37,492      112,966        5,450            --
Long-term line of credit.............        --     19,851           --           --           --            --
Non-recourse debt....................   196,806    190,642      278,640      182,893      114,190        79,210
Notes payable........................     5,296      6,348           --           --           --            --
Senior notes.........................   105,000    105,000      285,000      560,000      951,750     1,551,750
Total debt...........................   334,402    407,726      601,132      855,859    1,071,390     1,630,960
Stockholders' equity.................    18,649     25,227      203,127      239,956      286,966       514,127

-------------------------
(1) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. EBITDA is presented here not as a measure of operating results but rather as a measure of our ability to service debt. EBITDA should not be construed as an alternative either (a) to income from operations (determined in accordance with generally accepted accounting principles) or (b) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(2) For purposes of calculating the EBITDA to Consolidated Interest Expense ratio, Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase our capital stock.

(3) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of change in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

                       PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 gives effect to the following transactions as if such transactions had occurred on January 1, 1998: (1) our acquisition of the remaining 55% interest in the Bethpage Power Plant on February 5, 1998 (the "Bethpage Transaction"); (2) our acquisition of the remaining 50% interest in the Texas City Power Plant and the Clear Lake Power Plant on April 1, 1998 (the "Texas City/Clear Lake Transaction"); (3) our sale of $300 million of 7 7/8% Senior Notes Due 2008 on March 31, 1998, and the application of the net proceeds therefrom; and (4) our sale of $100 million of 7 7/8% Senior Notes Due 2008 on July 24, 1998 and the application of the net proceeds therefrom (the Bethpage Transaction, the Texas City/Clear Lake Transaction, the sale of $300 million of 7 7/8% Senior Notes Due 2008 and the sale of $100 million of 7 7/8% Senior Notes Due 2008 being collectively referred to as the "Transactions").

     The pro forma consolidated financial data and Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this prospectus. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been had such transactions in fact occurred at such dates, or to project our results of operations for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31, 1998
                                                    -------------------------------------------------
                                                                  ADJUSTMENTS          PRO FORMA
                                                                    FOR THE             FOR THE
                                                     ACTUAL       TRANSACTIONS        TRANSACTIONS
                                                    ---------   ----------------   ------------------
                                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.....................  $507,897       $  74,163            $582,060
  Service contract revenue from related parties...    20,249          (1,613)             18,636
  Income from unconsolidated investments in power
    projects......................................    25,240          (1,765)             23,475
  Interest income on loans to power projects......     2,562          (2,520)                 42
                                                    --------       ---------            --------
         Total revenue............................   555,948          68,265             624,213
                                                    --------       ---------            --------
Cost of revenue:
  Plant operating expenses........................   256,079          48,764             304,843
  Depreciation....................................    73,988           7,612              81,600
  Production royalties............................    10,714              --              10,714
  Operating lease expenses........................    17,129          (1,277)             15,852
  Service contract expenses.......................    17,417              --              17,417
                                                    --------       ---------            --------
         Total cost of revenue....................   375,327          55,099             430,426
                                                    --------       ---------            --------
Gross profit......................................   180,621          13,166             193,787
Project development expenses......................     7,165              --               7,165
General and administrative expenses...............    26,780             (27)             26,753
                                                    --------       ---------            --------
  Income from operations..........................   146,676          13,193             159,869
Interest expense..................................    86,726           8,302              95,028
Interest income...................................   (12,348)             --             (12,348)
Other (income) expense............................    (1,075)           (146)             (1,221)
                                                    --------       ---------            --------
  Income before provision for income taxes........    73,373           5,037              78,410
Provision for income taxes........................    27,054           1,689              28,743
                                                    --------       ---------            --------
Income before extraordinary charge................    46,319           3,348              49,667
Extraordinary charge for retirement of debt, net
  of tax benefit of $441, $-- and $441............       641              --                 641
                                                    --------       ---------            --------
    Net income....................................  $ 45,678       $   3,348            $ 49,026
                                                    ========       =========            ========
Basic earnings per common share:
  Weighted average shares of common stock
    outstanding...................................    40,242                              40,242
  Income before extraordinary charge..............  $   1.15                            $   1.24
  Extraordinary charge............................  $  (0.02)                           $  (0.02)
  Net income......................................  $   1.13                            $   1.22
Diluted earnings per common share:
  Weighted average shares of common stock
    outstanding...................................    42,328                              42,328
  Income before extraordinary charge..............  $   1.10                            $   1.18
  Extraordinary charge............................  $  (0.02)                           $  (0.02)
  Net income......................................  $   1.08                            $   1.16
OTHER OPERATING DATA AND RATIOS:
  Depreciation and amortization...................  $ 82,913                            $ 90,525
  EBITDA..........................................  $255,306                            $278,091
  EBITDA to Consolidated Interest Expense.........     2.74x                               2.74x
  Total debt to EBITDA............................     4.20x                               3.85x
  Ratio of earnings to fixed charges..............     1.68x                               1.69x

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Calpine is engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity and steam principally in the United States. At September 10, 1999, we had interests in 37 power plants predominantly in the United States, having an aggregate capacity of 3,627 megawatts.

     On February 5, 1998, we acquired the remaining 55% interest in, and assumed operations and maintenance of, the Bethpage Power Plant. We purchased the remaining interests for approximately $5.0 million. Additionally, on March 31, 1998 we repaid all outstanding project debt of $37.4 million related to the Bethpage Power Plant.

     On March 31, 1998, we completed the acquisition of the remaining 50% interest in the Texas Cogeneration Company ("TCC"), which is the owner of the Texas City and Clear Lake Power Plants. We paid $52.8 million in cash and agreed to make certain contingent purchase payments that could approximate 2.2% of project revenue beginning in the year 2000, increasing to 2.9% in 2002. As part of this acquisition, we own a 7.5% interest in the Bayonne Power Plant, a 165 megawatt gas-fired cogeneration power plant located in Bayonne, New Jersey. In addition, we paid $105.3 million to restructure certain gas contracts related to this acquisition.

     On July 13, 1998, we signed a letter of intent to enter into a joint venture to develop, own and operate approximately 2,000 megawatts of gas-fired power plants in northern California primarily to serve the San Francisco Bay Area. The gas-fired plants are to be constructed by Bechtel and operated by us. We have announced that the first plant to be developed under the joint venture will be the Delta Energy Center, an 880 megawatt gas-fired plant located at the Dow Chemical facility in Pittsburg, California.

     On July 17, 1998, we completed the purchase of a 60 megawatt geothermal power plant located in Sonoma County, California, from the Sacramento Municipal Utility District ("SMUD") for $13.0 million. We are the owner and operator of the geothermal steam fields that provide steam to this facility. Under the agreement, we paid SMUD $10.6 million at closing, and agreed to pay an additional $2.4 million over the next two years. In connection with the acquisition, SMUD agreed to purchase up to 50 megawatts of electricity from the plant at current market prices plus a renewable power premium through 2001. In addition, SMUD has the option to purchase 10 megawatts of off-peak power production through 2005. We currently market the excess electricity into the California power market.

     On July 21, 1998, we completed the acquisition of a 70 megawatt gas-fired power plant from The Dow Chemical Company for approximately $13.1 million. The power plant is located at Dow's Pittsburg, California chemical facility. We will sell up to 18 megawatts of electricity to Dow under a ten-year power sales agreement, with the balance sold to Pacific Gas and Electric Company ("PG&E") under an existing power sales agreement. In addition, we will sell approximately 200,000 lbs./hr of steam to Dow and to USS-POSCO Industries' nearby steel mill.

     In August 1998, we entered into a sale and leaseback transaction for certain plant and equipment of our Greenleaf 1 & 2 Power Plants, two 49.5 megawatt gas-fired cogeneration facilities located in Sutter County, California, for a net book value of $108.6 million.

Under the terms of the agreement, we received approximately $559,000 for the sale of all our rights, title and interest in the stock of Calpine Greenleaf Corporation, and transferred all non-recourse project financing of $71.6 million and deferred taxes of $21.4 million. A loss of $15.6 million was recorded on the balance sheet and is being amortized over the term of the lease through June 2014. Additionally, we have an early purchase option expiring September 30, 2003.

     On September 28, 1998, we entered into a partnership agreement with Energy Management, Inc. ("EMI") to acquire an ownership interest in a 265 megawatt gas-fired plant under construction in Tiverton, Rhode Island. EMI and Calpine will be co-general partners for this project, with EMI acting as the managing general partner. We invested $40.0 million of equity in the power project, which is scheduled to commence commercial operation in May 2000. We will receive 62.8% of all cash and income distributions from the Tiverton project until we receive a 10.5% pre-tax rate of return. Thereafter, we will receive 50% of all distributions.

     On November 18, 1998, we entered into a partnership agreement with EMI to acquire an ownership interest in a 265 megawatt gas-fired plant under construction in Rumford, Maine. EMI and Calpine will be co-general partners for this project, with EMI acting as the managing general partner. We invested $40.0 million of equity in the power project, which is scheduled to commence commercial operation in July 2000. We will receive 66 2/3% of all cash and income distributions from the Rumford project until we receive a 10.5% pre-tax rate of return. Thereafter, we will receive 50% of all distributions.

     On January 4, 1999, we completed the acquisition of a 20% interest in 82 billion cubic feet of proven natural gas reserves located in the Sacramento basin of Northern California. We paid approximately $14.9 million for $13.0 million in redeemable non-voting preferred stock and 20% of the outstanding common stock of Sheridan California Energy, Inc. ("SCEI"). Additionally, we signed a ten year gas contract enabling us to purchase 100% of SCEI's production.

     On February 17, 1999, we announced that the Delta Energy Center met the California Energy Commission's Data Adequacy requirements. This ruling stated that our Application for Certification contained adequate information for the California Energy Commission to begin its analysis of the power plant's environmental impacts and proposed mitigation. The Delta Energy Center, an 880 megawatt gas-fired power plant located at the Dow Chemical facility in Pittsburg, California, is the first power plant that will be developed, owned and operated under a joint venture with Bechtel Enterprises, and will provide power to the Pittsburg, California and the greater San Francisco Bay Area. The gas-fired power plant is to be constructed by Bechtel and operated by us.

     On February 17, 1999, we announced plans to develop, own and operate a 545 megawatt gas-fired power plant in Westbrook, Maine. We acquired the development rights for the Westbrook Power Plant from Genesis Power Corporation. This power plant is scheduled to begin power deliveries in early 2001, and will serve the New England market.

     On February 24, 1999, we announced plans to develop, own and operate a 600 megawatt gas-fired power plant located in San Jose, California. This power plant, called the Metcalf Energy Center, is the second power plant to be developed under the joint venture with Bechtel Enterprises, and will provide electricity to the San Francisco Bay area. We expect the plant to commence operation in mid 2002.

     On March 19, 1999, we completed the acquisition of Unocal Corporation's Geysers geothermal steam fields in northern California for approximately $102.1 million. The steam fields fuel our 12 Sonoma County power plants, totaling 544 megawatts of capacity. We purchased these plants from PG&E on May 7, 1999.

     On April 14, 1999, we received approval from the California Energy Commission to construct a 545 megawatt gas-fired power plant near Yuba City, California. This power plant, called the Sutter Power Plant, was the first new power plant approved in California's deregulated power industry. Electricity produced by the Sutter Power Plant will be sold into California's energy market. We expect the plant to commence operation in early 2001.

     On April 22, 1999, we entered into a joint venture with GenTex Power Corporation to develop, own and operate a 545 megawatt gas-fired power plant in Bastrop County, Texas, called Lost Pines I. Construction of this power plant is expected to begin in October 1999. Under the definitive agreements we entered in September 1999, we will manage all phases of the plant's development process, with GenTex and ourselves jointly operating the plant. The output from Lost Pines I will be divided equally, with GenTex selling its portion to its customer base, while we will sell our portion to the wholesale power market in Texas. We expect the plant to commence operation in mid-2001.

     On April 23, 1999, we entered into a joint agreement with Pinnacle West Capital Corporation to develop, own and operate a 545 megawatt gas-fired power plant located in Phoenix, Arizona. This plant, called the West Phoenix Power Plant, will provide power to the Phoenix metropolitan area, and construction will commence in 2000. We expect the plant to commence operation in 2002.

     On May 7, 1999, we completed the acquisitions from PG&E, of 12 Sonoma County and 2 Lake County power plants for approximately $212.8 million. The acquisitions were financed with a 24 year operating lease. Our geothermal steam fields fuel the facilities, which have a combined capacity of approximately 694 megawatts of electricity. All of the generation from the facilities is sold to the California energy market, with the exception of an agreement entered into on April 29, 1999, to sell to Commonwealth Energy Corporation 75 megawatts of geothermal electricity in 1999, 100 megawatts in 2000, and 125 megawatts in 2001 and through June 2002. Historically, we have served as a steam supplier for these facilities, which had been owned and operated by PG&E. These acquisitions have enabled us to consolidate our operations in The Geysers into a single ownership structure and to integrate the power plant and steam field operations, allowing us to optimize the efficiency and performance of the facilities. We believe that these acquisitions provide us with significant synergies that leverage our expertise in geothermal power generation and position us to benefit from the demand for "green" energy in the competitive market.

     On June 21, 1999, we acquired the rights to build, own and operate a 545 megawatt gas-fired power plant located in Ontelaunee Township, Pennsylvania. The plant, called the Ontelaunee Energy Center, will provide power to residences and businesses throughout the Pennsylvania-New Jersey-Maryland power pool. Construction will commence in 2000 and the plant is scheduled to begin production in 2002.

     On July 26, 1999, we announced plans to enter into a $1.0 billion revolving construction credit facility and expect to enter into definitive agreements in the fall of 1999. The non-recourse credit facility will serve as a key component of our development program and will be utilized to finance the construction of our diversified portfolio of gas-fired power plants currently under development. We currently intend to refinance the construction facility in the longer-term capital markets prior to its four-year maturity.

     On August 20, 1999, we announced the purchase of 18 F-class combustion turbines from Siemens Westinghouse Power Corporation that will be capable of producing 4,900 megawatts of electricity in a combined-cycle configuration. Beginning in 2002, Siemens will deliver six turbines per year through 2004. Combined with our existing turbine order we have 69 turbines under contract, option or letter of intent capable of producing 17,745 megawatts.

     On August 27, 1999, we announced an agreement with CGCA to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will own the remaining 20%. The transaction is subject to the approval of CGCA shareholders and we expect to consummate the acquisition by year-end 1999. CCGA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma.

     On August 31, 1999, we completed the acquisition of an additional 50% of the Aidlin Power Plant from Edison Mission Energy (5%) and General Electric Capital Corporation (45%) for a total purchase price of $7.2 million. We now own 55% of the 20-megawatt Aidlin Power Plant.


     On September 29, 1999 we completed the acquisition of development rights to build, own and operate the Los Medanos Power Plant from Enron North America. The Los Medanos Power Plant is a 500 megawatt gas-fired cogeneration plant located adjacent to USS-POSCO Industries steel mill in Pittsburg, California. Los Medanos will supply USS-POSCO with 60 megawatts of electricity and 75,000 pounds per hour of steam, and market the excess electricity into the California power exchange and under bilateral contracts. Construction commenced in September 1999 and commercial operation is scheduled to occur in 2001.


     On September 30, 1999 we announced plans to build, own and operate an 800 megawatt gas-fired cogeneration power plant at Bayer Corporation's chemical facility in Baytown, Texas. The Baytown Power Plant will supply Bayer with all of its electric and steam requirements for 20 years and market excess electricity into the Texas wholesale power market. Construction is estimated to commence in 2000 and commercial operation in 2001.

     On October 1, 1999, we completed the acquisition of Sheridan Energy, Inc., a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants.

     On October 21, 1999, we completed the acquisition of the Calistoga geothermal power plant from FPL Energy and Caithness Corporation for approximately $78.0 million. Located in The Geysers region of northern California, Calistoga is a 67 megawatt facility which provides electricity to Pacific Gas and Electric Company under a long-term contract.

     On October 25, 1999, we announced that we had executed a letter of intent which give us the exclusive right to negotiate with LYONDELL-CITGO Reting LP to build, own and operate a 560 megawatt gas-fired cogeneration power plant at the LYONDELL-CITGO refinery in Houston, Texas.



     The Channel Energy Center will supply all of the electricity and steam requirements for 20 years to the refinery. Permitting for the facility is currently underway, with construction projected to commence in early 2000 and commercial operation in 2001.


SELECTED OPERATING INFORMATION

     Set forth below is certain selected operating information for the power plants and steam fields for which results are consolidated in our consolidated statements of operations. The information set forth under power plants consists of the results for the West Ford Flat Power Plant, Bear Canyon Power Plant, Greenleaf 1 & 2 Power Plants, Watsonville Power Plant, King City Power Plant, Gilroy Power Plant, the Bethpage Power Plant since its acquisition on February 5, 1998, the Texas City and Clear Lake Power Plants since their acquisition on March 31, 1998, the Pasadena Power Plant since it began commercial operation on July 7, 1998, the Sonoma Power Plant since its acquisition on July 17, 1998 and the Pittsburg Power Plant since its acquisition on July 21, 1998, and the 12 Sonoma County and 2 Lake County power plants purchased from PG&E on May 7, 1999. The information set forth under steam fields consists of the results for the Thermal Power Company Steam Fields prior to the acquisition.

                                                                                               SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                              JUNE 30,
                           --------------------------------------------------------------   -----------------------
                              1994         1995         1996         1997         1998         1998         1999
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS)                             (UNAUDITED)
POWER PLANTS:

  Electricity revenue
    (1):

  Energy.................  $   45,912   $   54,886   $   93,851   $  110,879   $  252,178   $   93,735   $  177,305

  Capacity...............  $    7,967   $   30,485   $   65,064   $   84,296   $  193,535   $   67,103   $  106,155

  Megawatt hours
    produced.............     447,177    1,033,566    1,985,404    2,158,008    9,864,080    2,217,659    5,516,805

  Average energy price
    per kilowatt hour
    (2)..................     10.267c       5.310c       4.727c       5.138c       2.557c       4.227c       3.214c

STEAM FIELDS:

  Steam revenue (3):

  Calpine................  $   32,631   $   39,669   $   40,549   $   42,102   $   36,130   $   17,960   $   20,862

  Other interest.........  $    2,051   $       --   $       --   $       --   $       --   $       --   $       --

  Megawatt hours
    produced.............   2,156,492    2,415,059    2,528,874    2,641,422    2,323,623      981,114    1,192,722

  Average price per
    kilowatt hour........      1.608c       1.643c       1.603c       1.594c       1.555c       1.831c       1.749c

-------------------------
(1) Electricity revenue is composed of fixed capacity payments, which are not related to production, and variable energy payments, which are related to production.

(2) Represents variable energy revenue divided by the kilowatt-hours produced. The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt-hour since 1994 primarily reflects the increase in our megawatt hour production as a result of additional gas-fired power plants.

(3) The decline in steam revenue between 1998 and 1997 reflects the acquisition and consolidation of the Sonoma Power Plant and the related steam fields. We completed several acquisitions of geothermal power plants and steam fields during 1999. Since the steam fields serve power plants owned by us following their acquisitions, our steam fields will no longer recognize steam revenue.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

Revenue -- Total revenue increased 71% to $336.6 million for the six months ended June 30, 1999 compared to $196.7 million for the same period in 1998.

     Electricity and steam sales revenue for the six months ended June 30, 1999 increased 70% to $304.3 million as compared to $178.8 million for the same period a year ago. This increase is primarily due to an increase of $106.3 million for power plants that were acquired during the first half of 1998, and $32.7 million for our Pasadena plant that became operational in the third quarter of 1998, partially offset by a decrease of $21.6 million at the Bear Canyon and West Ford Flat Power Plants relating to the expiration of the fixed priced period of their power sales agreements.

     Service contract revenue increased to $13.2 million for the six months ended June 30, 1999 compared to $8.5 million for the same period in 1998. The increase was primarily attributable to third party excess gas sales, as well as an increase for fuel management fees.

     Income from unconsolidated investments in power projects for the six months ended June 30, 1999 increased 165% to $18.3 million as compared to $6.9 million for the same period a year ago. This increase is primarily attributable to an increase of $11.4 million of equity income from our investment in Sumas, an increase of $1.5 million of equity income from our investment in the Bayonne Power Plant, and an increase of $1.1 million from our Kennedy International Airport Power Plant. These increases were partially offset by a reduction of $2.9 million in equity income from our Texas City and Clear Lake Power Plants, which were consolidated on March 31, 1998.

     Interest income on loans to power projects for the six months ended June 30, 1999 decreased to $709,000 compared to $2.6 million for the same period a year ago. The decrease is primarily related to the acquisition of the remaining 50% interest in Texas Cogeneration Company on March 31, 1998, offset by dividend income received from Sheridan California Energy.

Cost of revenue -- Cost of revenue increased to $238.2 million for the six months ended June 30, 1999 compared to $136.1 million for the same period in 1998. The increase of $102.1 million was primarily attributable to increased plant operating, fuel and depreciation expenses as a result of the acquisition of the remaining interests in the Texas City, Clear Lake Power Plants on March 31, 1998, the acquisition of the remaining interest in the Bethpage Power Plant on February 5, 1998, the acquisition of the Pittsburg Power Plant on July 21, 1998, the consolidation of our Geysers operations on May 7, 1999 and the startup of the Pasadena Power Plant in July of 1998.

General and administrative expenses -- General and administrative expenses for the six months ended June 30, 1999 increased to $21.0 million compared to $11.0 million for the same period in 1998. The increase was attributable to continued growth in personnel and associated overhead costs necessary to support the overall growth in our operations.

Interest expense -- Interest expense for the six months ended June 30, 1999 increased to $47.2 million from $40.8 million for the same period a year ago. The increase was primarily attributable to $21.8 million of interest associated with the issuances of senior notes in 1999 and 1998, partially offset by an increase in capitalized interest of $10.3 million, and a decrease in interest expense of $4.7 million related to the retirement of non-recourse project financing for the Greenleaf Power Plant in 1998 and the Gilroy Power Plant in 1999.

Provision for income taxes -- The effective income tax rate was approximately 39% for the six months ended June 30, 1999. The reductions from the statutory tax rate was primarily due to depletion in excess of tax basis benefits at our geothermal facilities, and a decrease in the California taxes paid due to our expansion into states other than California.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Revenue -- Total revenue increased 101% to $555.9 million in 1998 compared to $276.3 million in 1997.

     Electricity and steam sales revenue increased 114% to $507.9 million in 1998 compared to $237.3 million in 1997. The increase is primarily attributable to the acquisition of the remaining interest in the Texas City, Clear Lake and Bethpage Power Plants and the acquisition of the Pittsburg Power Plant. These power plants accounted for $245.2 million in additional electricity revenues in 1998. We benefited from the startup of our power plant in Pasadena, Texas, which became operational in July 1998. This power plant contributed $30.5 million in revenue during 1998. During 1998, we produced 9,864,080 total electricity megawatt hours, which was 7,706,072 megawatt hours higher than the same period in 1997, as a result of the factors described above. We recently announced three acquisitions, which we expect to complete during 1999, upon government approval. These acquisitions when completed will eliminate steam revenue for The Geysers, reflecting the consolidation of the acquired power plants and related steam fields.

     Service contract revenue increased 98% to $20.2 million in 1998 compared to $10.2 million in 1997. The $10.0 million increase was primarily due to $3.3 million for fuel management fees, and $7.5 million for third party excess gas sales.

     Income from unconsolidated investments in power projects increased 59% to $25.2 million in 1998 compared to $15.8 million in 1997. The increase of $9.4 million is primarily attributable to our investments in the Lockport, Stony Brook and Kennedy International Airport Power Plants, which contributed $5.2 million of equity income during 1998, as well as $2.5 million of equity income from the Bayonne Power Plant. For the year ended December 31, 1998, we also recorded $11.7 million of equity income from the Sumas Power Plant compared to $8.5 million for the same period in 1997. These increases in equity income were partially offset by a $1.1 million decrease from the Auburndale Power Plant.

     Interest income on loans to power projects decreased 80% to $2.6 million in 1998 compared to $13.0 million in 1997. This decrease was attributable to the acquisition of the remaining 50% interest in TCC on March 31, 1998 and the sale of a note receivable in December 1997.

Cost of revenue -- Cost of revenue increased to $375.3 million in 1998 compared to $153.3 million in 1997. The increase of $222.0 million in 1998 was primarily attributable to increased plant operating, fuel and depreciation expenses as a result of the acquisition of the remaining interest in the Texas City, Clear Lake and Bethpage Power Plants, the acquisition of the Pittsburg Power Plant and the startup of the Pasadena Power Plant.

Additionally, service contract expenses increased $8.8 million for the year ended December 31, 1998, of which $6.6 million was related to costs associated with the sale of third party excess gas and a $1.8 million increase for fuel management contracts.

General and administrative expenses -- General and administrative expenses increased 46% to $26.8 million in 1998 compared to $18.3 million in 1997. The increase was attributable to the continued growth in personnel and overhead costs necessary to support the overall growth in our operations.

Interest expense -- Interest expense increased 41% to $86.7 million in 1998 compared to $61.5 million in 1997. The increase was primarily attributable to interest expense of $35.0 million related to the senior notes issued in 1998 and 1997. This increase was partially offset by $3.5 million for the repayment of non-recourse project financing for our Geysers facilities, $2.9 million for reduction of the TCC debt, $2.0 million for reduction of the indebtedness of the Greenleaf 1 & 2 Power Plants and $1.7 million of interest capitalized on the development and construction of power projects.

Interest income -- Interest income decreased 14% to $12.3 million in 1998 compared to $14.3 million in 1997. The decrease was primarily attributable to less interest earned on restricted cash in 1998.

Other income, net -- Other income decreased 66% to $1.1 million in 1998 compared to $3.2 million in 1997. The decrease was primarily attributable to gas refunds received in 1997.

Provision for income taxes -- The effective income tax rate was approximately 37% in 1998 compared to 35% in 1997. The effective rates were lower than the statutory rate (federal and state) primarily due to depletion in excess of tax basis benefits at our geothermal facilities, and a decrease in the California tax liability due to our expansion into states other than California.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

Revenue -- Total revenue increased 29% to $276.3 million in 1997 compared to $214.6 million in 1996.

     Electricity and steam sales revenue increased 19% to $237.3 million in 1997 compared to $199.5 million in 1996. Electricity and steam sales revenue for 1997 reflected a full year of operation at the Gilroy and King City Power Plants, which contributed to increases in electricity and steam sales revenue in 1997 compared to 1996 of $25.4 million, and $4.3 million, respectively. Electricity and steam sales revenue for 1997 compared to 1996 was also $6.0 million higher at the Bear Canyon and West Ford Flat Power Plants as a result of increased production and an increase in fixed energy prices to 13.83c per kilowatt-hour. During 1996, the Bear Canyon and West Ford Flat Power Plants experienced the maximum curtailment allowed under their power sales agreements with PG&E. In May 1997, the power sales agreements for the Bear Canyon and West Ford Flat Power Plants were modified to remove curtailment. Without such curtailment, these plants generated an additional $4.2 million in revenues in 1997 as compared to 1996. In addition, Thermal Power Company ("TPC") also contributed $2.7 million more revenue for 1997 than 1996, primarily due to increased steam sales under the alternative pricing agreement entered into with PG&E in March 1996.

     Service contract revenue increased to $10.2 million in 1997 compared to $6.5 million in 1996. Service contract revenue during 1996 reflected a $2.8 million loss from our electricity trading operations. The increase in service contract revenue for 1997 was also attributable to $2.8 million of revenue from the Texas City and Clear Lake Power Plants, which were acquired in June 1997.

     Income from unconsolidated investments in power projects increased to $15.8 million in 1997 compared to $6.5 million during 1996. The increase in 1997 compared to 1996 was primarily due to equity income of $6.3 million from our June 1997 investment in the Texas City and Clear Lake Power Plants and an increase in equity income of $2.2 million from our investment in Sumas Cogeneration Company ("Sumas"). In accordance with a power sales agreement with Puget Sound Power and Light Company, operations at Sumas were significantly displaced from February to July 1997, and, in exchange, the Sumas Power Plant received a higher price for energy sold and certain other payments. In addition, the partnership agreement governing Sumas was amended in September 1997 to increase our percentage of distributions.

     Interest income on loans to power projects increased to $13.0 million in 1997 compared to $2.1 million in 1996. The increase was primarily related to interest income on the loans made by Calpine Finance Company, a wholly-owned subsidiary of our company, to the Texas City and Clear Lake Power Plants, and to interest income on the loans to the sole shareholder of Sumas Energy, Inc., our partner in Sumas.

Cost of revenue -- Cost of revenue increased 19% to $153.3 million in 1997 compared to $129.2 million in 1996. Plant operating, depreciation, and operating lease expenses at the Gilroy and King City Power Plants for 1997 reflected a full year of operations, which contributed to increases in cost of revenue in 1997 compared to 1996 of $13.0 million and $8.3 million, respectively.

Project development expenses -- Project development expenses increased 92% to $7.5 million in 1997 compared to $3.9 million in 1996, due primarily to expanded acquisition and development activities.

General and administrative expenses -- General and administrative expenses increased 24% to $18.3 million in 1997 compared to $14.7 million in 1996. The increases were primarily due to additional personnel and related expenses necessary to support our expanding operations.

Interest expense -- Interest expense increased 36% to $61.5 million in 1997 from $45.3 million in 1996. The increase was attributable to: (1) $10.8 million of interest expense related to the 8 3/4% Senior Notes Due 2007 issued in July and September 1997, (2) a $7.3 million increase in interest expense related to the 10 1/2% Senior Notes Due 2006 issued May 1996, (3) a $6.4 million increase in interest expense on debt related to the Gilroy Power Plant acquired in August 1996 and (4) $5.4 million of interest expense on debt related to the acquisition of the Texas City and Clear Lake Power Plants. These increases were offset by $6.2 million of interest capitalized for the development and construction of power plants, and a $7.6 million decrease in interest expense at Calpine Geysers Company and TPC due to repayment of debt.

Interest income -- Interest income increased 66% to $14.3 million for 1997 compared with $8.6 million for 1996. Interest income earned on collateral securities purchased in April 1996 in connection with the King City Power Plant contributed to an increase in interest income of $1.2 million in 1997 as compared to 1996. In addition, higher cash and cash equivalent balances resulting from the issuance of the 8 3/4% Senior Notes Due 2007 during 1997 resulted in higher interest income for 1997 as compared to 1996.

Other income, net -- Other income, net, increased to $3.2 million for 1997 compared with expense of $2.3 million for 1996. In 1997, we recorded a $1.1 million gain on the sale of a note receivable and received a refund of $961,000 from PG&E. In 1996, we recorded a $3.7 million loss for uncollectible amounts related to an acquisition project.

Provision for income taxes -- The effective rate for the income tax provision was approximately 35% in 1997 and 33% in 1996. The effective rates were lower than the statutory tax rate (federal and state) primarily due to depletion in excess of tax basis benefits at our geothermal facilities, a decrease in the California taxes paid due to our expansion into states other than California, and a revision of prior years' tax estimates.

LIQUIDITY AND CAPITAL RESOURCES

     To date, we have obtained cash from our operations, borrowings under our credit facilities and other working capital lines, sale of debt and equity, and proceeds from non-recourse project financing. We utilized this cash to fund our operations, service debt obligations, fund the acquisition, development and construction of power generation facilities, finance capital expenditures and meet our other cash and liquidity needs. The following table summarizes our cash flow activities for the periods indicated:

                                                                       SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,              JUNE 30,
                                 ---------------------------------   ---------------------
                                   1996        1997        1998        1998        1999
                                 ---------   ---------   ---------   ---------   ---------
                                                      (IN THOUSANDS)      (UNAUDITED)
Cash flows from:
  Operating activities.........  $  59,944   $ 108,461   $ 171,233   $  23,073   $  58,555
  Investing activities.........   (330,937)   (402,158)   (406,657)   (174,923)   (590,328)
  Financing activities.........    345,153     246,240     283,443     203,696     755,528
                                 ---------   ---------   ---------   ---------   ---------
         Total.................  $  74,160   $ (47,457)  $  48,019   $  51,846   $ 223,755
                                 =========   =========   =========   =========   =========

     Operating activities for the six months ended June 30, 1999 provided $58.6 million, consisting of approximately $44.1 million of depreciation and amortization, $21.4 million of net income, $25.5 million of distributions from unconsolidated investments in power projects, $13.3 million of deferred income taxes, and a $7.2 million net increase in operating liabilities. This was offset by $34.6 million net increase in operating assets and $18.3 million of income from unconsolidated investments. Operating activities for 1998 provided $171.2 million, consisting of approximately $74.3 million of depreciation and amortization, $45.7 million of net income, $34.4 million of distributions from unconsolidated investments in power projects, $13.6 million of deferred income taxes, $5.2 million net decrease in operating assets, and a $23.4 million net increase in operating liabilities. This was offset by $25.2 million of income from unconsolidated investments.

     Investing activities for the six months ended June 30, 1999 used $590.3 million, primarily due to $102.2 million for the acquisition of steam fields from Unocal, $14.9 million for the acquisition of a 20% interest in SCEI, a $15.8 million increase in restricted cash, $79.3 million of capital expenditures related to the construction of the Pasadena Power Plant Expansion, $344.6 million of other capital expenditures principally for turbine purchases and for the Clear Lake Expansion project, $33.8 million of capitalized project development costs, $14.0 million of interest capitalized on construction projects, $8.4 million of additional loans to principal owners of power plants, $655,000 for the acquisition of additional investments, offset by $1.9 million of maturities of collateral securities in connection with the King City Power Plant, the repayment of $3.1 million of outstanding loans, and $18.4 million from the sale and leaseback transaction of the Geysers Power Company plants. Investing activities for 1998 used $406.7 million, primarily due to $158.1 million for the acquisition of the remaining 50% interest in the Texas City and Clear Lake Power Plants, $42.4 million for the acquisition of the remaining 55% interest in the Bethpage Power Plant, $24.0 million of capital expenditures related to the construction of the Pasadena Power Plant, $13.1 million for the acquisition of the Pittsburg Power Plant, $11.9 million for the acquisition of the Sonoma Power Plant, $74.2 million of other capital expenditures, $16.2 million of capitalized project development costs, $40.0 million for the acquisition of an equity interest in the Tiverton Power Plant, $40.0 million for the acquisition of an equity interest in the Rumford Power Plant, $7.0 million of interest capitalized on construction projects, offset by $559,000 related to the sale and leaseback transaction of the Greenleaf 1 & 2 Power Plants, the receipt of $13.8 million of loan payments, $6.0 million of maturities of collateral securities in connection with the King City Power Plant, and $1.1 million of restricted cash.

     Financing activities for the six months ended June 30, 1999 provided $755.5 million of cash consisting of $79.2 million of borrowings for the construction of the Pasadena Power Plant, $77.6 million of borrowings related to a bridge facility, $794.8 million of net proceeds from additional equity and senior debt financings received in March and April of 1999, and $1.2 million for the issuance of common stock for our Employee Stock Purchase Plan, partially offset by $120.6 million in repayment of non-recourse project financing in April 1999, and $77.6 million of repayments related to a bridge facility. Financing activities for 1998 provided $283.4 million of cash consisting of $52.1 million of borrowings for the construction of the Pasadena Power Plant, $5.8 million of borrowings for contingent consideration in connection with the acquisition of the Gilroy Power Plant, $394.9 million of net proceeds from additional financings, and $1.1 million for the issuance of common stock, partially offset by $162.1 million in repayment of non-recourse project financing, $8.3 million of repurchase of Senior Notes Due 2006 which includes a premium paid and accrued interest to the date of repurchase.

     At June 30, 1999, cash and cash equivalents were $320.3 million and working capital was $346.4 million. For 1999, cash and cash equivalents increased by $223.8 million and working capital increased by $259.5 million as compared to December 31, 1998. At December 31, 1998, cash and cash equivalents were $96.5 million and working capital was $86.9 million. For 1998, cash and cash equivalents increased by $48.0 million and working capital increased by $112.6 million as compared to December 31, 1997.

     As a developer, owner and operator of power generation facilities, we are required to make long-term commitments and investments of substantial capital for our projects. We historically have financed these capital requirements with cash from operations, borrowings under our credit facilities, other lines of credit, non-recourse project financing or long-term debt, and the sale of equity.

     We continue to evaluate current and forecasted cash flow as a basis for financing operating requirements and capital expenditures. We believe that we will have sufficient liquidity from cash flow from operations, borrowings available under the lines of credit and working capital to satisfy all obligations under outstanding indebtedness, to finance anticipated capital expenditures and to fund working capital requirements for the next twelve months.

     On January 4, 1999, we entered into a Credit Agreement with ING to provide up to $265.0 million of non-recourse project financing for the construction of the Pasadena facility expansion. As of June 30, 1999, $79.2 million was outstanding as a construction loan under the agreement. The outstanding loan bears interest at ING's base rate plus an applicable margin or at LIBOR plus an applicable margin and is payable quarterly. The construction loan will convert to a term loan once the project has completed construction. The construction loan will mature on or before July 1, 2000, but is subject to an extension to October 1, 2000 if there are sufficient construction funds available. The term loan will be available for a period not to exceed five years from the construction loan maturity date. In connection with the Credit Agreement, we entered into a $10.0 million letter of credit facility. At June 30, 1999, there were no letters of credit outstanding under the facility.

     On March 26, 1999, we completed a public offering of 12,000,000 shares of our common stock at $15.50 per share. The net proceeds from this public offering were approximately $177.9 million. Additionally, in April 1999, we sold an additional 1,800,000 shares of common stock at $15.50 per share pursuant to the exercise of the underwriters' over-allotment option for net proceeds of approximately $26.7 million.

     On March 29, 1999, we completed a public offering of $250.0 million of our 7 5/8% Senior Notes Due 2006 and of our $350.0 million 7 3/4% Senior Notes Due 2009. After deducting underwriting discounts and expenses of the offering, the aggregate net proceeds from the sale of the Senior Notes were approximately $588.3 million. The Senior Notes Due 2006 bear interest at 7 5/8% per year, payable semi-annually on April 15 and October 15 each year and mature on April 15, 2006. The Senior Notes Due 2006 are not redeemable prior to maturity. The Senior Notes Due 2009 bear interest at 7 3/4% per year, payable semi-annually on April 15 and October 15 each year and mature on April 15, 2009. The Senior Notes Due 2009 are not redeemable prior to maturity.

     The net proceeds from the sale of the common stock, the Senior Notes Due 2006, and the Senior Notes Due 2009 were used as follows: (1) $120.6 million to refinance indebtedness relating to the Gilroy Power Plant, (2) $77.6 million to repay indebtedness under a bridge facility provided by Credit Suisse First Boston to finance a portion of the purchase price to acquire the steam fields that service the Sonoma County power plants, (3) $50.0 million to repay outstanding borrowings under our revolving credit facility, $23.4 million of which was incurred to finance a portion of the steam fields that service the Sonoma Power Plants, (4) $25.0 million to complete the expansion of the Clear Lake Power Plant, (5) approximately $400.0 million to finance a portion of power generation facilities currently under construction and the projects currently under development, and (6) the remaining $119.6 million will be used for general corporate purposes. Transaction costs incurred in connection with the senior notes offered were recorded as deferred charge and are amortized over the respective lives of the Senior Notes Due 2006 and the Senior Notes Due 2009 using the effective interest rate method.

     At June 30, 1999, we had a $100.0 million revolving credit facility available with a consortium of commercial lending institutions. We had no borrowings and $20.9 million of letters of credit outstanding under the credit facility. The credit facility contains certain restrictions that limit or prohibit, among other things, the ability of Calpine or its subsidiaries to incur indebtedness, make payments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations.

     At June 30, 1999, we also had $105.0 million of outstanding 9 1/4% Senior Notes Due 2004, which mature on February 1, 2004, with interest payable semi-annually on February 1 and August 1 of each year. In addition, we had $171.8 million of outstanding 10 1/2%

Senior Notes Due 2006, which mature on May 15, 2006, with interest payable semi-annually on May 15 and November 15 of each year. During 1997, we issued $275.0 million of 8 3/4% Senior Notes Due 2007, which mature on July 15, 2007, with interest payable semi-annually on January 15 and July 15 of each year. During 1998, we issued $400.0 million of 7 7/8% Senior Notes due 2008, which mature on April 1, 2008, with interest payable semi-annually on April 1 and October 1 of each year.

     At June 30, 1999, we had a $12.0 million letter of credit outstanding with The Bank of Nova Scotia to secure performance of the Clear Lake Power Plant.

     We have a $1.1 million working capital line with a commercial lender that may be used to fund short-term working capital commitments and letters of credit. At June 30, 1999, we had no borrowings under this working capital line and $74,000 of letters of credit outstanding. Borrowings accrue interest at prime plus 1%.

FINANCIAL MARKET RISKS

     From time to time, we use interest rate swap agreements to mitigate our exposure to interest rate fluctuations. We do not use derivative financial instruments for speculative or trading purposes. The following table summarizes the fair market value of our existing interest rate swap agreements as of June 30, 1999 (in thousands):

                                       WEIGHTED
                     NOTIONAL           AVERAGE
MATURITY DATE    PRINCIPAL AMOUNT    INTEREST RATE    FAIR MARKET VALUE
-------------    ----------------    -------------    -----------------
     2000            $ 21,800            9.9%              $ (571)
    2009              65,000             6.1%               1,156
    2013              75,000             7.2%              (3,480)
    2014              79,970             6.7%              (1,423)
                 ----------------    -------------    -----------------
    Total            $241,770            7.1%             $(4,318)
                 ================    =============    =================

     Short-term investments. As of June 30, 1999, we have short-term investments of $271.3 million. These short-term investments consist of highly liquid investments with maturities between three and twelve months. These investments are subject to interest rate risk and will increase in value if market interest rates increase. We have the ability to hold these investments to maturity, and as a result, we would not expect the value of these investments to be affected to any significant degree by the effect of a sudden change in market interest rates. Declines in interest rates over time will reduce our interest income.

     Outstanding debt. As of June 30, 1999, we have outstanding long-term debt of approximately $1.6 billion primarily made up of $1.5 billion of senior notes and $79.2 million of construction financing. Our construction financing has a floating interest rate which has averaged 6.8%. Our outstanding long-term senior notes as of June 30, 1999 are as follows (in thousands):

MATURITY DATE    CARRYING AMOUNT    INTEREST RATE    FAIR MARKET VALUE
-------------    ---------------    -------------    -----------------
     2004           $ 105,000          9 1/4%            $ 106,050
    2006             171,750           10 1/2%            185,267
    2006             250,000           7 5/8%             243,125
    2007             275,000           8 3/4%             282,219
    2008             400,000           7 7/8%             384,600
    2009             350,000           7 3/4%             330,313
                 ---------------                     -----------------
    Total          $1,551,750                           $1,513,574
                 ===============                     =================

     Gas prices fluctuations. We enter into derivative commodity instruments to hedge our exposure to the impact of price fluctuations on gas purchases. Such instruments include regulated natural gas contracts and over-the-counter swaps and basis hedges with major energy derivative product specialists. All hedge transactions are subject to our risk management policy which does not permit speculative positions. These transactions are accounted for under the hedge method of accounting. Cash flows from derivative instruments are recognized as incurred through changes in working capital.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the FASB issued FASB Statement No. 137 entitled "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." The Statement would amend SFAS No. 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. We have not yet analyzed the impact of adopting SFAS No. 133 on the financial statements and have not determined the timing of or method of the adoption of SFAS No. 133. However, the Statement could increase the volatility of our earnings.

YEAR 2000 COMPLIANCE

     Year 2000 Compliance -- The "Year 2000 problem" refers to the fact that some computer hardware, software and embedded systems were designed to read and store dates using only the last two digits of the year.

     We are coordinating our efforts to address the impact of Year 2000 on our business through a Year 2000 Project Team comprised of representatives from each business unit and our Year 2000 Project Office. The Year 2000 Project Office is charged with addressing additional Year 2000 related issues including, but not limited to, business continuation and other contingency planning. The Year 2000 Project Team meets regularly to monitor the efforts of assigned staff and contractors to identify, remediate and test our technology.

     The Year 2000 Project Team is focusing on four separate technology domains:

     - corporate applications, which include core business systems,

     - non-information technology, which includes all operating and control systems,

     - end-user computing systems (that is, systems that are not considered core business systems but may contain date calculations), and

     - business partner and vendor systems.

     Corporate Applications -- Corporate applications are those major core systems, such as customer information, human resources and general ledger, for which our Management Information Systems department has responsibility. We utilize PeopleSoft for our major core systems. The PeopleSoft applications we utilize are in operation and have been determined to be Year 2000 compliant.

     Non-Information Technology/Embedded Systems -- Non-information technology includes such items as power plant operating and control systems, telecommunications and facilities-based equipment (e.g. telephones and two-way radios) and other embedded systems. Each business unit is responsible for the inventory and remediation of its embedded systems. In addition, we are working with the Electric Power Research Institute, a consortium of power companies, including investor-owned utilities, to coordinate vendor contacts and product evaluation. Because many embedded systems are similar across utilities, this concentrated effort should help to reduce total time expended in this area and help to ensure that our efforts are consistent with the efforts and practices of other power companies and utilities.

     An Inventory phase for non-information technology/embedded systems was completed in October 1998. An Initial Assessment phase was completed in December 1998. We plan to complete remediation of non-compliant systems by the fourth quarter of 1999. To date, all embedded systems that we have identified can be upgraded or modified within our current schedule. The schedule for addressing Year 2000 issues with respect to mission critical embedded systems is as follows:


                        PERCENTAGE
        PHASE           COMPLETED      STATUS      ESTIMATED COMPLETION DATE
----------------------  ----------   -----------   --------------------------
Inventory.............     100%      Complete      September 1998
Initial Assessment....     100%      Complete      November 1998
Detail Assessment.....     100%      Complete      May 1999
Remediation...........      99%      In Progress   November 1999
Contingency                  5%
  Planning............               In Progress   November 1999


     Testing of embedded systems is complex because some of the testing must be completed during power plant scheduled maintenance outages. Much of the testing will be accomplished in the fall of 1999 during regularly scheduled maintenance outage periods. At that time, at least one typical unit of each critical type will be tested by us or in cooperation with other power companies, and the requirement for further testing will be determined.

     End-User Computing Systems -- Some of our business units have developed systems, databases, spreadsheets, etc. that contain date calculations. Compliance of individual workstations is also included in this domain. These systems comprise a relatively small percentage of the required modification in terms of both number and criticality.

     Our end-user computing systems are being inventoried by each business unit and evaluated and remediated by our MIS staff. We expect to complete this process by year-end 1999.

     Business Partner and Vendor Systems -- We have contracts with business partners and vendors who provide products and services to us. We are vigorously seeking to obtain Year 2000 assurances from these third parties. The Year 2000 Project Team and appropriate business units are jointly undertaking this effort. We have sent letters and accompanying Year 2000 surveys to about 800 vendors and suppliers. Over 600 responses have been received as of July 31, 1999. These responses outline to varying degrees the approaches vendors are undertaking to resolve Year 2000 issues within their own systems. Follow-up letters will be sent to those vendors who have not responded or whose responses were inadequate.

     Contingency Planning -- Contingency and business continuation planning are in various stages of development for critical and high-priority systems. Our existing disaster response plan and other contingency plans are currently being evaluated and will be adopted for use in case of any Year 2000-related disruption. We expect to complete our contingency planning by November 1999.

     Costs -- The costs of expected modifications are currently estimated to be approximately $1.7 million which will be charged to expense as incurred. From January 1, 1999 through June 30, 1999, $321,000 was charged to expense. Approximately 9% of the estimated total cost was incurred in 1998, 63% will be incurred in 1999 and the remainder will be incurred in 2000. These costs have been and will be funded through operating cash flow. These estimates may change as additional evaluations are completed and remediation and testing progress.

     Risks -- We currently expect to complete our Year 2000 efforts with respect to critical systems by the fall of 1999. This schedule and our cost estimates may be affected by, among other things, the availability of Year 2000 personnel, the readiness of third parties, the timing for testing our embedded systems, the availability of vendor resources to complete embedded system assessments and produce required component upgrades and our ability to implement appropriate contingency plans.

     We produce revenues by selling power we produce to customers. We depend on transmission and distribution facilities that are owned and operated by investor-owned utilities to deliver power to our customers. If either our customers or the providers of transmission and distribution facilities experience significant disruptions as a result of the Year 2000 problem, our ability to sell and deliver power may be hindered, which could result in a loss of revenue.

     The cost or consequences of a materially incomplete or untimely resolution of the Year 2000 problem could adversely affect our future operations, financial results or our financial condition.

                                    BUSINESS

OVERVIEW


     Calpine is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 38 power plants having an aggregate capacity of 3,694 megawatts and have an acquisition pending in which we will acquire 80% of CGCA which owns interests in 6 power plants with an aggregate capacity of 579 megawatts. We also have 8 gas-fired projects and one project expansion under construction having an aggregate capacity of 4,485 megawatts and have announced plans to develop 6 gas-fired power plants with a total capacity of 3,930 megawatts. Upon completion of pending acquisitions and projects under construction, we will have interests in 52 power plants located in 14 states having an aggregate capacity of 8,758 megawatts, of which we will have a net interest in 7,381 megawatts. This represents significant growth from the 342 megawatts of capacity we had at the end of 1993. Of this total generating capacity, 90% will be attributable to gas-fired facilities and 10% will be attributable to geothermal facilities.


     As a result of our expansion program, our revenues, cash flow, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                              COMPOUND ANNUAL
                                      1993         1998         GROWTH RATE
                                    --------    ----------    ---------------
                                    (DOLLARS IN MILLIONS)
Total Revenue.....................   $ 69.9      $  555.9           51%
EBITDA............................     42.4         255.3           43%
Net Income........................      3.8          45.7           64%
Total Assets......................    302.3       1,728.9           42%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

THE MARKET

     The power industry represents the third largest industry in the United States, with an estimated end-user market of over $250 billion of electricity sales in 1998 produced by an aggregate base of power generation facilities with a capacity of approximately 750,000 megawatts. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted at both the state and federal level to increase competition in the domestic power generation industry. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand, as well as to replace old and inefficient generating facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

     In addition, as a result of a variety of factors, including deregulation of the power generation market, utilities, independent power producers and industrial companies are disposing of power generation facilities. To date, numerous utilities have sold or announced their intentions to sell their power generation facilities and have focused their resources on the transmission and distribution segments. Many independent producers operating a limited number of power plants are also seeking to dispose of their plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses.

STRATEGY

     Our strategy is to continue our rapid growth by capitalizing on the significant opportunities in the power market, primarily through our active development and acquisition programs. In pursuing our proven growth strategy, we utilize our extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach uses our expertise in design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which we believe provides us with a competitive advantage. The key elements of our strategy are as follows:

     - Development and expansion of power plants. We are actively pursuing the development and expansion of highly efficient, low-cost, gas-fired power plants to replace old and inefficient generating facilities and meet the demand for new generation. Our strategy is to develop power plants in strategic geographic locations that enable us to utilize existing power generation assets and operate the power plants as integrated electric generation systems. This allows us to achieve significant operating synergies and efficiencies in fuel procurement, power marketing and operations and maintenance.

       In May 1999, we completed a 35 megawatt expansion of our Clear Lake Power Plant to 412 megawatts, and we commenced commercial operations at our 169 megawatt Dighton Power Plant in August 1999.


       We currently have nine projects under construction representing an additional 4,485 megawatts. Of these new projects, we are currently expanding our Pasadena facility by 545 megawatts to 785 megawatts and we have eight new power plants under construction, including the Tiverton Power Plant in Rhode Island; the Rumford Power Plant in Maine; the Westbrook Power Plant in Maine; the Sutter Power Plant in California; the Los Medanos Power Plant in California; the South Point Power Plant in Arizona; the Magic Valley Power Plant in Texas; and the Lost Pines 1 Power Plant in Texas. We have also announced plans to develop six additional power generation facilities, totaling 3,930 megawatts, in California, Texas, Arizona and Pennsylvania.


       In July 1999, we announced an agreement with Credit Suisse First Boston, New York branch and The Bank of Nova Scotia, as lead arrangers, for a $1.0 billion revolving construction loan facility. The credit facility will be utilized to finance the construction of our development program. We expect to finalize the documentation relating to this facility in the fourth quarter of 1999.

       On August 20, 1999, we announced the purchase of 18 F-class combustion turbines from Siemens Westinghouse Power Corporation that will be capable of producing 4,900 megawatts of electricity. Beginning in 2002, Siemens will deliver six turbines per year through 2004. Combined with our existing turbine order we have 69 turbines under contract, option or letter of intent capable of producing 17,745 megawatts.

     - Acquisition of power plants. Our strategy is to acquire power generating facilities that meet our stringent criteria, provide significant potential for revenue, cash flow and earnings growth and provide the opportunity to enhance the operating efficiencies of the plants. We have significantly expanded and diversified our project portfolio through the acquisition of power generation facilities through the completion of 32 acquisitions to date.

       On March 19, 1999, we completed the acquisition of Unocal Corporation's Geysers geothermal steam fields in northern California for approximately $102.1 million. The steam fields fuel our 12 Sonoma County power plants, totaling 544 megawatts purchased from Pacific Gas and Electric Company.

       On May 7, 1999 we completed the acquisition from Pacific Gas and Electric Company ("PG&E") of 14 geothermal power plants at The Geysers in northern California, with a combined capacity of approximately 700 megawatts, for $212.8 million. With the acquisition, we now own interests in and operate 18 geothermal power plants that generate more than 800 megawatts of electricity, and we are the nation's largest geothermal and green power producer. The combination of our existing geothermal steam and power plant assets, the acquisition of the Sonoma steam fields from Unocal, and the 14 power plants from PG&E allows us to fully integrate the steam and power plant operations at The Geysers into one efficient, unified system to maximize the renewable natural resource, lower overall production costs and extend the life of The Geysers.

       On August 27, 1999, we announced an agreement with CGCA to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power, will own the remaining 20%. The transaction is subject to the approval of CGCA shareholders and we expect to consummate the acquisition by year-end 1999. CCGA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are located in Pennsylvania, New Jersey, Illinois and Oklahoma.

       On August 31, 1999, we completed the acquisition of an additional 50% of the Aidlin Power Plant from Edison Mission Energy (5%) and General Electric Capital Corporation (45%) for a total purchase price of $7.2 million. We now own 55% of the 20 megawatt Aidlin Power Plant.

       On October 1, 1999, we completed the acquisition of Sheridan Energy, Inc., a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region, where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants.

       On October 21, 1999, we completed the acquisition of the Calistoga geothermal power plant from FPL Energy and Caithness Corporation for approximately $78.0 million. Located in The Geysers region of northern California, Calistoga is a 67 megawatt facility which provides electricity to PG&E under a long-term contract.

     - Enhancement of existing power plants. We continually seek to maximize the power generation and revenue potential of our operating assets and minimize our operating and maintenance expenses and fuel costs. This will become even more significant as our portfolio of power generation facilities expands to an aggregate of 52 power plants with an aggregate capacity of 8,808 megawatts, after completion of our pending acquisitions and projects currently under construction. We focus on operating our plants as an integrated system of power generation, which enables us to minimize costs and maximize operating efficiencies. As of June 30, 1999, our gas-fired and geothermal power generation facilities have operated at an average availability of approximately 96% and 99%, respectively. We believe that achieving and maintaining a low-cost of production will be increasingly important to compete effectively in the power generation market.

       On July 8, 1999, we announced a renegotiation of our Gilroy power sales agreement with PG&E. The amendment provides for the termination of the remaining 18 years of the long-term contract in exchange for a fixed long-term payment schedule. The amended agreement is subject to approval by the California Public Utilities Commission, whose decision we expect to receive in the fourth quarter of 1999. We will continue to sell the output from the Gilroy Power Plant through October 2002 to PG&E and thereafter we will market the output in the California wholesale power market.

DESCRIPTION OF FACILITIES


     We currently have interests in 38 power generation facilities with a current aggregate capacity of approximately 3,694 megawatts, consisting of 19 gas-fired power plants with a total capacity of 2,806 megawatts and 19 geothermal power generation facilities with a total capacity of 888 megawatts. We also have an acquisition pending comprising 6 gas-fired facilities with an aggregate capacity of 579 megawatts, 8 gas-fired projects and one project expansion currently under construction with an aggregate capacity of 4,485 megawatts, and have announced the development of 6 additional power plants with an aggregate capacity of 3,930 megawatts. Each of the power generation facilities currently in operation produces electricity for sale to a utility or other third-party end user. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users.


     The gas-fired and geothermal power generation projects in which we have an interest produce electricity and thermal energy that are typically sold pursuant to long-term power sales agreements. Revenue from a power sales agreement usually consists of two components: energy payments and capacity payments. Energy payments are based on a power plant's net electrical output where payment rates may be determined by a schedule of prices covering a fixed number of years under the power sales agreement, after which payment rates are usually indexed to the fuel costs of the contracting utility or to general inflation indices. Capacity payments are based on a power plant's net electrical output and/or its available capacity. Energy payments are made for each kilowatt hour of energy delivered, while capacity payments, under certain circumstances, are made whether or not any electricity is delivered.

     Upon completion of the pending acquisitions and projects under construction, we will provide operating and maintenance services for 42 of the 52 power plants in which we have an interest. Such services include the operation of power plants, geothermal steam fields, wells and well pumps, gathering systems and gas pipelines. We also supervise maintenance, materials purchasing and inventory control, manage cash flow, train staff and prepare operating and maintenance manuals for each power generation facility that we operate. As a facility develops an operating history, we analyze its operation and may modify or upgrade equipment or adjust operating procedures or maintenance measures to enhance the facility's reliability or profitability. These services are performed under the terms of an operating and maintenance agreement pursuant to which we are generally reimbursed for certain costs, paid an annual operating fee and may also be paid an incentive fee based on the performance of the facility. The fees payable to us are generally subordinated to any lease payments or debt service obligations of non-recourse financing for the project.

     In order to provide fuel for the gas-fired power generation facilities in which we have an interest, natural gas reserves are acquired or natural gas is purchased from third parties under supply agreements. We attempt to structure a gas-fired power facility's fuel supply agreement so that gas costs have a direct relationship to the fuel component of revenue energy payments. We currently hold interests in geothermal leaseholds in The Geysers that produce steam that is supplied to the power generation facilities owned by us for use in producing electricity.

     Certain power generation facilities in which we have an interest have been financed primarily with non-recourse project financing that is structured to be serviced out of the cash flows derived from the sale of electricity, thermal energy and/or steam produced by such facilities and provides that the obligations to pay interest and principal on the loans are secured almost solely by the capital stock or partnership interests, physical assets, contracts and/or cash flow attributable to the entities that own the facilities. The lenders under non-recourse project financing generally have no recourse for repayment against us or any of our assets or the assets of any other entity other than foreclosure on pledges of stock or partnership interests and the assets attributable to the entities that own the facilities.

     Substantially all of the power generation facilities in which we have an interest are located on sites which are leased on a long-term basis. See
"-- Properties."

     Set forth below is a map showing the locations of our power plants in operation, pending acquisitions, power plants under construction and announced development projects.

[DEPICTION OF A MAP OF THE UNITED STATES, WITH MARKERS INDICATING THE LOCATION OF OUR FACILITIES]


                                                                   MEGAWATTS
                                                            -----------------------
                                                   # OF      PLANT      CALPINE NET
                                                  PLANTS    CAPACITY     INTEREST
                                                  ------    --------    -----------
In operation....................................    38        3,694        2,955
Pending acquisitions............................     6          579          400
Under construction
  -- New facilities.............................     8        3,940        3,481
  -- Expansion projects.........................    --          545          545
Announced development...........................     6        3,930        2,918
                                                    --       ------       ------
                                                    58       12,688       10,299
                                                    ==       ======       ======

     Set forth below is certain information regarding our operating power plants, plants under construction, pending power plant acquisitions and development projects.


                            POWER                        NAMEPLATE       CALPINE     CALPINE NET
                          GENERATION                      CAPACITY       INTEREST     INTEREST
      POWER PLANT         TECHNOLOGY     LOCATION      (MEGAWATTS)(1)   PERCENTAGE   (MEGAWATTS)
      -----------         ----------   -------------   --------------   ----------   -----------
OPERATING POWER PLANTS
Sonoma County (12 power
  plants)(3)............  Geothermal    California           544.0          100%          544.0
Texas City..............  Gas-Fired        Texas             450.0          100%          450.0
Clear Lake..............  Gas-Fired        Texas             412.0          100%          412.0
Pasadena................  Gas-Fired        Texas             240.0          100%          240.0
Gordonsville............  Gas-Fired      Virginia            240.0           50%          120.0
Lockport................  Gas-Fired      New York            184.0         11.4%           20.9
Dighton(6)..............  Gas-Fired    Massachusetts         169.0           50%           84.5
Bayonne.................  Gas-Fired     New Jersey           165.0          7.5%           12.4
Auburndale..............  Gas-Fired       Florida            150.0           50%           75.0
Lake County (2 power
  plants)(3)............  Geothermal    California           150.0          100%          150.0
Sumas(2)................  Gas-Fired     Washington           125.0           70%           87.5
King City...............  Gas-Fired     California           120.0          100%          120.0
Gilroy..................  Gas-Fired     California           120.0          100%          120.0
Kennedy International
  Airport...............  Gas-Fired      New York            107.0           50%           53.5
Pittsburg...............  Gas-Fired     California            70.0          100%           70.0
Calistoga...............  Geothermal    California            67.0          100%           67.0
Sonoma(3)...............  Geothermal    California            60.0          100%           60.0
Bethpage................  Gas-Fired      New York             57.0          100%           57.0
Greenleaf 1.............  Gas-Fired     California            49.5          100%           49.5
Greenleaf 2.............  Gas-Fired     California            49.5          100%           49.5
Stony Brook.............  Gas-Fired      New York             40.0           50%           20.0
Agnews..................  Gas-Fired     California            29.0           20%            5.8
Watsonville.............  Gas-Fired     California            28.5          100%           28.5
West Ford Flat..........  Geothermal    California            27.0          100%           27.0
Bear Canyon.............  Geothermal    California            20.0          100%           20.0
Aidlin..................  Geothermal    California            20.0           55%           11.0
PENDING ACQUISITIONS
Grays Ferry.............  Gas-Fired    Pennsylvania          150.0           40%           60.0
Parlin..................  Gas-Fired     New Jersey           122.0           80%           97.6
Morris..................  Gas-Fired      Illinois            117.0           80%           93.6
Pryor...................  Gas-Fired      Oklahoma            110.0           80%           88.0
Newark..................  Gas-Fired     New Jersey            58.0           80%           46.4
Philadelphia............  Gas-Fired    Pennsylvania           22.0         66.4%           14.6
PROJECTS UNDER
  CONSTRUCTION
Magic Valley............  Gas-Fired        Texas             730.0          100%          730.0
Los Medanos.............  Gas-Fired     California           500.0          100%          500.0
Westbrook...............  Gas-Fired        Maine             545.0          100%          545.0
Pasadena Expansion......  Gas-Fired        Texas             545.0          100%          545.0
South Point.............  Gas-Fired       Arizona            545.0          100%          545.0
Sutter..................  Gas-Fired     California           545.0          100%          545.0
Lost Pines 1............  Gas-Fired        Texas             545.0           50%          272.5
Tiverton(4).............  Gas-Fired    Rhode Island          265.0         62.8%          166.4
Rumford(5)..............  Gas-Fired        Maine             265.0         66.7%          176.8

                            POWER                        NAMEPLATE       CALPINE     CALPINE NET
                          GENERATION                      CAPACITY       INTEREST     INTEREST
      POWER PLANT         TECHNOLOGY     LOCATION      (MEGAWATTS)(1)   PERCENTAGE   (MEGAWATTS)
      -----------         ----------   -------------   --------------   ----------   -----------
ANNOUNCED DEVELOPMENT
Delta Energy Center.....  Gas-Fired     California           880.0           50%          440.0
Baytown.................  Gas-Fired        Texas             800.0          100%          800.0
Metcalf Energy Center...  Gas-Fired     California           600.0           50%          300.0
West Phoenix............  Gas-Fired       Arizona            545.0           50%          272.5
Ontelaunee..............  Gas-Fired    Pennsylvania          545.0          100%          545.0
Channel Energy..........  Gas-Fired        Texas             560.0          100%          560.0


-------------------------
(1) Nameplate capacity may not represent the actual output for a facility at any particular time.

(2) See "-- Operating Power Plants -- Sumas Power Plant" for a description of our interest in the Sumas Power Plant. Based on our current estimates, the payments to be received by us represent approximately 70% of distributable cash.

(3) For these geothermal power plants, nameplate capacity refers to the approximate capacity of the power plants. The capacity of these plants is expected to gradually diminish as the production of the related steam fields declines.

(4) See "Project Development and Acquisitions -- Project Development -- Projects Under Construction -- Tiverton Power Plant" for a description of our interest in the Tiverton Power Plant.

(5) See "Project Development and Acquisitions -- Project Development -- Projects Under Construction -- Rumford Power Plant" for a description of our interest in the Rumford Power Plant.

(6) See "Project Development and Acquisitions -- Project Development -- Projects Under Construction -- Dighton Power Plant" for a description of our interest in the Dighton Power Plant. Based on our current estimates, our interest represents our right to receive approximately 50% of project cash flow beginning at the commencement of commercial operation.

OPERATING POWER PLANTS

     Sonoma County Power Plants. The Sonoma County power plants consist of 12 geothermal power plants and associated steam fields having combined capacity of 544 megawatts located at The Geysers in northern California. The power plants were acquired from PG&E on May 7, 1999 and we market the output from these plants into the California power market.

     Texas City Power Plant. The Texas City Power Plant is a 450 megawatt gas-fired cogeneration facility located in Texas City, Texas. Electricity generated by the Texas City Power Plant is sold under two separate long-term agreements to (1) Texas Utilities Electric Company ("TUEC") under a power sales agreement terminating on September 30, 2002, and (2) Union Carbide Corporation ("UCC") under a steam and electricity services agreement terminating on June 30, 1999. Each agreement contains payment provisions for capacity and electric energy payments. Under a steam and electricity services agreement expiring October 19, 2003, the Texas City Power Plant will supply UCC with 300,000 lbs/hr of steam on a monthly average basis, with the required supply of steam not exceeding 600,000 lbs/hr at any given time. During 1998, the Texas

City Power Plant generated approximately 2,517,316,000 kilowatt hours of electric energy for sale to TUEC and UCC and approximately $188.3 million of revenue.

     Clear Lake Power Plant. The Clear Lake Power Plant is a 412 megawatt gas/ hydrogen-fired cogeneration facility located in Pasadena, Texas. Electricity generated by the Clear Lake Power Plant is sold under three separate long-term agreements to (1) Texas-New Mexico Power Company ("TNP") under a power sales agreement terminating in 2004, (2) Houston Lighting and Power Company ("HL&P") under a power sales agreement terminating in 2005, and (3) Hoechst Celanese Chemical Group, Inc. ("HCCG") under a power sales agreement terminating in 2004. Each power sales agreement contains payment provisions for capacity and energy payments. Under a steam purchase and sale agreement expiring August 31, 2004, the Clear Lake Power Plant will supply up to 900,000 lbs/hr of steam to HCCG. During 1998, the Clear Lake Power Plant generated approximately 2,912,649,000 kilowatt hours of electric energy for sale to TNP, HL&P and HCCG and approximately $89.3 million of revenue.

     Pasadena Power Plant. The Pasadena Power Plant is a 240 megawatt gas-fired cogeneration facility located in Pasadena, Texas. Electricity generated by the Pasadena Power Plant is sold under contract and into the open market. We entered into an energy sales agreement with Phillips Petroleum Company ("Phillips") terminating in 2018. Under this agreement, we provide 90 megawatts of electricity and 200,000 lbs/hr of steam to Phillips' Houston Chemical Complex. West Texas Utilities purchased 50 megawatts of capacity through the end of 1998. In 1999, LG&E Energy Marketing will purchase up to 150 megawatts of electricity under a one-year agreement. TUEC is also under contract to purchase up to 150 megawatts of electricity under a two-year agreement beginning December 1, 1999. The remaining available electricity output is sold into the competitive market through our power marketing organization. During 1998, the Pasadena Power Plant generated approximately 812,314,000 kilowatt hours of electric energy with approximately $30.5 million of revenue.

     Gordonsville Power Plant. The Gordonsville Power Plant is a 240 megawatt gas-fired cogeneration facility located near Gordonsville, Virginia. Electricity generated by the Gordonsville Power Plant is sold to the Virginia Electric and Power Company under two power sales agreements terminating on June 1, 2024, each of which include payment provisions for capacity and energy. The Gordonsville Power Plant sells steam to Rapidan Service Authority under the terms of a steam purchase and sales agreement, which expires June 1, 2004. During 1998, the Gordonsville Power Plant generated approximately 213,382,000 kilowatt hours of electrical energy and approximately $37.4 million of revenue.

     Lockport Power Plant. The Lockport Power Plant is a 184 megawatt gas-fired, combined-cycle cogeneration facility located in Lockport, New York. The facility is owned and operated by Lockport Energy Associates, L.P. ("LEA"). We own an indirect 11.36% limited partnership interest in LEA. Electricity and steam is sold to General Motors Corporation ("GM") under an energy sales agreement expiring in December 2007 for use at the GM Harrison plant, which is located on a site adjacent to the Lockport Power Plant. Electricity is also sold to New York State Electricity and Gas Company ("NYSEG") under a power purchase agreement expiring October 2007. NYSEG is required to purchase all of the electric power produced by the Lockport Power Plant not required by GM. For 1998, the Lockport Power Plant generated approximately 1,284,830,000 kilowatt hours of electricity and had $118.6 million in revenue.

     Dighton Power Plant. In October 1997, we invested $16.0 million in the development of a 169 megawatt gas-fired combined-cycle power plant to be located in Dighton, Massachusetts. This investment, which is structured as subordinated debt, will provide us with a preferred payment stream at a rate of 12.07% per year for a period of twenty years from the commercial operation date. The Dighton Power Plant was developed by EMI and cost approximately $120.0 million. Commercial operation commenced in August 1999. The Dighton Power Plant is operated by EMI and sells its output into the New England power market and to wholesale and retail customers in the northeastern United States.

     Bayonne Power Plant. The Bayonne Power Plant is a 165 megawatt gas-fired cogeneration facility located in Bayonne, New Jersey. The facility is primarily owned by an affiliate of Cogen Technologies, Inc. We own an indirect 7.5% limited partnership interest in the facility. Electricity generated by the Bayonne Power Plant is sold under various power sales agreements to Jersey Central Power & Light Company and Public Service Electric and Gas Company of New Jersey. The Bayonne Power Plant also sells steam to two industrial entities. During 1998, the Bayonne Power Plant generated approximately 1,399,860,000 kilowatt hours of electrical energy and approximately $116.6 million in revenue.

     Auburndale Power Plant. The Auburndale Power Plant is a 150 megawatt gas-fired cogeneration facility located near the city of Auburndale, Florida. Electricity generated by the Auburndale Power Plant is sold under various power sales agreements to Florida Power Corporation ("FPC"), Enron Power Marketing and Sonat Power Marketing. Auburndale sells 131.18 megawatts of capacity and energy to FPC under three power sales agreements, each terminating at the end of 2013. The Auburndale Power Plant sells steam under two steam purchase and sale agreements. One agreement is with Cutrale Citrus Juices, USA, an affiliate of Sucocitro Cutrale LTDA, expiring on July 1, 2014. The second agreement is with Todhunter International, Inc., doing business as Florida Distillers Company, expiring on July 1, 2009. During 1998, the Auburndale Power Plant generated approximately 1,022,146,000 kilowatt hours of electrical energy and approximately $49.6 million in revenue.

     Lake County Power Plants. The Lake County power plants consist of two geothermal power plants and associated steam fields having a combined capacity of 150 megawatts located at The Geysers in northern California. We acquired these power plants from PG&E on May 7, 1999, and we market the output from these plants into the California power market.

     Sumas Power Plant. The Sumas Power Plant is a 125 megawatt gas-fired, combined cycle cogeneration facility located in Sumas, Washington. We currently hold an ownership interest in the Sumas Power Plant, which entitles us to receive certain scheduled distributions during the next two years. Upon receipt of the scheduled distributions, we will no longer have any ownership interest in the Sumas Power Plant. Electrical energy generated by the Sumas Power Plant is sold to Puget Sound Power & Light Company ("Puget") under the terms of a power sales agreement terminating in 2013. Under the power sales agreement, Puget has agreed to purchase an annual average of 123 megawatts of electrical energy. In addition to the sale of electricity to Puget, pursuant to a long-term steam supply and dry kiln lease agreement, the Sumas Power Plant produces and sells approximately 23,000 lbs/hr of low pressure steam to an adjacent lumber-drying facility owned by Sumas, which has been leased to and is operated by Socco, Inc. During 1998, the Sumas Power Plant generated approximately 915,227,280 kilowatt hours of electrical energy and approximately $49.6 million of total revenue.

     King City Power Plant. The King City Power Plant is a 120 megawatt gas-fired, combined-cycle cogeneration facility located in King City, California. We operate the King City Power Plant under a long-term operating lease for this facility with BAF Energy ("BAF"), terminating in 2018. Electricity generated by the King City Power Plant is sold to PG&E under a power sales agreement terminating in 2019. The power sales agreement contains payment provisions for capacity and energy. In addition to the sale of electricity to PG&E, the King City Power Plant produces and sells thermal energy to a thermal host, Basic Vegetable Products, Inc., an affiliate of BAF, under a long-term contract coterminous with the power sales agreement. During 1998, the King City Power Plant generated approximately 428,825,000 kilowatt hours of electrical energy and approximately $45.6 million of total revenue.

     Gilroy Power Plant. The Gilroy Power Plant is a 120 megawatt gas-fired cogeneration facility located in Gilroy, California. Electricity generated by the Gilroy Power Plant is sold to PG&E under a power sales agreement terminating in 2018. In July 1999 we announced a renegotiation of our Gilroy power sales agreement with PG&E. The amendment provides for the termination of the remaining 18 years of the long-term contract in exchange for a fixed long-term payment schedule. The amended agreement is subject to approval by the California Public Utilities Commission, whose decision we expect to receive in the fourth quarter of 1999. We will continue to sell the output from the Gilroy Power Plant through October 2002 to PG&E and thereafter we will market the output in the California wholesale power market. In addition, the Gilroy Power Plant produces and sells thermal energy to a thermal host, Gilroy Foods, Inc., under a long-term contract that is coterminous with the power sales agreement. During 1998, the Gilroy Power Plant generated approximately 477,628,000 kilowatt hours of electrical energy for sale to PG&E and approximately $39.3 million in revenue.

     Kennedy International Airport Power Plant. The Kennedy International Airport Power Plant is a 107 megawatt gas-fired cogeneration facility located at John F. Kennedy International Airport in Queens, New York. The facility is owned and operated by KIAC Partners. We own an indirect 50% general partnership interest in KIAC. Electricity and thermal energy generated by the Kennedy International Airport Power Plant is sold to the Port Authority, and incremental electric power is sold to Consolidated Edison Company of New York, the New York Power Authority and other utility customers. Electric power and chilled and hot water generated by the Kennedy International Airport Power Plant is sold to the Port Authority under an energy purchase agreement that expires November 2015. For 1998, the Kennedy International Airport Power Plant generated approximately 533,755,000 kilowatt hours of electrical energy, 266,252 mmbtu of chilled water and 178,405 mmbtu of hot water for sale to the Port Authority, and generated approximately $56.1 million in revenue.

     Pittsburg Power Plant. The Pittsburg Power Plant is a 70 megawatt gas-fired cogeneration facility, located at The Dow Chemical Company's ("Dow") Pittsburg, California chemical facility. We sell up to 18 megawatts of electricity to Dow under a power sales agreement expiring in 2008. Surplus energy is sold to PG&E under an existing power sales agreement. In addition, we sell approximately 200,000 lbs/hr of steam to Dow under an energy sales agreement expiring in 2003 and to USS-POSCO Industries' nearby steel mill under a process steam contract expiring in 2001. From its acquisition, in July 1998, through the end of 1998, the Pittsburg Power Plant generated approximately 92,358,000 kilowatt hours of electrical energy to Dow and PG&E and approximately $9.4 million in revenue.

     Sonoma Power Plant. The Sonoma Power Plant consists of a 60 megawatt geothermal power plant and associated steam fields located in Sonoma County, California. Electricity generated by the Sonoma Power Plant is sold to the Sacramento Municipal Utility District ("SMUD") under a power sales agreement for up to 50 megawatts of off-peak power production, terminating in 2001. In addition, SMUD has the option to purchase up to an additional 10 megawatts of peak power production through 2005. We market the excess electricity into the California power market. From its acquisition, in June 1998, through the end of 1998, the Sonoma Power Plant generated approximately 215,433,000 kilowatt hours of electrical energy and approximately $6.2 million in revenue.

     Bethpage Power Plant. The Bethpage Power Plant is a 57 megawatt gas-fired, combined cycle cogeneration facility located adjacent to a Northrup Grumman Corporation ("Grumman") facility in Bethpage, New York. Electricity and steam generated by the Bethpage Power Plant are sold to Grumman under an energy purchase agreement expiring August 2004. Electric power not sold to Grumman is sold to Long Island Power Authority ("LIPA") under a generation agreement also expiring August 2004. Grumman is also obligated to purchase a minimum of 158,000 klbs of steam per year from the Bethpage Power Plant. For 1998, the Bethpage Power Plant generated approximately 474,991,000 kilowatt hours of electrical energy for sale to Grumman and LIPA and approximately $32.9 million in revenue.

     Greenleaf 1 Power Plant. The Greenleaf 1 Power Plant is a 49.5 megawatt gas-fired cogeneration facility located near Yuba City, California. We operate this facility under an operating lease with Union Bank of California, terminating in 2014 (the "Greenleaf Lease"). Electricity generated by the Greenleaf 1 Power Plant is sold to PG&E under a power sales agreement terminating in 2019 which contains payment provisions for capacity and energy. In addition, the Greenleaf 1 Power Plant sells thermal energy, in the form of hot exhaust to dry wood waste, to a thermal host which is owned and operated by us. For 1998, the Greenleaf 1 Power Plant generated approximately 326,543,000 kilowatt hours of electrical energy for sale to PG&E and approximately $17.8 million in revenue.

     Greenleaf 2 Power Plant. The Greenleaf 2 Power Plant is a 49.5 megawatt gas-fired cogeneration facility located near Yuba City, California. This facility is also operated by us under the Greenleaf Lease. Electricity generated by the Greenleaf 2 Power Plant is sold to PG&E under a power sales agreement terminating in 2019 which includes payment provisions for capacity and energy. In addition to the sale of electricity to PG&E, the Greenleaf 2 Power Plant sells thermal energy to Sunsweet Growers, Inc. pursuant to a 30-year contract. For 1998, the Greenleaf 2 Power Plant generated approximately 377,101,000 kilowatt hours of electrical energy for sale to PG&E and approximately $20.3 million in revenue.

     Stony Brook Power Plant. The Stony Brook Power Plant is a 40 megawatt gas-fired cogeneration facility located on the campus of the State University of New York at Stony Brook, New York ("SUNY"). The facility is owned by Nissequogue Cogen Partners ("NCP"). We own an indirect 50% general partner interest in NCP. Steam and electric power is sold to SUNY under an energy supply agreement expiring in 2023. Under the energy supply agreement, SUNY is required to purchase, and the Stony Brook Power Plant is required to provide, all of SUNY's electric power and steam requirements up to 36.125 megawatts of electricity and 280,000 lbs/hr of process steam. The remaining electricity is sold to LIPA under a long-term agreement. LIPA is obligated to purchase electric power generated by the facility not required by SUNY. SUNY is required to purchase a minimum of 402,000 klbs per year of steam. For 1998, the Stony Brook Power Plant generated

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approximately 326,584,000 kilowatt hours of electrical energy and 1,185,000 klbs of steam for sale to SUNY and LIPA and approximately $31.1 million in revenue.

     Agnews Power Plant. The Agnews Power Plant is a 29 megawatt gas-fired, combined-cycle cogeneration facility located on the East Campus of the state-owned Agnews Developmental Center in San Jose, California. We hold a 20% ownership interest in GATX Calpine-Agnews, Inc., which is the sole stockholder of O.L.S. Energy-Agnews, Inc. ("O.L.S. Energy-Agnews"). O.L.S. Energy-Agnews leases the Agnews Power Plant under a sale leaseback arrangement. Electricity generated by the Agnews Power Plant is sold to PG&E under a power sales agreement terminating in 2021 which contains payment provisions for capacity and energy. In addition, the Agnews Power Plant produces and sells electricity and approximately 7,000 lbs/hr of steam to the Agnews Developmental Center pursuant to a 30-year energy service agreement. During 1998, the Agnews Power Plant generated approximately 215,180,000 kilowatt hours of electrical energy and total revenue of $11.7 million.

     Watsonville Power Plant. The Watsonville Power Plant is a 28.5 megawatt gas-fired, combined cycle cogeneration facility located in Watsonville, California. We operate the Watsonville Power Plant under an operating lease with the Ford Motor Credit Company, terminating in 2009. Electricity generated by the Watsonville Power Plant is sold to PG&E under a power sales agreement terminating in 2009 which contains payment provisions for capacity and energy. During 1998, the Watsonville Power Plant produced and sold steam to Farmers Processing, a food processor. In addition, the Watsonville Power Plant sold process water produced from its water distillation facility to Farmer's Cold Storage, Farmer's Processing and Cascade Properties. For 1998, the Watsonville Power Plant generated approximately 206,007,000 kilowatt hours of electrical energy for sale to PG&E and approximately $11.4 million in revenue.

     West Ford Flat Power Plant. The West Ford Flat Power Plant consists of a 27 megawatt geothermal power plant and associated steam fields located in northern California. Electricity generated by the West Ford Flat Power Plant is sold to PG&E under a power sales agreement terminating in 2008 which contains payment provisions for capacity and energy. During 1998, the West Ford Flat Power Plant generated approximately 235,529,000 kilowatt hours of electrical energy for sale to PG&E and approximately $34.6 million of revenue.

     Bear Canyon Power Plant. The Bear Canyon Power Plant consists of a 20 megawatt geothermal power plant and associated steam fields located in northern California, two miles south of the West Ford Flat Power Plant. Electricity generated by the Bear Canyon Power Plant is sold to PG&E under two 10 megawatt power sales agreements terminating in 2008 which contain payment provisions for capacity and energy. During 1998, the Bear Canyon Power Plant generated approximately 176,508,000 kilowatt hours of electrical energy and approximately $20.4 million of revenue.

     Aidlin Power Plant. The Aidlin Power Plant consists of a 20 megawatt geothermal power plant and associated steam fields located in northern California. We hold an indirect 55% ownership interest in the Aidlin Power Plant. Electricity generated by the Aidlin Power Plant is sold to PG&E under two 10 megawatt power sales agreements terminating in 2009 which contain payment provisions for capacity and energy. During 1998, the Aidlin Power Plant generated approximately 170,046,000 kilowatt hours of electrical energy and revenue of $24.4 million.

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     Calistoga Power Plant. The Calistoga Power Plant consists of a 67 megawatt geothermal power plant and associated steam fields located in northern California. Electricity generated by the Calistoga Power Plant is sold to PG&E under a power sales agreement terminating in 2014 which contains payment provisions for capacity and energy. During 1998, the Calistoga Power Plant generated approximately 614,073,000 kilowatt hours of electrical energy for sale to PG&E and approximately $27.9 million in revenue.

PROJECT DEVELOPMENT AND ACQUISITIONS

     We are actively engaged in the development and acquisition of power generation projects. We have historically focused principally on the development and acquisition of interests in gas-fired and geothermal power projects, although we also consider projects that utilize other power generation technologies. We have significant expertise in a variety of power generation technologies and have substantial capabilities in each aspect of the development and acquisition process, including design, engineering, procurement, construction management, fuel and resource acquisition and management, financing and operations.

ACQUISITIONS

     We will consider the acquisition of an interest in operating projects as well as projects under development where we would assume responsibility for completing the development of the project. In the acquisition of power generation facilities, we generally seek to acquire an ownership interest in facilities that offer us attractive opportunities for revenue and earnings growth, and that permit us to assume sole responsibility for the operation and maintenance of the facility. In evaluating and selecting a project for acquisition, we consider a variety of factors, including the type of power generation technology utilized, the location of the project, the terms of any existing power or thermal energy sales agreements, gas supply and transportation agreements and wheeling agreements, the quantity and quality of any geothermal or other natural resource involved, and the actual condition of the physical plant. In addition, we assess the past performance of an operating project and prepare financial projections to determine the profitability of the project. We generally seek to obtain a significant equity interest in a project and to obtain the operation and maintenance contract for that project. See
"-- Strategy" and "Risk Factors -- Our power project development and acquisition activities may not be successful."

     We have grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields. We believe that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, we are likely to confront significant competition for acquisition opportunities. In addition, there can be no assurance that we will continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, that we will be able to consummate such acquisitions.

PENDING ACQUISITIONS

     COGENERATION CORPORATION OF AMERICA. On August 27, 1999 we announced an agreement with CGCA to acquire 80% of its common stock for $25.00 per share or approximately $145.0 million. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power will own the remaining 20%. The transaction is subject to shareholder approval and we expect to consummate the acquisition by year-end 1999. CGCA currently owns interests in six natural gas-fired power plants, totaling 579 megawatts. The plants are

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located in Pennsylvania, New Jersey, Illinois and Oklahoma. As of June 30, 1999
CGCA had approximately $296.6 million of indebtedness, including $216.1 million of non-recourse project debt.

    Grays Ferry Power Plant. The Grays Ferry Power Plant is a 150 megawatt, natural gas-fired cogeneration project located in Philadelphia, Pennsylvania. CGCA owns 50% of the project and 50% is owned by Trigen Energy Corporation. The facility is operated by Trigen. Electricity generated by the Grays Ferry Power Plant is sold under two long-term power sales agreements to PECO Energy Company, expiring in 2017. An affiliate of Trigen purchases the steam produced by the project pursuant to a 25-year contract expiring in 2022.

    Parlin Power Plant. The Parlin Power Plant consists of a 122 megawatt natural gas-fired cogeneration power plant located in Parlin, New Jersey. The facility is operated by NRG Energy, Inc. Electricity generated by the Parlin Power Plant is sold pursuant to a long-term contract expiring in 2011 to Jersey Central Power and Light Company ("JCP&L"), and steam produced is sold to E.I. Dupont de Nemours and Company under a long-term agreement expiring in 2021.

    Morris Power Plant. The Morris Power Plant consists of a 117 megawatt natural gas-fired cogeneration facility located in Morris, Illinois. The facility is operated by NRG Energy, Inc. Electricity and steam produced by the facility is sold to Equistar Chemicals, L.P. pursuant to a long-term contract expiring in 2023. Any surplus electricity is marketed to the Illinois power market.

    Pryor Power Plant. The Pryor Power Plant is a 110 megawatt natural gas-fired cogeneration power plant located in Pryor, Oklahoma. The facility is operated by NRG Energy, Inc. The Pryor Power Plant sells 100-megawatts of capacity and varying amounts of electrical energy to Oklahoma Gas and Electric under a contract expiring in 2007. Steam produced from the Pryor facility is sold to a number of industrial users under contracts with various termination dates ranging from 1998 to 2007. Surplus electricity is also sold to the Public Service of Oklahoma at its avoided cost.

    Newark Power Plant. The Newark Power Plant consists of a 58 megawatt natural gas-fired cogeneration power plant located in Newark, New Jersey. The facility is operated by NRG Energy, Inc. Electricity produced by the facility is sold pursuant to a long-term contract expiring in 2015 to JCP&L. Steam produced is sold to Newark Boxboard under a long-term contract expiring in 2015.

    Philadelphia Water Project. The Philadelphia Water Project consists of two standby peak shaving facilities located at the Philadelphia Water Department's Northeast and Southwest wastewater treatment plants. CGCA owns 83% of the project and the project is operated by O'Brien Energy Services Company. The project sells capacity and energy on demand to the Philadelphia Municipal Authority pursuant to two long-term contracts expiring in 2013.

     SHERIDAN ENERGY, INC. On October 1, 1999 we completed the acquisition of Sheridan Energy, a natural gas exploration and production company, through a $41.0 million cash tender offer. We purchased the outstanding shares of Sheridan Energy's common stock for $5.50 per share. In addition, we redeemed $11.5 million of outstanding preferred stock of Sheridan Energy. Sheridan Energy's oil and gas properties, including 148 billion cubic feet equivalent of proven reserves, are located in northern California and the Gulf Coast region,

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where we are developing low-cost natural gas supplies and proprietary pipeline systems to support our strategically-located natural gas-fired power plants. As of June 30, 1999, Sheridan Energy had indebtedness of $71.5 million.

PROJECT DEVELOPMENT

     The development of power generation projects involves numerous elements, including evaluating and selecting development opportunities, designing and engineering the project, obtaining power sales agreements, acquiring necessary land rights, permits and fuel resources, obtaining financing and managing construction. We intend to focus primarily on development opportunities where we are able to capitalize on our expertise in implementing an innovative and fully integrated approach to project development in which we control the entire development process. Utilizing this approach, we believe that we are able to enhance the value of our projects throughout each stage of development in an effort to maximize our return on investment.

     We are pursuing the development of highly efficient, low-cost power plants that seek to take advantage of inefficiencies in the electricity market. We intend to sell all or a portion of the power generated by such plants into the competitive market through a portfolio of short-, medium-and long-term power sales agreements. We expect that these projects will represent a prototype for our future plant developments. See "-- Strategy" and "Risk Factors -- Our power project development and acquisition activities may not be successful."

     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, we must generally obtain power sales agreements, governmental permits and approvals, fuel supply and transportation agreements, sufficient equity capital and debt financing, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that we will be successful in doing so. In addition, project development is subject to certain environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable long-term power sales agreement, entering into power marketing transactions, and obtaining all required governmental permits and approvals, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before it can be determined whether a project is feasible, economically attractive or financeable. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in such a facility. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. As a result of competition, it may be difficult to obtain a power sales agreement for a proposed project, and the prices offered in new power sales agreements for both electric capacity and energy may be less than the prices in prior agreements. We cannot assure that we will be successful in the development of power generation facilities in the future.

     Projects Under Construction

     Magic Valley Power Plant. In May 1998, we announced that we had signed a 20-year power sales agreement to provide electricity to the Magic Valley Electric Cooperative, Inc. of Mercedes, Texas beginning in 2001. The power will be supplied by our Magic Valley

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Generating Station, a 730 megawatt natural gas-fired power plant under development in Edinburg, Texas. Magic Valley Electric Cooperative Inc., a 51,000 member non-profit electric cooperative, initially will purchase from 250 to 400 megawatts of capacity, with an option to purchase additional capacity. We are marketing additional capacity to other wholesale customers, initially targeting south Texas. Construction commenced in April 1999 with commercial operations scheduled to begin in February 2001.


     Los Medanos Power Plant. In September 1999, we finalized an agreement with Enron North America for the development rights of a 500 megawatt gas-fired plant in Pittsburg, California. Construction commenced in September 1999 and commercial operations will begin in 2001. The facility will provide electricity and industrial steam totaling approximately 55 megawatts to USS-POSCO Industries under a long-term agreement. The balance of the plant's output will be sold into the California power market.


     Westbrook Power Plant. In February 1999, we acquired from Genesis Power Corporation ("Genesis"), a New England based power developer, the development rights to a 545 megawatt gas-fired combined-cycle power plant to be located in Westbrook, Maine. It is estimated that the development of the Westbrook Power Plant will cost approximately $300.0 million. Construction commenced in February 1999 and commercial operation is scheduled for early 2001. Upon completion, the Westbrook Power Plant will be operated by our company. It is anticipated that the output generated by the Westbrook Power Plant will be sold into the New England power market and to wholesale and retail customers in the northeastern United States.

     Pasadena Expansion. We are currently expanding the Pasadena Power Plant by an additional 545 megawatts. Construction began in November 1998 and commercial operation is expected to begin in June 2000. The electricity output from this expansion will be sold into the competitive market through our power sales activities.

     South Point Power Plant. In May 1998, we announced that we had entered into a long-term lease agreement with the Fort Mojave Indian Tribe to develop a 545 megawatt gas-fired power plant on the tribe's reservation in Mojave County, Arizona. The electricity generated will be sold to the Arizona, Nevada and California power markets. Construction commenced in August 1999 and we anticipate that the South Point Power Plant will begin operation in March 2001.

     Sutter Power Plant. In February 1997, we announced plans to develop a 545 megawatt gas-fired combined cycle project in Sutter County, in northern California. The Sutter Power Plant would be northern California's first newly constructed power plant since deregulation of the California power market in 1998. Construction commenced in August 1999 and the Sutter Power Plant is expected to provide electricity to the deregulated California power market commencing in the year 2001. We are currently pursuing regulatory agency permits for this project. In January 1998, we announced that the Sutter Power Plant has met the California Energy Commission's Data Adequacy requirements in its Application for Certification.

     Lost Pines 1 Power Plant. In September 1999, we entered into definitive agreements with Austin, Texas-based GenTex Power Corporation, the power generation affiliate of the Lower Colorado River Authority, to build a 545 megawatt gas-fired facility in Bastrop County, Texas. Construction of this facility is scheduled to began in October 1999 and commercial operation in June 2001. Upon commercial operation, GenTex will take half of

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the electrical output for sale to its customers and we will market the remaining energy to the Texas power market.

     Tiverton Power Plant. In September 1998, we invested $40.0 million of equity in the development of a 265 megawatt gas-fired power plant to be located in Tiverton, Rhode Island. The Tiverton Power Plant is being developed by Energy Management Inc. ("EMI"). It is estimated that the development of the Tiverton Power Plant will cost approximately $172.5 million. For our investment in the Tiverton Power Plant, we will earn 62.8% of the Tiverton Power Plant project cash flow until a specified pre-tax return is reached, whereupon our company and EMI will share projected cash flows equally through the remaining life of the project. Construction commenced in late 1998 and commercial operation is currently scheduled for 2000. Upon completion, the Tiverton Power Plant will be operated by EMI and will sell its output in the New England power market and to wholesale and retail customers in the northeastern United States.

     Rumford Power Plant. In November 1998, we invested $40.0 million of equity in the development of a 265 megawatt gas-fired power plant to be located in Rumford, Maine. The Rumford Power Plant is being developed by EMI. It is estimated that the development of the Rumford Power Plant will cost approximately $160.0 million. For our investment in the Rumford Power Plant, we will earn 66.7% of the Rumford Power Plant project cash flow until a specified pre-tax return is reached, whereupon our company and EMI will share projected cash flows equally through the remaining life of the project. Construction commenced in late 1998 and commercial operation is currently scheduled for 2000. Upon completion, the Rumford Power Plant will be operated by EMI and will sell its output in the New England power market and to wholesale and retail customers in the northeastern United States.

     Announced Development Projects

     Delta Energy Center. In February 1999, we, together with Bechtel Enterprises, announced plans to develop an 880 megawatt gas-fired cogeneration project in Pittsburg, California (the "Delta Energy Center"). The Delta Energy Center will provide steam and electricity to the nearby Dow Chemical Company facility and market the excess electricity into the California power market. We anticipate that construction will commence in early 2000 and that operation of the facility will commence in 2002. We are currently pursuing regulatory agency permits for this project. On February 3, 1999, our company and Bechtel announced that the Delta Energy Center has met the California Energy Commission's Data Adequacy requirements in its Application for Certification.

     Baytown Power Plant. In October 1999 we announced plans to build, own and operate an 800 megawatt gas-fired cogeneration power plant at Bayer Corporation's chemical facility in Baytown, Texas. The Baytown Power Plant will supply Bayer with all of its electric and steam requirements for 20 years and market excess electricity into the Texas wholesale power market. Construction is estimated to commence in 2000 and commercial operation in 2001.

     Metcalf Energy Center. In February 1999, we, together with Bechtel Enterprises, announced plans to develop a 600 megawatt gas-fired cogeneration project in San Jose, California (the "Metcalf Energy Center"). We expect the California Energy Commission review, licensing and public hearing process will be completed by mid-2000. We anticipate that construction will commence following this approval and that commercial operation of

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the facility will commence in mid-2002. Electricity generated by the Metcalf
Energy Center will be sold into the California power market.

     West Phoenix Power Plant. In April 1999, we announced an agreement with Pinnacle West Capital Corporation to develop a 545 megawatt gas-fired facility at Arizona Public Services West Phoenix Power Station in Phoenix, Arizona. Construction is scheduled to begin in mid-2000 with final completion in late 2002. The facility is estimated to cost $220 million and the electricity will be sold into the Arizona power market.

     Ontelaunee Energy Center. In June 1999, we announced that we had acquired the rights to develop a 545 megawatt gas-fired power plant in Ontelaunee Township in eastern Pennsylvania. Permitting for the proposed $255 million facility is underway and construction is scheduled to begin in early 2000. Commercial operation is estimated for late 2002. Output from the plant will be sold into the Pennsylvania/New Jersey/Maryland (PJM) power pool and pursuant to bilateral contracts.


     In October 1999, we announced that we had executed a letter of intent which give us the exclusive right to negotiate with LYONDELL-CITGO Reting LP to build, own and operate a 560 megawatt gas-fired cogeneration power plant at the LYONDELL-CITGO refinery in Houston, Texas.



     The Channel Energy Center will supply all of the electricity and steam requirements for 20 years to the refinery. Permitting for the facility is currently underway, with construction projected to commence in early 2000 and commercial operation in 2001.


GAS FIELDS

     Montis Niger. In January 1997, we purchased Montis Niger, Inc., a gas production and pipeline company operating primarily in the Sacramento Basin in northern California. On July 25, 1997, Montis Niger, Inc. was renamed Calpine Gas Company. As of January 1, 1998, Calpine Gas Company had approximately 8.1 billion cubic feet of proven natural gas reserves and approximately 13,837 gross acres and 13,738 net acres under lease in the Sacramento Basin. In addition, Calpine Gas Company owns and operates an 80-mile pipeline delivering gas to the Greenleaf 1 and 2 Power Plants which had been either produced by Calpine Gas Company or purchased from third parties. Calpine Gas Company currently supplies approximately 79% of the fuel requirements for the Greenleaf 1 and 2 Power Plants.

     Sheridan. In January 1999, we announced that we had acquired a 20% interest in 82 billion cubic feet of proven natural gas reserves located in the Sacramento Basin in northern California. Sheridan Energy owns the remaining 80% interest in these reserves. In addition, we signed a 10-year agreement with Sheridan under which we will purchase all of Sheridan's Sacramento Basin production, which currently approximates 20,000 mmbtu per day.

GOVERNMENT REGULATION

     We are subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be

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produced by such a plant and the ownership of a plant. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

FEDERAL ENERGY REGULATION

     PURPA

     The enactment of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities (those utilizing renewable fuels and having a capacity of less than 80 megawatts).

     A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to us and our competitors. We believe that each of the electricity generating projects in which we own an interest and which operates as a QF power producer currently meets the requirements under PURPA necessary for QF status.

     PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Second, the FERC's regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "avoided cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. The FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's avoided costs. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it has been common for long-term agreements to be negotiated.

     In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain proportions to the facility's total energy output and must meet certain energy efficiency standards. A geothermal facility may qualify as a QF if it produces less than 80 megawatts of electricity. Finally, a QF (including a geothermal or
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hydroelectric QF or other qualifying small power producer) must not be controlled or more than 50% owned by an electric utility or by most electric utility holding companies, or a subsidiary of such a utility or holding company or any combination thereof.

     We endeavor to develop our projects, monitor compliance by the projects with applicable regulations and choose our customers in a manner which minimizes the risks of any project losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside our control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, we would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.

     If one of the facilities in which we have an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could also trigger certain rights of termination under the facility's power sales agreement, could subject the facility to rate regulation as a public utility under the FPA and state law and could result in us inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. This could cause all of our remaining projects to lose their qualifying status, because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the projects' power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis.

     Under the Energy Policy Act of 1992, if a facility can be qualified as an exempt wholesale generator ("EWG"), it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the project qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC would be required. In addition, the facility would be required to cease selling electricity to any retail customers (such as the thermal energy customer) to retain its EWG status and could become subject to state regulation of sales of thermal energy. See
"-- Public Utility Holding Company Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. We do not know whether such legislation will be passed or what form it may take. We believe that if any such legislation is passed, it would apply only to new projects. As a result, although such legislation may adversely affect our ability to develop new projects, we believe it would not affect our existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact our existing projects.

     Public Utility Holding Company Regulation

     Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for nearly all important financial and business dealings of a registered holding company. Under PURPA, most QFs are not public utility companies under PUHCA.

     The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QF electric generating facilities without subjecting those producers to registration or regulation under PUHCA. The effect of such amendments has been to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. We believe that these amendments benefit us by expanding our ability to own and operate facilities that do not qualify for QF status. However, they have also resulted in increased competition by allowing utilities to develop such facilities which are not subject to the constraints of PUHCA.

     Federal Natural Gas Transportation Regulation

     We have an ownership interest in 19 gas-fired cogeneration projects. The cost of natural gas is ordinarily the largest expense of a gas-fired project and is critical to the project's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the project, the financial and operating strength of the gas supplier, whether firm or non-firm transportation is purchased and the operating of the gas pipeline); and obligations to take a minimum quantity of gas and pay for it (i.e., take-and-pay obligations).

     Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates and terms and conditions for such services are subject to continuing FERC oversight.

STATE REGULATION

     State public utility commissions ("PUCs") have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities operating in their states and to promulgate regulation for implementation of PURPA. Since a power sales agreement becomes a part of a utility's cost structure (generally reflected in its retail rates), power sales agreements with independent electricity producers, such as EWGs, are potentially under the regulatory purview of PUCs and in particular the process by which the utility has entered into the power sales agreements. If a PUC has approved the process by which a utility secures its power supply, a PUC is generally inclined to "pass through" the expense associated with power purchase agreement with an independent power producer to the utility's retail customer. However, a regulatory commission under certain circumstances may disallow the full reimbursement to a utility for the cost to purchase power from a QF or an EWG. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. Independent power producers which are not QFs under PURPA, or EWGs pursuant to the Energy Policy Act of 1992, are considered to be public utilities in many states and are subject to broad regulation by a PUC, ranging from requirement of certificate of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. States may assert jurisdiction over the siting and construction of electric generating facilities including QFs and EWGs and, with the exception of QFs, over the issuance of securities and the sale or other transfer of assets by these facilities.

     In the State of California, restructuring legislation was enacted in September 1996 and was implemented in 1998. This legislation established an Independent Systems Operator ("ISO") responsible for centralized control and efficient and reliable operation of the state-wide electric transmission grid, and a Power Exchange responsible for an efficient competitive electric energy auction open on a non-discriminatory basis to all electric services providers. Other provisions include the quantification and qualification of utility stranded costs to be eligible for recovery through competitive transition charges ("CTC"), market power mitigation through utility divestiture of fossil generation plants, the unbundling and establishment of rate structure for historical utility functions, the continuation of public purpose programs and issues related to issuance of rate reduction bonds.

     The California Energy Commission ("CEC") and Legislature have responsibility for development of a competitive market mechanism for allocation and distribution of funds made available by the legislation for enhancement of in-state renewable resource technologies and public interest research and development programs. Funds are to be available through the four-year transition period to a fully competitive electric services industry.

     In addition to the significant opportunity provided for power producers such as us through implementation of customer choice (direct access), the California restructuring legislation both recognizes the sanctity of existing contracts (including QF power sales contracts), provides for mitigation of utility horizontal market power through divestiture of fossil generation by California public utilities and provides funds for continuation of public services programs including fuel diversity through enhancement for in-state renewable technologies (includes geothermal) for the four-year transition period to a fully competitive electric services industry.

     Other states in which we conduct operations either have implemented or are actively considering similar restructuring legislation.

     State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

REGULATION OF CANADIAN GAS

     The Canadian natural gas industry is subject to extensive regulation by governmental authorities. At the federal level, a party exporting gas from Canada must obtain an export license from the Canadian National Energy Board ("NEB"). The NEB also regulates Canadian pipeline transportation rates and the construction of pipeline facilities. Gas producers also must obtain a removal permit or license from provincial authorities before natural gas may be removed from the province, and provincial authorities may regulate intra-provincial pipeline and gathering systems. In addition, a party importing natural gas into the United States first must obtain an import authorization from the U.S. Department of Energy.

ENVIRONMENTAL REGULATIONS

     The exploration for and development of geothermal resources and the construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to us primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

     Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The following federal laws are among the more significant environmental laws as they apply to us. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on us as those discussed below.

     Clean Air Act

     The Federal Clean Air Act of 1970 (the "Clean Air Act") provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act sets guidelines for emissions standards for major pollutants (i.e., sulfur dioxide and nitrogen oxide) from newly built sources. In late 1990, Congress passed the Clean Air Act Amendments (the "1990 Amendments"). The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. We believe that all of our operating plants are in compliance with federal performance standards mandated for such plants under the Clean Air Act and the 1990 Amendments. With respect to its Aidlin geothermal plant and one of its steam field pipelines, our operations have, in certain instances, necessitated variances under applicable California air pollution control laws. However, we believe that we are in material compliance with such laws with respect to such facilities.

     Clean Water Act

     The Federal Clean Water Act (the "Clean Water Act") establishes rules regulating the discharge of pollutants into waters of the United States. We are required to obtain a wastewater and storm water discharge permit for wastewater and runoff, respectively, from certain of our facilities. We believe that, with respect to our geothermal operations, we are exempt from newly promulgated federal storm water requirements. We believe that we are in material compliance with applicable discharge requirements under the Clean Water Act.

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

     Resource Conservation and Recovery Act

     The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. We believe that we are exempt from solid waste requirements under RCRA. However, particularly with respect to its solid waste disposal practices at the power generation facilities and steam fields located at The Geysers, we are subject to certain solid waste requirements under applicable California laws. We believe that our operations are in material compliance with such laws.

     Comprehensive Environmental Response, Compensation, and Liability Act

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. As of the present time, we are not subject to liability for any Superfund matters. However, we generate certain wastes, including hazardous wastes, and sends certain of our wastes to third-party waste disposal sites. As a result, there can be no assurance that we will not incur liability under CERCLA in the future.

COMPETITION

     The power generation industry is characterized by intense competition, and we encounter competition from utilities, industrial companies and other independent power producers. In recent years, there has been increasing competition in an effort to obtain power sales agreements, and this competition has contributed to a reduction in electricity prices. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. In California, the CPUC issued decisions which provide for direct access for all customers as of April 1, 1998. In Texas, recently enacted legislation will phase-in a deregulated power market commencing January 1, 2001. Regulatory initiatives are also being considered in other states, including New York and states in New England. See
"Business -- Government Regulation -- State Regulation." This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future will increase this pressure.

EMPLOYEES


     As of September 30, 1999, we had 698 employees. None of our employees are covered by collective bargaining agreements, and we have never experienced a work stoppage, strike or labor dispute. We consider relations with our employees to be good.


PROPERTIES

     Our principal executive office is located in San Jose, California, under a lease that expires in June 2001.

     We have leasehold interests in 105 leases comprising 19,813 acres of federal, state and private geothermal resource lands in The Geysers area in northern California. These leases comprise our West Ford Flat Power Plant, Bear Canyon Power Plant and certain steam fields. In the Glass Mountain and Medicine Lake areas in northern California, we hold leasehold interests in 20 leases comprising approximately 23,598 acres of federal geothermal resource lands.

     In general, under the leases, we have the exclusive right to drill for, produce and sell geothermal resources from these properties and the right to use the surface for all related purposes. Each lease requires the payment of annual rent until commercial quantities of geothermal resources are established. After such time, the leases require the payment of minimum advance royalties or other payments until production commences, at which time production royalties are payable. Such royalties and other payments are payable to landowners, state and federal agencies and others, and vary widely as to the particular lease. The leases are generally for initial terms varying from 10 to 20 years or for so long as geothermal resources are produced and sold. Certain of the leases contain drilling or other exploratory work requirements. In certain cases, if a requirement is not fulfilled, the lease may be terminated and in other cases additional payments may be required. We believe that our leases are valid and that we have complied with all the requirements and conditions material to the continued effectiveness of the leases. A number of our leases for undeveloped properties may expire in any given year. Before leases expire, we perform geological evaluations in an effort to determine the resource potential of the underlying properties. We cannot assure that we will decide to renew any expiring leases.

     We own 77 acres in Sutter County, California, on which the Greenleaf 1 Power Plant is located.

     We own Calpine Gas Company, which leases property covering approximately 13,837 gross acres and 13,738 net acres.

     See "-- Description of Facilities" for a description of the other material leased or owned properties in which we have an interest. We believe that our properties are adequate for our current operations.

LEGAL PROCEEDINGS

     On September 30, 1997, a lawsuit was filed by Indeck North American Power Fund ("Indeck") in the Circuit Court of Cook County, Illinois against Norweb plc. and certain other parties, including us. Some of Indeck's claims relate to Calpine Gordonsville, Inc.'s acquisition of a 50% interest in Gordonsville Energy from Northern Hydro Limited and Calpine Auburndale, Inc.'s acquisition of a 50% interest in Auburndale Power Plant Partners Limited Partnership from Norweb Power Services (No. 1) Limited. Indeck is claiming that Calpine Gordonsville, Inc., Calpine Auburndale, Inc. and Calpine Corporation tortiously interfered with Indeck's contractual rights to purchase such interests and conspired with other parties to do so. Indeck is seeking $25.0 million in compensatory damages, $25.0 million in punitive damages, and the recovery of attorneys' fees and costs. In July 1998, the court granted motions to dismiss, without prejudice, the claims against Calpine Gordonsville, Inc. and Calpine Auburndale, Inc. In August 1998, Indeck filed an amended complaint and the defendants filed motions to dismiss. We expect a hearing on the motions to be held in the near future. We are unable to predict the outcome of these proceedings but we do not believe that these proceedings will have a materially adverse effect on our financial results.

     An action was filed against Lockport Energy Associates ("LERA") and the New York Public Service Commission ("NYPSC") in August 1997 by New York State Electricity and Gas Company ("NYSEG") in the Federal District Court for the Northern District of New York. NYSEG has requested the Court to direct NYPSC and the Federal Energy Regulatory Commission (the "FERC") to modify contract rates to be paid to the Lockport Power Plant. In October 1997, NYPSC filed a cross-claim alleging that the FERC violated PURPA and the Federal Power Act by failing to reform the NYSEG contract that was previously approved by the NYPSC. Although we are unable to predict the outcome of this case, in any event, we retain the right to require The Brooklyn Union Gas Company to purchase our interest in the Lockport Power Plant for $18.9 million, less equity distributions received by us, at any time before December 19, 2001.

     We and our affiliates are involved in various other claims and legal actions arising out of the normal course of business. We do not expect that the outcome of these proceedings will have a material adverse effect on our financial position or results of operations, although we cannot assure you in this regard.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors and executive officers.


                NAME                  AGE                 POSITION
                ----                  ---                 --------
Peter Cartwright....................  69    Chairman of the Board, President,
                                            Chief Executive Officer and Director
Ann B. Curtis.......................  48    Executive Vice President, Chief
                                              Financial Officer, Corporate
                                              Secretary and Director
Jeffrey E. Garten...................  52    Director
Susan C. Schwab.....................  44    Director
George J. Stathakis.................  69    Director
John O. Wilson......................  61    Director
V. Orville Wright...................  79    Director
Thomas R. Mason.....................  55    Executive Vice President
Robert D. Kelly.....................  42    Senior Vice President-Finance


     Set forth below is certain information with respect to each director and executive officer.

     Peter Cartwright founded our company in 1984 and has served as a Director and as our President and Chief Executive Officer since inception. Mr. Cartwright became Chairman of our board of directors in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of the Western Regional Office of Gibbs & Hill, Inc. ("Gibbs & Hill"), an architect-engineering firm that specialized in power engineering projects. From 1960 to 1979, Mr. Cartwright worked for General Electric's Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the board of directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric's technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952.

     Ann B. Curtis has served as Executive Vice President of our company since August 1998, and before that was our Senior Vice President since September 1992, and has been employed by us since our inception in 1984. Ms. Curtis became a Director of our company in September 1996. She is responsible for our financial and administrative functions, including the functions of general counsel, corporate and project finance, accounting, human resources, public relations and investor relations. Ms. Curtis also serves as our Chief Financial Officer and Corporate Secretary. From our inception in 1984 through 1992, she served as our Vice President for Management and Financial Services. Prior to joining our company, Ms. Curtis was Manager of Administration for the Western Regional Office of Gibbs & Hill.

     Jeffrey E. Garten became a Director of our company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and William S. Beinecke Professor in the Practice of International Trade and Finance since November 1995. Mr. Garten served

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

as Undersecretary of Commerce of International Trade in the United States Department of Commerce from November 1993 to October 1995. From October 1990 to October 1992, Mr. Garten was a managing director of The Blackstone Group, an investment banking firm. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers from January 1979 to November 1987.

     Susan C. Schwab became a Director of our company in January 1997. Dr. Schwab has served as Dean of the School of Public Affairs at the University of Maryland since August 1995. Dr. Schwab served as Director, Corporate Business Development at Motorola, Inc. from July 1993 to August 1995. She also served as Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993.

     George J. Stathakis became a Director of our company in September 1996 and has served as a Senior Advisor to us since December 1994. Mr. Stathakis has been providing financial, business and management advisory services to numerous corporations since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served thirty-two years with General Electric Corporation in various management and executive positions. During his service with General Electric Corporation, Mr. Stathakis founded the General Electric Trading Company and was appointed its first President and Chief Executive.

     John O. Wilson became a Director of our company in January 1997. Mr. Wilson has served as a Senior Research Fellow at the Berkeley Roundtable on the International Economy and as Executive Vice President and Chief Economist of SDR Capital Management, Inc. since January 1999. Mr. Wilson served as Executive Vice President and Chief Economist at Bank of America from August 1984 to January 1999. He joined Bank of America in June 1975 as Director of Economics-Policy Research. He served as a faculty member at the University of California at Berkeley from September 1979 to June 1991, at the University of Connecticut from September 1974 to June 1975, and at Yale University from January 1967 to September 1970. Mr. Wilson also served as Director of Regulatory Analysis of the U.S. Atomic Energy Commission from April 1972 to October 1972, as Director of Welfare Reform of the Department of Health, Education and Welfare from April 1971 to April 1972, and as Assistant Director of the U.S. Office of Economic Opportunity from August 1969 to April 1971.

     V. Orville Wright became a Director of our company in January 1997. Mr. Wright served in various positions with MCI Communications Corp., including Vice Chairman and Co-Chief Executive Officer from 1988 to 1991, Vice Chairman and Chief Executive Officer from 1985 to 1987, and President and Chief Operating Officer from 1975 to 1985. Prior to 1975, Mr. Wright served in senior positions at Xerox Corp. from 1973 to 1975, at Amdahl Corporation from 1971 to 1973, at RCA from 1969 to 1971, and at IBM from 1949 to 1969.

     Thomas R. Mason has served as our Executive Vice President since August 1999 and Senior Vice President since March 1999 until August 1999. Mr. Mason is responsible for managing our power plant construction and operations activities. Prior to joining us, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly owned subsidiary of MidAmerica Energy Holdings Company from 1995 to February 1999. He obtained a Masters of Business Administration Degree from the

University of Chicago in 1970 and a Bachelor of Science Degree in Electrical Engineering from Purdue University in 1966.

     Robert D. Kelly has served as our Senior Vice President-Finance since January 1998 and Vice President, Finance from April 1994 to January 1998. Mr. Kelly's responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as our Director-Project Finance, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining us, he was the Marketing Manager of Westinghouse Credit Corporation from 1990 to 1991. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of August 31, 1999 by (1) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) certain of our executive officers and (4) all of our officers and directors as a group. All figures reflect the 2 for 1 stock split declared by us on September 20, 1999.

            NAME AND ADDRESS                 NUMBER OF SHARES      PERCENTAGE OF SHARES
           OF BENEFICIAL OWNER             BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)
           -------------------             ---------------------   ---------------------
Putnam Investments, Inc..................        5,698,912                 10.4%
  One Post Office Square
  Boston, MA 02109
Fidelity Management & Research Co........        5,274,960                  9.7%
  82 Devonshire Street, E34E
  Boston, MA 02109
Ohio Public Employee Retirement System...        4,200,000                  7.7%
  277 East Town Street
  Columbus, OH 43215
Wellington Management Company, LLP.......        4,024,600                  7.4%
  75 State Street
  Boston, MA 02109
Peter Cartwright(2)......................        2,011,604                  3.6%
Ann B. Curtis(3).........................          534,008                    *
Thomas R. Mason..........................            2,000                    *
Robert D. Kelly(4).......................          243,320                    *
Jeffrey E. Garten(5).....................           31,122                    *
Susan C. Schwab(5).......................           29,848                    *
George J. Stathakis(6)...................           95,562                    *
John O. Wilson(5)........................           37,348                    *
V. Orville Wright(7).....................           45,960                    *
All executive officers and directors as a
  group (9 persons)(8)...................        3,030,772                  5.3%

-------------------------
  *  Less than one percent


 (1) This table is based in part upon information supplied by Schedules 13F filed by principal stockholders with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after a specified date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding as of October 26, 1999 was 54,569,788.

 (2) Includes options to purchase 1,999,704 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (3) Includes options to purchase 533,382 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (4) Includes options to purchase 240,720 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (5) Represents shares of our common stock issuable upon exercise of options that are exercisable as of August 31, 1999 or will become exercisable within 60 days thereafter.

 (6) Includes options to purchase 89,562 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (7) Includes options to purchase 35,960 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

 (8) Includes options to purchase 3,184,270 shares of our common stock issuable upon the exercise of options outstanding as of August 31, 1999 or within 60 days thereafter.

                             CALPINE CAPITAL TRUST

     Calpine Capital Trust is a statutory business trust created under Delaware law on October 4, 1999 pursuant to a declaration of trust among the initial trustees and Calpine and a certificate of trust filed with the Delaware Secretary of State. The declaration of trust will be amended and restated in its entirety as of the date the trust initially issues the HIGH TIDES. The declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, upon the effectiveness of the registration statement of which this prospectus is a part. Unless the context requires otherwise, "Calpine," "we," "us," "our" or similar terms in this section refer solely to Calpine Corporation and not the trust or any of our other consolidated subsidiaries.

     The trust's assets consist principally of the debentures, and payments under the debentures are its sole revenue. The trust exists for the exclusive purposes of:

     - issuing the HIGH TIDES and the common securities representing undivided beneficial ownership interests in the trust's assets;

     - investing the gross proceeds of those securities in the debentures; and

     - engaging in only those other activities necessary or incidental to those purposes.

     Calpine will directly or indirectly acquire common securities of the trust in an aggregate liquidation amount equal to at least 3% of the total capital of the trust. The trust will generally make payments on the common securities pro rata with the HIGH TIDES. However, if an event of default under the declaration of trust occurs and is continuing, Calpine's right to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to your rights.

     Pursuant to the declaration of trust, the trust will have five trustees, which we refer to in this prospectus as declaration trustees:

     - three of the trustees, referred to as administrative trustees, will be officers of Calpine;

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

     - the fourth trustee will be The Bank of New York, which will act as property trustee; and

     - the fifth trustee will be The Bank of New York (Delaware), which will act as the Delaware statutory trustee.

     In limited circumstances, the holders of a majority of the HIGH TIDES will be entitled to appoint one additional trustee, referred to as the special trustee. The special trustee need not be an officer or employee of or otherwise affiliated with Calpine. The special trustee will have the same rights, powers and privileges as the administrative trustees. See "Description of HIGH
TIDES -- Voting Rights; Amendment of the Declaration."

     The property trustee holds title to the debentures for your benefit and the benefit of the holders of the trust's common securities. As the holder of the debentures, the property trustee has the power to exercise all the rights, powers and privileges granted to the holder of the debentures under the indenture governing the debentures between Calpine and The Bank of New York, as debenture trustee. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for your benefit and the benefit of the holders of the trust's common securities.

     Subject to your right to appoint a special trustee, we, as the direct or indirect holder of all of the trust's common securities, have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided, however, that during an event of default under the indenture, the property trustee and the Delaware trustee may only be removed by the holders of a majority in liquidation amount of the HIGH TIDES. However, the number of trustees must always be at least three, a majority of which must be administrative trustees, and, unless otherwise required by applicable law, there must always be a Delaware statutory trustee. See "Description of Convertible Subordinated Debentures."

                                THE REMARKETING

NOTICE OF REMARKETING: TENDER FOR SALE BY REMARKETING; RETENTION OF HIGH TIDES

     At least 30 business days but not more than 90 business days prior to the final reset date, the trust will send to you a remarketing notice stating whether it intends to remarket the HIGH TIDES as securities that either will be convertible into common stock or nonconvertible. So that no holder of HIGH TIDES, through inadvertence or otherwise, may fail to tender any HIGH TIDES for sale in the remarketing, each outstanding HIGH TIDES you own will be deemed to have been tendered for remarketing unless you have given irrevocable notice to the contrary to the tender agent. The tender agent will promptly remit the notice to the remarketing agent. The irrevocable notice, which may be telephonic or written, must be delivered prior to 5:00 p.m., New York City time on the tender notification date. The tender notification date is a business day no earlier than 10 business

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

days following the remarketing notice date, or a shorter period as shall be agreed to by the remarketing agent. If you elect to retain HIGH TIDES, your notice must state:

     - the number of HIGH TIDES to be retained (which must be all of the HIGH TIDES represented by the applicable certificate, unless such certificate is a global HIGH TIDES certificate),

     - the number of the certificate representing the HIGH TIDES not being tendered (unless such certificate is a global HIGH TIDES certificate), and

     - the number of HIGH TIDES represented by such certificate (unless such certificate is a global HIGH TIDES certificate).

     Any transferee of a HIGH TIDES is bound to the terms of any such notice which has been given relating to the transferred HIGH TIDES.

     Any failure by you to give timely notice of an election to retain all or any part of your HIGH TIDES will constitute an irrevocable tender for sale in the remarketing of all the HIGH TIDES you hold. On and after the reset date, the terms of all HIGH TIDES, whether or not tendered for remarketing, will be modified by the term provisions, as the same shall be established by the remarketing agent.

     If the HIGH TIDES are not held by DTC or its nominee in the form of one or more global HIGH TIDES, certificates representing remarketed HIGH TIDES will be issued to the purchasers thereof, irrespective of whether the certificates formerly representing such HIGH TIDES have been delivered to the tender agent. If you do not duly give notice that you will retain your HIGH TIDES, your rights with respect to the HIGH TIDES will cease upon the successful remarketing of the HIGH TIDES, except your right to receive an amount equal to:

     - from the proceeds of the remarketing, 101% of the aggregate liquidation amount of the HIGH TIDES, plus

     - from us, any accrued and unpaid distributions on the HIGH TIDES to, but excluding, the reset date (upon surrender of the certificate representing the HIGH TIDES to the tender agent properly endorsed for transfer, in the case of a holder other than DTC, which has taken physical delivery of a HIGH TIDES certificate) but without any additional interest thereon (and the certificate will cease to represent outstanding HIGH TIDES).

     If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, although the remarketing will not be deemed to have failed. Under these circumstances, the remarketing agent will set the term provisions in a manner consistent with the remarketing notice that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount thereof were a remarketing actually to occur.

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

THE REMARKETING PROCESS

     The remarketing agent has agreed to use its best efforts to remarket all HIGH TIDES tendered for remarketing in accordance with the remarketing agreement. The remarketing agent will establish, effective beginning on the reset date:

     - the term rate per annum at which distributions will accrue on the HIGH TIDES,

     - the term conversion ratio and price, which determine the number of shares of common stock, if any, into which each HIGH TIDES may be converted, and

     - the term call protections, which are the price, manner and time, if any, at which the HIGH TIDES may be redeemed.

     In this prospectus, we refer to the term rate, the term conversion ratio and price and the term call protections as the term provisions.

     The remarketing agent will use its best efforts to establish the term provisions most favorable to us consistent with the successful remarketing of all HIGH TIDES tendered at a price equal to 101% of the liquidation amount. The remarketing agent may purchase HIGH TIDES tendered for remarketing, but it shall not be obligated to purchase any HIGH TIDES except to the extent expressly provided under the remarketing agreement.

     The remarketing will be done without charge to the holders of the HIGH TIDES, but we shall be obligated to pay the remarketing agent fees for its services. Neither we nor any of our affiliates will be permitted to submit orders for or purchase tendered HIGH TIDES in the remarketing.

     In establishing the term provisions during the remarketing, the remarketing agent will take into account the following remarketing conditions:

     - short-term and long-term market interest rates and indices of the short-term and long-term interest rates,

     - market supply and demand for short-term and long-term securities,

     - yield curves for short-term and long-term securities comparable to the HIGH TIDES,

     - industry and financial conditions which may affect the HIGH TIDES,

     - the number of HIGH TIDES to be remarketed,

     - the number of potential purchasers,

     - the number of shares of common stock, if any, into which the HIGH TIDES will be convertible,

     - the current ratings by nationally recognized statistical rating organizations of our long-term subordinated debt and of other outstanding capital securities of the trust, including the HIGH TIDES and the common securities, and

     - the length and type of call protections, if any.

     We currently have no intention of causing the applicable conversion price on the reset date to be less than 100% of the fair market value of the common stock on the reset date.

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

     If any HIGH TIDES are tendered for remarketing, on the business day following the tender notification date, the remarketing agent will commence a convertible remarketing or a nonconvertible remarketing, as the case may be, in accordance with the remarketing agreement and pursuant to the instructions set forth in the remarketing notice. The remarketing agent will determine, and upon request make available to interested persons, non-binding indications of the term provisions based upon then-current remarketing conditions. The remarketing agent will solicit and receive orders from prospective investors to purchase tendered HIGH TIDES. The remarketing agent will continue using its best efforts to remarket the HIGH TIDES as described above, adjusting the non-binding indications of the term provisions as necessary to establish the term conditions most favorable to us consistent with remarketing all HIGH TIDES tendered at 101% of the aggregate liquidation amount until the remarketing is completed or is deemed to have failed for any of the reasons set forth under "-- Effect of a Failed Remarketing."

     If the remarketing agent determines that the remarketing has not failed, the remarketing agent will promptly communicate the term provisions to the tender agent. The initial remarketing termination date is the tenth business day following the tender notification date, or a shorter period as shall be agreed to by the remarketing agent. The tender agent will communicate the term provisions to the declaration trustees, the debenture trustee, the trust, the paying agent, us and each holder, if any, which timely elected not to tender all of its HIGH TIDES for remarketing, by written notice or by telephone promptly confirmed by telecopy or other writing. On the reset date, new holders will tender the reset price for the tendered HIGH TIDES as set forth below under "-- Settlement" and the term provisions will become effective.

EFFECT OF FAILED REMARKETING

     The initial remarketing will fail if:

     - despite using its best efforts the remarketing agent is unable to establish, prior to the initial remarketing termination date, a term rate that is less than or equal to the treasury rate plus 6% per annum, which we refer to in this prospectus as the maximum rate,

     - the remarketing agent is excused from remarketing the HIGH TIDES because of the failure by us or the trust to satisfy a condition in the remarketing agreement or the occurrence of certain market events specified in the remarketing agreement, or

     - there is no remarketing agent on the first day of the initial remarketing period.

     If the initial remarketing fails because the remarketing agent was not able to establish a term rate less than or equal to the maximum rate, the remarketing agent will commence a final remarketing during the period beginning on the business day following the initial remarketing termination date and ending on the date which is 10 business days later, or a shorter period as shall be agreed to by the remarketing agent. The final remarketing will be a convertible remarketing if the initial remarketing was a nonconvertible remarketing and vice versa.

     If the remarketing agent is able to establish a term rate less than or equal to the maximum rate during the final remarketing period, it shall promptly communicate the term provisions to the tender agent, who will communicate the term provisions to the declaration trustees, the trust, the paying agent, us and each holder, if any, which timely elected not to tender all of its HIGH TIDES for remarketing, by written notice or by telephone promptly confirmed by telecopy or other writing. On the reset date, new holders
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

will tender the reset price for the tendered HIGH TIDES as set forth below under "-- Settlement" and the term provisions will become effective.

     If despite using its best efforts, the remarketing agent is still not able to establish a term rate less than or equal to the maximum rate prior to the expiration of the final remarketing period the final remarketing will fail. In the event of a failed final remarketing, the remarketing agent will establish the terms of the HIGH TIDES. The term rate shall be a rate equal to the treasury rate plus 6% per annum. The term conversion price will be equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid distributions thereon. There can be no assurance that all of the HIGH TIDES tendered will be remarketed.

     The term "treasury rate" means (A) the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the remaining life (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the remaining life shall be determined and the treasury rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (B) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the reset date. The treasury rate shall be calculated on the third business day preceding the reset date.

     The term "comparable treasury issue" means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life. If no United States Treasury security has a maturity which is within a period from three months before to three months after the reset date, the two most closely corresponding United States Treasury securities shall be used as the comparable treasury issue, and the rate being calculated shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

     The term "comparable treasury price" means (A) the arithmetic mean of five reference treasury dealer quotations for the reset date, after excluding the highest and lowest such reference treasury dealer quotations, or (B) if the quotation agent obtains fewer than five reference treasury dealer quotations, the arithmetic mean of all the reference treasury dealer quotations.

     The term "quotation agent" means Credit Suisse First Boston Corporation and its successor provided, however, that if the foregoing shall cease to be a primary United States

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Government securities dealer in The City of New York we shall substitute therefor another primary treasury dealer.

     The term "reference treasury dealer" means (A) the quotation agent and (B) any other primary treasury dealer selected by the debenture trustee after consultation with us.

     The term "reference treasury dealer quotations" means, with respect to each reference treasury dealer and the reset date, the arithmetic mean, as determined by the debenture trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the debenture trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the reset date.

     The term "remaining life" means the period beginning on the reset date and
ending at October   , 2029.

SETTLEMENT

     Settlement of transactions in connection with the remarketing will take place on the reset date, or such earlier date as the remarketing agent may, in its sole discretion, determine. Payments in respect of the tendered HIGH TIDES in an amount equal to the reset price will be made by the tender agent (but only to the extent in fact received by the tender agent) on the date in the manner described under "Description of HIGH TIDES -- Form, Book-Entry Procedures and Transfer," but, in the case of a holder (other than DTC) which has taken physical delivery of a certificate representing its HIGH TIDES, the payment shall be made only upon surrender to the tender agent by 2:30 p.m. New York City time on the reset date (or any succeeding date) of the certificate representing the HIGH TIDES, properly endorsed for transfer.

     Neither we, the trust, the declaration trustees, the tender agent and (except to the extent expressly provided under "The Remarketing" and "The Remarketing Agent") the remarketing agent will be obligated to provide or advance funds to make payment to the holders of HIGH TIDES tendered in the remarketing.

PURCHASES BY US AND OUR AFFILIATES

     While we, or an affiliate, may from time to time purchase, hold, or sell HIGH TIDES, neither we nor any of our affiliates may purchase any HIGH TIDES on the reset date or submit orders in the remarketing, and the remarketing agent has agreed that it will not knowingly remarket any HIGH TIDES to us or any of our affiliates.

TENDER AGENT

     Tenders of HIGH TIDES in the remarketing will be made to the tender agent, and the tender agent will pay to the prior holders thereof the reset price, provided the tender agent receives the amount from the remarketing agent. The tender agent will be the property trustee or, in the event of the distribution of debentures to the holders of HIGH TIDES prior to the reset date, the debenture trustee.

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TERMINATION OF THE TRUST

     If the trust is for any reason dissolved and liquidated prior to the reset date and the debentures are distributed to the holders of HIGH TIDES and common securities, the remarketing will proceed as described in this prospectus except that the debentures rather than the HIGH TIDES will be remarketed by the remarketing agent, the debenture trustee rather than the property trustee will be the tender agent and the descriptions of the remarketing of the HIGH TIDES in this prospectus (including under "The Remarketing" and "The Remarketing Agent") will apply with such changes as are necessary to the remarketing of debentures. Accordingly, in such an event, without limiting the generality of the foregoing statements:

     - the debentures instead of the HIGH TIDES will be deemed to have been tendered for remarketing absent timely notice to the contrary, provided that any notice duly and timely given in respect of the tender for remarketing of any HIGH TIDES will apply to the debentures distributed in respect thereof,

     - the debentures instead of the HIGH TIDES will be remarketed by the remarketing agent,

     - the remarketing agent will use its best efforts to establish the term provisions most favorable to us consistent with the successful remarketing of all debentures tendered therefor at a reset price equal to 101% of the principal amount of the debentures, and

     - subject to the proviso in the first bullet point above, a holder of debentures which has not duly given notice by the tender notification date that it will retain its debentures will cease to have any further rights with respect to the debentures upon the successful remarketing of the debentures, except the right of the holder to receive an amount equal to (1) from the proceeds of the remarketing, 101% of the principal amount of the debentures, plus (2) from us, any accrued but unpaid interest on the debentures to, but excluding, the reset date (upon surrender of the certificate representing the debentures to the tender agent properly endorsed for transfer, in the case of a holder other than DTC, which has taken physical delivery of a debentures certificate) but without any additional interest thereon (and any such certificate will cease to represent outstanding debentures).

     If the debentures are accelerated, redeemed or otherwise prepaid on or prior to the reset date, the remarketing will not take place.

                             THE REMARKETING AGENT

     We will use our reasonable best efforts to assure that, at all times prior to and including the reset date, an investment bank, broker, dealer or other organization which, in our judgment, is qualified to remarket HIGH TIDES and to establish the term rate is acting as remarketing agent, provided that if we fail to appoint a successor upon the resignation or removal of the remarketing agent reasonably promptly, a successor having such qualifications may be appointed by the holders of at least 25% in aggregate liquidation amount of the outstanding HIGH TIDES. Credit Suisse First Boston Corporation has agreed to act as the initial remarketing agent but may resign or be replaced by us, in accordance with the terms of the remarketing agreement. The remarketing agent may authorize any broker-dealer to assist in the remarketing.

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     The remarketing agreement among us, the trust, the administrative trustees and the tender agent provides that the remarketing agent will receive fees from us for the remarketing equal to 1% of the aggregate liquidation amount of outstanding HIGH TIDES on the reset date upon settlement of the transactions contemplated by the remarketing. In addition to these fees we will reimburse the remarketing agent for all out-of-pocket expenses reasonably incurred in connection with the performance of its duties. In the event that both the initial remarketing and the final remarketing fail, we shall not be required to pay any fees to, or reimburse any out-of-pocket expense of, the remarketing agent. The remarketing will be done without charge to the holders of the HIGH TIDES.

     We have agreed in the remarketing agreement to indemnify the remarketing agent against some liabilities arising out of or in connection with its duties, or to contribute to payments which the remarketing agent may be required to make in respect thereof.

     The remarketing agent may resign and be relieved from its duties under the remarketing agreement under limited circumstances on a date specified in a notice in writing delivered to us and to the trust. The remarketing agent's resignation will not become effective until at least 30 days after delivery of the notice. The successor remarketing agent must be an investment bank, broker, dealer or other organization which, in our judgment, is qualified to remarket the HIGH TIDES and establish the term provisions and which has entered into a remarketing agreement with us, the trust and the administrative trustees in which it has agreed to conduct the remarketing in accordance with the terms and conditions described in this prospectus and provided in the remarketing agreement. The holders of a majority in aggregate liquidation amount of the outstanding HIGH TIDES may remove the remarketing agent for cause. The tender agent will send notice to you of the resignation or removal of the remarketing agent and the appointment of a successor remarketing agent. If there is no remarketing agent on the first day of the initial remarketing period, the remarketing will fail and the HIGH TIDES will remain outstanding on the terms described in this prospectus under "The Remarketing -- Effect of Failed Remarketing."

     The remarketing agreement provides that the remarketing agent will not be obligated to remarket HIGH TIDES if:

     - there is a material misstatement or omission in any (a) disclosure document approved by us or the trust in connection with the remarketing or (b) document publicly disclosed (including in a filing pursuant to the Securities Exchange Act of 1934) by or on behalf of us or the trust, unless in each case the remarketing agent is satisfied that such misstatement or omission has been properly corrected, or

     - either we or the trust fails to satisfy conditions customary in an offering.

     Broker-dealers, if any, which obtain purchasers for the HIGH TIDES will be paid a commission or fee by the remarketing agent based upon the remarketing fee described above and the number of HIGH TIDES sold. Broker-dealers will enter into broker-dealer agreements with the remarketing agent, which will provide for their participation in the remarketing and will require them to follow certain private placement procedures. The identity of the broker-dealers, if any, which will participate in the remarketing has not yet been determined. The remarketing agent will have the right to select broker-dealers at any time prior to the reset date. No broker-dealer will be obligated to purchase the HIGH TIDES.

     If for any reason term provisions are established by the remarketing agent but on the reset date the remarketing agent is unable to sell one or more HIGH TIDES tendered for

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remarketing, the remarketing agent will be obligated, except upon the occurrence of certain market events specified in the remarketing agreement, to purchase the HIGH TIDES for the reset price on the reset date.

                           DESCRIPTION OF HIGH TIDES

     Under the terms of the declaration of trust, the declaration trustees on behalf of the trust will issue the HIGH TIDES and the common securities in fully registered form without interest coupons. The HIGH TIDES will represent preferred undivided beneficial ownership interests in the assets of the trust, and the holders of the HIGH TIDES will be entitled to a preference over us, as the holder of the trust's common securities, in limited circumstances with respect to distributions and amounts payable on redemption of the HIGH TIDES and the trust's common securities or dissolution and liquidation of the trust, as well as other benefits as described in the declaration of trust. See
"-- Subordination of Common Securities." The declaration of trust will be qualified under and will be subject to and governed by the Trust Indenture Act of 1939 upon effectiveness of the registration statement of which this prospectus is a part. This summary of the provisions of the HIGH TIDES, the trust's common securities and the declaration of trust is subject to, and is qualified in its entirety by reference to, all the provisions of the declaration of trust, including the definitions of certain terms. A copy of the declaration of trust has been filed as an exhibit to the registration statement of which this prospectus is a part. Unless the context requires otherwise, "Calpine," "we," "us," "our" or similar terms in this section refer solely to Calpine Corporation and not the trust or any of our other consolidated subsidiaries.

GENERAL

     The trust will make payments on the HIGH TIDES pro rata with its common securities except as described under "-- Subordination of Common Securities." The guarantee executed by us for your benefit will provide for a guarantee on a subordinated basis with respect to the HIGH TIDES but will not guarantee payment of distributions or amounts payable on redemption of the HIGH TIDES or on dissolution and liquidation of the trust when the trust does not have funds on hand available to make those payments. See "Description of the Guarantee."

     Credit Suisse First Boston Corporation has agreed to act as initial remarketing agent with respect to the HIGH TIDES and is referred to herein as the remarketing agent. The remarketing agent will be paid fees for its services and may resign or be replaced by us under certain circumstances. The remarketing agent may also be removed at any time for cause by the holders of a majority of the aggregate liquidation amount of HIGH TIDES outstanding. See "The Remarketing Agent."

DISTRIBUTIONS

     Distributions will accrue on the HIGH TIDES from the date of their original issuance at the applicable rate of the stated liquidation amount of $50 per HIGH TIDES. Subject to the deferral rights described below, the trust will pay the
distributions quarterly in arrears on each        ,       ,        and
               , each referred to as a distribution date, commencing
               , 2000, to the person in whose name each

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HIGH TIDES is registered at the close of business on the                day of
the month of the applicable distribution date.

     Each registered holder of HIGH TIDES on the fifteenth day prior to the reset date, including any holder which has tendered or is deemed to have tendered its HIGH TIDES for remarketing, shall be paid distributions and additional amounts, if any, accrued to but excluding the reset date. The reset
date is any date (1) not later than October   , 2004, or, if the day is not a
business day, the next succeeding business day, and (2) not earlier than 70
business days prior to October   , 2004, as may be determined by the remarketing
agent, in its sole discretion, for settlement of a successful remarketing. Distributions and additional amounts, if any, accrued from and after the reset
date to but excluding                ,                shall be paid on
               to the person in whose name each HIGH TIDES is registered on the
preceding                , subject to our right to initiate a deferral period.
The applicable rate will be the initial rate of      % per annum from the date
of original issuance of the HIGH TIDES but excluding the reset date. From the reset date, the applicable rate will be the term rate established by the remarketing agent to be effective on the reset date. On the reset date, the remarketing agent will notify the declaration trustees, the trust, the debenture trustee, the paying agent, us and the holders, if any, which elected not to tender all their HIGH TIDES for remarketing of the term provisions, including the term rate. The notification must be made by written notice or by telephone promptly confirmed by telecopy or other writing. See "The Remarketing."

     The amount of distributions payable for any period will be computed based on the number of days elapsed in a 360-day year of twelve 30-day months. If any distribution date is not a business day, the trust will pay distributions payable on that date on the next succeeding day that is a business day, and without any additional distributions or other payments in respect of any such delay, with the same force and effect as if made on the date the payment was originally payable. Distributions that the trust does not pay on the applicable distribution date will accrue additional distributions on the amount of the accrued distributions, to the extent permitted by law, compounded quarterly from the relevant distribution date. As used in this prospectus, the term "distribution" includes quarterly distributions, additional distributions on quarterly distributions not paid on the applicable distribution date and special distributions upon certain tax events, as applicable. See "Description of Convertible Subordinated Debentures -- Additional Amounts." As used in this prospectus, a "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business.

     So long as no event of default under the debentures has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters. However, no deferral period may extend beyond (1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise and (2) in the case of a deferral period beginning prior to the reset date, the reset date. We have agreed, among other things, not to declare or pay any dividend on our capital stock, subject to certain exceptions, during any deferral period. See "Description of Convertible Subordinated Debentures -- Option to Extend Interest Payment Date." As a consequence of any deferral election, the trust will defer quarterly distributions on the HIGH TIDES during the deferral period. Deferred distributions to which you are entitled will accumulate additional distributions at the

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applicable rate, compounded quarterly from the relevant payment date for distributions during any deferral period, to the extent permitted by applicable law.

     See "Description of Convertible Subordinated Debentures -- Option to Extend Interest Payment Date" and "Certain United States Federal Income Tax Consequences -- Interest Income" for a more detailed discussion of the terms and conditions affecting our right to defer the payment of interest on the debentures.

     We have no current intention of exercising our right to defer payments of interest on the debentures.

     The trust's revenue available for distribution to you will be limited to payments under the debentures. See "Description of Convertible Subordinated Debentures -- General." If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the HIGH TIDES. We have guaranteed the payment of distributions, if and to the extent the trust has funds legally available for the payment of those distributions and cash sufficient to make those payments, on a limited basis as set forth under "Description of the Guarantee."

CONVERSION RIGHTS

     General. You may convert your HIGH TIDES at any time prior to 5:00 p.m., New York City time, on or prior to the tender notification date and, in the event of a convertible remarketing or a failed final remarketing, from and after
the reset date to and including October   , 2029 (except that you may convert
HIGH TIDES called for redemption by us at any time prior to 5:00 p.m., New York City time, on the relevant redemption date), at your option and in the manner described below, into shares of our common stock. On or prior to the tender notification date, you may convert each HIGH TIDES, pursuant to the initial
conversion ratio, into                shares of our common stock (equivalent to
an initial conversion price of $     per share of common stock). On and after
the reset date, the trust has the option to make each HIGH TIDES, subject to the results of the remarketing, become convertible into a different number of shares of common stock or nonconvertible. See "The Remarketing." The conversion ratio and the equivalent conversion price in effect at any given time are referred to in this prospectus as the applicable conversion ratio and the applicable conversion price, respectively, and will be subject to adjustment as described under "-- Conversion Price Adjustments" below. The trust will covenant in the declaration of trust not to convert debentures held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by you.

     If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the HIGH TIDES are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, exchange the HIGH TIDES for a like amount of debentures and immediately convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

     If you are the record holder of HIGH TIDES at the close of business on a distribution record date, you will be entitled to receive the distribution payable on your HIGH TIDES on the corresponding distribution date even if you convert your HIGH TIDES after the distribution record date but prior to the distribution date. Except as provided in the immediately preceding sentence, neither we nor the trust will make, or be

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required to make, any payment, allowance or adjustment for accrued and unpaid distributions, whether or not in arrears, on converted HIGH TIDES, even if you convert your HIGH TIDES during a deferral period. We will make no payment or allowance for distributions on our shares of common stock issued upon conversion, except to the extent that those shares of common stock are held of record on the record date for any distributions. We will deem each conversion to have been effected immediately prior to the close of business on the day on which the trust received the related conversion notice.

     We will not issue any fractional shares of our common stock as a result of conversion. Instead, we will pay fractional interest in cash based on the closing price of our common stock at the time of conversion.

     Conversion Price Adjustments -- General. The applicable conversion price of the HIGH TIDES will be adjusted, without duplication, upon the happening of the following events:

     - the payment of dividends and other distributions payable exclusively in our common stock on our common stock,

     - the issuance to all holders of our common stock of rights or warrants,

     - subdivisions and combinations of our common stock,

     - the payment of dividends and other distributions to all holders of our common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for those rights or warrants referred to in the second bullet clause above and dividend and distributions paid exclusively in cash,

     - the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock at a price in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer, and

     - the payment of dividends and other distributions on our common stock paid exclusively in cash, excluding:

        -- cash dividends that do not exceed the per share amount of the smallest of the immediately four preceding quarterly cash dividends, as adjusted to reflect any of the events described above; and

        -- cash dividends the per share amount of which, together with the aggregate per share amount of any other cash dividends paid within the 12 months preceding the date of payment of such cash dividends, does not exceed 12 1/2 % of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the dividend.

     We may, at our option, make reductions in the applicable conversion price as our board of directors deems advisable to avoid or diminish any income tax to our common stockholders resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated similarly for federal income tax purposes. See "Certain United States Federal Income Tax
Consequences -- Adjustment of Conversion Price."

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     The applicable conversion price will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Calpine and the investment of additional optional amounts in shares of our common stock under any plan;

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Calpine; or

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the HIGH TIDES were first issued.

     No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

     Conversion Price Adjustments -- Merger, Consolidation or Sale of Assets of Calpine. If we are a party to a transaction which results in our common shares being converted into the right to receive, or being exchanged for, securities, cash or other property of a third party, the conversion price may be adjusted as described below. The following are examples of company transactions which may result in an adjustment to the conversion price:

     - merger,

     - consolidation,

     - sale of all or substantially all of our assets,

     - recapitalization or reclassification of our common shares, or

     - any compulsory share exchange.

     If we are a party to any company transaction, in each case, as a result of which shares of our common stock will be converted into the right to receive other securities, cash or other property, we will ensure that lawful provision is made as part of the terms of the company transaction so that the holder of each HIGH TIDES then outstanding will have the right thereafter to convert the HIGH TIDES only into:

     - in the case of any company transaction other than a company transaction involving a Common Stock Fundamental Change, the kind and amount of securities, cash and other property receivable upon the consummation of the company transaction by a holder of that number of shares of our common stock into which a HIGH TIDES was convertible immediately prior to the company transaction; or

     - in the case of a company transaction involving a Common Stock Fundamental Change, common stock of the kind received by holders of our common stock;

but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the company transaction constitutes a Fundamental Change.

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     The holders of HIGH TIDES will have no voting rights with respect to any company transaction.

     In the case of any company transaction involving a Fundamental Change, the applicable conversion price will be adjusted immediately before the Fundamental Change as follows:

     - in the case of a Non-Stock Fundamental Change, the applicable conversion price of the HIGH TIDES will become the lower of:

      - the applicable conversion price immediately prior to the Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and

      - the result obtained by multiplying the greater of the relevant price or the then applicable reference market price by the optional redemption ratio (the product is referred to as the "adjusted relevant price" or the "adjusted reference market price," as the case may be); and

     - in the case of a Common Stock Fundamental Change, the applicable conversion price of the HIGH TIDES immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will be adjusted by multiplying the applicable conversion price by a fraction of which the numerator will be the Purchaser Stock Price and the denominator will be the relevant price.

     However, in the event of a Common Stock Fundamental Change in which:

     - 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquirer or other third party (and cash, if any, is paid only with respect to any fractional interests in the common stock resulting from the Common Stock Fundamental Change); and

     - all our common stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquirer or other third party;

the applicable conversion price of the HIGH TIDES immediately prior to the Common Stock Fundamental Change will be adjusted by multiplying the applicable conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquirer or other third party received by a holder of one share of our common stock as a result of the Common Stock Fundamental Change.

     In the absence of the adjustments to the applicable conversion price in the event of a company transaction involving a Fundamental Change, in the case of a company transaction each HIGH TIDES would become convertible into the securities, cash, or other property receivable by a holder of the number of shares of our common stock into which each HIGH TIDES was convertible immediately prior to the company transaction. Thus, in the absence of the Fundamental Change provisions, a company transaction could substantially lessen or eliminate the value of the conversion privilege associated with the HIGH TIDES. For example, if a company were to acquire Calpine in a cash merger, each HIGH TIDES would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Calpine and other factors.

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

     In Non-Stock Fundamental Change transactions, the foregoing conversion price adjustments are designed to increase the amount of securities, cash or other property into which you may convert each HIGH TIDES. In a Non-Stock Fundamental Change transaction in which the initial value received per share of our common stock (measured as described in the definition of relevant price) is lower than the then applicable conversion price of a HIGH TIDES but greater than or equal to the reference market price, the applicable conversion price will be adjusted with the effect that you will be able to convert each HIGH TIDES into securities, cash or other property of the same type received by the holders of our common stock in the transaction with the applicable conversion price adjusted as though the initial value had been the adjusted relevant price. In a Non-Stock Fundamental Change transaction in which the initial value received per share of our common stock (measured as described in the definition of relevant price) is lower than both the applicable conversion price of a HIGH TIDES and the reference market price, the applicable conversion price will be adjusted as described above but calculated as though the initial value had been the adjusted reference market price.

     In Common Stock Fundamental Change transactions, the foregoing adjustments are designed to provide in effect that:

     - where our common stock is converted partly into common stock and partly into other securities, cash or property, you will be able to convert each HIGH TIDES solely into a number of shares of common stock determined so that the initial value of those shares (measured as described in the definition of Purchaser Stock Price) equals the value of the shares of our common stock into which each HIGH TIDES was convertible immediately before the transaction (measured as aforesaid); and

     - where our common stock is converted solely into common stock, you will be able to convert each HIGH TIDES into the same number of shares of common stock receivable by a holder of the number of shares of our common stock into which each HIGH TIDES was convertible immediately before the transaction.

     The term "closing price" of any security on any day means the last reported sale price of the security on that day, or in case no sale takes place on that day, the average of the closing bid and asked prices in each case on the principal national securities exchange on which the securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. or any successor national automated interdealer quotation system (the "NNM") or, if the securities are not listed or admitted to trading on any national securities exchange or quoted on the NNM, the average of the closing bid and asked prices of the security in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by Calpine for that purpose.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that for each of the ten consecutive trading days immediately prior to and including the entitlement date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

     - we continue to exist after the occurrence of the Fundamental Change and the outstanding HIGH TIDES continue to exist as outstanding HIGH TIDES; or

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     - not later than the occurrence of the Fundamental Change, the outstanding debentures are converted into or exchanged for debentures of a corporation succeeding to our business, which debentures have terms substantially similar to those of our debentures.

     The term "entitlement date" means the record date for determination of the holders of our common stock entitled to receive securities, cash or other property in connection with a Non-Stock Fundamental Change or a Common Stock Fundamental Change or, if there is no record date, the date upon which holders of our common stock will have the right to receive those securities, cash or other property.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with a company transaction pursuant to which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). However, in the case of a company transaction involving more than one transaction or event, for purposes of adjustment of the applicable conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our common stock is exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment will be based upon the highest weighted average per share consideration that a holder of our common stock could have received in the transactions or events as a result of which more than 50% of all outstanding shares of our common stock will have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "optional redemption ratio" means a fraction of which the numerator will be $50 and the denominator will be the then current optional
redemption price or, on or prior to October   , 2002 and at any time after the
reset date at which the HIGH TIDES are not redeemable at our option, an amount per HIGH TIDES determined by us in our sole discretion, after consultation with a nationally recognized investment banking firm, to be the equivalent of the hypothetical redemption price that would have been applicable if the HIGH TIDES had been redeemable during that period.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the closing prices for the common stock received in the Common Stock Fundamental Change for the ten consecutive trading days prior to and including the entitlement date, as adjusted in good faith by us to appropriately reflect any of the events referred to in the six bullet clauses of the first paragraph under "-- Conversion Price Adjustments -- General."

     The term "reference market price" will initially mean on the date the trust
originally issues the HIGH TIDES, $          (which is an amount equal to
66 2/3% of the last reported sale price for our common stock on the New York
Stock Exchange Composite Tape on October   , 1999). In the event of any
adjustment to the applicable conversion price from such date to, but excluding the reset date, other than as a result of a Non-Stock Fundamental Change, the trust will also adjust the reference market price so that the ratio of the reference market price to the applicable conversion price after giving effect to
any adjustment will be the same as the ratio of $          to the initial
conversion price. If the

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HIGH TIDES are convertible into common stock on and after the reset date, the reference market price on the reset date will be an amount equal to 66 2/3% of the closing price of the common stock on the reset date and, in the event of any adjustment to the applicable conversion price from the reset date and thereafter, other than as a result of a Non-Stock Fundamental Change, the reference market price shall also be adjusted so that the ratio of the reference market price to the applicable conversion price after giving effect to any such adjustment shall always be the same as the ratio of the closing price of the common stock on the reset date to the term conversion price.

     The term "relevant price" means:

     - in the case of a Non-Stock Fundamental Change in which the holder of our common stock receives only cash, the amount of cash received by the holder of one share of our common stock; and

     - in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the daily closing prices for our common stock during the ten consecutive trading days prior to and including the entitlement date, in each case as adjusted in good faith by us to appropriately reflect any of the events referred to in the six bullet clauses of the first paragraph under "-- Conversion Price Adjustments -- General."

MANDATORY REDEMPTION

     Upon the repayment in full of the debentures at their stated maturity or a redemption in whole or in part of the debentures (other than following any distribution of the debentures to you and the holders of the trust's common securities), the property trustee will apply the proceeds from the repayment or redemption to redeem, on a pro rata basis, a like amount of HIGH TIDES and the trust's common securities, on the redemption date, in an amount per HIGH TIDES or common security, as applicable, equal to the applicable redemption price. The redemption price will be equal to:

     - the liquidation amount of each HIGH TIDES plus any accrued and unpaid distributions in the case of (A) the repayment of the debentures at their stated maturity or (B) the redemption of the debentures in certain limited circumstances upon the occurrence of a tax event;

     - in the case of an optional redemption on or after October   , 2002, but
       prior to, and excluding, the tender notification date, the initial redemption price as set forth under "Description of Convertible Subordinated Debentures -- Redemption -- Optional Redemption"; and

     - in the case of an optional redemption after the reset date, in accordance with the term call protections, if any, established in the remarketing.

REDEMPTION PROCEDURES

     The trust will redeem its HIGH TIDES and common securities at the applicable redemption price with the proceeds from the contemporaneous repayment or redemption of the debentures. The trust will redeem its HIGH TIDES and common securities and will pay the applicable redemption price on each redemption date only to the extent that it has funds on hand available for the payment of the redemption price. See also "-- Subordination of Common Securities."

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     If the trust gives a notice of redemption in respect of the HIGH TIDES, then, by 10:00 a.m., New York City time, on the redemption date, to the extent funds are available, with respect to the HIGH TIDES held in global form, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the applicable redemption price to you. See "-- Form, Book-Entry Procedures and Transfer."

     If the HIGH TIDES are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the HIGH TIDES funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the HIGH TIDES upon surrender of their certificates evidencing the HIGH TIDES. See "-- Payment and Paying Agency."

     Distributions payable on or prior to the redemption date for any HIGH TIDES called for redemption will be paid to holders of HIGH TIDES as of the relevant record dates for the related distribution. If the trust has given notice of redemption and deposited funds as required, then upon the date of the deposit, all of your rights will cease, except your right to receive the applicable redemption price, but without interest on the redemption price, and the HIGH TIDES will cease to be outstanding.

     If any redemption date is not a business day, then payment of the applicable redemption price payable on that date will be made on the next succeeding day which is a business day, and without any interest or other payment in respect of any delay. However, if that business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that the trust or, pursuant to the guarantee described in "Description of the Guarantee," we improperly withhold or refuse to make payment of the applicable redemption price, then distributions on HIGH TIDES will continue to accrue at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid. Under these circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, we or our subsidiaries may at any time and from time to time purchase outstanding HIGH TIDES by tender, in the open market or by private agreement except as provided under "The Remarketing -- Purchases by Us and Our Affiliates."

     If we desire to consummate an optional redemption, we must send a notice to each holder of HIGH TIDES and the trust's common securities at its registered address in accordance with the notice procedures set forth under "Description of Convertible Subordinated Debentures -- Redemption -- Optional Redemption." We must mail any notice of a tax event redemption at least 30 days but not more than 60 days before the redemption date to you. We need not provide notice of repayment at the stated maturity of the debentures.

TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION OR DISTRIBUTION

     If a tax event occurs and is continuing, we will cause the trustees to dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, cause debentures to be distributed to you and us, as holder of the common securities, on a pro

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rata basis, in liquidation of the trust within 90 days following the occurrence of the tax event. However, the liquidation and distribution will be conditioned on:

     - the trustees' receipt of an opinion of a nationally recognized independent tax counsel, reasonably acceptable to the trustees, experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that you will not recognize any income, gain or loss for United States federal income tax purposes as a result of such liquidation and distribution of debentures; and

     - Calpine being unable to avoid such tax event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that, in our sole judgment, will have no adverse effect on us, the trust or you and will involve no material cost.

     Furthermore, if (1) a nationally recognized independent tax counsel, reasonably acceptable to the trustees, experienced in such matters provides an opinion (the "Redemption Tax Opinion") to us that, as a result of a tax event, there is more than an insubstantial risk that we would be precluded from deducting the interest on the debentures for United States federal income tax purposes, even after the debentures were distributed to you upon liquidation of the trust as described above, or (2) such tax counsel informs the trustees that it cannot deliver a No Recognition Opinion, we will have the right, upon not less than 30 nor more than 60 days' notice and within 90 days following the occurrence and continuation of the tax event, to redeem the debentures, in whole, but not in part, for cash, for the principal amount plus accrued and unpaid interest and, following such redemption, the trust will redeem all the HIGH TIDES at the aggregate liquidation amount of the HIGH TIDES plus accrued and unpaid distributions. However, if at the time there is available to us or the trust the opportunity to eliminate, within such 90-day period, the tax event by taking some ministerial action or pursuing some other reasonable measure that, in our sole judgment, will have no adverse effect on us, the trust or you and will involve no material cost, we or the trust will pursue that measure in lieu of redemption. See "-- Mandatory Redemption." In addition to the foregoing options, we will also have the option of causing the HIGH TIDES to remain outstanding and pay additional amounts on the debentures. See "Description of Convertible Subordinated Debentures -- Additional Amounts."

     The term "tax event" means the receipt by the property trustee of an opinion of a nationally recognized independent tax counsel to us, reasonably acceptable to the trustees, experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of:

     - any amendment to or change (including any announced prospective change (which will not include a proposed change), provided that a tax event will not occur more than 90 days before the effective date of any prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority of the United States or any political subdivision;

     - any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"); or

     - any amendment to or change in the administrative position or interpretation of any Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental agency

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

       or regulatory body, irrespective of the manner in which such amendment or change is made known, which amendment or change is effective or such Administrative Action or decision is announced, in each case, on or after the date of original issuance of the debentures or the issue date of the HIGH TIDES;

there is more than an insubstantial risk that one of the following will occur:

     - if the debentures are held by the property trustee, (1) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest accrued or received on the debentures or subject to more than a de minimis amount of other taxes, duties or other governmental charges as determined by counsel, or
       (2) any portion of interest payable by us to the trust (or original issue discount accruing) on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by us in whole or in part for United States federal income tax purposes; or

     - with respect to debentures which are no longer held by the property trustee, any portion of interest payable by us (or original issue discount accruing) on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by us in whole or in part for United States federal income tax purposes.

     If an investment company event occurs and is continuing, we will cause the trustees to dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, cause a like amount of the debentures to be distributed to you in liquidation of the trust within 90 days following the occurrence of the investment company event.

     An investment company event occurs if there is a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that the trust is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940, as amended. In order to be an investment company event, the change in law must be effective on or after the date of this prospectus.

     The distribution by us of the debentures will effectively result in the cancellation of the HIGH TIDES.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF CONVERTIBLE SUBORDINATED DEBENTURES

     We, as the holder of the trust's outstanding common securities, will have the right at any time including, without limitation, upon the occurrence of a tax event or an investment company event, to dissolve the trust and, after satisfaction of liabilities of creditors of the trust as provided by applicable law, cause a like amount of the debentures to be distributed to you and the holders of the trust's common securities upon liquidation of the trust. However, we may not dissolve the trust during the period beginning on the business day following a tender notification date and ending on the reset date (other than upon the occurrence of a tax event or an investment company event). In addition, the declaration trustees shall have received a No Recognition Opinion prior to the dissolution of the trust.

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     The trust will automatically dissolve upon the first to occur of:

     (A) our bankruptcy, dissolution or liquidation;

     (B) the distribution of a like amount of the debentures to the holders of the HIGH TIDES and the trust's common securities if we, as depositor, have given our written direction to the property trustee to dissolve the trust (which direction is optional and, except as described above, wholly within our discretion, as depositor);

     (C) redemption of all the HIGH TIDES and the trust's common securities as described under "-- Mandatory Redemption" above;

     (D) conversion of all outstanding HIGH TIDES and the trust's common securities as described under "-- Conversion Rights" above;

     (E) expiration of the term of the trust; or

     (F) entry of an order for the dissolution of the trust by a court of competent jurisdiction.

     If an early dissolution occurs as described in clause (A), (B), (E) or (F) above, the declaration trustees will liquidate the trust as expeditiously as they determine to be possible by distributing, after satisfaction of liabilities to the creditors of the trust as provided by applicable law, to you and the holders of the trust's common securities a like amount of the debentures, unless the distribution would not be practical. In that event, you and the holders of the trust's common securities will be entitled to receive out of the trust's assets available for distribution to holders, after satisfaction of liabilities to the trust's creditors as provided by applicable law, an amount equal to, in the case of holders of HIGH TIDES, the aggregate liquidation amount of the HIGH TIDES plus accrued and unpaid distributions, to the date of payment (that amount being the "liquidation distribution"). If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the trust will pay the amounts directly payable by it on the HIGH TIDES on a pro rata basis. We, as the holder of the trust's common securities, will be entitled to receive distributions upon any liquidation pro rata with you, except that if an event of default under the debentures (or an event that, with notice or passage of time, would become an event of default under the debentures) has occurred and is continuing, the HIGH TIDES will have a priority over the trust's common securities with respect to any of those distributions. See "-- Subordination of Common Securities."

     If we do not redeem the debentures prior to maturity, the trust is not dissolved and liquidated and the debentures are not distributed to you and the holders of the trust's common securities, the HIGH TIDES will remain outstanding until the repayment of the debentures at their final stated maturity and the distribution of the liquidation distribution to you.

     On and after the liquidation date fixed for any distribution of debentures to you and the holders of the trust's common securities:

     - the trust will no longer deem the HIGH TIDES to be outstanding;

     - DTC or its nominee, as the record holder of the HIGH TIDES, will receive a registered global certificate or certificates representing the debentures to be

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       delivered upon the distribution with respect to HIGH TIDES held by DTC or its nominee; and

     - the trust will deem any certificates representing HIGH TIDES not held by DTC or its nominee to represent debentures having a principal amount equal to the liquidation amount of the HIGH TIDES and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the HIGH TIDES until those certificates are presented to the administrative trustees or their agent for cancellation, whereupon we will issue to the holder, and the debenture trustee will authenticate, a certificate representing the debentures.

     We cannot assure you as to the market prices for the HIGH TIDES or the debentures that you may receive in exchange for the HIGH TIDES and/or the trust's common securities if a dissolution and liquidation of the trust were to occur. Accordingly, the HIGH TIDES that you may purchase, or the debentures that you may receive on dissolution and liquidation of the trust, may trade at a discount to the price that you originally paid to purchase the HIGH TIDES.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the HIGH TIDES and the trust's common securities generally shall be made pro rata to the holders of HIGH TIDES and the trust's common securities. The trust will base those payments on the liquidation amount of the HIGH TIDES and the trust's common securities. If on any distribution date or redemption date any event of default under the debentures has occurred and is continuing or an event of default under the declaration of trust has occurred and is continuing, then the trust will not pay any distribution on, or applicable redemption price of, any of the trust's common securities, and the trust will not make any other payment on account of the redemption, liquidation or other acquisition of the trust's common securities, unless:

     - all accrued and unpaid distributions on all of the outstanding HIGH TIDES are paid in cash for all distribution periods ending on or prior to any payment on the common securities, or

     - in the case of payment of the applicable redemption price, the full amount of the redemption price on all of the outstanding HIGH TIDES then called for redemption shall have been paid or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the applicable redemption price of, the HIGH TIDES then due and payable.

     If an event of default occurs under the declaration of trust resulting from an event of default under the debentures, the trust will deem us, as holder of the trust's common securities, to have waived any right to act with respect to any event of default under the declaration of trust until the effect of all events of default have been cured, waived or otherwise eliminated. Until all events of default under the declaration of trust have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as holder of the trust's common securities, and only you will have the right to direct the property trustee to act on your behalf.

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EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "event of default" under the declaration of trust (whatever the reason for the event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     - the occurrence of an event of default under the debentures (see "Description of Convertible Subordinated Debentures -- Debenture Events of Default");

     - the trust's default in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

     - the trust's default in the payment of any redemption price of any HIGH TIDES or common security of the trust when it becomes due and payable;

     - default in the performance, or breach, in any material respect, of any covenant or warranty of the declaration trustees in the declaration of trust (other than a covenant or warranty, a default in the performance of which or the breach of which is addressed in the second or third bullet points above), and continuation of the default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding HIGH TIDES have given, by registered or certified mail, to the defaulting trustee or trustees a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the declaration of trust; or

     - the occurrence of a bankruptcy or insolvency with respect to the property trustee and the failure by us to appoint a successor property trustee within 60 days of those events.

     Within ten business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, the administrative trustees and us, as depositor, unless the event of default has been cured or waived. Calpine, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and they are in compliance with all the conditions and covenants applicable to us and them under the declaration of trust.

     If an event of default under the debentures (or an event that with notice or the passage of time, would become an event of default under the debentures) or an event of default under the declaration of trust has occurred and is continuing, the HIGH TIDES will have a preference over the trust's common securities. See "-- Liquidation of the Trust and Distribution of Convertible Subordinated Debentures" and "-- Subordination of Common Securities."

REMOVAL OF TRUSTEES

     Unless an event of default under the debentures has occurred and is continuing, we, as the holder of the trust's common securities, may remove any declaration trustee at any time. If an event of default under the debentures has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding HIGH TIDES may remove

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the property trustee and the Delaware statutory trustee. In no event will you have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us as the holder of the trust's common securities. No resignation or removal of the Delaware statutory trustee or the property trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any successor to the property trustee or the Delaware trustee by merger, conversion or consolidation or which otherwise succeeds to that trustee's corporate trust business will take the place of that trustee under the declaration of trust if the successor otherwise is qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as otherwise set forth in the declaration of trust. The trust may, with the consent of the administrative trustees but without your consent and the consent of the property trustee or the Delaware statutory trustee, merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

     - the successor entity either (1) expressly assumes all of the trust's obligations with respect to the HIGH TIDES or (2) substitutes for the HIGH TIDES other successor securities having substantially the same terms as the HIGH TIDES so long as the successor securities rank the same as the HIGH TIDES rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

     - the successor securities are listed or traded, or any successor securities will be listed or traded upon notification of issuance, on any national securities exchange, national automated quotation system or other organization on which the HIGH TIDES are then listed or traded, if any;

     - the transaction does not cause the HIGH TIDES, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

     - the transaction does not adversely affect the rights, preferences and privileges of the holders of the HIGH TIDES, including any successor securities, in any material respect;

     - the successor entity has a purpose substantially identical and limited to the purpose of the trust;

     - prior to the transaction, we receive an opinion from independent counsel to the trust experienced in such matters to the effect that:

      -- the transaction does not adversely affect the limited liability of the holders of the HIGH TIDES and common securities, including any successor securities;

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      -- following the transaction neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

      -- following the transaction, the trust or the successor entity will continue to be treated as a grantor trust for United States federal income tax purposes.

     - we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee relating to the HIGH TIDES; and

     - the transaction is not a taxable event for you.

     Notwithstanding the general provisions described above, the trust will not, except with the consent of holders of 100% in aggregate liquidation amount of the HIGH TIDES and the trust's common securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

     The holders of HIGH TIDES have only the voting rights described below and under "Description of the Guarantee -- Amendments and Assignment" plus any voting rights required by law and the declaration of trust.

     In addition to your rights with respect to the enforcement of payments by us to the trust of principal of or interest on the debentures as described under "Description of Convertible Subordinated Debentures -- Debenture Events of Default," if either of the following events occurs:

     - an event of default under the debentures occurs and is continuing; or

     - we default under the guarantee with respect to the HIGH TIDES;

then the holders of the HIGH TIDES, acting as a single class, will be entitled by a vote of a majority in aggregate stated liquidation amount of the outstanding HIGH TIDES to appoint a special trustee which shall be called an appointment event. Any holder of HIGH TIDES, other than Calpine or any of our affiliates, will be entitled to nominate any person to be appointed as special trustee. Not later than 30 days after the right to appoint a special trustee arises, the declaration trustees will convene a meeting of the holders of HIGH TIDES for the purpose of appointing a special trustee. If the declaration trustees fail to convene that meeting within the 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the outstanding HIGH TIDES will be entitled to convene the meeting. The provisions of the declaration of trust relating to the convening and conduct of the meetings of the holders will apply with respect to the meeting. Any special trustee so appointed will cease to be a special trustee if the appointment event pursuant to which the special trustee was appointed and all other appointment events cease to be continuing. Notwithstanding the appointment of any special trustee, we will retain all rights under the indenture, including the right to defer payments of interest by extending the interest payment period as described under "Description of Convertible Subordinated Debentures -- Option to Extend Interest Payment Date." If such an extension occurs, there will be no event of default under the debentures and, consequently, no event of

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default for failure to make any scheduled interest payment during the deferral period on the date originally scheduled.

     We, along with the property trustee and the administrative trustees, may amend the declaration of trust from time to time without your consent:

     - to cure any ambiguity;

     - to correct or supplement any provision in the declaration of trust that may be inconsistent with any other provision;

     - to make any other provisions with respect to ministerial matters or questions arising under the declaration of trust, which will not be inconsistent with the other provisions of the declaration of trust; or

     - to modify, eliminate or add to any provisions of the declaration of trust if necessary to ensure that the trust will not be taxable as a corporation or will be classified for United States federal income tax purposes as a grantor trust at all times that any HIGH TIDES or the trust's common securities are outstanding or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.

However, no such action may be taken unless the action will not adversely affect in any material respect the interests of any holder of HIGH TIDES or the trust's common securities. Any amendments of the declaration of trust will become effective when notice of the amendment is given to you and the holders of the trust's common securities.

     We, along with the property trustee and the administrative trustees, may amend the declaration of trust with:

     - the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding HIGH TIDES; and

     - receipt by the declaration trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an investment company under the Investment Company Act.

     In addition, without the consent of each holder of HIGH TIDES and the trust's common securities, no amendment may:

     - change the amount or timing of any distribution on the HIGH TIDES or the trust's common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the HIGH TIDES or the trust's common securities as of a specified date; or

     - restrict the right of a holder of HIGH TIDES or the trust's common securities to institute suit for the enforcement of any payment on or after such date.

     So long as any debentures are held by the trust, the declaration trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the debentures, or execute any trust or power conferred on the property trustee with respect to the debentures;

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     - waive any past default that is waivable under the indenture governing the debentures;

     - exercise any right to rescind or annul a declaration that the principal of all the debentures is due and payable; or

     - give a required consent to any amendment, modification or termination of the indenture or the debentures,

unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding HIGH TIDES. When the indenture requires the consent of each holder of debentures, the property trustee cannot give its consent without the prior consent of each holder of the HIGH TIDES.

     The declaration trustees will not revoke any action previously authorized or approved by a vote of the holders of the HIGH TIDES except by subsequent vote of those holders. The property trustee will notify each holder of HIGH TIDES of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the HIGH TIDES, prior to taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in those matters to the effect that the action will not affect the trust's status as a grantor trust for United States federal income tax purposes on account of the action.

     Any required approval of holders of HIGH TIDES may be given either at a properly convened meeting of those holders or by a written consent without prior notice. The property trustee must notify holders of HIGH TIDES of any meeting.

     Neither your vote nor your consent is required for the trust to redeem and cancel or remarket the HIGH TIDES in accordance with the declaration of trust.

     Notwithstanding that you are entitled to vote or consent under any of the circumstances described above, any of the HIGH TIDES that are owned by us, the declaration trustees or any affiliate of Calpine or any declaration trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

     We will pay all of the costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any HIGH TIDES or common securities the amounts due to the holders under the terms of those securities. Our foregoing obligations under the indenture governing the debentures are for the benefit of, and will be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "creditor"), whether or not the creditor has received notice of those obligations. Any creditor may enforce our obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against the trust or any other person before proceeding against us.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

     The HIGH TIDES will be issued in the form of one or more fully registered global HIGH TIDES certificates except as described below. The global HIGH TIDES certificate will be deposited upon issuance with the property trustee as custodian for DTC, in

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New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the global HIGH TIDES certificate may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global HIGH TIDES certificate may not be exchanged for HIGH TIDES in certificated form except in the limited circumstances described below. See "-- Certificated HIGH TIDES." In addition, a transfer of beneficial interests in the global HIGH TIDES certificate will be subject to the applicable rules and procedures of DTC and its direct or indirect participants which may change from time to time.

DEPOSITARY PROCEDURES

     DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us and the trust that, pursuant to procedures established by it:

     - upon deposit of the global HIGH TIDES certificate, DTC will credit the accounts of participants designated by Credit Suisse First Boston with portions of the principal amount of the global HIGH TIDES certificate; and

     - ownership of such interests in the global HIGH TIDES certificate will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC, with respect to the participants, or by the participants and the indirect participants, with respect to other owners of beneficial interests in the global HIGH TIDES certificate.

     Investors in the global HIGH TIDES certificate may hold their interests in the global HIGH TIDES certificate directly through DTC, if they are participants in DTC, or indirectly through organizations which are participants in DTC's system. All interests in the global HIGH TIDES certificate will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of certain securities, such as the HIGH TIDES, that they own. Consequently, the ability to transfer beneficial interests in the global HIGH TIDES certificate to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global HIGH TIDES

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certificate to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests. For certain other restrictions on the transferability of the HIGH TIDES, see "-- Certificated HIGH TIDES."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL HIGH TIDES CERTIFICATE WILL NOT BE ENTITLED TO HAVE HIGH TIDES REGISTERED IN THEIR NAMES, AND THEY WILL NOT RECEIVE OR BE ENTITLED TO RECEIVE PHYSICAL DELIVERY OF HIGH TIDES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE DECLARATION OF TRUST FOR ANY PURPOSE.

     Payments in respect of the global HIGH TIDES certificate registered in the name of DTC or its nominee will be payable by the property trustee to DTC or its nominee as the registered holder under the declaration of trust by wire transfer in immediately available funds on each distribution date. Under the terms of the declaration of trust, the property trustee will treat the persons in whose names the HIGH TIDES, including the global HIGH TIDES certificate, are registered as the owners of the global HIGH TIDES certificate for the purpose of receiving payments and for any and all other purposes. Consequently, neither the property trustee nor any agent of the property trustee has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global HIGH TIDES certificate, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global HIGH TIDES certificate or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us and the trust that its current practice, upon receipt of any payment in respect of securities such as the HIGH TIDES, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the global HIGH TIDES certificate, as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of HIGH TIDES represented by global HIGH TIDES certificate held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee or the trust. Neither the trust nor the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the HIGH TIDES, and the trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the global HIGH TIDES certificate will trade and settle according to the rules and procedures of DTC and its participants. Transfers and settlements between participants in DTC will be effected in accordance with DTC's procedures.

     DTC has advised us and the trust that it will take any action permitted to be taken by you, including the presentation of HIGH TIDES for exchange as described below, only at the direction of one or more Participants to whose account with DTC interests in the global HIGH TIDES certificate are credited and only in respect of the portion of the

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aggregate liquidation amount of the HIGH TIDES represented by the global HIGH
TIDES certificate as to which the participant or participants has or have given such direction. However, if there is an event of default under the declaration of trust, DTC reserves the right to exchange the global HIGH TIDES certificate for HIGH TIDES in certificated form and to distribute those HIGH TIDES to its participants.

     So long as DTC or its nominee is the registered owner of the global HIGH TIDES certificate, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the HIGH TIDES represented by the global HIGH TIDES certificate for all purposes under the declaration of trust.

     Neither DTC nor its nominee will consent or vote with respect to the HIGH TIDES. Under its usual procedures, DTC would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of DTC or its nominee to those participants to whose accounts the HIGH TIDES are credited on the record date (identified in a listing attached to the omnibus proxy).

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust takes responsibility for the accuracy of the information.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global HIGH TIDES certificate among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither the trust nor the property trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED HIGH TIDES

     The HIGH TIDES represented by the global HIGH TIDES certificate will be exchangeable for certificated HIGH TIDES in definitive form of like tenor as the HIGH TIDES in denominations of U.S. $50.00 and integral multiples of $50.00 if:

     - DTC notifies us or the trust that it is unwilling or unable to continue as depositary for the global HIGH TIDES certificate, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

     - Calpine or the trust in our or its discretion at any time determines not to have all of the HIGH TIDES evidenced by a global HIGH TIDES certificate; or

     - a default entitling you to accelerate the maturity of the HIGH TIDES has occurred and is continuing.

     Any of the HIGH TIDES that are exchangeable pursuant to the preceding sentence are exchangeable for certificated HIGH TIDES issuable in authorized denominations and registered in the names as DTC directs. Subject to the foregoing, the global HIGH TIDES certificate are not exchangeable, except for a global HIGH TIDES certificate of the same aggregate denomination to be registered in the name of DTC or its nominee.

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PAYMENT AND PAYING AGENCY

     Payments in respect of the HIGH TIDES held in global form will be made to DTC. DTC will make payments on the HIGH TIDES by crediting the relevant account at DTC on the applicable distribution dates. If any HIGH TIDES are not held by DTC, then the paying agent will mail checks to the registered holders at their addresses as shown on its register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent may resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. If the property trustee resigns as paying agent, the administrative trustees will appoint a bank or trust company acceptable to the administrative trustees and us to act as paying agent.

     The property trustee has informed the trust that so long as it serves as paying agent for the HIGH TIDES, it anticipates that information regarding distributions on the HIGH TIDES, including payment date, record date and redemption information, will be made available through The Bank of New York.

REGISTRAR, CONVERSION AGENT AND TRANSFER AGENT

     The property trustee will act as registrar, conversion agent and transfer agent for the HIGH TIDES.

     The property trustee will act as initial paying agent and transfer agent for certificated HIGH TIDES and may designate additional or substitute paying agents and transfer agents at any time. Registration of transfers of certificated HIGH TIDES will be effected without charge by or on behalf of the trust, but upon payment (with the giving of such indemnity as the administrative trustees, the property trustee or we may require) in respect of any tax or other government charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register the transfer or exchange of certificated HIGH TIDES during the period beginning at the opening of business 15 days before any selection of certificated HIGH TIDES to be redeemed and ending at the close of business on the day of that selection or register the transfer or exchange of any certificated HIGH TIDES, or portion thereof, called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default, is required to perform only the duties that are specifically set forth in the declaration of trust. During the existence of an event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the declaration of trust at the request of any holder of HIGH TIDES or the trust's common securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration of trust or is unsure of the application of any provision of the declaration of trust, and the matter is not one on which holders of the HIGH TIDES or the trust's common securities are entitled under the declaration of trust to vote, then we will have the right to tell the property trustee which action to take. If we do not give any directions, the property trustee will take whatever action it deems advisable and in the best interests of

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

the holders of the HIGH TIDES and the trust's common securities. The property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

     - the trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes;

     - would cause the trust to be classified for United States federal income tax purposes as a grantor trust; and

     - the debentures will be treated as Calpine's indebtedness for United States federal income tax purposes.

     The administrative trustees are authorized to take any lawful action consistent with the trust's certificate of trust and the declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as their actions do not materially adversely affect the interests of the holders of the HIGH TIDES or the trust's common securities.

     You and the holders of the trust's common securities have no preemptive or similar rights.

     The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

     The declaration of trust and the HIGH TIDES will be governed by and construed in accordance with the laws of the State of Delaware.

               DESCRIPTION OF CONVERTIBLE SUBORDINATED DEBENTURES

     We will issue the convertible subordinated debentures under an Indenture between us and The Bank of New York, as debenture trustee. The indenture governing the debentures will be qualified under and will be subject to and governed by the Trust Indenture Act upon effectiveness of the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the debentures and the indenture is not complete. For a complete description of the debentures, we encourage you to read the indenture. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Unless the context requires otherwise, "Calpine," "we," "us," "our" or similar terms in this section refer solely to Calpine Corporation and not the trust or any of our other consolidated subsidiaries.

GENERAL

     Concurrently with the issuance of the HIGH TIDES and the trust's common securities, the trust will invest the proceeds from issuing those securities in
our      % Convertible Subordinated Debentures due 2029. Interest will accrue on the debentures
from the date of their original issuance, at the applicable rate of the principal amount thereof, subject to the deferral rights described below. The
trust will make those payments quarterly in arrears on                ,
               ,                and                , commencing                ,
2000 to the person in whose name each debenture is registered, at the close of
business on the                of the month in which the applicable interest
payment date falls.

     Each registered holder of debentures on the fifteenth day prior to the reset date, including any holder which has tendered or is deemed to have tendered its debentures for remarketing, shall be paid a distribution of interest and additional amounts, if any, accrued to but excluding the reset date. Interest and additional amounts, if any, accrued from and after the reset
date to but excluding                ,                shall be paid on
               to the person in whose name each debenture is registered on the
preceding                , subject to our right to initiate a deferral period.
The applicable rate will be      % per annum from the date of original issuance
of the HIGH TIDES to, but excluding, the reset date. From the reset date, the applicable rate will be the term rate established by the remarketing agent to be effective on the reset date.

     We anticipate that, until the dissolution and liquidation of the trust, each debenture will be registered in the name of the property trustee and held by the property trustee for the benefit of the holders of the HIGH TIDES and the trust's common securities. The amount of interest payable for any period will be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months.

     If any interest payment date is not a business day, then payment will be made on the next succeeding business day except if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceeding business day. No additional interest or other payment will accrue because of this change in the payment date. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount of interest (to the extent permitted by law), compounded quarterly from the relevant interest payment date. The term "interest" as used herein will include quarterly payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional amounts described in "-- Additional Amounts."

     If the trust distributes the debentures to you, the description of the remarketing of the HIGH TIDES and your conversion rights in this prospectus will apply, with such changes as are necessary, to the remarketing or conversion of the debentures. See "The Remarketing," "The Remarketing Agent" and "Description of HIGH TIDES -- Conversion Rights."

     Unless we previously redeem or repurchase the debentures in accordance with
the indenture, they will mature on October   , 2029. See
"-- Redemption -- Repayment at Maturity; Redemption of Convertible Subordinated Debentures."

     The debentures will be unsecured and will rank junior and subordinate in right of payment to all of our senior debt. Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the HIGH TIDES to benefit indirectly from the distribution) is subject to the prior claims of creditors of the subsidiary, except to the extent that we may ourselves be recognized as a creditor of the subsidiary. Accordingly, the debentures will be subordinated to all of our senior debt and effectively subordinated to all existing and future liabilities of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the debentures, the HIGH TIDES or the guarantee of the HIGH TIDES. Therefore, holders of debentures should look only to our assets for payments on the debentures. The indenture governing the debentures does not limit the incurrence or issuance of other secured or unsecured debt of Calpine, whether under the indenture, our current credit agreement, or any other existing or other indenture or any other debt instrument or agreement that we may enter into in the future or otherwise. See "Risk Factors -- Risks Relating to the HIGH TIDES" and "-- Subordination."

OPTION TO EXTEND INTEREST PAYMENT DATE

     If we are not in default under the indenture governing the debentures, we have the right to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period. We may not, however, defer the payment of interest beyond (1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise and
(2) in the case of a deferral period beginning prior to the reset date, the reset date. At the end of a deferral period, we must pay all interest then accrued and unpaid on the debentures (together with interest thereon accrued at an annual rate equal to the applicable rate compounded quarterly from the relevant interest payment date, to the extent permitted by applicable law). During a deferral period and for so long as the debentures remain outstanding, interest will continue to accrue and holders of debentures, and holders of the HIGH TIDES while HIGH TIDES are outstanding, will be required to accrue interest income in the form of original issue discount for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences -- Interest Income."

     During any deferral period, we may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock) other than stock dividends paid by us which consist of stock of the same class as that on which the dividend is being paid;

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank pari passu with or junior in interest to the debentures; or

     - make any guarantee payments with respect to any guarantee by Calpine of the debt securities of any of our subsidiaries if such guarantee expressly ranks pari passu with or junior in interest to the debentures, other than:

        - dividends or distributions in our common stock;

        - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under plan in the future, or the redemption or repurchase of any rights pursuant thereto;

        - payments under the guarantee of the HIGH TIDES;

        - purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plan or any

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

          other contractual obligation, other than a contractual obligation ranking expressly by its terms pari passu with or junior to the debentures;

        - the payment of fractional shares resulting from a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

        - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

     A deferral period will terminate upon the payment by us of all interest then accrued and unpaid on the debentures, together with interest accrued thereon at an annual rate equal to the applicable rate, compounded quarterly, to the extent permitted by applicable law. Prior to the termination of any deferral period, we may further extend the deferral period. However, the further deferral cannot cause the deferral period to exceed 20 consecutive quarters or to extend beyond (1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise and (2) in the case of a deferral period beginning prior to the reset date, the reset date. Upon the termination of any deferral period, and subject to the foregoing limitations, we may elect to begin a new deferral period. We need not pay any interest during a deferral period, except at the end of the deferral period. We must give the property trustee and the debenture trustee notice of our election of any deferral period at least ten days prior to the record date for the distributions on the HIGH TIDES that would have been payable except for the election to begin or extend the deferral period. The debenture trustee will give notice of our election to begin or extend a new deferral period to the holders of the debentures. There is no limitation on the number of times that we may elect to begin a deferral period.

     We have no current intention of exercising our right to defer payments of interest on the debentures.

REDEMPTION

     Repayment at Maturity; Redemption of Convertible Subordinated Debentures

     We must repay the debentures at their stated maturity on
               ,     , unless earlier redeemed. The circumstances in which we
may, or we are required to, redeem the debentures prior to their stated maturity are described below. Upon the repayment in full at maturity or redemption, in whole or in part, of the debentures, other than following the distribution of the debentures to the holders of the HIGH TIDES and the trust's common securities, the trust will concurrently apply the proceeds from the repayment or redemption to redeem, at the applicable redemption price, a like amount of HIGH TIDES and its common securities. See "Description of HIGH TIDES -- Mandatory Redemption."

     Optional Redemption

     We will have the right to redeem the debentures (1) in whole or in part, at
any time on or after October   , 2002 until, but excluding, the tender
notification date, upon not less than 20 nor more than 60 days' notice, at a redemption price as set forth below, equal to the following prices per $50 principal amount of debentures plus any accrued but unpaid interest on the portion being redeemed, if redeemed during the 12 month period
ending October   :

                                               PRICE PER $50
                    YEAR                      PRINCIPAL AMOUNT
                    ----                      ----------------
2003........................................       $
2004........................................       $    ;

(2) after the reset date (except in the event of a failed final remarketing), in accordance with the term call protections, if any, established in the remarketing; and (3) in whole or in part, at any time on or after the third anniversary of the reset date following a failed final remarketing at a redemption price equal to 100% of the then outstanding aggregate principal amount of the debentures to be redeemed, plus any accrued and unpaid interest on the portion being redeemed. The term "term redemption price" means any redemption price established in the remarketing. The initial redemption price and the term redemption price are each referred to as an optional redemption price. The remarketing agent will establish term call protections, if any, in the remarketing that when taken together with the term rate and the term conversion ratio, if any, result in a price per HIGH TIDES equal to 101% of the liquidation amount thereof. However, we may not, at any time, redeem the debentures for a price less than the aggregate principal amount thereof plus any accrued and unpaid interest thereon.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before any selection for redemption of debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debentures to be so redeemed; and

     - register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

     In no event will we optionally redeem the debentures during a deferral period. Accordingly, prior to optionally redeeming the debentures, all interest accrued and unpaid (together, in the case of a deferral period, with interest thereon, to the extent permitted by law) to the interest payment date immediately preceding the optional redemption date will be paid in full.

     Tax Event Redemption

     We may also, under limited circumstances within 90 days of the occurrence and continuation of a tax event, redeem the debentures in whole, but not in part, at the aggregate principal amount of the debentures, plus any accrued and unpaid interest. See "Description of HIGH TIDES -- Tax Event or Investment Company Event Redemption or Distribution."

     If we are permitted to consummate a tax event redemption and we desire to do so, we must cause a notice to be mailed to each holder of HIGH TIDES and each holder of debentures at least 30 days but not more than 60 days before the redemption date. In the event of a tax event redemption, you may convert your HIGH TIDES, or debentures, if applicable, called for redemption into our common stock at the applicable conversion ratio prior to 5:00 p.m., New York City time, on the applicable redemption date.

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

ADDITIONAL AMOUNTS

     If (A) the property trustee is the sole holder of all the debentures and
(B) the trust is required to pay additional sums equal to any additional taxes, duties, assessments or other governmental charges as a result of a tax event, we will pay as additional amounts on the debentures those amounts as required so that the distributions payable by the trust in respect of the HIGH TIDES and its common securities will not be reduced as a result of any of those additional sums.

RESTRICTIONS ON PAYMENTS

     If (A) there has occurred an event of default under the debentures, (B) we are in default with respect to our payment of any obligations under the guarantee of the HIGH TIDES or (C) we have given notice of our election of a deferral period as provided in the indenture and have not rescinded that notice, or the deferral period is continuing, we will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock) other than stock dividends paid by us which consist of stock of the same class as that on which the dividend is being paid;

     - make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities that rank pari passu with or junior in interest to the debentures; or

     - make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if such guarantee expressly ranks pari passu with or junior in interest to the debentures in each case, other than:

        - dividends or distributions in our common stock;

        - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant thereto;

        - payments under the guarantee of the HIGH TIDES;

        - purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking expressly by its terms pari passu with or junior in interest to the debentures;

        - the purchase of fractional shares resulting from a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

        - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

MODIFICATION OF INDENTURE

     We and the debenture trustee may amend the indenture from time to time without the consent of the holders of debentures for several reasons, including
(1) to cure

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

ambiguities, defects or inconsistencies, if such action does not materially adversely affect the interest of the holders of debentures or the holders of the HIGH TIDES so long as they remain outstanding; or (2) to qualify or maintain the qualification of, the indenture under the Trust Indenture Act.

     We and the debenture trustee may amend the indenture in other respects with the consent of the holders representing not less than a majority in principal amount of debentures. However, without the consent of each holder of the outstanding debenture as affected, no amendment may:

     - change the reset date or any date specified in the indenture on which interest on, or the principal, together with any accrued and unpaid interest, of the debentures is due and payable or the stated maturity of the debentures;

     - reduce the principal amount of the debentures;

     - reduce the rate or extend the time of payment of interest on the debentures;

     - reduce the percentage of principal amount of outstanding debentures the consent of whose holders is required to amend, waive or supplement the indenture; or

     - have certain other effects as set forth in the indenture.

DEBENTURE EVENTS OF DEFAULT

     Each of the following is an event of default with respect to the debentures:

     - failure for 30 days to pay any interest on the debentures when due, except in the case of permitted deferrals during a deferral period;

     - failure to pay any principal or premium, if any, on the debentures when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise;

     - our continued failure for 90 days to observe or perform, in any material respect, certain other covenants contained in the indenture after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures;

     - failure to issue and deliver shares of our common stock upon an election by a holder of HIGH TIDES to convert its HIGH TIDES;

     - certain events of bankruptcy, insolvency or reorganization of Calpine or any of its significant subsidiaries; or

     - the voluntary or involuntary dissolution, winding-up or termination of the trust, except in connection with the distribution of the debentures to the holders of HIGH TIDES and the trust's common securities in liquidation of the trust, the redemption of all of the HIGH TIDES and the trust's common securities or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

     The holders of a majority in aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the debentures may declare the principal due and payable immediately upon an event of default described above. If the

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

debenture trustee or the holders of debentures fail to make the declaration, the holders of at least 25% in aggregate liquidation amount of the HIGH TIDES will have the right to make the declaration. The holders of a majority in aggregate outstanding principal amount of the debentures may annul the declaration and waive the default if the default (other than the non-payment of the principal of the debentures which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the HIGH TIDES will have the right to make a declaration and waive the default.

     The holders of a majority in aggregate outstanding principal amount of the debentures affected may, on behalf of the holders of all the debentures, waive any past default, except:

     - a default in the payment of principal of or premium, if any, or interest on the debentures unless we have cured the default and deposited with the debenture trustee an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration; or

     - a default under a provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debenture.

     If the holders of the debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the HIGH TIDES will have the right. We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

     If an event of default under the debentures exists and the property trustee holds the debentures, then the property trustee has the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF HIGH TIDES

     If an event of default under the debentures exists and the event is attributable to our failure to pay interest or principal on the debentures on the date the interest or principal is due, you may institute a direct action against us for payment. We may not amend the indenture to remove the foregoing right to bring a direct action against us unless we have received the prior written consent of the holders of all of the HIGH TIDES. If the right to bring a direct action against us is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934. Our payment to a holder of HIGH TIDES in connection with a direct action will not affect our obligation to pay the principal of and interest on the debentures. We will be subrogated to the rights of the holder of the HIGH TIDES with respect to payments on the HIGH TIDES to the extent of any payments made by us to the holder in any direct action.

     You will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there was an event of default under the declaration of trust. See "Description of HIGH TIDES -- Events of Default; Notice."

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

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not merge, consolidate, transfer or lease our properties and assets substantially as an entirety to any person other than a wholly owned subsidiary, and no person may merge, consolidate, or transfer or lease its properties and assets substantially as an entirety to us, unless:

     - in case we consolidate with or merge with or into another person or convey, transfer or lease our properties and assets substantially as an entirety to any person other than a wholly owned subsidiary, the successor person is organized under the laws of the United States or any state of the United States or the District of Columbia, and the successor person expressly assumes our obligations on the debentures issued under the indenture and provides for conversion rights in accordance with the indenture;

     - immediately after giving effect to the transaction, no event of default under the debentures and no event which, after notice or lapse of time or both, would become an event of default under the debentures, exists;

     - if at the time any HIGH TIDES are outstanding, the transaction is permitted under the declaration of trust and the guarantee relating to the HIGH TIDES, and does not give rise to any breach or violation of the declaration of trust or the guarantee; and

     - certain other conditions as prescribed in the indenture are met.

     The general provisions of the indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debentures.

SUBORDINATION

     All debentures issued under the indenture will be subordinate and junior in right of payment to all of our senior debt. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings relating to Calpine, the holders of senior debt will first be entitled to receive payment of the senior debt in full before the holders of debentures, or the property trustee (or any other person or entity) on behalf of the holders, will be entitled to receive or retain any payment or distribution in respect of the debentures.

     If the maturity of the debentures is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment of the senior debt in full (including any amounts due upon acceleration) before the holders of the debentures will be entitled to receive or retain any payment or distribution in respect of the debentures.

     In the event that:

     - we default in the payment of any principal of, premium, if any, interest on, or any other amount with respect to, any senior debt when the same becomes due and payable (a "payment default"), whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise; and

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

     - such payment default continues beyond the period of grace, if any, specified in the instrument evidencing said senior debt;

then, unless and until the default is cured or waived or ceases to exist or all senior debt is paid in full, no direct or indirect payment or distribution (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for or in respect of the debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the debentures.

     The term "senior debt" means:

     (A) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

     (B) all obligations to make payment pursuant to the terms of financial instruments, such as (1) securities contracts and foreign currency exchange contracts, (2) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and (3) similar financial instruments; except, in the case of (A) and (B) above, the indebtedness and obligations that are expressly stated to rank junior in right of payment to, or pari passu in right of payment with, the debentures;

     (C) indebtedness or obligations of others of the kind described in (A) and
         (B) above for the payment of which we are responsible or liable as guarantor or otherwise; and

     (D) any deferrals, renewals or extensions of any senior debt.

     However, senior debt will not be deemed to include:

     - any of our debt which, when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, was without recourse to us;

     - trade accounts payable in the ordinary course of business, which will not constitute debt for purposes of the HIGH TIDES;

     - any of our debt to any of our subsidiaries, except to the extent incurred for the benefit of third parties;

     - debt to any of our employees; or

     - debt which expressly provides that it is not senior in right of payment to the HIGH TIDES.

     The term "debt" means:

     - the principal of, and premium and interest, if any, on indebtedness for money borrowed;

     - purchase money and similar obligations;

     - obligations under capital leases;

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     - guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of the indebtedness of others;

     - renewals, extensions and refunding of any indebtedness;

     - interest or obligations in respect of any indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

     - obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts and similar arrangements.

     The indenture places no limitation on the amount of senior debt that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior debt. As of June 30, 1999, our aggregate outstanding senior debt was approximately $1.5 billion. The indenture also places no limitation on the debt of our subsidiaries, which effectively ranks senior in right of payment to the debentures. As of June 30, 1999, our subsidiaries had debt and other liabilities of approximately $79.2 million.

REGISTRATION AND TRANSFER

     The debentures will be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC if, and only if, distributed to the holders of the HIGH TIDES and the trust's common securities. Until that time, the debentures will remain registered in the name of and held by the property trustee. If the debentures are distributed to holders of the HIGH TIDES and the trust's common securities, beneficial interests in the debentures will be shown on, and transfers of debentures will be effected only through, records maintained by participants in DTC. Except as described below, debentures in certificated form will not be issued in exchange for the global certificates.

     A global security will be exchangeable for debentures in certificated form registered in the names of persons other than Cede & Co. only if:

     - DTC notifies us that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time DTC ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934, at a time when DTC is required to be so registered to act as the depositary;

     - we, in our sole discretion, determine that the global security will be so exchangeable; or

     - there has occurred and is continuing an event of default under the debentures.

     Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for certificates registered in those names as DTC directs. It is expected that the instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

     Payments on debentures held in global form will be made to DTC, as the depositary for the debentures. In the case of debentures issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable, and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at

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the corporate office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by us, provided that payment of interest may be made at our option of by check mailed to the address of the persons entitled thereto or by wire transfer.

     For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of HIGH TIDES -- Form, Book-Entry Procedures and Transfer." If the debentures are distributed to the holders of the HIGH TIDES and the trust's common securities upon the trust's termination, the form, book-entry and transfer procedures with respect to the HIGH TIDES as described under "Description of HIGH TIDES -- Form, Book-Entry Procedures and Transfer," will apply to the debentures with such changes to the details of the procedures as are necessary.

PAYMENT AND PAYING AGENTS

     Payment of the principal of and interest on the debentures will be made at the office or agency we maintain for that purpose in New York, New York, in the coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. However, at our option, payment of interest may be made, except in the case of debentures that are held in global form, by check mailed to each registered holder or by wire transfer. Payment of any interest on any debentures will be made to the person in whose name the debentures are registered at the close of business on the record date for that interest payment date, except in the case of defaulted interest.

GOVERNING LAW

     The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to those provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities that it might incur by doing so. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF THE GUARANTEE

     When the HIGH TIDES are issued, we will execute and deliver a guarantee for the benefit of the holders of the HIGH TIDES. The Bank of New York will act as guarantee trustee under the guarantee. The guarantee will be qualified under the Trust Indenture Act upon the effectiveness of the registration statement of which this prospectus is a part. This summary of certain provisions of the guarantee is not complete. For a complete description of the guarantee, we encourage you to read the guarantee. The guarantee trustee will hold the

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guarantee for the benefit of the holders of the HIGH TIDES. We have filed the form of guarantee as an exhibit to the registration statement of which this prospectus is a part. Unless the context requires otherwise, "Calpine," "we," "us," "our" or similar terms in this section refer solely to Calpine Corporation and not the trust or any of our other consolidated subsidiaries.

GENERAL

     Pursuant to the guarantee, we will irrevocably agree to make guarantee payments to you, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The guarantee covers the following payments with respect to the HIGH TIDES, to the extent not paid by or on behalf of the trust:

     - any accrued and unpaid distributions required to be paid on the HIGH TIDES, to the extent that the trust has funds on hand available at that time;

     - the applicable redemption price of any HIGH TIDES called for redemption, to the extent that the trust has funds on hand available at that time; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust unless the debentures are distributed to you or are redeemed, the lesser of:

             - the liquidation distribution, to the extent the trust has funds available; or

             - the amount of assets of the trust remaining available for distribution to you upon liquidation of the trust after satisfaction of liabilities to the trust's creditors as required by applicable law.

     Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to you or by causing the trust to pay those amounts to you.

     The guarantee will be an irrevocable guarantee on a subordinated basis of the trust's obligations under the HIGH TIDES, but applies only to the extent that the trust has funds sufficient to make the required payments. If we do not make interest payments on the debentures held by the trust, the trust will not be able to pay distributions on the HIGH TIDES and will not have funds legally available for the distributions.

     The guarantee will rank subordinate and junior in right of payment to all senior debt. See "-- Status of the guarantee." Our right to participate in any distribution of assets of any of our subsidiaries, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of HIGH TIDES to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments thereunder. The guarantee does not limit our incurrence or issuance of other secured or unsecured debt, including senior debt.

     See "Relationship Among the HIGH TIDES, the Convertible Subordinated Debentures and the Guarantee" for a discussion of other important terms and conditions of the guarantee.

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STATUS OF THE GUARANTEE

     The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all senior debt in the same manner as the debentures.

     The guarantee will constitute a guarantee of payment and not of collection (i.e., you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for your benefit. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the HIGH TIDES or the debentures. The guarantee does not place a limitation on the amount of additional senior debt that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior debt.

AMENDMENTS AND ASSIGNMENT

     The guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding HIGH TIDES, except that no approval is required for changes that do not materially adversely affect your rights. The manner of obtaining such approval will be as set forth under "Description of HIGH TIDES -- Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the HIGH TIDES then outstanding.

EVENTS OF DEFAULT

     We will be in default under the guarantee if we do not make required payments when due or if we fail to perform other obligations and we do not cure our failure to perform within 60 days after we receive notice of our failure. The holders of not less than a majority in aggregate liquidation amount of the HIGH TIDES have the right:

     - to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee; or

     - to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee undertakes to perform only those duties as are specifically set forth in the guarantee, unless we are in default in performing the guarantee. When we are in default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise

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any of the powers vested in it by the guarantee at the request of any holder of the HIGH TIDES unless it is offered reasonable indemnity against the costs, expenses and liabilities that might incur by doing so.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate as to you upon:

     - full payment of the redemption price of the HIGH TIDES held by you and any accrued and unpaid distributions;

     - distribution of the debentures held by the trust to you;

     - liquidation of the trust; or

     - distribution of our common stock to you in respect of the conversion of your HIGH TIDES into common stock.

     The guarantee will terminate completely upon full payment of the amounts payable in accordance with the declaration of trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the HIGH TIDES must restore payment of any sums paid under the HIGH TIDES or the guarantee.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

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               RELATIONSHIP AMONG THE HIGH TIDES, THE CONVERTIBLE
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     We will irrevocably guarantee payments of distributions and other amounts due on the HIGH TIDES (to the extent the trust has funds available for the payment of those distributions) as and to the extent set forth under "Description of the Guarantee." Taken together, our obligations under the debentures, the indenture, the declaration of trust and the guarantee, including our obligation to pay the trust's costs, expenses and other liabilities (other than the trust's obligations to the holders of the HIGH TIDES and its common securities pursuant to the terms of those securities) provide in the aggregate, a full, irrevocable and unconditional guarantee of all of the trust's obligations under the HIGH TIDES. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the HIGH TIDES and its common securities.

     If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the HIGH TIDES. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay those distributions. In that event, your remedy is to institute a direct action against us. Our obligations under the guarantee are subordinate and junior in right of payment to all senior debt. Unless the context requires otherwise, "Calpine," "we," "us," "our" or similar terms in this section refer solely to Calpine Corporation and not the trust or any of our other consolidated subsidiaries.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the debentures, the payments will be sufficient to cover distributions and other payments due on the HIGH TIDES. This is primarily because:

     - the aggregate principal amount or applicable redemption price of the debentures will be equal to the sum of the aggregate liquidation amount or applicable redemption price, as applicable, of the HIGH TIDES and the trust's common securities;

     - the applicable rate and interest and other payment dates on the debentures will match the distribution rate and distributions and other payment dates for the HIGH TIDES;

     - we will pay for all of the trust's costs, expenses and liabilities except the trust's obligations to holders of HIGH TIDES and its common securities pursuant to the terms of those securities; and

     - the declaration of trust provides that the trust will not engage in any activity that is not consistent with the limited purposes of the declaration of trust.

     We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we have already made, or are concurrently on the

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date of that payment making, any payment under the guarantee used to satisfy the related payment of indebtedness under the indenture.

ENFORCEMENT RIGHTS OF HOLDERS OF HIGH TIDES

     You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

     A default or event of default under any senior debt would not constitute a default or event of default under the declaration of trust. However, in the event of payment and certain other defaults under, or acceleration of, senior debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the senior debt has been paid in full or the payment or other default under any senior debt has been cured or waived. Failure to make required payments on debentures would constitute an event of default under the declaration of trust.

LIMITED PURPOSE OF THE TRUST

     The HIGH TIDES evidence an undivided beneficial ownership interest in the assets of the trust, and the trust exists for the sole purpose of issuing the HIGH TIDES and the trust's common securities and investing the proceeds of the HIGH TIDES and the trust's common securities in the debentures and engaging in only those other activities necessary, convenient or incidental to those purposes.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the liquidation of the debentures, after satisfaction of the liabilities of the creditors of the trust as required by applicable law, you and the holders of the trust's common securities will be entitled to receive, out of the trust's assets held, the liquidation distribution in cash. See "Description of HIGH TIDES -- Liquidation of the Trust and Distribution of Convertible Subordinated Debentures." If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be one of our subordinated creditors. The property trustee would be subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. We are the guarantor under the guarantee and have agreed to pay for all of the trust's costs, expenses and liabilities other than the trust's obligations to the holders of its HIGH TIDES and common securities. Accordingly, in the event of our liquidation or bankruptcy, the positions of a holder of HIGH TIDES and a holder of debentures are expected to be substantially the same relative to our other creditors and to our shareholders.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership, disposition, and conversion of HIGH TIDES and our common stock by persons that acquire HIGH TIDES pursuant to the initial offering at their original offering price. This summary represents the views of Brobeck, Phleger & Harrison LLP, counsel to Calpine and the trust. Unless otherwise stated, this summary deals only with HIGH TIDES and Calpine's common stock held as capital assets by United States persons which, as defined in the Internal Revenue Code of 1986, as amended, include any beneficial owners, that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations or partnerships created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than partnerships that are not treated as a United States person under any applicable Treasury regulations), (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of HIGH TIDES or Calpine's common stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the HIGH TIDES or Calpine's common stock. This summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

     In part because of the uncertainties concerning the proper tax treatment of HIGH TIDES as discussed below, it is particularly important that you consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the purchase, ownership, disposition and conversion of the HIGH TIDES and the ownership and disposition of Calpine's common stock.

CLASSIFICATION OF THE TRUST AS A GRANTOR TRUST

     In connection with the issuance of the HIGH TIDES, Brobeck, Phleger & Harrison LLP will render its opinion that, under then current law and assuming full compliance with the terms of the declaration of trust (and certain other documents), and based on certain facts and assumptions contained in such opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as a partnership, an association or a publicly traded partnership taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of HIGH TIDES generally will be considered the owner of an undivided interest in the debentures issued by us to the trust, and each holder will be required to include in its gross income all income or gain with respect to its allocable share of those debentures.

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CLASSIFICATION OF THE DEBENTURES AS INDEBTEDNESS

     In connection with the issuance by us of the debentures, Brobeck, Phleger & Harrison LLP will render its opinion that, under then current law and assuming full compliance with the terms of the debentures (and certain other documents), and based on certain facts and assumptions contained in such opinion, the debentures will be classified for United States federal income tax purposes as indebtedness of Calpine. This opinion is not binding on the Internal Revenue Service and, accordingly, no complete assurance can be given that the Internal Revenue Service will not challenge the classification of the debentures as debt, or if the classification were challenged, that such a challenge would not be successful. The remainder of this discussion assumes that the debentures will be classified as indebtedness of Calpine for United States federal income tax purposes.

TAX TREATMENT OF DEBENTURES AS RESET BONDS

     Because no debt instrument closely comparable to the debentures has been the subject of any Treasury regulation, revenue ruling or judicial decision, the United States federal income tax treatment of debt obligations such as the debentures is not certain. We intend to treat the debentures for United States federal income tax purposes as "reset bonds" under Treasury regulations relating to variable rate debt instruments. Assuming the debentures are reset bonds, they will be treated, solely for purposes of the original issue discount rules of the Internal Revenue Code, as maturing on the date immediately preceding the reset date for the reset price and, if the remarketing agent remarkets the HIGH TIDES, as being reissued on the reset date at the reset price.

     There can be no assurance that the Internal Revenue Service will agree with, or that a court would uphold, the treatment of the debentures as reset bonds. In particular, the Internal Revenue Service could instead attempt to treat the debentures as maturing at their stated maturity on October , 2029. If the debentures were treated as maturing on such date, the debentures would be treated as having contingent interest under the Treasury regulations governing debt instruments that provide for contingent payments. In that event, we would be required to construct a projected payment schedule for the debentures, based on our current borrowing costs for comparable noncontingent debt instruments, from which an estimated yield on the debentures would be calculated. A holder would be required to include in income original issue discount in an amount equal to the product of the "adjusted issue price" of the debentures at the beginning of each interest accrual period and the estimated yield of the debentures and to make certain adjustments to such income accruals for differences between actual payments and projected payments. In general, the "adjusted issue price" of a debenture would be equal to its "issue price" (the first price at which a substantial amount of the HIGH TIDES are sold to the public, ignoring sales to bond houses, brokers and similar persons acting as underwriters, placement agents or wholesalers), increased by the original issue discount, if any, previously accrued on the debenture, and reduced by any payments made on the debenture. During the period prior to the reset date, the original issue discount would accrue at a rate that is greater than the applicable rate, and holders would have more taxable income than the cash payable on the HIGH TIDES.

     In addition, under the Treasury regulations governing debt instruments that provide for contingent payments, holders who sold or redeemed their HIGH TIDES would recognize ordinary loss or reduced gain at that time to reflect any excess of prior original issue discount accruals over actual interest payments received. Holders who retain their

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HIGH TIDES following the reset date would reduce their original issue discount accruals after that date to reflect any such excess prior to the reset date. Furthermore, under the Treasury regulations, any gain realized with respect to the HIGH TIDES would generally be treated as ordinary income; any loss realized would generally be treated as ordinary loss to the extent of the holder's prior ordinary income inclusions with respect to the HIGH TIDES, and any additional loss would be capital loss.

     The following discussion assumes the debentures are properly treated as reset bonds rather than as contingent payment debt instruments.

INTEREST INCOME

     Under the Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of interest payments being deferred is remote. Based on the foregoing, we believe that the debentures will not be considered to be issued with original issue discount at the time of their original issuance and, accordingly, a holder of HIGH TIDES should include in gross income such holder's allocable share of interest on the debentures in accordance with such holder's method of tax accounting. If it is determined that the possible deferral of interest payments should not be treated as a remote contingency, interest on the debentures would not be treated as "qualified stated interest" and, thus, the debentures would be treated as having been issued with original issue discount. In such case, holders of HIGH TIDES would be required to include in income their allocable share of the original issue discount accrued by the trust with respect to the debentures on an economic accrual basis over the period of time the HIGH TIDES (and the underlying allocable share of the debentures) are held, regardless of their regular methods of accounting and regardless of whether interest has been paid on the debentures or distributions are made on the HIGH TIDES. Actual payments of interest on the debentures and corresponding distributions or the HIGH TIDES would not result in additional income being recognized by the holders of the HIGH TIDES. In such event, the interest income included by the holders of the HIGH TIDES should not differ from the actual interest paid on the debentures.

     In addition, under the Treasury regulations, if at any time the payment of interest on the debentures is deferred, the debentures would, solely for purposes of determining the existence and amount of original issue discount with respect to the debentures, at that time be treated as retired and reissued with original issue discount, and all stated interest on the debentures would thereafter be treated as original issue discount as long as the debentures remained outstanding. In such event, holders of HIGH TIDES would be required to include in income their allocable share of the original issue discount accrued by the trust with respect to the debentures on an economic accrual basis over the period of time that the HIGH TIDES (and the underlying allocable share of the debentures) are held, regardless of their regular methods of tax accounting and regardless of whether interest has been paid on the debentures or distributions are made on the HIGH TIDES. Assuming that the debentures are treated as reset bonds (as discussed above), the total original issue discount that would accrue during the period up to the day before the reset date if we were to exercise our option to defer payments of interest would be equal to the excess of (1) the sum of (A) the reset price, plus (B) the total stated interest payments called for under the debentures prior to the reset date after the date we exercise our option to defer interest payments on the debentures, over (2) the adjusted issue price of the debentures as of the date we exercised our option to defer payments of interest. Because the reset price

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exceeds the principal amount of the debentures, during the period following the date we exercise our option to defer interest payments on the debentures through the reset date holders will accrue original issue discount at a rate slightly in excess of the applicable initial rate.

     The following discussion assumes that we will not defer payments of interest on the debentures, and that the debentures will not be issued with original issue discount.

     Because the income underlying the HIGH TIDES will not be characterized as dividends for United States federal income tax purposes, corporate holders of the HIGH TIDES will not be entitled to a dividends received deduction for any income recognized with respect to the HIGH TIDES.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of HIGH TIDES -- Tax Event or Investment Company Event Redemption or Distribution," debentures may be distributed to holders in exchange for the HIGH TIDES and in liquidation of the trust. Under current law, such a distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the debentures equal to such holder's aggregate tax basis in its HIGH TIDES. A holder's holding period in the debentures so received in liquidation of the trust would include the period during which the HIGH TIDES were held by such holder. If, however, the exchange is caused by a tax event which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the HIGH TIDES.

     Under certain circumstances described herein (see "Description of HIGH TIDES"), the debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their HIGH TIDES. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed HIGH TIDES as to holders, and a holder would recognize gain or loss as if it sold such redeemed HIGH TIDES for cash. See "-- Sale of HIGH TIDES."

SALE OF HIGH TIDES

     A holder that sells its HIGH TIDES will recognize capital gain or loss equal to the difference between the amount realized on the sale of the HIGH TIDES and the holder's adjusted tax basis in such HIGH TIDES. A holder's adjusted tax basis in its HIGH TIDES generally will be the initial purchase price paid therefor. In the case of a holder other than a corporation, the maximum marginal United States federal income tax rate applicable to gain recognized in the sale of HIGH TIDES is 20% if such holder's holding period for such HIGH TIDES exceeds one year.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF HIGH TIDES INTO COMMON STOCK

     A holder of HIGH TIDES will not recognize income, gain or loss upon the conversion, through the conversion agent, of debentures into common stock. The holder

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will recognize gain upon the receipt of cash in lieu of a fractional share of common stock equal to the amount of cash received less the holder's adjusted tax basis in such fractional share. A holder's tax basis in the common stock received upon conversion generally will be equal to the holder's tax basis in the HIGH TIDES delivered to the conversion agent for exchange less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the HIGH TIDES were held by such holder.

DIVIDENDS

     The amount of any distribution we make in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such stock (as described below).

     In general, a dividend distribution to a corporate holder will qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate holder that owns 20% or more of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject to certain holding period, taxable income and other limitations.

SALE OF COMMON STOCK

     Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the common stock. In the case of a holder other than a corporation, the maximum marginal United States federal income tax rate applicable to such gain is 20% if such holder's holding period for such common stock exceeds one year. A holder's basis and holding period in common stock received upon conversion of HIGH TIDES are determined as discussed above under "-- Conversion of HIGH TIDES into Common Stock."

ADJUSTMENT OF CONVERSION PRICE

     Treasury regulations promulgated under Section 305 of the Internal Revenue Code would treat holders of HIGH TIDES as having received a constructive distribution from us in the event the applicable conversion ratio of the debentures were adjusted if (1) as a result of such adjustment, the proportionate interest (measured by the amount of common stock into which the debentures are convertible) of the holders of the HIGH TIDES in the assets or earnings and profits of Calpine were increased, and (2) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the applicable conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Calpine. Holders of the HIGH TIDES

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would be required to include their allocable share of such deemed dividend income in gross income but will not receive any cash related thereto.

     We will take the position that the adjustment to the initial conversion ratio in connection with the remarketing will constitute an "isolated" recapitalization for United States federal income tax purposes and, therefore, not be deemed a constructive dividend under Section 305. However, the Internal Revenue Service might contend that any increase in such initial conversion ratio on the reset date is a constructive dividend to holders of the HIGH TIDES who hold the HIGH TIDES immediately before the reset date and that any decrease in such initial conversion ratio on the reset date (or elimination of the conversion feature on the reset date) is a constructive dividend to all holders of common stock at that time. In each case, the amount of the constructive dividend would be the fair market value on the reset date of the number of shares of common stock which, if actually distributed to holders of HIGH TIDES (in the case of an increase in the initial conversion ratio) or to holders of the common stock (in the case of a decrease in the initial conversion ratio or elimination of convertibility of HIGH TIDES), would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Calpine as that produced by the adjustment. The aggregate deemed dividend is limited to the current or accumulated earnings and profits of Calpine. Holders of HIGH TIDES would be required to include any such constructive dividend to them in gross income but would not receive any cash related thereto.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on HIGH TIDES, payments of dividends on common stock, payments of the proceeds of the sale of HIGH TIDES and payments of the proceeds of the sale of common stock, and a 31% backup withholding tax may apply to such payments if the holder (1) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (2) is notified by the Internal Revenue Service that he has failed to report payments of interest and dividends properly, or (3) under certain circumstances, fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

     The rules governing United States federal income taxation of a beneficial owner of HIGH TIDES or common stock that, for United States federal income tax purposes, is a holder who is not a U.S. person as that term is defined in the Internal Revenue Code are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the HIGH TIDES and common stock, including any reporting requirements.

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INTEREST INCOME

     Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on the debentures by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively (including by virtue of its interest in the underlying debentures) own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;
(3) the non-U.S. holder is not a bank which acquired the HIGH TIDES in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (4) either (A) the non-U.S. holder certifies to the trust or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, and holds HIGH TIDES in such capacity, certifies to the trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the trust or its agent with a copy thereof.

     Final Treasury regulations would modify the certification requirements on payments of interest made after December 31, 2000. Prospective investors should consult their own tax advisors as to the effect, if any, of the final Treasury regulations on their purchase, ownership and disposition of the HIGH TIDES and common stock.

     Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a United States person if the interest income is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form 4224 (or successor form) to the payor.

SALE, EXCHANGE OR REDEMPTION OF HIGH TIDES

     A non-U.S. holder of HIGH TIDES generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the HIGH TIDES (including the receipt of cash in lieu of fractional shares upon conversion of HIGH TIDES into common stock) unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or

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(3) the non-U.S. holder is subject to tax pursuant to the provisions of the
Internal Revenue Code applicable to certain United States expatriates.

CONVERSION OF HIGH TIDES

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of HIGH TIDES into common stock by a non-U.S. holder (except with respect to the non-U.S. holder's receipt of cash in lieu of fractional shares where one of the conditions described above under "-- Sale, Exchange or Redemption of HIGH TIDES" is satisfied).

SALE OR EXCHANGE OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless one of the conditions described above under "-- Sale, Exchange or Redemption HIGH TIDES" is satisfied.

DIVIDENDS

     Distributions by Calpine with respect to the common stock that are treated as dividends paid (or deemed paid), as described above under "-- Dividends" to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below), will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a holder who is a United States person on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers a properly executed Internal Revenue Service Form 4224 (or successor form) to the payor.

     Under current Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the 30% withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under final Treasury regulations effective with respect to payments made after December 31, 2000, however, non-U.S. holders of common stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. Prospective investors should consult their own tax advisors as to the effect, if any, of the final Treasury regulations on their purchase, ownership and disposition of the HIGH TIDES and common stock.

CERTAIN UNITED STATES FEDERAL ESTATE TAX CONSIDERATIONS APPLICABLE TO A NON-U.S. HOLDER

     HIGH TIDES held by an individual who is a non-U.S. holder at the time of death will not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that such holder or beneficial owner did not at the time of death

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actually or constructively (including by virtue of its interest in the underlying debentures) own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that at the time of death, payments with respect to such HIGH TIDES would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

     Common stock actually or beneficially held by a non-U.S. holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to payments on HIGH TIDES to a non-U.S. holder if the statement described in "-- Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of HIGH TIDES, or any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (3) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (1),
(2) or (3) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the HIGH TIDES provides the statement described in "-- Interest Income" or otherwise establishes an exemption.

     If paid to an address outside the United States, dividends on common stock held by a non-U.S. holder generally will not be subject to the information reporting and backup withholding requirements described in this section. However, under final Treasury regulations, dividend payments made after December 31, 2000 will be subject to information reporting and backup withholding unless certain certification requirements are satisfied. Prospective investors should consult their own tax advisors as to the effect, if any, of the final Treasury regulations on their purchase, ownership and disposition of the HIGH TIDES and common stock.

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A

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"United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We do not believe that we are or have been a United States real property holding corporation as of the date hereof, nor do we believe that we have been a United States real property holding corporation at any time during the past five years. Further, we do not expect to become a United States real property holding corporation in the future (although there can be no assurance that this future expectation will be accurate). Brobeck, Phleger & Harrison LLP has rendered no opinion as to whether we are, at any time within the past 5 years have been, or will in the future become, a United States real property holding corporation. If it is determined that we are, have been in the past five years or in the future become, a United States real property holding corporation, so long as our stock is regularly traded on an established securities market, an exemption should apply to the HIGH TIDES and the common stock except with respect to a non-U.S. holder whose beneficial ownership of HIGH TIDES or common stock exceeds 5% of the total fair market value of the common stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of HIGH TIDES or common stock may be required to inform its transferee whether such HIGH TIDES or common stock constitute a United States real property interest.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE HIGH TIDES AND COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus constitutes a part. The information provided below reflects the 2 for 1 stock split declared by us on September 20, 1999.

COMMON STOCK


     There will be 61,769,788 shares of common stock outstanding upon the completion of the concurrent common stock offering, based on the 54,569,788 shares outstanding as of October 26, 1999. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to


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receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of the common stock offering will be fully paid and non-assessable.

PREFERRED STOCK

     The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company, or could delay or prevent a transaction that might otherwise give our stockholders an opportunity to realize a premium over the then prevailing market price of the common stock. There will be no shares of preferred stock outstanding upon the completion of the common stock offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation and bylaws provide that our board of directors is classified into three classes of Directors serving staggered, three-year terms. The certificate of incorporation also provides that Directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of Directors then in office. Further, the certificate of incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

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     DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                          CERTAIN ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the HIGH TIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, whether the investment could result in an improper delegation of fiduciary authority and whether the investment would be consistent with the documents and instruments governing the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to
Section 4975 of the Internal Revenue Code, from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to such plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or

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Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) not subject to Section 401 of the Internal Revenue Code are not subject to the requirements of ERISA or
Section 4975 of the Internal Revenue Code.

     Under a regulation relating to plan assets issued by the United States Department of Labor, the assets of the trust would be deemed to be "plan assets" of a plan for purposes of ERISA and Section 4975 of the Internal Revenue Code if "plan assets" of the plan were used to acquire an equity interest in the trust and no exception were applicable under the plan assets regulation. An "equity interest" is defined under the plan assets regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     Pursuant to an exception contained in the plan assets regulation, the assets of the trust would not be deemed to be "plan assets" of investing plans if, immediately after the most recent acquisition of any equity interest in the trust, less than 25% of the value of each class of equity interests in the trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Internal Revenue Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any plan. No assurance can be given that the value of the HIGH TIDES held by benefit plan investors will be less than 25% of the total value of such HIGH TIDES at the completion of the initial offering or otherwise. All of the common securities will be purchased and held by us. If assets of the trust are treated as "plan assets," the trust trustees could be treated as fiduciaries to plans that acquired the HIGH TIDES.

     Some transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to a plan if the HIGH TIDES were acquired with "plan assets" of such plan and assets of the trust were deemed to be "plan assets" of plans investing in the trust. For example, if Calpine is a party in interest with respect to an investing plan (either directly or by reason of its ownership of its subsidiaries), extensions of credit between Calpine and the trust (as represented by the convertible junior subordinated debentures and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption (see below). In that regard, it is noted that Calpine is a party in interest with respect to certain employee benefit plans covering employees of Calpine and its subsidiaries. However, Calpine does not currently provide services to plans, or serve as a fiduciary of plans, other than our plans and accordingly might not be treated as a party in interest with respect to any plans other than our plans. If Calpine is not a party in interest with respect to a plan which is not our plan, then a direct or indirect loan between Calpine and the plan would not appear to constitute a prohibited transaction.

     The Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the HIGH TIDES, assuming that assets of the trust were deemed to be "plan assets" of plans investing in the trust (see above). Those class exemptions are PTCE 96-23 (for some transactions determined by in-house asset managers), PTCE 95-60 (for some transactions involving insurance company general accounts), PTCE 91-38 (for some transactions involving bank collective investment funds), PTCE 90-1 (for some transactions involving insurance company separate accounts) and PTCE 84-14 (for some transactions determined by qualified professional asset managers).

     Because the HIGH TIDES may be deemed to be equity interests in the trust for purposes of applying ERISA and Section 4975 of the Internal Revenue Code, the HIGH TIDES may not be purchased or held by any plan, any entity whose underlying assets include "plan assets" by reason of any plan's investment in an entity or any person investing "plan assets" of any plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14. Any purchaser or holder of the HIGH TIDES or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a plan or a plan asset entity and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14. Further, the fiduciaries of any plan or plan asset entity which may purchase or hold HIGH TIDES will be deemed as a result of such acquisition or holding to have (a) directed the trust to invest in the HIGH TIDES, (b) authorized and directed any of the actions taken or which may be taken with respect to the trust and the HIGH TIDES by any of Calpine, the declaration trustees, the debenture trustee, or the guarantee trustee as contemplated by the indenture, the debentures or the guarantee and (c) to have appointed the declaration trustees.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the HIGH TIDES on behalf of or with "plan assets" of any plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be "plan assets" and whether Calpine is a party in interest with respect to the plan and if so, the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 with respect to the acquisition or holding of HIGH TIDES.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 1999, we and the trust have agreed that the trust
shall sell to the underwriters named below, the following respective number of HIGH TIDES:


                                                        Number of
                     Underwriter                        HIGH TIDES
                     -----------                        ----------
Credit Suisse First Boston Corporation................
CIBC World Markets Corp...............................
ING Barings LLC.......................................
                                                        ---------
        Total.........................................  4,800,000
                                                        =========


     The underwriting agreement provides that the underwriters are obligated to purchase all of the HIGH TIDES in the offering if any are purchased, other than those HIGH TIDES covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the HIGH TIDES may be terminated.

     Since the proceeds of the sale of the HIGH TIDES will be used by the trust to purchase the debentures, the underwriting agreement provides that we will pay
as compensation to the underwriters a commission of $     per HIGH TIDES or
$     in the aggregate.


     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 720,000 additional HIGH TIDES from us at the public offering price, plus accrued distributions. The option may be exercised only to cover any over-allotments in the sale of HIGH TIDES.


     The underwriters propose to offer the HIGH TIDES initially at the public offering price on the cover page of this prospectus and to selling group members
at a discount of up to $     per HIGH TIDES. The underwriters and selling group
members may allow a discount of $     per HIGH TIDES on sales to other
broker/dealers. After the initial public offering, the public offering price and other selling terms may be changed by the underwriters.

     We estimate that our out of pocket expenses of the offering, excluding
commissions, will be approximately $          .

     The HIGH TIDES are new securities for which there currently is no market. One or more of the underwriters have advised us and the trust that they intend to make a secondary market for the HIGH TIDES. However, they are not obligated to do so, and may discontinue making a secondary market for the HIGH TIDES at any time without notice. No assurance can be given as to how liquid the trading market for the HIGH TIDES will be.

     We, the trust and each of our officers and directors have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to any additional shares of (a) any preferred securities, any preferred stock or any other securities of the trust (other than the HIGH TIDES offered or the common securities of the trust), (b) any preferred stock or any other security of Calpine that is substantially similar to the HIGH TIDES, (c) any shares of common stock of Calpine other than shares of common stock issuable upon conversion of the HIGH TIDES and/or the debentures or (d) any other securities which are convertible into, or exchangeable or exercisable for, any of (a) through (c), or publicly disclose the intention to make an offer, sale, pledge, disposition or filing as described above, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee stock option outstanding on the date hereof and the shares of common stock being offered concurrently with the offering of HIGH TIDES.

     We and the trust have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the HIGH TIDES in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the HIGH TIDES originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the HIGH TIDES to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     Credit Suisse First Boston, New York branch expects to be the lead arranger and a lender for our proposed $1.0 billion revolving construction loan facility and, in such capacity, expects to receive customary fees for such services. The decision of Credit Suisse First Boston Corporation to distribute the HIGH TIDES offered hereby and the common stock being offered concurrently was made independent of Credit Suisse First Boston, New York branch which lender had no involvement in determining whether or when to distribute the common stock or HIGH TIDES under the offerings or the terms of either offering. Credit Suisse First Boston Corporation will not receive any benefit from the offerings other than its portion of the underwriting fees as paid by us.

     From time to time, certain of the underwriters and their affiliates have provided advisory and investment banking services to us, for which customary compensation has been received. It is expected that such underwriters will continue to provide such services to us in the future. In addition, Credit Suisse First Boston Corporation, CIBC World Markets Corp., Donaldson, Lufkin and Jenrette Securities Corporation, Goldman, Sachs & Co., Salomon Smith Barney Inc. and Gerard Klauer Mattison & Co., Inc. are acting as underwriters in our concurrent offering of common stock.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the HIGH TIDES in Canada is being made only on a private placement basis exempt from the requirement that we and the trust prepare and file a prospectus with the securities regulatory authorities in each province where trades of the HIGH TIDES are effected. Accordingly, any resale of the HIGH TIDES in Canada must be made in accordance with applicable securities law which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the HIGH TIDES.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of HIGH TIDES in Canada who receives a purchase confirmation will be deemed to represent to us, the trust and the dealer from whom such purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase such HIGH TIDES without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein and the trust may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us, the trust or these persons. All or a substantial portion of our assets, the assets of the trust and the assets of these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us, the trust or these persons in Canada or to enforce a judgment obtained in Canadian courts against us, the trust or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of HIGH TIDES to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any HIGH TIDES acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Calpine. Only one report must be filed in respect of HIGH TIDES acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of HIGH TIDES should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of HIGH TIDES in their particular circumstances and with respect to the eligibility of the shares of HIGH TIDES for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A., special Delaware counsel to the trust and Calpine, will pass on certain matters of Delaware law relating to the validity of the HIGH TIDES. The validity of the debentures and the guarantee offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Francisco, California. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules as of December 31, 1998, 1997 and 1996 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to Sumas Cogeneration Company, L.P. its opinion is based on the reports of other independent public accountants, namely Moss Adams LLP. The consolidated financial statements and supporting schedules referred to above have been included herein in reliance upon the authority of that firm as experts in giving said reports.

     The consolidated financial statements of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1998 and 1997 and for each of the years ended December 31, 1998, 1997 and 1996 included in our Annual Report on Form 10-K as amended filed with the Securities and Exchange Commission on February 18, 1999 and incorporated by reference in this prospectus have been audited by Moss Adams LLP, independent public accountant, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

                                 [CALPINE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Calpine in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC Registration Fee.......................................  $  180,623
NASD Filing Fee............................................  $   30,500
Legal Fees and Expenses....................................     150,000
Accounting Fees and Expenses...............................     150,000
Printing Fees..............................................     400,000
Transfer Agent fees........................................      15,000
Miscellaneous..............................................     373,877
                                                             ----------
          Total............................................   1,300,000
                                                             ==========


-------------------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with Delaware Law, the certificate of incorporation of the Company contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article Ten of the bylaws of the Registrant provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

     We have entered into indemnification agreements with our directors and officers. These agreements provide substantially broader indemnity rights than those provided under the Delaware Law and the Company's bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
  +1.1       Form of Underwriting Agreement (Common Stock)
  +1.2       Form of Underwriting Agreement (HIGH TIDES)
  +3.1       Amended and Restated Certificate of Incorporation of
             Calpine Corporation, a Delaware corporation(a)
  +3.2       Amended and Restated By-laws of Calpine Corporation, a
             Delaware corporation(a)
  +4.1       Indenture dated as of February 17, 1994 between the
             Company and Shawmut Bank of Connecticut, National
             Association, as Trustee, including form of Notes(b)
  +4.2       Indenture dated as of May 16, 1996 between the Company and
             Fleet National Bank, as Trustee, including form of
             Notes(c)
  +4.3       Indenture dated as of July 8, 1997 between the Company and
             The Bank of New York, as Trustee, including form of
             Notes(d)
  +4.4       Indenture dated as of March 31, 1998 between the Company
             and The Bank of New York, as Trustee, including form of
             Senior Notes(e)
  +4.5       Indenture dated as of March 26, 1999 between the Company
             and The Bank of New York, as Trustee, including the form
             of Senior Notes(f)
  +4.6       Indenture dated as of April 21, 1999 between the Company
             and The Bank of New York, as Trustee, including the form
             of Senior Notes(f)
  +4.7       Certificate of Trust of Calpine Capital Trust
  +4.8       Corrected Certificate of the Certificate of Trust of
             Calpine Capital Trust
  +4.9       Declaration of Trust of Calpine Capital Trust

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
  +4.10      Form of Amended and Restated Declaration of Trust of
             Calpine Capital Trust among Calpine Corporation as
             Depositor and Debenture Issuer, The Bank of New York as
             Delaware Trustee and Property Trustee and Peter
             Cartwright, Ann B. Curtis and Thomas R. Mason as
             Administrative Trustees
  +4.11      Form of Indenture for the Convertible Subordinated
             Debentures due 2029 among Calpine Corporation and The Bank of New York as Trustee
  +4.12      Form of Calpine Capital Trust   % Convertible Preferred
             Securities (included in Exhibit 4.10)
  +4.13      Form of Calpine Corporation Convertible Subordinated
             Debentures due 2029 (included in Exhibit 4.11)
  +4.14      Form of Preferred Securities Guarantee Agreement among
             Calpine Corporation as Guarantor and The Bank of New York
             as Guarantee Trustee
  +4.15      Form of Remarketing Agreement among Calpine Corporation,
             Calpine Capital Trust, The Bank of New York as Tender
             Agent, Peter Cartwright, Ann B. Curtis and Thomas R. Mason
             as Administrative Trustees and Credit Suisse First Boston
             Corporation as Remarketing Agent
   5.1       Opinion of Brobeck, Phleger & Harrison LLP as to the
             legality of the Common Stock, the   % Convertible
             Subordinated Debentures, the Preferred Securities
             Guarantee and the underlying Common Stock
   5.2       Opinion of Richards, Layton & Finger P.A. as to the
             legality of the   % Convertible Preferred Securities and
             as to certain matters of Delaware law
   8.1       Opinion of Brobeck, Phleger & Harrison LLP as to certain
             tax matters
 +12.1       Statement Regarding Computation of Ratios
  23.1       Consent of Arthur Andersen LLP, independent public
             accountants
  23.2       Consent of Moss Adams LLP, independent public accountants
 +23.3       Consent of Brobeck, Phleger & Harrison LLP (included in
             Exhibits 5.1 and 8.1)
 +23.4       Consent of Richards, Layton & Finger, P.A. (included in
             Exhibit 5.2)
 +24.1       Power of Attorney (included in signature page of this
             Registration Statement)
 +25.1       Form T-1 Statement of Eligibility under the Trust
             Indenture Act of 1939, as amended, of The Bank of New
             York, as Trustee under the Indenture for the Convertible
             Subordinated Debentures due 2029
 +25.2       Form T-1 Statement of Eligibility under the Trust
             Indenture Act of 1939, as amended, of The Bank of New
             York, as Property Trustee under the Amended and Restated
             Declaration of Trust
 +25.3       Form T-1 Statement of Eligibility under the Trust
             Indenture Act of 1939, as amended, of The Bank of New
             York, as Guarantee Trustee under the Preferred Securities
             Guarantee Agreement

-------------------------
 +  Previously filed.

(a) Incorporated by reference to registrant's Registration Statement on Form S-1 (Registration Statement 33-07497)

(b) Incorporated by reference to registrant's Registration Statement on Form S-1 (Registration Statement No. 33-73160)

(c) Incorporated by reference to registrant's Current Report on Form 8-K dated August 29, 1996 and filed on September 13, 1996.

(d) Incorporated by reference to registrant's Quarterly Report on Form 10-Q dated June 30, 1997 and filed on August 14, 1997.

(e) Incorporated by reference to registrant's Registration Statement on Form S-4 (Registration Statement No. 333-61047)

(f) Incorporated by reference to registrant's Registration Statement on Form S-3 (Registration Statement No. 333-72583)

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 27th day of October, 1999.


                                          CALPINE CORPORATION

                                          By        /s/ ANN B. CURTIS

                                            ------------------------------------
                                                       Ann B. Curtis
                                             Executive Vice President and
                                             Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Calpine and in the capacities and on the dates indicated:


                  SIGNATURE                                 TITLE                     DATE
                  ---------                                 -----                     ----
                      *                             Chairman, President,        October 27, 1999
---------------------------------------------     Chief Executive Officer,
              Peter Cartwright                          and Director
                                                    (Principal Executive
                                                          Officer)

              /s/ ANN B. CURTIS                   Executive Vice President      October 27, 1999
---------------------------------------------           and Director
                Ann B. Curtis                     (Principal Financial and
                                                     Accounting Officer)

                      *                                   Director              October 27, 1999
---------------------------------------------
              Jeffrey E. Garten

                      *                                   Director              October 27, 1999
---------------------------------------------
               Susan C. Schwab

                      *                                   Director              October 27, 1999
---------------------------------------------
             George J. Stathakis

                      *                                   Director              October 27, 1999
---------------------------------------------
               John O. Wilson

                      *                                   Director              October 27, 1999
---------------------------------------------
              V. Orville Wright

           *By: /s/ ANN B. CURTIS                     Attorney-in-Fact          October 27, 1999
   ---------------------------------------
                Ann B. Curtis

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 27th day of October, 1999.


                                          CALPINE CAPITAL TRUST

                                          By:      /s/ PETER CARTWRIGHT
                                             -----------------------------------
                                                      Peter Cartwright
                                                  As Administrative Trustee

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Calpine Capital Trust and in the capacities and on the dates indicated:


                  SIGNATURE                                 TITLE                     DATE
                  ---------                                 -----                     ----

            /s/ PETER CARTWRIGHT                   Administrative Trustee       October 27, 1999
---------------------------------------------
              Peter Cartwright

              /s/ ANN B. CURTIS                    Administrative Trustee       October 27, 1999
---------------------------------------------
                Ann B. Curtis

             /s/ THOMAS R. MASON                   Administrative Trustee       October 27, 1999
---------------------------------------------
               Thomas R. Mason

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
  +1.1       Form of Underwriting Agreement (Common Stock)
  +1.2       Form of Underwriting Agreement (HIGH TIDES)
  +3.1       Amended and Restated Certificate of Incorporation of
             Calpine Corporation, a Delaware corporation(a)
  +3.2       Amended and Restated By-laws of Calpine Corporation, a
             Delaware corporation(a)
  +4.1       Indenture dated as of February 17, 1994 between the
             Company and Shawmut Bank of Connecticut, National
             Association, as Trustee, including form of Notes(b)
  +4.2       Indenture dated as of May 16, 1996 between the Company and
             Fleet National Bank, as Trustee, including form of
             Notes(c)
  +4.3       Indenture dated as of July 8, 1997 between the Company and
             The Bank of New York, as Trustee, including form of
             Notes(d)
  +4.4       Indenture dated as of March 31, 1998 between the Company
             and The Bank of New York, as Trustee, including form of
             Senior Notes(e)
  +4.5       Indenture dated as of March 26, 1999 between the Company
             and The Bank of New York, as Trustee, including the form
             of Senior Notes(f)
  +4.6       Indenture dated as of April 21, 1999 between the Company
             and The Bank of New York, as Trustee, including the form
             of Senior Notes(f)
  +4.7       Certificate of Trust of Calpine Capital Trust
  +4.8       Corrected Certificate of the Certificate of Trust of
             Calpine Capital Trust
  +4.9       Declaration of Trust of Calpine Capital Trust
  +4.10      Form of Amended and Restated Declaration of Trust of
             Calpine Capital Trust among Calpine Corporation as
             Depositor and Debenture Issuer, The Bank of New York as
             Delaware Trustee and Property Trustee and Peter
             Cartwright, Ann B. Curtis and Thomas R. Mason as
             Administrative Trustees
  +4.11      Form of Indenture for the Convertible Subordinated
             Debentures due 2029 among Calpine Corporation and The Bank of New York as Trustee
  +4.12      Form of Calpine Capital Trust   % Convertible Preferred
             Securities (included in Exhibit 4.10)
  +4.13      Form of Calpine Corporation Convertible Subordinated
             Debentures due 2029 (included in Exhibit 4.11)
  +4.14      Form of Preferred Securities Guarantee Agreement among
             Calpine Corporation as Guarantor and The Bank of New York
             as Guarantee Trustee
  +4.15      Form of Remarketing Agreement among Calpine Corporation,
             Calpine Capital Trust, The Bank of New York as Tender
             Agent, Peter Cartwright, Ann B. Curtis and Thomas R. Mason
             as Administrative Trustees and Credit Suisse First Boston
             Corporation as Remarketing Agent

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
   5.1       Opinion of Brobeck, Phleger & Harrison LLP as to the
             legality of the Common Stock, the   % Convertible
             Subordinated Debentures, the Preferred Securities
             Guarantee and the underlying Common Stock
   5.2       Opinion of Richards, Layton & Finger P.A. as to the
             legality of the   % Convertible Preferred Securities and
             as to certain matters of Delaware law
   8.1       Opinion of Brobeck, Phleger & Harrison LLP as to certain
             tax matters
 +12.1       Statement Regarding Computation of Ratios
  23.1       Consent of Arthur Andersen LLP, independent accountants
  23.2       Consent of Moss Adams LLP, independent accountants
 +23.3       Consent of Brobeck, Phleger & Harrison LLP (included in
             Exhibits 5.1 and 8.1)
 +23.4       Consent of Richards, Layton & Finger, P.A. (included in
             Exhibit 5.2)
 +24.1       Power of Attorney (included in signature page of this
             Registration Statement)
 +25.1       Form T-1 Statement of Eligibility under the Trust
             Indenture Act of 1939, as amended, of The Bank of New
             York, as Trustee under the Indenture for the Convertible
             Subordinated Debentures due 2029
 +25.2       Form T-1 Statement of Eligibility under the Trust
             Indenture Act of 1939, as amended, of The Bank of New
             York, as Property Trustee under the Amended and Restated
             Declaration of Trust
 +25.3       Form T-1 Statement of Eligibility under the Trust
             Indenture Act of 1939, as amended, of The Bank of New
             York, as Guarantee Trustee under the Preferred Securities
             Guarantee Agreement


-------------------------
 +  Previously filed.

(a) Incorporated by reference to registrant's Registration Statement on Form S-1 (Registration Statement 33-07497)

(b) Incorporated by reference to registrant's Registration Statement on Form S-1 (Registration Statement No. 33-73160)

(c) Incorporated by reference to registrant's Current Report on Form 8-K dated August 29, 1996 and filed on September 13, 1996.

(d) Incorporated by reference to registrant's Quarterly Report on Form 10-Q dated June 30, 1997 and filed on August 14, 1997.

(e) Incorporated by reference to registrant's Registration Statement on Form S-4 (Registration Statement No. 333-61047)

(f) Incorporated by reference to registrant's Registration Statement on Form S-3 (Registration Statement No. 333-72583)